    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 9, 2004

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                           BERRY PLASTICS CORPORATION
                     GUARANTORS LISTED ON SCHEDULE A HERETO
           (Exact name of Registrants as Specified in their Charters)

                DELAWARE                                   3089                                  35-1813706
    (State or Other Jurisdiction of            (Primary Standard Industrial                   (I.R.S. Employer
     Incorporation or Organization)            Classification Code Number)                  Identification No.)

                               101 OAKLEY STREET
                           EVANSVILLE, INDIANA 47710
                                 (812) 424-2904
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                             ---------------------
                              JAMES M. KRATOCHVIL
               EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER,
                            TREASURER AND SECRETARY
                           BERRY PLASTICS CORPORATION
                               101 OAKLEY STREET
                           EVANSVILLE, INDIANA 47710
                                 (812) 424-2904
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                             ---------------------
                                    COPY TO:
                            STUART H. GELFOND, ESQ.
                  FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP
                               ONE NEW YORK PLAZA
                            NEW YORK, NEW YORK 10004
                                 (212) 859-8000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED EXCHANGE OFFER: As soon as practicable after the effective date of this Registration Statement.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                  PROPOSED MAXIMUM       PROPOSED MAXIMUM
          TITLE OF EACH CLASS OF              AMOUNT TO BE         OFFERING PRICE           AGGREGATE             AMOUNT OF
       SECURITIES TO BE REGISTERED             REGISTERED           PER NOTE(1)           OFFERING PRICE       REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
10 3/4% Senior Subordinated Notes due
  2012....................................     $85,000,000              100%               $85,000,000              $6,877
---------------------------------------------------------------------------------------------------------------------------------
Guarantees of 10 3/4% Senior Subordinated
  Notes due 2012..........................     $85,000,000              (2)                    (2)                   (2)
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act.

(2) No separate filing fee is required pursuant to Rule 457(n) under the Securities Act.
                             ---------------------
    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SHALL SPECIFICALLY STATE THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                   SCHEDULE A

                                   GUARANTORS

                            BPC HOLDING CORPORATION

                             BERRY IOWA CORPORATION

                             PACKERWARE CORPORATION

                             KNIGHT PLASTICS, INC.

                           BERRY STERLING CORPORATION

                       BERRY PLASTICS DESIGN CORPORATION

                             POLY-SEAL CORPORATION

                            VENTURE PACKAGING, INC.

                        VENTURE PACKAGING MIDWEST, INC.

                    BERRY PLASTICS TECHNICAL SERVICES, INC.

                            CPI HOLDING CORPORATION

                            CARDINAL PACKAGING, INC.

                                 AEROCON, INC.

                           BERRY TRI-PLAS CORPORATION

                   BERRY PLASTICS ACQUISITION CORPORATION III

                                  PESCOR, INC.

                    BERRY PLASTICS ACQUISITION CORPORATION V

                   BERRY PLASTICS ACQUISITION CORPORATION VI

                   BERRY PLASTICS ACQUISITION CORPORATION VII

                  BERRY PLASTICS ACQUISITION CORPORATION VIII

                   BERRY PLASTICS ACQUISITION CORPORATION IX

                    BERRY PLASTICS ACQUISITION CORPORATION X

                   BERRY PLASTICS ACQUISITION CORPORATION XI

                   BERRY PLASTICS ACQUISITION CORPORATION XII

                  BERRY PLASTICS ACQUISITION CORPORATION XIII

                BERRY PLASTICS ACQUISITION CORPORATION XIV, LLC

                 BERRY PLASTICS ACQUISITION CORPORATION XV, LLC

                             LANDIS PLASTICS, INC.

                                EXPLANATORY NOTE

This registration statement covers the registration of an aggregate principal amount of $85,000,000 of our 10 3/4% senior subordinated notes dues 2012, which we hereinafter refer to as the exchange notes, that may be exchanged for an equal principal amount of our outstanding 10 3/4% senior subordinated notes due 2012. This registration statement also covers the registration of exchange notes for resale by Goldman, Sachs & Co. and J.P Morgan Securities Inc. in market-making transactions. The complete prospectus relating to the exchange offer follows immediately after this explanatory note. Following the exchange offer prospectus are selected pages of the prospectus relating solely to these market-making transactions, including an alternate front cover page, and alternate sections entitled "Use of proceeds" and "Plan of distribution". In addition, the market-making prospectus will not include the following captions, or the information set forth under these captions, included in the exchange offer prospectus: "Prospectus summary--The exchange offer," "Risk factors--Risks related to the notes--You may have difficulty selling the notes which you do not exchange," "The exchange offer," and "Certain material U.S. federal tax considerations--U.S. federal income tax consequences of the exchange offer." The table of contents of the market-making prospectus will reflect these changes accordingly. All other sections of the exchange offer prospectus will be included in the market-making prospectus.

PROSPECTUS

[BERRY LOGO]

                           BERRY PLASTICS CORPORATION

                               EXCHANGE OFFER FOR

                                  $85,000,000

                   10 3/4% SENIOR SUBORDINATED NOTES DUE 2012

We are offering to exchange 10 3/4% senior subordinated notes due 2012 for our currently outstanding 10 3/4% senior subordinated notes due 2012. The exchange notes are the same as the outstanding notes, except that the exchange notes will have been registered under the federal securities laws and will not bear any legend restricting their transfer. The exchange notes will represent the same debt as the outstanding notes, and we will issue the exchange notes under the same indenture. The outstanding notes were issued in connection with our acquisition of Landis Plastics, Inc., which is referred to in this prospectus as the "Landis Acquisition".

The exchange notes will be guaranteed by BPC Holding Corporation, and all of our existing and future domestic subsidiaries, except as provided herein. The notes will not be guaranteed by our foreign subsidiaries: Berry Plastics Acquisition Corporation II, NIM Holdings Limited, Berry Plastics U.K. Limited, Norwich Acquisition Limited, Capsol Berry Plastics S.p.a. or Ociesse S.r.l. The notes will not be guaranteed by any foreign subsidiaries in the future unless any such foreign subsidiary guarantees any senior indebtedness of ours or any of our subsidiaries (other than that of another foreign subsidiary). The notes will be subordinated in right of payment to all obligations of our non-guarantor subsidiaries. The notes will also be subordinated in right of payment to all existing and future senior indebtedness, will rank equally in right of payment with any existing and future senior subordinated indebtedness and will be senior in right of payment to all future subordinated obligations. The notes will also be effectively subordinated to all of our and our subsidiaries' secured indebtedness to the extent of the value of the assets securing such indebtedness.

The principal features of the exchange offer are as follows:

       - Expires 5:00 p.m., New York City time, on           , 2004, unless
         extended.

       - We will exchange all outstanding notes that are validly tendered and not validly withdrawn prior to the expiration date of the exchange offer.

       - You may withdraw tendered outstanding notes at any time prior to the expiration of the exchange offer.

       - The exchange of outstanding notes for exchange notes pursuant to the exchange offer will be a tax free event for United States federal tax purposes.

       - We will not receive any proceeds from the exchange offer.

       - We do not intend to apply for listing of the exchange notes on any securities exchange or automated quotation system.

Broker-dealers receiving exchange notes in exchange for outstanding notes acquired for their own account through market-making or other trading activities must deliver a prospectus in any resale of the exchange notes.

INVESTING IN THE EXCHANGE NOTES INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 8 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is           , 2004

IN MAKING YOUR INVESTMENT DECISION, YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH ANY OTHER INFORMATION. IF YOU RECEIVE ANY OTHER INFORMATION, YOU SHOULD NOT RELY ON IT.

YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT COVER OF THIS PROSPECTUS.

                               TABLE OF CONTENTS

                                        PAGE
Prospectus summary....................     1
Risk factors..........................     8
Use of proceeds.......................    20
Capitalization........................    21
Unaudited pro forma financial
  information.........................    22
Selected consolidated financial
  data................................    30
Management's discussions and analysis
  of financial condition and results
  of operations.......................    33
Business..............................    48
Management............................    61
Principal stockholders................    69

                                        PAGE
Related party transactions............    71
Description of other indebtedness.....    75
The exchange offer....................    79
Description of exchange notes.........    89
Certain material U.S. federal tax
  considerations......................   142
ERISA considerations..................   150
Plan of distribution..................   152
Legal matters.........................   153
Independent auditors..................   153
Where you can find more information...   153
Index to financial statements.........   F-1

                             ---------------------

Berry Plastics Corporation is a Delaware corporation. Our principal executive offices are located at 101 Oakley Street, Evansville, Indiana 47710, and our telephone number at that address is 812-424-2904.

In this prospectus, unless the context otherwise requires, "BPC Holding" or "Holding" refers to BPC Holding Corporation, "we," "our" or "us" refers to BPC Holding Corporation together with its consolidated subsidiaries (not including Landis, unless the context otherwise requires), "Berry Plastics" or "the Company" refers to Berry Plastics Corporation, a wholly owned subsidiary of BPC Holding and the issuer of the notes, and "Landis" refers to Landis Plastics, Inc. Unless otherwise indicated, all references in this prospectus to our fiscal years are to the 52/53 week period ending on the Saturday closest to December
31. Unless the context requires otherwise, all references in this prospectus to "2002," "2001," "2000," "1999," and "1998," or to such periods as our fiscal years, relate to our fiscal years ended December 28, 2002, December 29, 2001, December 30, 2000, January 1, 2000 and January 2, 1999, respectively. For 2002, the results under Holding's prior ownership have been combined with results subsequent to the merger of GS Berry Acquisition Corp. with and into BPC Holding on July 22, 2002, which is referred to in this prospectus as "the Buyout."
                             ---------------------

"Outstanding notes" refers to all the 10 3/4% Senior Subordinated Notes due 2012 that were issued in a private placement transaction on November 20, 2003 and "exchange notes" refers to the 10 3/4% Senior Subordinated Notes due 2012 offered pursuant to this prospectus.

"Existing notes" refers to the $250,000,000 aggregate principal amount of
10 3/4% Senior Subordinated Notes due 2012 that were issued on September 18, 2002. We sometimes refer to the outstanding notes, the exchange notes and the existing notes collectively as the "notes". In addition, we may issue additional notes, under the Indenture subject to the terms of the Indenture, and these additional notes would also be included in the term "notes".
                             ---------------------

This prospectus includes trademarks owned by third parties, such as COOL WHIP(R), LIFE SAVERS(R), COLOMBO(R), PHILADELPHIA(R) Cream Cheese, CRYSTAL LIGHT(R), DANNON(R) and YOPLAIT(R).
                             ---------------------

NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH AN OFFER TO SELL OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                         CAUTIONARY STATEMENT REGARDING
                           FORWARD-LOOKING STATEMENTS

This prospectus includes "forward-looking statements," within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to our financial condition, results of operations and business and our expectations or beliefs concerning future events. Such statements include, in particular, statements about the benefits of the Landis Acquisition, and our plans, strategies and prospects under the headings "Summary," "Management's discussion and analysis of financial condition and results of operations" and "Business." You can identify certain forward-looking statements by our use of forward-looking terminology such as, but not limited to, "believes," "expects," "anticipates," "estimates," "intends," "plans," "targets," "likely," "will," "would," "could" and similar expressions identify forward-looking statements.

All forward-looking statements involve risks and uncertainties. Many risks and uncertainties are inherent in our industry and markets. Others are more specific to our operations. The occurrence of the events described and the achievement of the expected results depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from the forward-looking statements contained in this prospectus.

Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include:

       - risks associated with our substantial indebtedness and debt service;

       - performance of our business and future operating results;

       - risks of competition in our existing and future markets;

       - changes in prices and availability of resin and other raw materials and our ability to pass on changes in raw material prices on a timely basis;

       - catastrophic loss of our key manufacturing facility;

       - risks related to the Landis Acquisition, including the integration of Landis into our business;

       - risks related to our acquisition strategy in general and integration of acquired businesses;

       - general business and economic conditions, particularly an economic downturn;

       - increases in the cost of compliance with laws and regulations, including environmental laws and regulations; and

       - the other risks described under the heading "Risk factors" beginning on page 8.

All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in or referred to in this section. We undertake no obligation, and specifically decline any obligation, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

                                  MARKET DATA

The data included in this prospectus regarding markets, product categories and ranking, including, but not limited to, the size of certain markets and product categories and our position and the positions of our competitors within these markets and product categories, are based on our and Landis' estimates and definitions, which have been derived from management's knowledge and experience in the areas in which the relevant businesses operate, and information obtained from customers, distributors, suppliers, trade and business organizations and other contacts in the areas in which the relevant businesses operate. We have also cited information compiled by Plastics News, an industry publication. Unless otherwise specified, market share and product category data relate to the injection-molding segment of the plastics packaging industry. Although we believe that these sources are generally reliable, we have not independently verified data from these sources or obtained third party verification of this data. In addition, data within our industry are intended to provide general guidance but is inherently imprecise. References herein to our or Landis' being a leader in a product segment or product category refer to our or Landis, as the case may be, having a leading position based on sales in 2002 of injected-molded plastic products in such segment or product category, unless the context otherwise requires.

The plastics packaging industry consists of rigid and non-rigid plastic products. There are three primary manufacturing processes used in the rigid plastics packaging segment of the plastics packaging industry: injection-molding and thermoforming, which both we and Landis use, and blow molding, which neither we nor Landis currently use. Each of these processes may be interchangeable depending on the product and the cost. Blow molding is used to produce most plastic drinking bottles, which constitutes approximately three-fourths of the United States plastic container demand by weight.

                               PROSPECTUS SUMMARY

This summary highlights material information contained elsewhere in this prospectus. This summary of material information contained elsewhere in this prospectus is not complete and does not contain all of the information that may be important to you. We urge you to read this entire prospectus carefully, including the "Risk factors" section and our and Landis' consolidated financial statements and related notes included elsewhere in this prospectus.

                           BERRY PLASTICS CORPORATION

We are one of the world's leading manufacturers and suppliers of a diverse mix of injection-molded plastic packaging products focusing on the open-top container, closure, aerosol overcap, drink cup and housewares markets. We sell a broad product line to over 12,000 customers. We concentrate on manufacturing higher quality, value-added products sold to image-conscious marketers of institutional and consumer products. We believe that our large operating scale, low-cost manufacturing capabilities, purchasing leverage, proprietary thermoforming technology and extensive collection of over 1,000 active proprietary molds provide us with a competitive advantage in the marketplace. We have been able to leverage our broad product offering, value-added manufacturing capabilities and long-standing customer relationships into leading positions across a number of products. The average length of our relationship with our top 10 customers in fiscal 2002 was over 16 years, and these customers represented approximately 19% of our fiscal 2002 net sales with no customer accounting for more than 4% of our fiscal 2002 net sales. We believe that over 58% of our 2002 revenues were generated from the sale of products that held a number one position relative to competing injection-molded products. Our products are primarily sold to customers in industries that exhibit relatively stable demand characteristics and are considered less sensitive to overall economic conditions, such as pharmaceuticals, food, dairy and health and beauty. Additionally, we operate 12 high-volume manufacturing facilities and have extensive distribution capabilities.

We organize our product categories into three business divisions: containers, closures, and consumer products. The following table displays our net sales by division for each of the past five fiscal years.

-------------------------------------------------------------------------------------------
(DOLLARS IN MILLIONS)                              1998     1999     2000     2001     2002
-------------------------------------------------------------------------------------------
Containers.....................................  $154.0   $188.7   $231.2   $234.5   $250.4
Closures.......................................    56.4     81.0    112.2    132.4    133.9
Consumer products..............................    61.4     59.1     64.7     94.8    110.0
                                                 ------------------------------------------
     Total net sales...........................  $271.8   $328.8   $408.1   $461.7   $494.3
-------------------------------------------------------------------------------------------

                             THE LANDIS ACQUISITION

On November 20, 2003, we acquired Landis Plastics, Inc., pursuant to which our wholly-owned subsidiary, Berry Plastics Acquisition Corporation IV, merged with and into Landis, and Landis became our wholly-owned subsidiary. The Landis Acquisition was funded through (1) the issuance of $85 million aggregate principal amount of the notes, which resulted in gross proceeds of $95.2 million, (2) $25 million of cash on hand, (3) aggregate net borrowings of $57.0 million under our amended and restated senior secured credit facility, consisting of $3.7 million of borrowings under our revolving credit facility and $53.3 million of additional net borrowings under our new term loans, after giving effect to the refinancing of our prior term loan and (4) an aggregate common equity contribution of $62 million, consisting of contributions of $35.4 million by GS Capital Partners 2000, L.P. and its affiliates, $16.1 million by J.P. Morgan Partners Global Investors, L.P. and its affiliates, and an aggregate of $10.5 million from existing Landis shareholders.

We also agreed to acquire, for $32 million, four facilities that Landis leased from certain of its affiliates. Prior to the closing of the Landis Acquisition, we assigned our rights and obligations to purchase the four facilities owned by affiliates of Landis to an affiliate of W.P. Carey & Co., L.L.C. and then leased those four facilities from them.

The Landis Acquisition, the recent amendment and restatement of our senior secured credit facility, the borrowings under our revolving credit facility and our new term loans and the common equity contributions described above are collectively referred to in this prospectus as the Transactions.

                             LANDIS PLASTICS, INC.

Landis is a leading United States manufacturer of thinwall injection-molded and thermoformed plastic packaging. Landis manufactures rigid plastic packaging for yogurt and cultured dairy products and plastic packaging for margarine products. Landis also manufactures dessert, institutional and industrial plastic containers. While a substantial majority of Landis' sales are to the food industry, it also produces industrial packaging products used to store and transport products such as adhesives and wall and tile grout. Landis has focused its business on customers that are high-volume purchasers to take advantage of manufacturing efficiencies, and has strategically located its facilities to accommodate specific customer needs.

Among its numerous products, Landis produces several highly recognized containers for large, well-known food processors, including General Foods (Kraft) Cool Whip, Philadelphia Cream Cheese and Crystal Light, General Mills Yoplait yogurt and Dannon yogurt.

Landis organizes its products into five categories (by end-market): yogurt, dairy, margarine, dessert and industrial. These five categories accounted for approximately 37%, 28%, 18%, 9% and 8% of its 2002 net sales, respectively. Most of Landis' products are produced from either high density polyethylene or polypropylene and feature high resolution graphics through its eight color printing capability.

                               BUSINESS STRATEGY

Our goal is to leverage our core strengths to increase profitability. Our strategy to achieve this goal includes the following elements:

       - Increase sales to existing customers.

       - Aggressively pursue new customers.

       - Continue to effectively manage costs.

       - Selectively pursue strategic acquisitions in our core businesses.

                               THE EXCHANGE OFFER

On November 20, 2003, we completed the offering of $85 million aggregate principal amount of 10 3/4% senior subordinated notes due 2012 in a transaction exempt from registration under the U.S. Securities Act of 1933, as amended (the "Securities Act"). The net proceeds of this offering were used to fund a portion of the Landis Acquisition. In connection with this offering, we entered into a registration rights agreement with the initial purchasers of the outstanding notes, in which we agreed to commence this exchange offer. Accordingly, you may exchange your outstanding notes for exchange notes which have substantially the same terms. You should read the discussion under the headings "The exchange offer" and "Description of exchange notes" for further information regarding the exchange notes to be issued in the exchange offer.

SECURITIES OFFERED......Up to $85,000,000 aggregate principal amount of 10 3/4%
                        senior subordinated notes due 2012, registered under the Securities Act. The terms of the exchange notes offered in the exchange offer are substantially identical to those of the outstanding notes, except that the transfer restrictions, registration rights and penalty interest provisions relating to the outstanding notes do not apply to the exchange notes.

THE EXCHANGE OFFER......We are offering exchange notes in exchange for a like principal amount of our outstanding notes. We are offering these exchange notes to satisfy our obligations under a registration rights agreement which we entered into with the initial purchasers of the outstanding notes. You may tender your outstanding notes for exchange by following the procedures described under the heading "The exchange offer".

TENDERS; EXPIRATION
DATE; WITHDRAWAL........The exchange offer will expire at 5:00 p.m., New York
                        City time, on           , 2004, unless we extend it. If
                        you decide to exchange your outstanding notes for exchange notes, you must acknowledge that you are not engaged in, and do not intend to engage in, a distribution of the exchange notes. You may withdraw any outstanding notes that you tender for exchange at any time prior to the expiration date of this exchange offer. See "The exchange offer--Terms of the exchange offer" for a more complete description of the tender and withdrawal period.

CERTAIN MATERIAL U.S.
FEDERAL TAX
CONSIDERATIONS..........Your exchange of outstanding notes for exchange notes to be issued in the exchange offer will not result in any gain or loss to you for United States federal income tax purposes. See "Certain material U.S. federal tax considerations" for a summary of material United States federal income tax consequences associated with the exchange of outstanding notes for the exchange notes and the ownership and disposition of those exchange notes.

USE OF PROCEEDS.........We will not receive any cash proceeds from the exchange offer.

EXCHANGE AGENT..........U.S. Bank Trust National Association

SHELF REGISTRATION......If applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer, we will be required to use our reasonable best efforts to file, and cause to become effective, a shelf registration statement under the Securities Act, which would cover resales of outstanding. See "Description of exchange notes--Registration rights; additional interest."

CONSEQUENCES OF
EXCHANGING YOUR
OUTSTANDING NOTES.......Based on interpretations of the staff of the SEC, we believe that you may offer for resale, resell or otherwise transfer the exchange notes that we issue in the exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act if:

                        - you acquire the exchange notes issued in the exchange offer in the ordinary course of your business;

                        - you are not participating, do not intend to participate, and have no arrangement or undertaking with anyone to participate, in the distribution of the exchange notes issued to you in the exchange offer; and

                        - you are not an "affiliate" of us, as described in Rule 405 of the Securities Act.

                        If any of these conditions are not satisfied and you transfer any exchange notes issued to you in the exchange offer without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We will not be responsible for, or indemnify you against, any liability you incur.

                        Any broker-dealer that acquires exchange notes in the exchange offer for its own account in exchange for outstanding notes which it acquired through market-making or other trading activities must acknowledge that it will deliver a prospectus when it resells or transfers any exchange notes issued in the exchange offer. See "Plan of distribution" for a description of the prospectus delivery obligations of broker-dealers in the exchange offer.

                               THE EXCHANGE NOTES

The following is a brief summary of the terms of the exchange notes. For a more complete description of the terms of the notes, see "Description of exchange notes" in this prospectus.

ISSUER..................Berry Plastics Corporation, a Delaware corporation.

SECURITIES OFFERED......$85,000,000 in aggregate principal amount of 10 3/4%
                        senior subordinated notes due 2012. The exchange notes are being offered as additional debt securities under an indenture pursuant to which we issued $250,000,000 of 10 3/4% senior subordinated notes due 2012, which we refer to as the existing notes. The exchange notes, the outstanding notes and the existing notes will be treated as a single class.

MATURITY DATE...........July 15, 2012.

INTEREST PAYMENT
DATES...................January 15 and July 15.

GUARANTORS..............The notes will be fully and unconditionally guaranteed by BPC Holding Corporation, our parent company, and each of our current and future domestic subsidiaries. These guarantees can be released upon the circumstances described under "Description of exchange notes--Certain covenants--Future note guarantors and release of note guarantees." If we cannot make payments on the notes when they are due, the note guarantors are obligated to make them instead.

RANKING.................The notes will be unsecured and:

                        - will be subordinated in right of payment to all existing and future senior debt;

                        - will rank equally in right of payment with any existing and future senior subordinated debt;

                        - will rank senior in right of payment to all future subordinated debt;

                        - will be effectively subordinated to our secured debt to the extent of the value of the assets securing such debt;

                        - will be effectively subordinated to all liabilities and preferred stock of our subsidiaries that do not guarantee the notes; and

                        - any debt that could be incurred under the indenture may be deemed senior debt.

                        Similarly, the guarantees of the notes by BPC Holding and our guarantor subsidiaries are unsecured and:

                        - will be subordinated in right of payment to all of the applicable note guarantor's existing and future senior debt;

                        - will rank equally in right of payment with any of the applicable note guarantors' existing and future senior subordinated debt;

                        - will rank senior in right of payment to all of the applicable note guarantors' future subordinated debt;

                        - will be effectively subordinated to all secured debt of such note guarantor to the extent of the value of the assets securing such debt; and

                        - will be effectively subordinated to the obligations of any subsidiary of a note guarantor if that subsidiary is not a note guarantor.

                        On a pro forma basis after giving effect to the Transactions, as of September 27, 2003:

                        - we would have had approximately $412.2 million of senior debt to which the notes and the note guarantees would be subordinated (which amount excludes $5.7 million of letters of credit and the remaining availability of $89.8 million under our revolving credit facility); however the covenants under our amended and restated senior secured credit facility may limit our ability to make such borrowings;

                        - we would not have had any senior subordinated debt (other than the notes and the existing notes);

                        - we would not have had any subordinated debt; and

                        - our subsidiaries that are not guarantors of the notes would have had $12.2 million of liabilities including trade payables, but excluding liabilities owed to us.

                        As of January 7, 2004, we could incur approximately $89.8 million in additional senior debt under our amended and restated senior secured credit facility, subject to conditions to borrowing; however, the covenants under our amended and restated senior secured credit facility may limit our ability to make such borrowings.

OPTIONAL REDEMPTION.....We may redeem the notes, in whole or in part, at any time beginning on July 15, 2007 at the redemption prices listed under "Description of exchange notes--Optional redemption."

                        In addition, before July 15, 2005, we may redeem up to 35% of the notes with the net cash proceeds from certain equity offerings at the price listed under "Description of exchange notes--Optional redemption."

CHANGE OF CONTROL.......Upon the occurrence of a change of control, unless we have exercised our right to redeem all of the notes as described above, you will have the right to require us to purchase all or a portion of your notes at a purchase price in cash equal to 101% of the principal amount plus accrued and unpaid interest to the date of purchase. The occurrence of a change of control will also result in an event of default under our amended and restated senior secured credit facility, which would allow the lenders under that facility to accelerate their debt. Such acceleration will be considered an event of default under the notes. See "Description of exchange notes--Change of control."

BASIC COVENANTS.........The indenture governing the notes contains covenants that impose significant restrictions on our business. The restrictions these covenants place on us and our restricted subsidiaries include limitations on our ability and the ability of our restricted subsidiaries to:

                        - incur indebtedness;

                        - pay dividends or make distributions in respect of our capital stock or to make certain other restricted payments or investments;

                        - sell assets, including capital stock of restricted subsidiaries;

                        - agree to payment restrictions affecting our restricted subsidiaries;

                        - consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

                        - enter into transactions with our affiliates; and

                        - designate our subsidiaries as unrestricted subsidiaries.

                        These covenants are subject to important exceptions and qualifications, which are described under "Description of exchange notes--Certain covenants."

REGISTRATION RIGHTS;
ADDITIONAL INTEREST.....In connection with the offering of the outstanding notes, we and our guarantors entered into a registration rights agreement pursuant to which we are obligated to file with the SEC this registration statement with respect to an offer to exchange the notes for substantially similar notes that are registered under the Securities Act. Alternatively, if the exchange offer is not available or cannot be completed or some holders are not able to participate in the exchange offer, we are required to file a shelf registration statement to cover resales of the notes under the Securities Act. If we do not comply with these obligations, we will be required to pay additional interest on the notes under specified circumstances. See "Description of exchange notes--Registration rights."

RISK FACTORS

You should carefully consider all the information in this prospectus prior to participating in the exchange offer. Our business is subject to significant risks. We may not be able to arrange for sources of resin in the event of an industry-wide general shortage of resins used by us, or a shortage or discontinuation of certain types of resins. Any such shortage may negatively impact our competitive position versus other companies that are able to better or more cheaply source resin. Additionally, increases in the cost of resin may significantly impact our financial condition to the extent we are not able to pass through any such cost increase. Our Evansville, Indiana facility produces approximately one-third of our products. A catastrophic loss of all or a part of the facility could have a material adverse effect on us. Also, we may not be able to successfully integrate Landis. In addition, we face intense competition in the sale of our products. Competition could result in our products losing market share or our having to reduce our prices, either of which would have a material adverse effect on our business and results of operations and financial condition. We have substantial debt, and we may incur substantial additional debt in the future under the terms of our indebtedness. On a pro forma basis after giving effect to the Transactions, as of September 27, 2003, we would have had total indebtedness of approximately $757.4 million, excluding $5.7 million in letters of credit under our revolving credit facility and, subject to certain conditions to borrowing, $89.8 million available for future borrowings under our revolving credit facility. In particular, we urge you to consider carefully the factors set forth under "Risk factors" beginning on page 8 of this prospectus.

                                  RISK FACTORS

You should read and consider carefully each of the following factors, as well as the other information contained in this prospectus before participating in the exchange offer or deciding whether to invest in the notes. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business. For purposes of this "Risk Factors" section, the terms "we", "our" or "us" refer to BPC Holding Corporation together with its consolidated subsidiaries (including Landis, unless the context signifies otherwise).

RISKS RELATED TO THE NOTES

WE HAVE SUBSTANTIAL DEBT AND WE MAY INCUR SUBSTANTIALLY MORE DEBT, WHICH COULD AFFECT OUR ABILITY TO MEET OUR OBLIGATIONS UNDER THE NOTES AND MAY OTHERWISE RESTRICT OUR ACTIVITIES.


We have substantial debt and we may incur substantial additional debt in the future. On a pro forma basis after giving effect to the Transactions, as of September 27, 2003, we would have had total indebtedness of approximately $757.4 million, excluding $5.7 million in letters of credit under our revolving credit facility and, subject to certain conditions to borrowing, $89.8 million available for future borrowings under our revolving credit facility. As of January 7, 2004, we could incur approximately $89.8 million in additional senior debt under our amended and restated senior secured credit facility, subject to conditions to borrowing; however, the covenants under our amended and restated senior secured credit facility may limit our ability to make such borrowings. We are also permitted by the terms of the notes and our other debt instruments to incur substantial additional indebtedness, subject to the restrictions therein. See "Description of exchange notes--Certain covenants" and "Description of other indebtedness--The amended and restated senior secured credit facility." Any debt that could be incurred under the indenture may be deemed senior debt.


Our substantial debt could have important consequences to you. For example, it could:

       - make it more difficult for us to satisfy our obligations under the notes;

       - require us to dedicate a substantial portion of our cash flow to payments on our indebtedness, which would reduce the amount of cash flow available to fund working capital, capital expenditures, product development and other corporate requirements;

       - increase our vulnerability to general adverse economic and industry conditions, including changes in raw material costs;

       - limit our ability to respond to business opportunities;

       - limit our ability to borrow additional funds, which may be necessary;
       and

       - subject us to financial and other restrictive covenants, which, if we fail to comply with these covenants and our failure is not waived or cured, could result in an event of default under our debt.

TO SERVICE OUR DEBT, WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH. OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

Our ability to make payments on our debt, including the notes, and to fund planned capital expenditures and research and development efforts will depend on our ability to generate cash in the future. This, to an extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors, including those described in this "Risk factors" section, that are beyond our control. On a pro forma basis after giving effect to the Transactions, our interest costs would have been approximately $40.7 million for the thirty-nine weeks ended September 27, 2003. If the interest rate on our variable rate debt increases by 1.00%, we estimate an annual increase in our pro forma interest expense of approximately $3.8 million. On a pro forma basis after giving effect to the Transactions, our principal payments due in the next twelve months are approximately $9.5 million. For future periods, see "Management's discussion and analysis of financial condition and results of operations--Liquidity and capital resources." Our business may not generate sufficient cash flow from operations and future borrowings may not be available to us under our amended and restated senior secured credit facility in an amount sufficient to enable us to pay our debt, including the notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes, at or before maturity. We may not be able to refinance any of our debt, including our amended and restated senior secured credit facility and the notes, on commercially reasonable terms or at all.

THE AGREEMENTS GOVERNING THE NOTES AND OUR OTHER DEBT IMPOSE RESTRICTIONS ON OUR BUSINESS.

The indenture governing the notes and the agreements that govern our amended and restated senior secured credit facility contain a number of covenants imposing significant restrictions on our business. These restrictions may affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities as they arise. The restrictions these covenants place on us and our restricted subsidiaries include limitations on our ability and the ability of our restricted subsidiaries to:

       - incur indebtedness or issue preferred shares;

       - pay dividends or make distributions in respect of our capital stock or to make certain other restricted payments;

       - create liens;

       - agree to payment restrictions affecting our restricted subsidiaries;

       - make acquisitions;

       - consolidate, merge, sell or lease all or substantially all of our assets;

       - enter into transactions with our affiliates; and

       - designate our subsidiaries as unrestricted subsidiaries.

Our amended and restated senior secured credit facility also requires us to meet a number of financial ratios. For a discussion of these financial ratios, see "Description of other indebtedness--The amended and restated senior secured credit facility". The breach of any of these covenants or restrictions could result in a default under the indenture governing the notes or under our amended and restated senior secured credit facility. An event of default under our debt agreements would permit some of our lenders to declare all amounts borrowed from them to be immediately due and payable. If we were unable to repay debt to our lenders, these lenders could proceed against the collateral securing that debt. In addition, acceleration of our other indebtedness may cause us to be unable to make interest payments on the notes and repay the principal amount of the notes.

YOUR RIGHT TO RECEIVE PAYMENTS ON THE NOTES IS JUNIOR TO OUR EXISTING AND FUTURE SENIOR INDEBTEDNESS. FURTHER, THE GUARANTEES OF THE NOTES ARE JUNIOR TO ALL OF OUR GUARANTORS' EXISTING AND FUTURE SENIOR INDEBTEDNESS.

The notes and the guarantees rank behind all of our and our guarantors' existing and future senior indebtedness. All of our and their future indebtedness will be deemed senior indebtedness, unless it expressly provides that it ranks equal with, or is subordinated in right of payment to, the notes and the guarantees. The notes offered by this prospectus rank equal to the existing notes. As of September 27, 2003, on a pro forma basis after giving effect to the Transactions, the amount of debt issued by us that is senior, or effectively senior, to the notes and the note guarantees would have been $412.2 million (which amount excludes $5.7 million of letters of credit and the remaining availability of $89.8 million under our revolving credit facility). As a result, upon any distribution to our creditors or the creditors of the guarantors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors or our or their property, the holders of our senior debt and senior debt of the guarantors will be entitled to be paid in full before any payment may be made with respect to the notes or the guarantees.

In addition, all payments on the notes and the guarantees will be blocked in the event of a payment default on senior debt and may be blocked for up to 179 of 360 consecutive days in the event of specified non-payment defaults on senior debt.

In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors, holders of the notes will participate with trade creditors and all other holders of our and the guarantors' senior subordinated indebtedness in the assets remaining after we and the guarantors have paid all of our and their senior debt. The indenture governing the notes requires that amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid first to holders of any remaining senior indebtedness. In any of these cases, if our assets are insufficient to pay all of our creditors, the holders of the notes will receive a proportional payment only if the holders of our senior indebtedness are paid in full. In any of these cases, we and the guarantors may not have sufficient funds to pay all of our creditors and holders of notes may receive less, ratably, than the holders of our senior debt. See "Description of exchange notes--Ranking."

THE NOTES ARE NOT SECURED BY ANY OF OUR ASSETS. HOWEVER, OUR AMENDED AND RESTATED SENIOR SECURED CREDIT FACILITY IS SECURED AND, THEREFORE, OUR BANK LENDERS HAVE A PRIOR CLAIM ON SUBSTANTIALLY ALL OF OUR ASSETS.

The notes are not secured by any of our assets. However, our amended and restated senior secured credit facility is secured by (1) a pledge of 100% of the stock of our existing and future domestic subsidiaries and 65% of the stock of our existing and future first-tier foreign subsidiaries, and (2) substantially all of our assets. If we become insolvent or are liquidated, or if payment under any of the instruments governing our secured debt is accelerated, the lenders under these instruments will be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to instruments governing such debt. Accordingly, the lenders under our amended and restated senior secured credit facility have a prior claim on our and our guarantor subsidiaries' assets. In that event, because the notes are not secured by any of our assets, it is possible that our remaining assets might be insufficient to satisfy your claims in full. At September 27, 2003, assuming the incurrence of additional borrowings under our amended and restated senior secured credit facility of $57.8 million, the outstanding balance would have been $384.5 million, and we would have had remaining availability of $89.8 million under that facility.

YOUR RIGHT TO RECEIVE PAYMENTS ON THE NOTES COULD BE ADVERSELY AFFECTED IF ANY OF OUR NON-GUARANTOR SUBSIDIARIES DECLARE BANKRUPTCY, LIQUIDATE, OR REORGANIZE; THE NOTES WILL BE STRUCTURALLY SUBORDINATED TO THE OBLIGATIONS OF OUR NON-GUARANTOR SUBSIDIARIES.

Some but not all of our subsidiaries guarantee the notes. Our foreign subsidiaries are not guarantors on the notes, and will become so in the future only if they guarantee other debt of Berry Plastics or Berry Plastics' non-foreign subsidiaries. Furthermore, the guarantee of the notes may be released under the circumstances described under "Description of exchange notes--Certain covenants--Future note guarantors and release of note guarantees." Our obligations under the notes are structurally subordinated to the obligations of our non-guarantor subsidiaries. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. As of September 27, 2003, on a pro forma basis after giving effect to the Transactions, our non-guarantor subsidiaries held 4% of our consolidated assets. These non-guarantor subsidiaries accounted for 3% of our pro forma net sales for fiscal year 2002.

FEDERAL AND STATE STATUTES ALLOW COURTS, UNDER SPECIFIC CIRCUMSTANCES, TO VOID GUARANTEES AND REQUIRE NOTE HOLDERS TO RETURN PAYMENTS RECEIVED FROM GUARANTORS.

Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor under specific circumstances, including circumstances where the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

       - received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee and was insolvent or rendered insolvent by reason of such incurrence;

       - was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

       - intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

       - the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

       - the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

       - it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that each guarantor of the notes offered hereby, after giving effect to its guarantee of the notes offered hereby, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. However, a court may apply a different standard in making these determinations or may not agree with our conclusions in this regard.

WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE THE CHANGE OF CONTROL OFFER REQUIRED BY THE INDENTURE.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all then-outstanding notes at 101% of the principal amount thereof plus accrued and unpaid interest and additional interest, if any, to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in our amended and restated senior secured credit facility will not allow such repurchases. In addition, various important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a "Change of Control" under the indenture. The occurrence of a change of control will also result in an event of default under our amended and restated senior secured credit facility, which would allow the lenders under that facility to accelerate their debt. Such acceleration will be considered an event of default under the notes. See "Description of exchange notes--Change of control."

WE HAVE EXPERIENCED CONSOLIDATED NET LOSSES.

Our net losses were $7.6 million for fiscal 1998, $9.1 million for fiscal 1999, $23.1 million for fiscal 2000, $2.1 million for fiscal 2001, and $32.6 million for fiscal 2002. Consolidated earnings have been insufficient to cover fixed charges by $7.0 million for fiscal 1998, by $7.1 million for fiscal 1999, by $20.5 million for fiscal 2000, by $0.8 million for fiscal 2001, and by $3.1 million for fiscal 2002. See "Management's discussion and analysis of financial condition and results of operations."

THE OUTSTANDING NOTES HAVE NO PRIOR PUBLIC MARKET, AND A PUBLIC MARKET FOR THE NOTES OFFERED HEREBY MAY NOT DEVELOP OR BE SUSTAINED.

The outstanding notes were issued to, and we believe these securities are currently owned by, a relatively small number of beneficial owners. The outstanding notes have not been registered under the Securities Act and will remain subject to restrictions on transferability if they are not exchanged for the exchange notes. Although the exchange notes may be resold or otherwise transferred by the holders (who are not our affiliates) without compliance with the registration requirements under the Securities Act, and they will constitute the same issue of securities as the existing notes, a public market for the notes may not develop or be sustained. In addition, the exchange notes will not be listed on any national securities exchange. The exchange notes may trade at a discount from the initial offering price of the outstanding notes, depending upon many factors, including among other things, prevailing interest rates, the market for similar securities and other factors, including general economic conditions, our financial condition, performance and prospects and prospects for companies in our industry generally. In addition, the liquidity of the trading market in the notes and the market prices quoted for the notes may be adversely affected by changes in the overall market for high-yield securities.

Although they are not obligated to do so, Goldman, Sachs & Co. and J.P. Morgan Securities Inc. have advised us that they presently intend to make a market in the notes as permitted by applicable law. Goldman, Sachs & Co. and J.P. Morgan Securities Inc. are not obligated, however, to make a market in the notes and any such market-making may be discontinued at any time at the sole discretion of Goldman, Sachs & Co. and J.P. Morgan Securities Inc. In addition, such market-making activity may be limited during the exchange offer and the pendency of a shelf registration. No assurance can be given as to the liquidity of any trading market for the notes, or the ability of the holders of the notes to sell their notes or the price at which such holders may be able to sell their notes. An active market for the notes may not develop or be sustained. If an active public market does not develop or continue, the market price and liquidity of the notes may be adversely affected.

Historically, the market for non-investment grade debt has been volatile in terms of price. It is possible that the market for the notes will be volatile. This volatility in price may affect your ability to resell your notes or the timing of their sale.

Notwithstanding the registration of the notes, holders who are "affiliates" (as defined under Rule 405 of the Securities Act) of us may publicly offer for sale or resale the notes only in compliance with the provisions of Rule 144 under the Securities Act.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of distribution."

Because we are an affiliate of Goldman, Sachs & Co. and J.P. Morgan Securities Inc., Goldman, Sachs & Co. and J.P. Morgan Securities Inc. are required to deliver a current "market-maker" prospectus and otherwise comply with the registration requirements of the Securities Act in connection with any secondary market sale of the notes, which may affect their ability to continue market-making activities. Following completion of the exchange offer, we have agreed to make a "market-maker" prospectus generally available to Goldman, Sachs & Co. and J.P. Morgan Securities Inc. to permit them to engage in market-making transactions. However, the registration rights agreement also provides that we may, for valid business reasons, allow the market-maker prospectus to cease to be effective and usable for a period of time set forth in the registration rights agreement or as otherwise acceptable to the market-maker. Valid business reasons include, without limitation, a potential acquisition, divestiture of assets or other material corporate transaction. As a result, the liquidity of the secondary market for the notes may be materially adversely affected by the unavailability of a current "market-maker" prospectus following the exchange offer.

YOU MAY HAVE DIFFICULTY SELLING THE NOTES WHICH YOU DO NOT EXCHANGE.

If you do not exchange your outstanding notes for the exchange notes offered in this exchange offer, you will continue to be subject to the restrictions on the transfer of your outstanding notes. Those transfer restrictions are described in the indenture and in the legend contained on the outstanding notes, and arose because we originally issued the outstanding notes under exemptions from, and in transactions not subject to, the registration requirements of the Securities Act.

In general, you may offer or sell your outstanding notes only if they are registered under the Securities Act and applicable state securities laws, or if they are offered and sold under an exemption from those requirements. We do not intend to register the outstanding notes under the Securities Act.

If a large number of outstanding notes are exchanged for notes issued in the exchange offer, it may be more difficult for you to sell your unexchanged notes. In addition, if you do not exchange your outstanding notes in the exchange offer, you will no longer be entitled to have those notes registered under the Securities Act.

See "The exchange offer--Consequences of failure to exchange your outstanding notes" for a discussion of the possible consequences of failing to exchange your outstanding notes.

RISKS RELATED TO OUR BUSINESS

WE DO NOT HAVE GUARANTEED SUPPLY OR FIXED-PRICE CONTRACTS WITH PLASTIC RESIN SUPPLIERS.

We source plastic resin primarily from major industry suppliers such as Dow Chemical, Chevron, Nova, ExxonMobil, Atofina, Basell and Equistar. We have long-standing relationships with some of these suppliers but we have no guaranteed supply or fixed-price contracts with any of our resin vendors. We may not be able to arrange for other sources of resin in the event of an industry-wide general shortage of resins used by us, or a shortage or discontinuation of certain types of grades of resin purchased from one or more of our suppliers. Any such shortage may negatively impact our competitive position versus companies that are able to better or more cheaply source resin. Additionally, we may be subject to significant increases in prices that may materially impact our financial condition. Over the past several years we have at times experienced rapidly increasing resin prices primarily due to the increased cost of oil and natural gas. Due to the uncertain extent and rapid nature of cost increases, we cannot reasonably estimate our ability to successfully recover any cost increases in the short-term. If rapidly increasing resin prices occur, our revenue and/or profitability may be materially and adversely affected, both in the short-term as we attempt to pass through changes in the cost of resin to customers under current agreements and in the longer term as we negotiate new agreements.

IF MARKET CONDITIONS DO NOT PERMIT US TO PASS ON THE COST OF PLASTIC RESINS TO OUR CUSTOMERS ON A TIMELY BASIS, OR AT ALL, OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD SUFFER MATERIALLY.

To produce our products we use large quantities of plastic resins, which in fiscal 2002 cost us approximately $113.0 million, or 30% of our total cost of goods sold and cost Landis approximately $58.9 million, or 36% of its total cost of goods sold. Plastic resins are subject to cyclical price fluctuations, including those arising from supply shortages and changes in the prices of natural gas, crude oil and other petrochemical intermediates from which resins are produced. The instability in the world markets for petroleum and natural gas could materially adversely affect the prices and general availability of raw materials quickly. Based on information from Plastics News, an industry publication, average spot prices of HDPE and PP on October 27, 2003 were $0.515 per pound and $0.47 per pound, respectively, reflecting increases of $0.12 per pound, or 30%, and $0.08 per pound, or 21%, over the respective average spot prices from December 28, 2002. Historically, we and Landis have generally been able to pass on a significant portion of the increases in resin prices to our customers over a period of time, but even in such cases there have been significant negative short-term impacts to our and Landis' respective financial performances. Some of our customers (currently accounting for fewer than 10% of our net sales) purchase our products pursuant to fixed-price arrangements in respect of which we have at times and may continue to enter into hedging or similar arrangements. In the future, we may not be able to pass on substantially all of the increases in resin prices to our customers on a timely basis, if at all, which would have a material adverse effect on our competitive position and financial performance.

WE FACE INTENSE COMPETITION AND MAY NOT BE ABLE TO COMPETE SUCCESSFULLY; OUR CUSTOMERS MAY NOT CONTINUE TO PURCHASE OUR PRODUCTS.

We face intense competition in the sale of our products. We compete with multiple companies in each of our product lines, including divisions or subsidiaries of larger companies. We compete on the bases of a number of considerations, including price, service, quality, product characteristics and the ability to supply products to customers in a timely manner. Our products also compete with metal and glass, paper and other packaging materials as well as plastic packaging materials made through different manufacturing processes. Many of our product lines also compete with plastic products in other lines and segments. Many of our competitors have financial and other resources that are substantially greater than ours and may be better able than us to withstand price competition. In addition, some of our customers do and could in the future choose to manufacture the products they require for themselves. Furthermore, there are relatively low barriers to entry into our business and for each of our product lines. Each of our product lines faces a different competitive landscape. We may not be able to compete successfully with respect to any of the foregoing factors. Competition could result in our products losing market share or our having to reduce our prices, either of which would have a material adverse effect on our business and results of operations and financial condition. In addition, since we don't have long-term arrangements with many of our customers, these competitive factors could cause our customers to shift suppliers and/or packaging material quickly.

IN THE EVENT OF A CATASTROPHIC LOSS OF OUR KEY MANUFACTURING FACILITY, OUR BUSINESS WOULD BE ADVERSELY AFFECTED.

Our primary manufacturing facility is in Evansville, Indiana, where we produce approximately 30% of our products. While we maintain insurance covering the facility, including business interruption insurance, a catastrophic loss of the use of all or a portion of the facility due to accident, labor issues, weather conditions, other natural disaster or otherwise, whether short or long-term, could have a material adverse effect on us. After the Landis Acquisition, approximately 20% of our products are produced at this facility.

OUR ACQUISITION STRATEGY MAY BE UNSUCCESSFUL.

As part of our growth strategy, we plan to pursue the acquisition of other companies, assets and product lines that either complement or expand our existing business. We may not be able to consummate any such transaction, at all or assure that any future acquisitions will be able to be consummated at acceptable prices and terms. We expect to continue to evaluate potential acquisition opportunities in the ordinary course of business, including those that could be material in size and scope. Acquisitions involve a number of special risks and factors, including:

       - the focus of management's attention to the assimilation of the acquired companies and their employees and on the management of expanding operations;

       - the incorporation of acquired products into our product line;

       - the increasing demands on our operational systems;

       - adverse effects on our reported operating results; and

       - the loss of key employees and the difficulty of presenting a unified corporate image.

We may be unable to make appropriate acquisitions because of competition for the specific acquisition. In pursuing acquisitions, we compete against other plastic product manufacturers, some of which are larger than we are and have greater financial and other resources than we have. We compete for potential acquisitions based on a number of factors, including price, terms and conditions, size and ability to offer cash, stock or other forms of consideration. Increased competition for acquisition candidates could result in fewer acquisition opportunities for us and higher acquisition prices. As a company without public equity, we may not be able to offer attractive equity to potential sellers. Additionally, our acquisition strategy may result in significant increases in our outstanding indebtedness and debt service requirements. In addition, the negotiation of potential acquisitions may require members of management to divert their time and resources away from our operations.

We may become responsible for unexpected liabilities that we failed or were unable to discover in the course of performing due diligence in connection with the Landis Acquisition and any future acquisitions. We have required the selling stockholders of Landis to indemnify us against certain undisclosed liabilities. However, the indemnification, even if obtained, may not be enforceable, collectible or sufficient in amount, scope or duration to fully offset the possible liabilities associated with the business or property acquired. Any of these liabilities, individually or in the aggregate, could have a material adverse effect on our business, financial condition and results of operations.

THE INTEGRATION OF ACQUIRED BUSINESSES, INCLUDING LANDIS, MAY RESULT IN SUBSTANTIAL COSTS, DELAYS OR OTHER PROBLEMS.

We may not be able to successfully integrate Landis or any future acquisitions without substantial costs, delays or other problems. We will have to continue to expend substantial managerial, operating, financial and other resources to integrate our businesses. The costs of such integration could have a material adverse effect on our operating results and financial condition. Such costs include non-recurring acquisition costs including accounting and legal fees, investment banking fees, recognition of transaction-related obligations, plant closing and similar costs and various other acquisition-related costs. In addition, although we conduct what we believe to be a prudent level of investigation regarding the businesses we purchase, in light of the circumstances of each transaction, an unavoidable level of risk remains regarding the actual condition of these businesses. Until we actually assume operating control of such business assets and their operations, we may not be able to ascertain the actual value or understand the potential liabilities of the acquired entities and their operations. Once we acquire a business, we are faced with risks, including:

       - the possibility that it will be difficult to integrate the operations into our other operations;

       - the possibility that we have acquired substantial undisclosed liabilities;

       - the risks of entering markets or offering services for which we have no prior experience;

       - the potential loss of customers as a result of changes in management;
       and

       - the possibility we may be unable to recruit additional managers with the necessary skills to supplement the incumbent management of the acquired business.

We may not be successful in overcoming these risks.

The acquisition of Landis is significantly larger than any of our previous acquisitions. The significant expansion of our business and operations resulting from the acquisition of Landis may strain our administrative, operational and financial resources. The integration of Landis into our company will require substantial time, effort, attention, and dedication of management resources and may distract our management in unpredictable ways from our existing business. The integration process could create a number of adverse consequences for us, including the possible unexpected loss of key employees, customers or suppliers, a possible loss of sales or an increase in operating or other costs. The foregoing could have a material adverse effect on our business, financial condition and results of operations. We may not be able to manage the combined operations and assets effectively or realize all or any of the anticipated benefits of the Landis Acquisition.

WE RELY ON UNPATENTED PROPRIETARY KNOW-HOW AND TRADE SECRETS.

In addition to relying on patent and trademark rights, we rely on unpatented proprietary know-how and trade secrets, and employ various methods, including confidentiality agreements with employees and consultants, to protect our know-how and trade secrets. However, these methods and our patents and trademarks may not afford complete protection and there can be no assurance that others will not independently develop the know-how and trade secrets or develop better production methods than us. Further, we may not be able to deter current and former employees, contractors and other parties from breaching confidentiality agreements and misappropriating proprietary information and it is possible that third parties may copy or otherwise obtain and use our information and proprietary technology without authorization or otherwise infringe on our intellectual property rights. Additionally, we have licensed, and may license in the future, patents, trademarks, trade secrets, and similar proprietary rights to and from third parties. While we attempt to ensure that our intellectual property and similar proprietary rights are protected and that the third party rights we need are licensed to us when entering into business relationships, third parties may take actions that could materially and adversely affect our rights or the value of our intellectual property, similar proprietary rights or reputation. Furthermore, we can give you no assurance that claims or litigation asserting infringement of intellectual property rights will not be initiated by third parties seeking damages, the payment of royalties or licensing fees and/or an injunction against the sale of our products or that we would prevail in any litigation or be successful in preventing such judgment. See "Business--Berry Plastics--Legal proceedings." in the future, we may also rely on litigation to enforce our intellectual property rights and contractual rights, and, if not successful, we may not be able to protect the value of our intellectual property. Any litigation could be protracted and costly and could have a material adverse effect on our business and results of operations regardless of its outcome. Although we believe that our intellectual property rights are sufficient to allow us to conduct our business without incurring liability to third parties, our products may infringe on the intellectual property rights of third parties and our intellectual property rights may not have the value we believe them to have.

A SIGNIFICANT AMOUNT OF OUR NET WORTH REPRESENTS GOODWILL AND OTHER INTANGIBLES, AND A WRITE-OFF COULD RESULT IN LOWER REPORTED NET INCOME AND A REDUCTION OF OUR NET WORTH.

On a pro forma basis after giving effect to the Transactions, as of September 27, 2003, the net value of our goodwill and other intangibles was approximately $547.2 million. In July 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets." Under the new standard, we are no longer required or permitted to amortize goodwill reflected on our balance sheet. We are, however, required to evaluate goodwill reflected on our balance sheet when circumstances indicate a potential impairment, or at least annually, under the new impairment testing guidelines outlined in the standard. Future changes in the cost of capital, expected cash flows, or other factors may cause our goodwill to be impaired, resulting in a noncash charge against results of operations to write-off goodwill for the amount of impairment. If a significant write-off is required, the charge would have a material adverse effect on our reported results of operations and net worth in the period of any such write-off.

CURRENT AND FUTURE ENVIRONMENTAL AND OTHER GOVERNMENTAL REQUIREMENTS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND OUR ABILITY TO CONDUCT OUR BUSINESS.

Our operations are subject to federal, state, local and foreign environmental laws and regulations that impose limitations on the discharge of pollutants into the air and water and establish standards for the use of hazardous materials and the treatment, storage and disposal of solid and hazardous wastes. While we have never been required historically to make significant capital expenditures in order to comply with applicable environmental laws and regulations, we cannot predict with any certainty our future capital expenditure requirements because of continually changing compliance standards and environmental technology. Furthermore, violations or contaminated sites that we do not know about (including contamination caused by prior owners and operators of such sites) could result in additional compliance or remediation costs or other liabilities. We have limited insurance coverage for environmental liabilities and we do not anticipate increasing such coverage in the future. We may also assume significant environmental liabilities in acquisitions. In addition, federal, state and local governments could enact laws or regulations concerning environmental matters that increase the cost of producing, or otherwise adversely affect the demand for, plastic products. Legislation that would prohibit, tax or restrict the sale or use of certain types of plastic and other containers, and would require diversion of solid wastes such as packaging materials from disposal in landfills, has been or may be introduced in the United States Congress, in state legislatures and other legislative bodies. While container legislation has been adopted in a few jurisdictions, similar legislation has been defeated in public referenda in several states, local elections and many state and local legislative sessions. Although we believe that the laws promulgated to date have not had a material adverse effect on us, we can give you no assurance that future legislation or regulation would not have a material adverse effect on us. Furthermore, a decline in consumer preference for plastic products due to environmental considerations could have a negative effect on our business.

The Food and Drug Administration, or FDA, regulates the material content of direct-contact food containers and packages we manufacture pursuant to the Federal Food, Drug and Cosmetic Act. Furthermore, some of our products are regulated by the Consumer Product Safety Commission, or CPSC, pursuant to various federal laws, including the Consumer Product Safety Act. Both the FDA and the CPSC can require the manufacturer of defective products to repurchase or recall these products and may also impose fines or penalties on the manufacturer. Similar laws exist in some states, cities and other countries in which we sell products. In addition, laws exist in certain states restricting the sale of packaging with certain levels of heavy metals and imposing fines and penalties for noncompliance. Although we use FDA-approved resins and pigments in containers that directly contact food products and we believe our products are in material compliance with all applicable requirements, we remain subject to the risk that our products could be found to be not in compliance with these and other requirements. A recall of any of our products or any fines and penalties imposed in connection with non-compliance could have a materially adverse effect on us. See "Business--Berry Plastics--Environmental matters and government regulation" and "Business--Landis--Environmental matters and government regulation".

OUR OPERATIONS OUTSIDE OF THE UNITED STATES ARE SUBJECT TO ADDITIONAL CURRENCY EXCHANGE, POLITICAL, INVESTMENT AND OTHER RISKS.

We currently operate two facilities outside the United States which combined accounted for approximately 3% of our pro forma 2002 net sales. This amount may change in the future as we are subject to the risks associated with selling and operating in foreign countries, including devaluations and fluctuations in foreign currencies, unstable political conditions, imposition of limitations on conversion of foreign currencies into United States dollars and remittance of dividends and payments by foreign subsidiaries. The imposition of taxes and imposition or increase of investment and other restrictions, tariffs or quotas may also have a negative effect on our business and profitability.

WE ARE CONTROLLED BY AFFILIATES OF GOLDMAN, SACHS & CO. AND J.P. MORGAN SECURITIES INC., AND THEIR INTERESTS AS EQUITY HOLDERS MAY CONFLICT WITH YOUR INTERESTS AS A CREDITOR.

As a result of the Buyout, certain private equity funds affiliated with Goldman, Sachs & Co. and J.P. Morgan Securities Inc. own a substantial majority of our common stock. The interests of Goldman, Sachs & Co. and J.P. Morgan Securities Inc. and their respective affiliates may not in all cases be aligned with your interests as a holder of the notes. Goldman, Sachs & Co. and J.P. Morgan Securities Inc. and their respective affiliates, control the power to elect our directors, to appoint members of management and to approve all actions requiring the approval of the holders of our common stock, including adopting amendments to our certificate of incorporation and approving mergers, certain acquisitions or sales of all or substantially all of our assets. For example, Goldman, Sachs & Co. and J.P. Morgan Securities Inc. and their respective affiliates could pursue acquisitions, divestitures or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve significant risks to the holders of the notes.

                                USE OF PROCEEDS

We will not receive any proceeds in connection with the exchange offer. In consideration for issuing the exchange notes in exchange for the outstanding notes as described in this prospectus, we will receive, retire and cancel the outstanding notes tendered in the exchange offer. The net proceeds from the sale of the outstanding notes, after deducting fees and expenses, was approximately $92.2 million. We used all of the net proceeds to fund a portion of the consideration for, and fees and expenses relating to, the Landis Acquisition.

                                 CAPITALIZATION

The following table sets forth our (i) capitalization as of September 27, 2003 and (ii) capitalization as of such date as adjusted to give effect to the Transactions. This table should be read in conjunction with "Use of proceeds" and our combined financial statements and related notes and the unaudited pro forma financial statements included elsewhere in this prospectus.

--------------------------------------------------------------------------------------
                                                              AS OF SEPTEMBER 27, 2003
(UNAUDITED)                                                   ------------------------
(DOLLARS IN THOUSANDS)                                           ACTUAL      PRO FORMA
--------------------------------------------------------------------------------------
Long-term debt (including current portion thereof):
Amended and restated senior secured credit facilities
   Revolving credit facility(1).............................  $       -      $   4,500
   Term loans(2)............................................    326,700        380,000
Existing notes..............................................    250,000        250,000
Notes offered hereby, including premium.....................          -         95,200
Capital leases..............................................     25,306         25,306
Nevada industrial revenue bonds and other...................      2,429          2,429
                                                              ------------------------
      Total debt............................................    604,435        757,435
Stockholders' equity:
   Preferred stock..........................................          -              -
   Common stock.............................................         28             34
   Additional paid-in capital...............................    282,370        344,364
   Adjustment of the carryover basis of continuing
     stockholders...........................................   (196,603)      (196,603)
   Notes receivable--common stock...........................    (13,966)       (13,966)
   Treasury stock...........................................     (1,972)        (1,972)
   Retained earnings........................................     15,018         15,018
   Accumulated other comprehensive income...................      2,227          2,227
                                                              ------------------------
      Total stockholders' equity............................     87,102        149,102
                                                              ------------------------
Total capitalization........................................  $ 691,537      $ 906,537
--------------------------------------------------------------------------------------

(1) As of September 27, 2003, on a pro forma basis after giving effect to the Transactions, we would have had unused borrowing capacity under the revolving credit facility of $89.8 million, with $5.7 million in letters of credit outstanding thereunder. As of the date of this prospectus, we had no borrowings outstanding under our revolving credit facility.

(2) Between September 27, 2003 and the date of this prospectus, we made a principal payment of $1.6 million on our term loans and scheduled payments on capital leases.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION


Set forth below are the unaudited pro forma combined balance sheet of BPC Holding as of September 27, 2003 and Landis as of September 28, 2003, assuming the Transactions occurred on September 27, 2003 (with respect to BPC Holding) and September 28, 2003 (with respect to Landis), and the unaudited pro forma combined statements of operations of BPC Holding for the year ended December 28, 2002 and the thirty-nine weeks ended September 27, 2003 and of Landis for the year ended December 31, 2002 and the thirty-nine weeks ended September 28, 2003 assuming the Transactions occurred at the beginning of the respective period. The unaudited pro forma combined statement of operations for the year ended December 28, 2002 has been prepared assuming the Buyout occurred at the beginning of the period. The pro forma statements of operations do not reflect transaction costs that will be expensed in connection with the Transactions. We do not believe that any write-offs will be material to the Company. For presentation purposes, the results under Holding's prior ownership ("Predecessor") for periods prior to the Buyout have been combined with results of the Company subsequent to the Buyout.


The unaudited pro forma combined financial information is presented for informational purposes only and does not purport to represent the financial condition of BPC Holding had the Transactions occurred on September 27, 2003 or the results of operations of us for the year ended December 28, 2002 or the thirty-nine weeks ended September 27, 2003 had the Transactions occurred at the beginning of such period, or to project the results for any future date or period.

The unaudited pro forma combined financial information should be read in conjunction with the financial statements and related notes thereto included elsewhere in this prospectus and the information set forth in "Management's discussion and analysis of financial condition and results of operations."

            PRO FORMA COMBINED CONDENSED CONSOLIDATED BALANCE SHEET
                            AS OF SEPTEMBER 27, 2003

------------------------------------------------------------------------------------------------------
                                      BPC HOLDING          LANDIS
                                            AS OF           AS OF    ADJUSTMENTS             PRO FORMA
                                    SEPTEMBER 27,   SEPTEMBER 28,        FOR THE               FOR THE
(DOLLARS IN THOUSANDS)                       2003            2003   TRANSACTIONS          TRANSACTIONS
------------------------------------------------------------------------------------------------------
ASSETS
Current assets:
   Cash and cash equivalents......    $  26,452       $  6,903        $(28,730)(1)         $    4,625
   Accounts receivable............       67,854         24,868            (261)(2)             92,461
   Inventories....................       57,819         22,299           3,259(3)              83,377
   Other current assets...........        8,502          2,106               -                 10,608
                                    ------------------------------------------------------------------
      Total current assets........      160,627         56,176         (25,732)               191,071
Property and equipment, net.......      190,835         64,681          10,846(2)(5)          266,362
Intangible assets.................      413,041              -         134,129(4)             547,170
Other assets......................          102         10,369          (9,986)(2)(5)             485
                                    ------------------------------------------------------------------
      Total assets................    $ 764,605       $131,226        $109,257             $1,005,088
                                    ------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable...............    $  33,266       $ 10,113        $      -             $   43,379
   Accrued interest...............        6,623            105           3,068(6)               9,796
   Other current liabilities......       28,483         12,505            (391)(2)             40,597
   Current portion of long-term
      debt........................        9,000          5,786          (5,286)(7)              9,500
                                    ------------------------------------------------------------------
      Total current liabilities...       77,372         28,509          (2,609)               103,272
Long-term debt (less current
   portion).......................      595,435         26,801         125,699(7)             747,935
Other liabilities.................        4,696             83               -                  4,779
                                    ------------------------------------------------------------------
      Total liabilities...........      677,503         55,393         123,090                855,986
                                    ------------------------------------------------------------------
Stockholders' equity:
   Preferred stock................            -              -               -                      -
   Common stock...................           28             54             (48)(8)                 34
   Additional paid-in capital.....      282,370          1,258          60,736(8)             344,364
   Adjustment of the carryover
      basis of continuing
      stockholders................     (196,603)             -               -               (196,603)
   Notes receivable-common stock..      (13,966)             -               -                (13,966)
   Treasury stock.................       (1,972)             -               -                 (1,972)
   Retained earnings..............       15,018         74,521         (74,521)(2)(8)          15,018
   Accumulated other comprehensive
      income......................        2,227              -               -                  2,227
                                    ------------------------------------------------------------------
      Total stockholders'
         equity...................       87,102         75,833         (13,833)               149,102
                                    ------------------------------------------------------------------
      Total liabilities and
         stockholders' equity.....    $ 764,605       $131,226        $109,257             $1,005,088
------------------------------------------------------------------------------------------------------

                     NOTES TO PRO FORMA COMBINED CONDENSED

                           CONSOLIDATED BALANCE SHEET

                            AS OF SEPTEMBER 27, 2003
                             (DOLLARS IN THOUSANDS)

(1) This adjustment reflects the elimination of Landis cash of ($6,903) not being acquired in the Landis Acquisition, the Company's estimated use of cash of ($25,000) in connection with the purchase price, and assumed accrued interest received of $3,173 on the outstanding notes.

(2) This adjustment reflects the elimination of transactions with related parties on Landis' balance sheet that were terminated prior to the Landis Acquisition. See notes 2, 3, 4 and 5 of Landis' audited financial statements for the years ended December 31, 2002 and 2001, included elsewhere in this prospectus. The detail by account is as follows:

---------------------------------------------------------------------
Accounts receivable.........................................  $  (261)
Property and equipment, net.................................      (43)
Other assets................................................   (4,766)
                                                              -------
                                                              $(5,070)
                                                              -------
Other current liabilities...................................     (391)
Retained earnings...........................................   (4,679)
                                                              -------
                                                              $(5,070)
---------------------------------------------------------------------

(3) This adjustment reflects Landis changing its accounting policy for its inventory from a LIFO basis to a FIFO basis, consistent with the Company's accounting policy.

(4) The Landis Acquisition will be accounted for as a purchase. Preliminarily, we have allocated the excess of the purchase price over the net assets acquired to goodwill (included in intangible assets). Under generally accepted accounting principles, goodwill is not amortized but is reviewed for impairment annually. We have not completed the process of reviewing our assets to determine the amount of any write-up or write-down to fair value of our net assets in connection with the Landis Acquisition. Accordingly, the allocation described below is subject to change when we determine the purchase price allocation. If our non-goodwill assets are written up to fair value in connection with the Landis Acquisition, our expenses in the future will be higher as a result of increased depreciation and amortization of our assets. Similarly, if our non-goodwill assets are written down to fair value, our depreciation and amortization will decrease in the future.

-----------------------------------------------------------------------
Purchase price..............................................   $228,000
Estimated transaction costs.................................     12,000
                                                               --------
Total consideration.........................................    240,000
Less: Net assets acquired...................................    105,871
                                                               --------
Net adjustment..............................................   $134,129
-----------------------------------------------------------------------

(5) This adjustment reclassifies Landis' assets in progress of $5,220 from other assets to property and equipment, net and capitalization of Landis tooling costs of $5,669 in each case to be consistent with the Company's presentation.

(6) This adjustment reflects the elimination of Landis accrued interest of ($105) and the assumed accrued interest received from investors upon the issuance of the outstanding notes of $3,173.

(7) This adjustment reflects the retirement of Landis debt and the financings in connection with the Transactions.

----------------------------------------------------------------------------------------------
                                                                      CURRENT        LONG-TERM
                                                                      PORTION             DEBT
----------------------------------------------------------------------------------------------
Retirement of Landis debt...................................  $        (5,786)  $      (26,801)
Outstanding notes...........................................                -           95,200(a)
Revolving line of credit....................................                -            4,500
Existing term loan..........................................           (3,300)        (323,400)
New term loan...............................................            3,800          376,200
                                                              --------------------------------
Net adjustments.............................................  $        (5,286)  $      125,699
----------------------------------------------------------------------------------------------

     (a) Includes unamortized bond premium.

(8) This adjustment reflects the elimination of Landis stockholders' equity and the issuance of common stock in connection with the Landis Acquisition, including the after-tax reinvestment of approximately $10.5 million by Landis management.

-------------------------------------------------------------------------------------------------
                                                                   ADDITIONAL
                                                  COMMON              PAID-IN            RETAINED
                                                   STOCK              CAPITAL            EARNINGS
-------------------------------------------------------------------------------------------------
Landis equity.............................  $        (54)  $           (1,258)  $         (69,842)
New equity................................             6               61,994                   -
                                            -----------------------------------------------------
Net adjustments...........................  $        (48)  $           60,736   $         (69,842)
-------------------------------------------------------------------------------------------------

                   PRO FORMA COMBINED CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS
                  FOR THE FISCAL YEAR ENDED DECEMBER 28, 2002

----------------------------------------------------------------------------------------------------------------------
                                                                                       ADJUSTMENTS           PRO FORMA
                             PREDECESSOR       COMPANY                  LANDIS YEAR        FOR THE             FOR THE
                             PERIOD FROM   PERIOD FROM      COMBINED          ENDED         BUYOUT              BUYOUT
                               12/30/01-      7/22/02-     COMPANY &   DECEMBER 31,        AND THE             AND THE
(DOLLARS IN THOUSANDS)           7/21/02      12/28/02   PREDECESSOR           2002   TRANSACTIONS        TRANSACTIONS
----------------------------------------------------------------------------------------------------------------------
Net sales..................  $   280,677   $   213,626   $   494,303   $    211,613   $         -         $    705,916
Cost of goods sold.........      207,458       163,815       371,273        166,977        (2,572)(1)          535,678
                             -----------------------------------------------------------------------------------------
Gross profit...............       73,219        49,811       123,030         44,636         2,572              170,238
Operating expenses.........       33,321        23,159        56,480         31,048          (235)(3)           87,293
Merger expenses............       20,987             -        20,987              -       (20,987)(2)                -
                             -----------------------------------------------------------------------------------------
Operating income...........       18,911        26,652        45,563         13,588        23,794               82,945
Other expenses.............          291             8           299             81             -                  380
Loss on extinguished debt..       25,328             -        25,328              -       (25,328)(6)                -
Interest expense, net......       28,742        20,512        49,254          2,694         4,680(4)            56,628
                             -----------------------------------------------------------------------------------------
Income (loss) before income
   taxes...................      (35,450)        6,132       (29,318)        10,813        44,442               25,937
Income taxes...............          345         2,953         3,298             23         7,718(5)            11,039
                             -----------------------------------------------------------------------------------------
Net income (loss)..........      (35,795)        3,179       (32,616)        10,790        36,724               14,898
Preferred stock
   dividends...............        6,468             -         6,468              -        (6,468)(7)                -
Amortization of preferred
   stock dividends.........          574             -           574              -          (574)(8)                -
                             -----------------------------------------------------------------------------------------
Net income (loss)
   attributable to common
   stockholders............  $   (42,837)  $     3,179   $   (39,658)  $     10,790   $    43,766         $     14,898
                             -----------------------------------------------------------------------------------------
OTHER DATA:
Depreciation and
   amortization............  $    24,775   $    17,190   $    41,965   $     12,561   $     2,085(1)      $     56,611
----------------------------------------------------------------------------------------------------------------------

                   PRO FORMA COMBINED CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS
               FOR THE THIRTY-NINE WEEKS ENDED SEPTEMBER 27, 2003

------------------------------------------------------------------------------------------------------------
                                              BPC HOLDING          LANDIS
                                              THIRTY-NINE     THIRTY-NINE
                                              WEEKS ENDED     WEEKS ENDED    ADJUSTMENTS           PRO FORMA
                                            SEPTEMBER 27,   SEPTEMBER 28,        FOR THE             FOR THE
(DOLLARS IN THOUSANDS)                               2003            2003   TRANSACTIONS        TRANSACTIONS
------------------------------------------------------------------------------------------------------------
Net sales.................................  $     411,555   $     164,525   $          -        $    576,080
Cost of goods sold........................        313,221         134,371         (2,735)(1)         444,857
                                            ----------------------------------------------------------------
Gross profit..............................         98,334          30,154          2,735             131,223
Operating expenses........................         43,176          25,648           (176)(3)          68,648
                                            ----------------------------------------------------------------
Operating income..........................         55,158           4,506          2,911              62,575
Interest expense, net.....................         33,794           1,886          4,994(4)           40,674
                                            ----------------------------------------------------------------
Income (loss) before income taxes.........         21,364           2,620         (2,083)             21,902
Income taxes..............................          9,525              77            127(5)            9,729
                                            ----------------------------------------------------------------
Net income (loss).........................  $      11,839   $       2,543   $     (2,210)             12,172
                                            ----------------------------------------------------------------
OTHER DATA:
Depreciation and amortization.............  $      31,054   $       9,586   $      1,519(1)     $     42,159
------------------------------------------------------------------------------------------------------------

                     NOTES TO PRO FORMA COMBINED CONDENSED
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

(1) This adjustment reflects Landis changing its accounting policy for its inventory from a LIFO basis to a FIFO basis and capitalization and related depreciation of tooling costs in order to be consistent with the Company's accounting policies, the elimination of operating leases that are not being assumed in the Landis Acquisition, and new operating leases consummated.

-------------------------------------------------------------------------------------------
                                                                                THIRTY-NINE
                                                                                WEEKS ENDED
                                                                  2002   SEPTEMBER 27, 2003
-------------------------------------------------------------------------------------------
LIFO adjustment to FIFO.....................................   $(1,615)  $           (1,499)
Tooling costs to be capitalized.............................    (1,392)              (1,525)
Depreciation on capitalized tooling.........................     2,085                1,519
Operating leases not part of purchase.......................    (4,610)              (3,450)
New operating leases........................................     2,960                2,220
                                                               ----------------------------
Net adjustments.............................................   $(2,572)  $           (2,735)
-------------------------------------------------------------------------------------------

(2) This adjustment reflects the elimination of Buyout expenses of ($20,987) in the period from December 30, 2001 to July 21, 2002.

(3) This adjustment reflects the elimination of an operating lease of ($235) in the year ended December 31, 2002 and ($176) in the thirty-nine weeks ended September 27, 2003 that was not assumed in the Landis Acquisition.

(4) This adjustment reflects the elimination of Landis interest expense, changes in interest expense resulting from the financing of the Landis Acquisition and an adjustment to interest expense resulting from the financing of the Buyout as if it was in place at the beginning of 2002.

-------------------------------------------------------------------------------------------
                                                                                THIRTY-NINE
                                                                                WEEKS ENDED
                                                                  2002   SEPTEMBER 27, 2003
-------------------------------------------------------------------------------------------
Landis existing interest....................................   $(2,694)  $           (1,886)
Outstanding Notes:
  Interest..................................................     9,138                6,853
  Amortization of bond premium..............................    (1,166)                (874)
  Amortization of deferred financing costs..................       343                  257
Amendment of credit agreement:
  Interest..................................................       563                  422
  Amortization of deferred financing........................       295                  222
Adjustment for Buyout financing.............................    (1,799)                   -
                                                               ----------------------------
Net adjustments.............................................   $ 4,680   $            4,994
-------------------------------------------------------------------------------------------

(5) This adjustment represents the income tax change as a result of the other items reflected in these notes to pro forma combined condensed consolidated statement of operations and the conversion of Landis from an S corporation to a C corporation.

(6) This adjustment eliminates the expense incurred with the extinguishment of debt in connection with the Buyout.

(7) This adjustment reflects the elimination of preferred stock dividends on the preferred stock of the Company redeemed in connection with the Buyout.

(8) This adjustment reflects the elimination of the amortization of preferred stock discount on the preferred stock of the Company redeemed in connection with the Buyout.

                      SELECTED CONSOLIDATED FINANCIAL DATA

BPC HOLDING

The following table sets forth Holding's selected consolidated historical financial data for each of the fiscal years 1998, 1999, 2000, 2001 and 2002, which have been derived from the consolidated financial statements of Holding which have been audited by Ernst & Young LLP, independent auditors, and for the thirty-nine weeks ended September 27, 2003 and September 28, 2002, which is derived from our unaudited consolidated financial statements included elsewhere in this prospectus. In the opinion of management, the unaudited interim financial data includes all adjustments, consisting of only normal recurring adjustments, considered necessary for a fair presentation of this information. The results of operations for interim periods are not necessarily indicative of the results that may be expected for the entire year. Holding's fiscal year is a 52/53 week period ending on the Saturday closest to December 31. All references herein to fiscal "2002," "2001," "2000," "1999," and "1998" relate to the fiscal years ended December 28, 2002, December 29, 2001, December 30, 2000, January 1, 2000, and January 2, 1999, respectively. The following data should be read in conjunction with our consolidated financial statements and related notes, "Management's discussion and analysis of financial condition and results of operations," "Unaudited pro forma combined financial information" and other financial information included elsewhere in this prospectus.

--------------------------------------------------------------------------------------------------------------------------
                                                                                                   THIRTY-NINE WEEKS ENDED
                                                                                    FISCAL   -----------------------------
                                   -------------------------------------------------------        COMBINED
                                                                                  COMBINED       COMPANY &
                                                                                 COMPANY &     PREDECESSOR         COMPANY
                                                                 PREDECESSOR   PREDECESSOR   -------------   -------------
                                   -----------------------------------------   -----------   SEPTEMBER 28,   SEPTEMBER 27,
(DOLLARS IN THOUSANDS)                 1998       1999       2000       2001          2002            2002            2003
--------------------------------------------------------------------------------------------------------------------------
                                                                                               (UNAUDITED)     (UNAUDITED)
Statement of operations data:
  Net sales......................  $271,830   $328,834   $408,088   $461,659    $494,303          $378,499        $411,555
  Cost of goods sold.............   199,227    241,067    312,119    338,000     371,273           282,767         313,221
                                   ---------------------------------------------------------------------------------------
  Gross profit...................    72,603     87,767     95,969    123,659     123,030            95,732          98,334
  Operating expenses
    Selling......................    14,780     17,383     21,630     21,996      22,209            16,692          17,714
    General and administrative...    19,308     22,034     24,408     28,535      23,414            19,800          18,142
    Research and Development.....     1,690      2,338      2,606      1,948       2,888             1,991           2,459
    Amortization of
      intangibles................     4,139      7,215     10,579     12,802       2,408             1,351           2,188
    Other expenses...............     4,084      5,148      6,639      4,911       5,561             3,400           2,673
    Merger expenses..............         -          -          -          -      20,987            20,987               -
                                   ---------------------------------------------------------------------------------------
    Total operating expenses.....    44,001     54,118     65,862     70,192      77,467            64,221          43,176
                                   ---------------------------------------------------------------------------------------
  Operating income...............    28,602     33,649     30,107     53,467      45,563            31,511          55,158
  Other expense (income)(1)......     1,865      1,416        877        473         299               347               -
  Loss on extinguished debt......         -          -      1,022          -      25,328            25,328               -
  Interest expense, net(2).......    34,556     40,817     51,457     54,355      49,254            37,495          33,794
                                   ---------------------------------------------------------------------------------------
  Income (loss) before income
    taxes........................    (7,819)    (8,584)   (23,249)    (1,361)    (29,318)          (31,659)         21,364
  Income taxes (benefit).........      (249)       554       (142)       734       3,298               432           9,525
                                   ---------------------------------------------------------------------------------------
  Net income (loss)..............    (7,570)    (9,138)   (23,107)    (2,095)    (32,616)          (32,091)         11,839
  Preferred stock dividends......     3,551      3,776      6,665      9,790       6,468             6,468               -
  Amortization of preferred stock
    discount.....................       292        292        768      1,024         574               574               -
                                   ---------------------------------------------------------------------------------------
  Net income (loss) attributable
    to common stockholders.......  $(11,413)  $(13,206)  $(30,530)  $(12,909)   $(39,658)         $(39,133)       $ 11,839
                                   ---------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------
                                                                                                   THIRTY-NINE WEEKS ENDED
                                                                                    FISCAL   -----------------------------
                                   -------------------------------------------------------        COMBINED
                                                                                  COMBINED       COMPANY &
                                                                                 COMPANY &     PREDECESSOR         COMPANY
                                                                 PREDECESSOR   PREDECESSOR   -------------   -------------
                                   -----------------------------------------   -----------   SEPTEMBER 28,   SEPTEMBER 27,
(DOLLARS IN THOUSANDS)                 1998       1999       2000       2001          2002            2002            2003
--------------------------------------------------------------------------------------------------------------------------
                                                                                               (UNAUDITED)     (UNAUDITED)
  Other financial data:
    Depreciation and
      amortization(3)............  $ 24,829   $ 31,795   $ 42,148   $ 50,907    $ 41,965          $ 33,053        $ 31,054
    Capital expenditures.........    22,595     30,738     31,530     32,834      28,683            22,767          21,110
    Ratio of earnings to fixed
      charges(4).................         -          -          -          -           -                 -            1.6x
  Balance sheet data (at end of
    period):
    Working capital..............  $  4,762   $ 10,527   $ 20,470   $ 19,327    $ 64,201          $ 61,833        $ 83,255
    Property and equipment, net..   120,005    146,792    179,804    203,217     193,132           213,699         190,835
    Total assets.................   255,317    340,807    413,122    446,876     760,576           802,730         764,605
    Total debt...................  $323,298   $403,989   $468,806   $485,881    $609,943          $608,764        $604,435
--------------------------------------------------------------------------------------------------------------------------

(1) Other expenses consist of net losses (gains) on disposal of property and equipment for the respective years.

(2) Includes non-cash interest expense of $14,824, $15,567, $18,047, $11,268 and $2,476, in fiscal 1998, 1999, 2000, 2001 and 2002, respectively, and $1,845 and
$1,800 for the thirty-nine weeks ended September 28, 2002 and September 27, 2003, respectively.

(3) Depreciation and amortization excludes non-cash amortization of deferred financing fees and debt premium/discount amortization, which are included in interest expense.

(4) For purposes of calculating the ratio of earnings to fixed charges, "earnings" represent net income (loss) before extraordinary items. "Fixed charges" consist of interest expenses, including amortization of debt issuance costs and that portion of rental expenses which we consider to be a reasonable approximation of the interest factor of operating lease payments. For fiscal 1998, 1999, 2000, 2001 and 2002, our fixed charges exceeded our earnings by $7,042, $7,137, $20,520, $772 and $3,146, respectively, and $30,927 for the thirty-nine weeks ended September 28, 2002.

LANDIS

The following table sets forth Landis' selected historical financial data for each of the fiscal years ended December 31, 2000, 2001 and 2002, which have been derived from the financial statements of Landis which have been audited by Roche, Scholz, Roche & Walsh, Ltd., independent auditors, and for the thirty-nine weeks ended September 28, 2003 and September 29, 2002, which is derived from Landis' unaudited financial statements included elsewhere in this prospectus. Landis has informed us that the unaudited interim financial data includes all adjustments, consisting of only normal recurring adjustments, considered necessary for a fair presentation of this information. The results of operations for interim periods are not necessarily indicative of the results that may be expected for the entire year. The following data should be read in conjunction with Landis' financial statements and related notes, "Management's discussion and analysis of financial condition and results of operations," "Unaudited pro forma combined financial information" and other financial information included elsewhere in this prospectus.

--------------------------------------------------------------------------------------------------------------------
                                                                                             THIRTY-NINE WEEKS ENDED
                                                                              FISCAL   -----------------------------
                                                      ------------------------------   SEPTEMBER 29,   SEPTEMBER 28,
(DOLLARS IN THOUSANDS)                                    2000       2001       2002            2002            2003
--------------------------------------------------------------------------------------------------------------------
                                                                                         (UNAUDITED)     (UNAUDITED)
Statement of operations data:
   Net sales........................................  $194,308   $201,179   $211,613     $155,622        $164,525
   Cost of goods sold...............................   155,084    157,590    166,977      123,229         134,371
                                                      --------------------------------------------------------------
   Gross profit.....................................    39,224     43,589     44,636       32,393          30,154
   Operating expenses:
      Selling and marketing.........................     4,107      4,630      5,016        3,524           4,451
      Administrative................................    11,361     12,712     12,554        8,825          10,155
      Transportation................................     2,324      3,149      3,095        2,290           2,618
      Warehousing...................................     8,286     10,486     10,383        7,682           8,424
      Asset impairment loss(1)......................       426        532          -            -               -
                                                      --------------------------------------------------------------
      Total operating expenses......................    26,505     31,509     31,048       22,321          25,648
                                                      --------------------------------------------------------------
   Operating income.................................    12,719     12,080     13,588       10,072           4,506
   Other expense (income)(2)........................      (942)        65         81            -               -
   Interest expense, net............................     3,127      3,089      2,694        1,886           1,886
                                                      --------------------------------------------------------------
   Income before income taxes.......................    10,534      8,925     10,813        8,186           2,620
   Income taxes(3)..................................        12          7         23           82              77
                                                      --------------------------------------------------------------
   Net income.......................................  $ 10,522   $  8,918   $ 10,790     $  8,104        $  2,543
                                                      --------------------------------------------------------------
Other financial data:
   Depreciation and amortization....................  $ 11,772   $ 12,447   $ 12,561     $  9,224        $  9,586
   Capital expenditures.............................    16,663      9,806      6,579        4,199           7,718
Balance sheet data (at end of period):
   Working capital..................................  $ 19,386   $ 22,482   $ 32,225     $ 28,534        $ 27,667
   Property and equipment, net......................    78,179     77,583     71,526       69,655          64,681
   Total assets.....................................   129,821    126,014    127,311      129,969         131,226
   Total debt.......................................  $ 45,808   $ 37,837   $ 34,237     $ 34,787        $ 32,587
--------------------------------------------------------------------------------------------------------------------

(1) Represents the impairment of assets under Statement of Financial Accounting Standards (FAS) No. 121, "Accounting for the impairment of long-lived assets and for long-lived assets to be disposed of." The 2000 and 2001 losses related to production equipment that did not meet performance criteria.
(2) Majority of other income ($937) in fiscal 2000 represents a gain on the sale of aircraft equipment.
(3) Landis Plastics, Inc. has elected by unanimous consent of its stockholders to be taxed as an "S" corporation under Section 1362 of the Internal Revenue Code for years beginning after December 31, 1986. Accordingly, no provision or liability for federal income taxes is reflected in the accompanying statements. Instead, the stockholders are liable for individual federal income taxes on their respective share of Landis' taxable income. However, Landis is liable for certain state income taxes.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

You should read the following discussion and analysis of our and Landis' financial condition and results of operations in conjunction with the consolidated financial statements and related notes of Berry Plastics and Landis included elsewhere in this prospectus. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in the "Risk factors" section of this prospectus. Our actual results may differ materially from those contained in any forward-looking statements. For presentation purposes, the results of Predecessor have been combined with results subsequent to the Buyout.

                                 BERRY PLASTICS

CRITICAL ACCOUNTING POLICIES

We disclose those accounting policies that we consider to be significant in determining the amounts to be utilized for communicating our consolidated financial position, results of operations and cash flows in the second note to our consolidated financial statements included elsewhere herein. Our discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of financial statements in conformity with these principles requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results are likely to differ from these estimates, but management does not believe such differences will materially affect our financial position or results of operations. We believe that the following accounting policies are the most critical because they have the greatest impact on the presentation of our financial condition and results of operations.

Accounts receivable. We evaluate our allowance for doubtful accounts on a quarterly basis and review any significant customers with delinquent balances to determine future collectibility. We base our determinations on legal issues (such as bankruptcy status), past history, current financial and credit agency reports, and the experience of our credit representatives. We reserve accounts that we deem to be uncollectible in the quarter in which we make the determination. We maintain additional reserves based on our historical bad debt experience. We believe that, based on past history and our credit policies, the net accounts receivable are of good quality.

Medical insurance. We offer our employees medical insurance that is primarily self-insured by us. As a result, we accrue a liability for known claims as well as the estimated amount of expected claims incurred but not reported. We evaluate our medical claims liability on a quarterly basis and obtain an independent actuarial analysis on an annual basis. We accrue as a liability expected claims incurred but not reported and any known claims. Based on our analysis, we believe that our recorded medical claims liability is sufficient. Our accrued liability for medical claims was $1.6 million, including reserves for expected medical claims incurred but not reported, as of September 27, 2003.

Workers' compensation insurance. Starting in fiscal 2000, we converted the majority of our facilities to a large deductible program for workers' compensation insurance. On a quarterly basis, we evaluate our liability based on third-party adjusters' independent analyses by claim. Based on our analysis, we believe that our recorded workers' compensation liability is sufficient. Our accrued liability for workers' compensation claims was $1.5 million as of September 27, 2003.

Revenue recognition. Revenue from sales of products is recognized at the time product is shipped to the customer at which time title and risk of ownership transfer to the purchaser.

Based on a critical assessment of our accounting policies and the underlying judgments and uncertainties affecting the application of those policies, we believe that our consolidated financial statements provide a meaningful and fair perspective of BPC Holding and its consolidated subsidiaries. This is not to suggest that other risk factors such as changes in economic conditions, changes in material costs and others could not adversely impact our consolidated financial position, results of operations and cash flows in future periods.

ACQUISITIONS

We maintain a selective and disciplined acquisition strategy, which is focused on improving our financial performance in the long-term, enhancing our market positions and expanding our product lines or, in some cases, providing us with a new or complementary product line. We have historically acquired businesses with profit margins that are lower than that of our existing business, which results in a temporary decrease in our margins. We have historically achieved significant reductions in manufacturing and overhead costs of acquired companies by introducing advanced manufacturing processes, exiting low-margin businesses or product lines, reducing headcount, rationalizing facilities and machinery, applying best practices and capitalizing on economies of scale. In connection with our acquisitions, we have in the past and may in the future incur charges related to these reductions and rationalizations. For purposes of this prospectus, "APM" refers to the acquisition of the injection molded overcap lid assets of APM Inc. in 2003; "CCL" refers to the acquisition of the threaded injection molded closure assets from CCL Plastics Packaging in 2003; "Mount Vernon" refers to the acquisition of the injection molding assets from Mount Vernon Plastics Corporation in 2002; "Pescor" refers to the acquisition of Pescor Plastics, Inc. in 2001; "Poly-Seal" refers to the acquisition of Poly-Seal Corporation in 2000; "Capsol" refers to the acquisition of Capsol S.p.a. in 2000; and "Cardinal" refers to the acquisition of CPI Holding Corporation, the parent company of Cardinal Packaging, Inc. in 1999.

RESULTS OF OPERATIONS

COMPARISON OF THE 39 WEEKS ENDED SEPTEMBER 27, 2003 TO THE 39 WEEKS ENDED SEPTEMBER 28, 2002

Net Sales. Net sales increased $33.1 million, or 9%, to $411.6 million for the thirty-nine weeks ended September 27, 2003 from $378.5 million for the thirty-nine weeks ended September 28, 2002, with an approximate 5% increase in net selling price due to higher resin costs. Container net sales increased $16.8 million from the thirty-nine weeks ended September 28, 2002, including approximately $0.5 million of net sales from the APM acquisition, due primarily to higher selling prices and increases in base business. Closure net sales increased $10.5 million from the thirty-nine weeks ended September 28, 2002, primarily due to $4.3 million of net sales from the CCL acquisition, higher selling prices, and new business in the United States closure product line. Consumer product sales for the thirty-nine weeks ended September 27, 2003 increased $5.8 million from the thirty-nine weeks ended September 28, 2002, primarily due to increased sales from the thermoformed drink cup line partially offset by a reduction in sales of a specialty drink cup line.

Gross Profit. Gross profit increased by $2.6 million to $98.3 million (24% of net sales) for the thirty-nine weeks ended September 27, 2003 from $95.7 million (25% of net sales) for the thirty-nine weeks ended September 28, 2002. This increase is primarily attributable to the combined impact of additional sales volume, productivity improvement initiatives, and lower depreciation partially offset by the timing effect of increased raw material costs in excess of selling price increases. We have continued to consolidate products and business of recent acquisitions to the most efficient tooling, providing customers with improved products and customer service. As part of the integration, we removed molding operations from our Fort Worth, Texas facility, which was acquired in the Pescor acquisition. Subsequently, in the fourth quarter of 2002, the Fort Worth facility was closed in our continued effort to reduce costs and provide improved customer service. The business from this location was distributed throughout our facilities. Also, significant productivity improvements were made since the thirty-nine weeks ended September 28, 2002, including the addition of state-of-the-art injection molding equipment, molds and printing equipment at several of our facilities.

Operating Expenses. Selling expenses increased by $1.0 million to $17.7 million for the thirty-nine weeks ended September 27, 2003 from $16.7 million for the thirty-nine weeks ended September 28, 2002, principally as a result of increased selling expenses resulting from higher revenue. General and administrative expenses decreased from $19.8 million for the thirty-nine weeks ended September 28, 2002 to $18.1 million for the thirty-nine weeks ended September 27, 2003. This decrease of $1.7 million is primarily attributable to decreased accrued bonus expenses and cost reduction efforts. During the thirty-nine weeks ended September 27, 2003, transition expenses were $1.0 million related to uncompleted acquisitions, $0.9 million related to acquisitions, and $0.8 million related to the shutdown and reorganization of facilities. In the thirty-nine weeks ended September 28, 2002, transition expenses were $0.3 million related to uncompleted acquisitions, $0.9 million related to acquisitions, $2.2 million related to the shutdown and reorganization of facilities, and $21.0 million related to the Buyout.

Interest Expense, Net. Net interest expense decreased $29.0 million to $33.8 million for the thirty-nine weeks ended September 27, 2003 compared to $62.8 million for the thirty-nine weeks ended September 28, 2002, primarily due to $18.7 million of prepayment fees and related charges and $6.6 million of deferred financing fees written off in the thirty-nine weeks ended September 28, 2002 due to the extinguishment of debt in connection with the Buyout. The prepayment fees and related charges and deferred financing fees written off in the thirty-nine weeks ended September 28, 2002 were previously classified as extraordinary. Pursuant to SFAS 145, any gain or loss on extinguishment of debt that was classified as an extraordinary item in prior periods presented that does not meet the criteria in Opinion 30 for classification as an extraordinary item must be reclassified. As a result, we have reclassified the extraordinary item in the Statements of Operations to continuing operations in these quarterly financial statements.

Income Tax. For the thirty-nine weeks ended September 27, 2003, we recorded income tax expense of $9.5 million, or an effective tax rate of 45%. The effective tax rate is greater than the statutory rate due to the impact of state taxes and foreign location losses for which no benefit was currently provided. The increase of $9.1 million over the thirty-nine weeks ended September 28, 2002 can be attributed to the Buyout as the use of net operating loss carryforwards is recorded as a reduction to goodwill as compared to a credit to income tax expense in the thirty-nine weeks ended September 28, 2002. As a result of the Buyout, the amount of the predecessor's net operating loss carryforward which can be used in any given year will be limited to approximately $12.9 million.

Net Income. Net income is $11.8 million for the thirty-nine weeks ended September 27, 2003, compared to a net loss of $32.1 million for the thirty-nine weeks ended September 28, 2002, for the reasons discussed above.

COMPARISON OF THE YEAR ENDED DECEMBER 28, 2002 TO THE YEAR ENDED DECEMBER 29,
2001

Net Sales. Net sales increased 7% to $494.3 million in 2002, up $32.6 million from $461.7 million in 2001, despite an approximate 2% decrease in net selling price due to cyclical impact of lower resin costs. Container net sales increased $16.0 million to $250.4 million, of which approximately $11.5 million was attributable to the Mount Vernon acquisition. The remaining increase of $4.5 million is primarily attributed to new retail dairy and polypropylene business. Closure net sales increased $1.5 million to $133.9 million primarily due to new business partially offset by the shedding of low margin business in our Norwich, England facility. Consumer products net sales increased $15.1 million to $110.0 million in 2002 primarily as a result of the Pescor acquisition and increased sales from the thermoformed drink cup line.

Gross Profit. Gross profit decreased $0.7 million from $123.7 million, or 27% of net sales, in 2001 to $123.0 million, or 25% of net sales, in 2002. This decrease of 2% includes the timing effect of increased raw material costs in excess of selling price increases partially offset by the combined impact of the added Pescor and Mount Vernon sales volume, acquisition integration and productivity improvement initiatives. The margin percentage of the acquired division of Mount Vernon was, for 2002 and historically, significantly less than our overall gross margin thereby reducing the consolidated margin, however, we expect the margin percentage of this acquired business to increase as it becomes more fully integrated. We have continued to consolidate products and business of recent acquisitions to the most efficient tooling, providing customers with improved products and customer service. As part of the integration, we removed molding operations from our Fort Worth, Texas facility, which was acquired in the Pescor acquisition. Subsequently, in the fourth quarter of 2002, the Fort Worth facility was closed in our continued effort to reduce costs and provide improved customer service. The business from this location was distributed throughout our facilities. Also, significant productivity improvements were made during the year, including the addition of state-of-the-art injection molding equipment, molds and printing equipment at several of our facilities.

Operating Expenses. Selling expenses increased $0.2 million to $22.2 million in 2002 as a result of increased sales partially offset by continued cost reduction efforts. General and administrative expenses decreased $5.1 million to $23.4 million in 2002 primarily as a result of decreased accrued bonus expenses and cost reduction efforts. Research and development costs increased $1.0 million to $2.9 million in 2002 primarily as a result of an increase in projects under development and legal costs associated with patents and licenses. Intangible asset amortization decreased to $2.4 million in 2002 from $12.8 million for 2001, primarily as a result of the implementation in 2002 of SFAS No. 142, which eliminates the amortization of goodwill. In connection with the Buyout, the Predecessor incurred Buyout related expenses of approximately $21.0 million, consisting primarily of investment banking fees, bonuses to management, non-cash modification of stock option awards, legal costs and financial and management consulting fees paid to an affiliate of the largest voting stockholder of the Predecessor. Other expenses were $5.6 million for 2002 compared to $4.9 million for 2001. Other expenses in 2002 include transition expenses of $1.3 million related to recently acquired businesses, $4.1 million related to the shutdown and reorganization of facilities, and $0.2 million related to an acquisition that was not completed. Other expenses in 2001 include transition expenses of $2.7 million related to recently acquired businesses and $2.2 million related to the shutdown and reorganization of facilities.

Interest Expense, Net. Net interest expense, including amortization of deferred financing costs, for 2002 was $49.3 million, or 10% of net sales, compared to $54.4 million, or 12% of net sales, in 2001, a decrease of $5.1 million. This decrease is primarily attributed to decreased rates of interest on borrowings. Cash interest paid in 2002 was $40.8 million as compared to $44.2 million for 2001.

Income Taxes. During 2002, we recorded an expense of $3.3 million for income taxes compared to $0.7 million for 2001. We continue to operate in a net operating loss carryforward position for federal income tax purposes.

Extraordinary Item. As a result of extinguishing our debt in connection with the Buyout, $6.6 million of existing deferred financing fees and $18.7 million of prepayment fees and related charges were charged to expense in 2002 as an extraordinary item.

Net Loss. We recorded a net loss of $32.6 million in 2002 compared to a $2.1 million net loss in 2001 for the reasons discussed above.

COMPARISON OF THE YEAR ENDED DECEMBER 29, 2001 TO THE YEAR ENDED DECEMBER 30,
2000

Net Sales. Net sales increased 13% to $461.7 million in 2001, up $53.6 million from $408.1 million in 2000, including an approximate 1% increase in net selling price. Container net sales increased $3.2 million, primarily due to a large promotion in 2001. Closure net sales increased $20.2 million with the Poly-Seal acquisition and Capsol acquisition representing $25.4 million of the increase, partially offset by a general slowdown in the market. Consumer products net sales increased $30.2 million in 2001 primarily as a result of the Pescor acquisition which contributed 2001 net sales of approximately $19.9 million, continued strong demand in the retail housewares market, and the introduction of a thermoformed drink cup line.

Gross Profit. Gross profit increased $27.7 million from $96.0 million, or 24% of net sales, in 2000 to $123.7 million, 27% of net sales, in 2001. This increase of 29% includes the combined impact of the added Poly-Seal, Capsol, and Pescor sales volume, the timing effect of increases in selling prices and decreases in raw material costs, acquisition integration, and productivity improvement initiatives. The 1% increase in net selling price was primarily the result of partially recovering raw material costs increases incurred in 2000. In addition, we continued to consolidate the products and businesses of recent acquisitions to the most efficient tooling, providing customers with improved products and customer service. As part of the integration, we closed our York, Pennsylvania facility and removed remaining production from our Minneapolis, Minnesota facility (acquired in the Cardinal acquisition) in the fourth quarter of 2000. Also, in the fourth quarter of 2001, we removed molding operations from our Fort Worth, Texas facility (acquired in the Pescor acquisition). The business from these locations was distributed throughout our facilities. Also, significant productivity improvements were made during the year, including the addition of state-of-the-art injection-molding equipment, molds and decorating equipment at several of our facilities. We achieved additional cost reductions through our realignment in the third quarter of 2000 from a functional based organization to a divisional structure. This realignment has enabled us to reduce personnel costs and improve employee productivity.

Operating Expenses. Selling expenses increased $0.4 million as a result of acquired businesses partially offset by savings from the organizational realignment in the third quarter of 2000. General and administrative expenses increased $4.1 million in 2001 primarily as a result of acquired businesses and increased accrued bonus expenses partially offset by savings from the organizational realignment in the third quarter of 2000. Research and development costs decreased $0.7 million to $1.9 million in 2001 primarily as a result of savings from the organizational realignment in the third quarter of 2000. Intangible asset amortization increased from $10.6 million in 2000 to $12.8 million for 2001, primarily as a result of the amortization of goodwill ascribed to acquired companies in 2000 and 2001. Other expenses were $4.9 million for 2001 compared to $6.6 million for 2000. Other expenses in 2001 include transition expenses of $2.7 million related to recently acquired businesses and $2.2 million related to the shutdown and reorganization of facilities. Other expenses in 2000 include transition expenses of $2.2 million related to recent acquisitions, $3.7 million related to the shutdown and reorganization of facilities and $0.7 million of litigation expenses related to a drink cup patent.

Interest Expense, Net. Net interest expense, including amortization of deferred financing costs for 2001, was $54.4 million, or 12% of net sales, compared to $51.5 million, or 13% of net sales, in 2000, an increase of $2.9 million. This increase was attributed to interest on borrowings related to the acquired businesses in 2000 and 2001 but was offset partially by principal reductions. Cash interest paid in 2001 was $44.2 million as compared to $32.8 million for 2000.

Income Taxes. During fiscal 2001, we recorded an expense of $0.7 million for income taxes compared to a benefit of $0.1 million for fiscal 2000. We continue to operate in a net operating loss carryforward position for federal income tax purposes.

Extraordinary Item. As a result of amending our senior credit facility, $1.0 million of deferred financing fees related to the facility was charged to expense in 2000 as an extraordinary item.

Net Loss. We recorded a net loss of $2.1 million in 2001 compared to a $23.1 million net loss in 2000 for the reasons stated above.

LIQUIDITY AND CAPITAL RESOURCES

On July 22, 2002, we entered into a credit and guaranty agreement and a related pledge security agreement with a syndicate of lenders led by Goldman Sachs Credit Partners L.P., as administrative agent. In connection with the Landis Acquisition, we recently amended and restated the senior secured credit facility. The amended and restated senior secured credit facility consists of our previous $100 million revolving credit facility, a new $330 million term loan and a new $50 million term loan. On November 10, 2003, we used $325.9 million of the new $330 million term loan to refinance in full the balance outstanding under our prior term loan. The remaining $4.1 million was used to fund a portion of the purchase price for the Landis Acquisition. The new $50 million term loan was also used to pay a portion of the purchase price for the Landis Acquisition. The maturity date of the term loans is July 22, 2010 and the maturity date of the revolving credit facility is July 22, 2008. Our prior term loan was initially funded on the closing date of the Buyout and the proceeds were used in connection with the Buyout to pay the cash consideration payable to stockholders, the costs of prepaying our indebtedness and the transaction costs incurred in connection therewith. The indebtedness under our amended and restated senior secured credit facility is guaranteed by BPC Holding and all of its domestic subsidiaries. The obligations of Berry Plastics under the amended and restated senior secured credit facility and the guarantees thereof are secured by substantially all of the assets of such entities. On a pro forma basis after giving effect to the Transactions, as of September 27, 2003, there was $4.5 million of outstanding borrowings under the revolving credit facility and $380 million of outstanding borrowings under the term loans.

Borrowings under our amended and restated senior secured credit facility bear interest, at our option, at either (1) the base rate, which is a rate per annum equal to the greater of the prime rate and the federal funds effective rate in effect on the date of determination plus 0.50% plus the applicable margin, the Base Rate Loans, or (2) an adjusted Eurodollar Rate which is equal to the rate for Eurodollar deposits plus the applicable margin, the Eurodollar Rate Loans. For the term loans, the applicable margin is (1) with respect to Base Rate Loans, 1.50% per annum and (2) with respect to Eurodollar Rate Loans, 2.50% per annum. For Eurodollar Rate Loans under the revolving credit facility, the applicable margin ranges from 2.75% per annum to 2.00% per annum, depending on our leverage ratio (2.75% based on results through September 27, 2003). The applicable margin with respect to Base Rate Loans will always be 1.00% per annum less than the applicable margin for Eurodollar Rate Loans. Interest is payable quarterly for Base Rate Loans and at the end of the applicable interest period for all Eurodollar Rate Loans. The interest rate applicable to overdue payments and to outstanding amounts following an event of default under our amended and restated senior secured credit facility will be equal to the interest rate at the time of an event of default plus 2.00%. The amended and restated senior secured credit facility also requires us to pay commitment fees equal to 0.50% per annum on the average daily unused portion of the revolving credit facility, which fee is subject to a pricing grid ranging from 0.50% per annum to 0.375% per annum. In October 2002, pursuant to a requirement in the senior secured credit facility and as a result of the current economic slowdown and corresponding interest rate reductions, we entered into an interest rate collar agreement with Goldman Sachs Capital Markets, L.P., which applies to $50.0 million of the term loans and protects both parties against fluctuations in interest rates. Under the interest rate collar agreement, the Eurodollar rate with respect to $50.0 million of the outstanding principal amount of the term loan will not exceed 6.75% or drop below 1.97%.

Our amended and restated senior secured credit facility contains significant financial and operating covenants, including prohibitions on our ability to incur certain additional indebtedness or to pay dividends, and restrictions on our ability to make capital expenditures and investments and dispose of assets or consummate acquisitions. The amended and restated senior secured credit facility contains (i) a minimum interest coverage ratio as of the last day of any quarter of 2.00:1.00 per quarter for the quarters ending December 2003 and March 2004, 2.10:1.00 per quarter for the quarters ending June 2004 and September 2004, 2.15:1.00 per quarter for the quarters ending December 2004 and March 2005, 2.25:1.00 per quarter for the quarters ending June 2005 through the quarter ending March 2006, 2.35:1.00 per quarter for the quarters ending June 2006 through the quarter ending December 2006 and 2.50:1.00 per quarter thereafter, (ii) a maximum amount of capital expenditures (subject to the rollover of certain unexpended amounts from the prior year) of $50 million for the years ending 2003 and 2004, $60 million for the years ending 2005, 2006 and 2007, and $65 million for each year thereafter, and (iii) a maximum total leverage ratio as of the last day of any quarter of 5.90:1.00 per quarter for the quarters ending December 2003 and March 2004, 5.75:1.00 per quarter for the quarters ending June 2004 and September 2004, 5.50:1.00 per quarter for the quarters ending December 2004 and through the quarter ending June 2005, 5.25:1.00 per quarter for the quarters ending September 2005 and December 2005, 5.00:1.00 per quarter for the quarters ending March 2006 and June 2006, 4.75:1.00 per quarter for the quarters ending September 2006 through the quarter ending March 2007, 4.50:1.00 per quarter for the quarters ending June 2007 through the quarter ending December 2007, 4.25:1.00 per quarter for the quarters ending March 2008 through the quarter ending December 2008, and 4.00:1.00 per quarter thereafter.

The breach of any of these covenants or restrictions could result in a default under the indenture governing the notes or under our amended and restated senior secured credit facility.

The occurrence of a default, an event of default or a material adverse effect on Berry Plastics would result in our inability to obtain further borrowings under our revolving credit facility and could also result in the acceleration of our obligations under any or all of our debt agreements, each of which could materially and adversely affect our business. If we were unable to repay debt to our lenders, these lenders could proceed against the collateral securing that debt. In addition, acceleration of our other indebtedness may cause us to be unable to make interest payments on the notes and repay the principal amount of the notes. On a pro forma basis after giving effect to the Transactions, as of September 27, 2003, we were in compliance with all of the financial and operating covenants under our amended and restated senior secured credit facility.

The term loans amortize quarterly in the aggregate as follows: $950,000 each quarter through June 30, 2009 and $89,631,250 each quarter beginning September 30, 2009 and ending June 30, 2010. Borrowings under our amended and restated senior secured credit facility are subject to mandatory prepayment under specified circumstances, including if we meet certain cash flow thresholds, collect insurance proceeds in excess of certain thresholds, issue equity securities or debt or sell assets not in the ordinary course of business, or upon a sale or change of control of the Company. There is no required amortization of the revolving credit facility. Outstanding borrowings under the revolving credit facility may be repaid at any time, and may be reborrowed at any time prior to the maturity date which is on July 22, 2008. The revolving credit facility allows up to $25 million of letters of credit to be issued instead of borrowings under the revolving credit facility and up to $10 million of swingline loans.

On July 22, 2002, we completed an offering of $250.0 million aggregate principal amount of the notes. The net proceeds to us from the sale of the notes, after expenses, were $239.4 million. The proceeds from the notes were used in the financing of the Buyout. The notes mature on July 15, 2012, and interest is payable semi-annually on January 15 and July 15 of each year beginning January 15, 2003. BPC Holding and all of our domestic subsidiaries fully, jointly, severally, and unconditionally guarantee the notes. The exchange notes will be the same series as the existing notes.

We are not required to make mandatory redemption or sinking fund payments with respect to the notes. On or subsequent to July 15, 2007, the notes may be redeemed at our option, in whole or in part, at redemption prices ranging from 105.375% in 2007 to 100% in 2010 and thereafter. Prior to July 15, 2005, up to 35% of the notes may be redeemed at 110.75% of the principal amount at our option in connection with an equity offering. Upon a change of control, as defined in the indenture entered into in connection with the notes, each holder of notes will have the right to require us to repurchase all or any part of such holder's notes at a repurchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued interest. The indenture restricts our ability to incur additional debt and contains other provisions which could limit our liquidity.

Our contractual cash obligations as of December 28, 2002 are summarized in the following table.

----------------------------------------------------------------------------------------------
                                                   PAYMENTS DUE BY PERIOD AT DECEMBER 28, 2002
                                         -----------------------------------------------------
                                                         <1       1-3       4-5             >5
(DOLLARS IN THOUSANDS)                      TOTAL      YEAR     YEARS     YEARS          YEARS
----------------------------------------------------------------------------------------------
Long-term debt, excluding capital
   leases..............................  $582,367   $ 3,800   $ 7,600   $ 7,600     $563,367
Capital leases.........................    33,101     6,416    12,437     5,559        8,689
Operating leases.......................    19,221     6,925     9,186     3,110            -
Other long-term obligations............     1,285     1,281         4         -            -
                                         -----------------------------------------------------
Total contractual cash obligations.....  $635,974   $18,422   $29,227   $16,269     $572,056
----------------------------------------------------------------------------------------------

On a pro forma basis after giving effect to the Transactions, our expected contractual cash obligations as of December 28, 2002 are summarized in the following table.

---------------------------------------------------------------------------------------------------
                                                        PAYMENTS DUE BY PERIOD AT DECEMBER 28, 2002
                                         ----------------------------------------------------------
                                                              <1       1-3       4-5             >5
(DOLLARS IN THOUSANDS)                      TOTAL           YEAR     YEARS     YEARS          YEARS
---------------------------------------------------------------------------------------------------
Long-term debt, excluding capital
   leases..............................  $735,367     $ 4,300      $ 8,600   $ 8,600     $713,867
Capital leases.........................    33,101       6,416       12,437     5,559        8,689
Operating leases.......................    79,321      10,485       15,406     9,030       44,400
Other long-term obligations............     1,285       1,281            4         -            -
                                         ----------------------------------------------------------
Total contractual cash obligations.....  $849,074     $22,482      $36,447   $23,189     $766,956
---------------------------------------------------------------------------------------------------

Net cash provided by operating activities was $45.9 million for the thirty-nine weeks ended September 27, 2003, compared to $15.1 million for the thirty-nine weeks ended September 28, 2002. The increase of $30.8 million is primarily the result of $21.0 million of Buyout expenses in the thirty-nine weeks ended September 28, 2002, improved inventory management, and reduced rates of interest on borrowings in the thirty-nine weeks ended September 27, 2003.

Net cash used for investing activities decreased from $39.3 million for the thirty-nine weeks ended September 28, 2002 to $26.9 million for the thirty-nine weeks ended September 27, 2003 primarily as a result of $12.7 million of Buyout transaction costs in the thirty-nine weeks ended September 28, 2002. Capital spending of $21.1 million in the thirty-nine weeks ended September 27, 2003 included $2.0 million for buildings and systems, $12.5 million for molds, $2.3 million for molding and printing machines, and $4.3 million for accessory equipment and systems.

Net cash used for financing activities was $7.8 million for the thirty-nine weeks ended September 27, 2003, compared to $36.7 million provided by financing activities for the thirty-nine weeks ended September 28, 2002. The decrease of $44.5 million can be attributed to Buyout financing in the thirty-nine weeks ended September 28, 2002 and reduced borrowings due to increased cash provided by operations in the thirty-nine weeks ended September 27, 2003.

Increased working capital needs occur whenever we experience strong incremental demand or a significant rise in the cost of raw material, particularly plastic resin. However, we anticipate that our cash interest, working capital and capital expenditure requirements through 2004 will be satisfied through a combination of funds generated from operating activities and cash on hand, together with funds available under our amended and restated senior secured credit facility. We base such belief on historical experience and the substantial funds available under our amended and restated senior secured credit facility. However, we cannot predict our future results of operations and we will need to remain in compliance with the covenants described above to be able to borrow under the amended and restated senior secured credit facility. On a pro forma basis after giving effect to the Transactions, as of September 27, 2003, our cash balance would have been $4.6 million, and we would have had unused borrowing capacity under the amended and restated senior secured credit facility's revolving line of credit of $89.8 million.

Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund planned capital expenditures and research and development efforts will depend on our ability to generate cash in the future. This is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control as well as factors described under "Risk factors." We may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. We may not be able to refinance any of our indebtedness, including our amended and restated senior secured credit facility and the notes, on commercially reasonable terms or at all.

RECENT ACCOUNTING PRONOUNCEMENTS

In April 2002, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections ("SFAS No. 145"). Upon the adoption of SFAS No. 145, all gains and losses on the extinguishment of debt for periods presented in the financial statements will be classified as extraordinary items only if they meet the criteria in APB Opinion No. 30, Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions ("APB No. 30"). The provisions of SFAS No. 145 related to the rescission of FASB Statement No. 4 and FASB Statement No. 64 shall be applied for fiscal years beginning after May 15, 2002. Any gain or loss on extinguishment of debt that was classified as an extraordinary item in prior periods presented that does not meet the criteria in Opinion 30 for classification as an extraordinary item must be reclassified. As a result, we and Landis will reclassify the extraordinary item in the Statements of Operations to continuing operations in our 2003 third quarter financial statements. The provisions of SFAS No. 145 related to the rescission of FASB Statement No. 44, the amendment of FASB Statement No. 13 and Technical Corrections became effective as of May 15, 2002 and did not have a material impact on either us or Landis.

In June 2002, the FASB issued Statement of Financial Accounting Standards No. 146, Accounting for Costs Associated with Exit or Disposal Activities ("SFAS No. 146"). SFAS No. 146 nullifies Emerging Issues Task Force Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). SFAS No. 146 generally requires companies to recognize costs associated with exit activities when they are incurred rather than at the date of a commitment to an exit or disposal plan and is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The initial adoption of this statement did not have a material impact on either us or Landis.

In November 2002, the FASB issued FASB Interpretation (FIN) 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." Interpretation No. 45 requires certain guarantees to be recorded at fair value and requires a guarantor to make significant new disclosures, even when the likelihood of making any payments under the guarantee is remote. Interpretation No. 45's initial recognition and initial measurement provisions are applicable on a prospective basis to guarantees issued or modified after December 31, 2002; however, its disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. The interpretation had no effect on the company's results of operations or financial position for the current year. The company will continue to evaluate what effect, if any, the recognition and measurement provisions will have on its financial statements and related disclosures in future periods.

In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities ("FIN No. 46"). FIN No. 46 clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, in determining whether a reporting entity should consolidate certain legal entities, including partnerships, limited liability companies, or trusts, among others, collectively defined as variable interest entities ("VIEs"). This interpretation applies to VIEs created or obtained after January 31, 2003, and as of July 1, 2003, to VIEs in which an enterprise holds a variable interest that it acquired before February 1, 2003. The initial adoption of this statement did not have a material impact on either us or Landis.

In April 2003, the FASB issued Statement of Financial Accounting Standards No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities ("SFAS No. 149"). SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under Statement 133 and is to be applied prospectively to contracts entered into or modified after June 30, 2003. We are currently evaluating the effects, if any, that this standard will have on our results of operations and financial position.

In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity ("SFAS No. 150"). This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003. The adoption of this statement does not result in any material change to the existing reporting for either us or Landis.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

INTEREST RATE RISK

We are exposed to market risk from changes in interest rates primarily through our amended and restated senior secured credit facility. The amended and restated senior secured credit facility consists of our previous $100 million revolving credit facility, a new $330 million term loan and a new $50 million term loan. On November 10, 2003, we used $325.9 million of the new $330 million term loan to refinance in full the balance outstanding under our prior term loan. The remaining $4.1 million was used to fund a portion of the purchase price for the Landis Acquisition. The new $50 million term loan was also used to pay a portion of the purchase price for the Landis Acquisition. At September 27, 2003, there were no borrowings outstanding on the revolving credit facility. Future borrowings under the credit facility bear interest, at our option, at either (1) the base rate, which is a rate per annum equal to the greater of the prime rate and the federal funds effective rate in effect on the date of determination plus 0.5% plus the applicable margin or (2) an adjusted Eurodollar Rate which is equal to the rate for Eurodollar deposits plus the applicable margin. We utilize interest rate instruments to reduce the impact of either increases or decreases in interest rates on our floating rate debt. Pursuant to a requirement in the senior secured credit facility before it was amended and restated, and as a result of an economic slowdown and corresponding interest rate reductions, we entered into an interest rate collar arrangement in October 2002 to protect $50.0 million of the outstanding variable rate term loan debt from future interest rate volatility. Under the interest rate collar agreement, the Eurodollar rate with respect to the $50.0 million of outstanding variable rate term loan debt will not exceed 6.75% or drop below 1.97%. At September 27, 2003, the Eurodollar rate applicable to the prior term loan was 1.35%. If the Eurodollar rate increases 0.25% and 0.5%, we estimate an annual increase in our pro forma interest expense of approximately $0.8 million and $1.7 million, respectively.

                                     LANDIS

CRITICAL ACCOUNTING POLICIES

Landis discloses those accounting policies that it considers to be significant in determining the amounts to be utilized for communicating its financial position, results of operations and cash flows in the second note to its financial statements included elsewhere herein. This discussion and analysis of Landis' financial condition and results of operations is based on its financial statements, included elsewhere in this prospectus, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of financial statements in conformity with these principles required Landis' management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results are likely to differ from these estimates, but we do not believe such differences will materially affect Landis' financial position or results of operations. Prior to the Landis Acquisition, Landis informed us that it believes the following accounting policies are the most critical because they have the greatest impact on the presentation of Landis' financial condition and results of operations.

Cash and Cash Equivalents. For financial statement presentation purposes, Landis considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The carrying value of cash equivalents approximates fair value due to the short term, highly liquid nature of cash equivalents.

Accounts receivable. Accounts receivable are stated at the amount management expects to collect from outstanding balances. Landis management provides for probable uncollectible amounts through a charge to earnings and a credit to a valuation allowance based on its assessments of the current status of individual accounts. Balances that are still outstanding after Landis management has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to trade accounts receivable. Landis believes that, based on past history and Landis' credit policies, the net accounts receivable are of good quality.

Inventories. Landis values substantially all of its inventories at cost determined on a last-in, first-out (LIFO) basis.

Revenue recognition. Revenue from sales of products is recognized at the time product is shipped to the customer at which time title and risk of ownership transfer to the purchaser.

Income Taxes. Landis has elected by unanimous consent of its stockholders to be taxed as an "S" corporation under Section 1362 of the Internal Revenue Code. Accordingly, no provision or liability for federal income taxes is reflected in the accompanying statements. Instead, the stockholders are liable for individual federal income taxes on their respective share of Landis' taxable income. However, Landis is liable for certain state income taxes. General investment and employment tax credit carryforwards are available in various states of approximately $900,000. These credits expire between 2004 and 2017.

RESULTS OF OPERATIONS

COMPARISON OF THE 39 WEEKS ENDED SEPTEMBER 28, 2003 TO THE 39 WEEKS ENDED SEPTEMBER 29, 2002

Net Sales. Net sales increased 5.7% or $8.9 million to $164.5 million for the thirty-nine weeks ended September 28, 2003 from $155.6 million for the thirty-nine weeks ended September 29, 2002. This increase was primarily attributable to higher selling prices resulting from increased resin costs, offset by reduced sales to a single customer.

Gross Profit. Gross profit decreased by $2.3 million to $30.1 million, or 18.3% of net sales, for the thirty-nine weeks ended September 28, 2003 from $32.4 million, or 20.8% of net sales, for the thirty-nine weeks ended September 29, 2002. This decrease of 7.1% was primarily attributable to the timing effect of increased raw material costs in excess of selling price increases.

Operating Expenses. Selling expenses increased by $1.0 million to $4.5 million for the thirty-nine weeks ended September 28, 2003 from $3.5 million for the thirty-nine weeks ended September 29, 2002, primarily as a result of additional artwork related to additional volume with Dean Foods, higher wage rates, and positions added to support new business. General and administrative expenses increased from $8.8 million for the thirty-nine weeks ended September 29, 2002 to $10.2 million for the thirty-nine weeks ended September 28, 2003. This increase of $1.4 million was primarily attributable to compensation recognition (non-cash) for stock vesting.

Interest Expense, Net. Net interest expense was $1.9 million for the thirty-nine weeks ended September 28, 2003, identical to the $1.9 million for the thirty-nine weeks ended September 29, 2002.

Income Taxes. Landis Plastics, Inc. has elected by unanimous consent of its stockholders to be taxed as an "S" corporation under Section 1362 of the Internal Revenue Code for years beginning after December 31, 1986. Accordingly, no provision or liability for federal income taxes is reflected in the accompanying statements. Items reported under Income Taxes are liabilities related to state taxes where S filings are not appropriate.

Net Income. Net income was $2.5 million for the thirty-nine weeks ended September 28, 2003 compared to $8.1 million for the thirty-nine weeks ended September 29, 2002 for the reasons discussed above.

COMPARISON OF THE YEAR ENDED DECEMBER 31, 2002 TO THE YEAR ENDED DECEMBER 31,
2001

Net Sales. Net sales increased 5.2% to $211.6 million in 2002, up $10.4 million from $201.2 million in 2001. This increase was primarily due to stronger sales volume in the yogurt and dairy lines.

Gross Profit. Gross profit increased $1.0 million from $43.6 million, or 21.7% of net sales, in 2001 to $44.6 million, or 21.1% of net sales, in 2002. This increase was primarily attributable to the margin gain from higher sales volumes partially offset by increased raw material costs.

Operating Expenses. Selling expenses increased $0.4 million primarily as a result of higher artwork costs related to additional business gained when Dean Foods merged with Suiza Foods, and shifted the business to Landis. General and administrative expenses fell $0.2 million as a result of lower human resource expenditures spent on recruiting fees.

Interest Expense, Net. Net interest expense, including amortization of deferred financing costs for 2002, was $2.7 million, or 1.3% of net sales, compared to $3.1 million or 1.5% of net sales in 2001, a decrease of $0.4 million. This decrease was attributed to lower borrowing costs and lower debt levels.

Income Taxes. Landis Plastics, Inc. has elected by unanimous consent of its stockholders to be taxed as an "S" corporation under Section 1362 of the Internal Revenue Code for years beginning after December 31, 1986. Accordingly, no provision or liability for federal income taxes is reflected in the accompanying statements. Items reported under Income Taxes are liabilities related to state taxes where S filings are not appropriate.

Asset Impairment. As required by Statement of Financial Accounting Standards
(SFAS) No. 121, "Accounting for the impairment of long-lived assets and for long-lived assets to be disposed of," Landis recorded losses on long-lived assets of $0.5 million in 2001. This related to robotic parts handling equipment that did not meet performance criteria. There were no asset impairments recognized in 2002.

Net Income. Landis recorded net income of $10.8 million in 2002 as compared to $8.9 million in 2001 for the reasons discussed above.

COMPARISON OF THE YEAR ENDED DECEMBER 31, 2001 TO THE YEAR ENDED DECEMBER 31,
2000

Net Sales. Net sales increased 3.6% to $201.2 million in 2001, up $6.9 million from $194.3 million in 2000. This increase was primarily due to stronger sales volume in the yogurt and dairy lines.

Gross Profit. Gross profit increased $4.4 million from $39.2 million, or 20.2% of net sales, in 2000 to $43.6 million, or 21.7% of net sales, in 2001. This increase is primarily attributable to the margin gain from higher sales volumes.

Operating Expenses. Selling expenses increased $0.5 million largely as a result of higher insurance costs. General and administrative expenses increased $1.3 million as a result of rent expenses and other costs associated with the start of the Phoenix facility. The income of 2000 was largely related to a gain on sale of a corporate aircraft.

Interest Expense, Net. Net interest expense, including amortization of deferred financing costs for 2001, was $3.1 million, or 1.5% of net sales, compared to $3.1 million, or 1.6% of net sales, in 2000.

Income Taxes. Landis Plastics, Inc. has elected by unanimous consent of its stockholders to be taxed as an "S" corporation under Section 1362 of the Internal Revenue Code for years beginning after December 31, 1986. Accordingly, no provision or liability for federal income taxes is reflected in the accompanying statements. Items reported under Income Taxes are liabilities related to state taxes where S filings are not appropriate.

Asset Impairment. As required by Statement of Financial Accounting Standards
(SFAS) No. 121, "Accounting for the impairment of long-lived assets and for long-lived assets to be disposed of," Landis recorded losses on long-lived assets of $0.4 million in 2000. This related to stacking and handling equipment that did not meet performance criteria. An asset impairment of $0.5 million was recognized in 2001 for robotics equipment.

Net Income. Landis recorded net income of $8.9 million in 2001 as compared to $10.5 million in 2000 for the reasons discussed above.

                                    BUSINESS

                                 BERRY PLASTICS

GENERAL

We are one of the world's leading manufacturers and suppliers of a diverse mix of injection-molded plastics packaging products focusing on the open-top container, closure, aerosol overcap, drink cup and housewares markets. We sell a broad product line to over 12,000 customers. We concentrate on manufacturing higher quality, value-added products sold to image-conscious marketers of institutional and consumer products. We believe that our large operating scale, low-cost manufacturing capabilities, purchasing leverage, proprietary thermoforming technology and extensive collection of over 1,000 active proprietary molds provide us with a competitive advantage in the marketplace. We have been able to leverage our broad product offering, value-added manufacturing capabilities and long-standing customer relationships into leading positions across a number of products. The average length of our relationship with our top 10 customers in fiscal 2002 was over 16 years, and these customers represented approximately 19% of our fiscal 2002 net sales with no customer accounting for more than 4% of our fiscal 2002 net sales. We believe that over 58% of our 2002 revenues were generated from the sale of products that held a number one position relative to competing injection-molded products. Our products are primarily sold to customers in industries that exhibit relatively stable demand characteristics and are considered less sensitive to overall economic conditions, such as pharmaceuticals, food, dairy and health and beauty. Additionally, we operate 12 high-volume manufacturing facilities and have extensive distribution capabilities.

COMPETITIVE STRENGTHS

We believe that our consistent financial performance is the direct result of the following competitive strengths, which we believe will be enhanced by the Landis
Acquisition:

       - Leading positions across a broad product offering.

       - Significant scale resulting in low-cost position and strong cash flow.

       - Ability to pass through changes in the cost of resin.

       - Large, diverse and stable customer base.

       - Proven ability to integrate strategic acquisitions.

       - Unique, proprietary thermoforming drink cup manufacturing process.

       - Proven and motivated management team.

BUSINESS STRATEGY

Our goal is to leverage our core strengths to increase profitability. Our strategy to achieve this goal includes the following elements:

       - Increase sales to existing customers.

       - Aggressively pursue new customers.

       - Continue to effectively manage costs.

       - Selectively pursue strategic acquisitions in our core businesses.

PRODUCT OVERVIEW

We organize our product categories into three business divisions: containers, closures, and consumer products. The following table displays our net sales by division for each of the past five fiscal years.

-------------------------------------------------------------------------------------------
(DOLLARS IN MILLIONS)                              1998     1999     2000     2001     2002
-------------------------------------------------------------------------------------------
Containers.....................................  $154.0   $188.7   $231.2   $234.5   $250.4
Closures.......................................    56.4     81.0    112.2    132.4    133.9
Consumer products..............................    61.4     59.1     64.7     94.8    110.0
                                                 ------------------------------------------
   Total net sales.............................  $271.8   $328.8   $408.1   $461.7   $494.3
-------------------------------------------------------------------------------------------

CONTAINERS

We classify our containers into six product lines: thinwall, pry-off, dairy, industrial, polypropylene and specialty. We believe that we have leading positions in key injection-molded plastic container segments including thinwall (household products and food) and pry-off (building materials), as well as strong positions in frozen dessert (ice cream and yogurt) and clear polypropylene (high value food and consumer applications). The following table describes our container product lines.

----------------------------------------------------------------------------------------------
PRODUCT LINE            DESCRIPTION                 SIZES                MAJOR END-USES
----------------------------------------------------------------------------------------------
  Thinwall      Thinwalled, multi-purpose     8 oz. to 2 gallons   Food, promotional products,
                containers with or without                         toys and a wide variety of
                handles and lids                                   other uses
   Pry-off      Containers having a tight     4 oz. to 2 gallons   Building products,
                lid-fit and requiring an                           adhesives, chemicals and
                opening device                                     other industrial uses
    Dairy       Thinwall containers in        4 oz. to 5 lbs.,     Cultured dairy products,
                traditional dairy market      Multi-pack           including yogurt, cottage
                sizes and styles                                   cheese, sour cream and dips
                                                                   and frozen desserts
Polypropylene   Usually clear containers in   6 oz. to 5 lbs.      Food, deli, sauces and
                round, oblong or                                   salads
                rectangular shapes
 Industrial     Thick-walled, larger pails    2.5 to 5 gallons     Building products,
                designed to accommodate                            chemicals, paints and other
                heavy loads                                        industrial uses
  Specialty     Customer specific             Various              Premium consumer items,
                                                                   such as tobacco and drink
                                                                   mixes
----------------------------------------------------------------------------------------------

The largest end-uses for our containers are food products, building products, chemicals and dairy products. We have a diverse customer base for our container lines, and no single container customer exceeded 3% of our total net sales in fiscal 2002.

We believe that we offer the broadest product line among United States-based injection-molded plastic container manufacturers. Our container capacities range from 4 ounces to 5 gallons and are offered in various styles with accompanying lids, bails and handles, some of which we produce, as well as a wide array of decorating options. In addition to a complete product line, we have sophisticated printing capabilities, an in-house graphic arts department, low-cost manufacturing capability with 10 plants strategically located throughout the United States and a dedication to high-quality products and customer service. Our product engineers work with customers to design and commercialize new containers. In addition, as part of our dedication to customer service, on occasion, we provide filling machine equipment to some of our customers, primarily in the dairy market, and we also provide the services necessary to operate such equipment. We believe that providing such equipment and services increases customer retention by increasing the customer's production efficiency. The cost of, and revenue from, such equipment is not material.

We seek to develop niche container products and new applications by taking advantage of our state-of-the-art decorating and graphic arts capabilities and dedication to service and quality. We believe that these capabilities have given us a significant competitive advantage in certain high-margin niche container applications for specialized products. Examples include popcorn containers for new movie promotions and professional and college sporting and entertainment events, where the ability to produce sophisticated and colorful graphics is crucial to the product's success. In order to identify new applications for existing products, we rely extensively on our national sales force. Once these opportunities are identified, our sales force coordinates with our product design engineers to satisfy customers' needs.

In non-industrial containers, our strongest competitors include Airlite, Sweetheart and Polytainers. We also produce commodity industrial pails for a market that is dominated by large volume competitors such as Letica, Plastican, NAMPAC and Ropak. We do not participate heavily in this large market.

CLOSURES

Our closures division focuses on aerosol overcaps and closures.

AEROSOL OVERCAPS

We believe that we are the worldwide leading producer of injection-molded aerosol overcaps. Our aerosol overcaps are used in a wide variety of consumer goods including spray paints, household and personal care products, insecticides and numerous other commercial and consumer products. Most United States manufacturers of aerosol products, and companies that fill aerosol products on a contractual basis, are our customers for some portion of their needs.

Approximately 19% of the United States injection-molded market consists of manufacturers who produce overcaps in-house for their own needs. We believe that a portion of these in-house producers will increase the outsourcing of their production to high-technology, low-cost manufacturers, such as us, as a means of reducing manufacturing assets and focusing on their core marketing objectives.

We believe that, over the years, we have developed several significant competitive advantages, including (1) a reputation for outstanding quality, (2) short lead-time requirements to fill customer orders, (3) long-standing relationships with major customers, (4) the ability to accurately reproduce over 3,500 colors, (5) proprietary packing technology that minimizes freight cost and warehouse space, (6) high-speed, low-cost molding and decorating capability and (7) a broad product line of proprietary molds. We continue to develop new products in the overcap market, including a "spray-thru" line of aerosol overcaps that has a built-in release button.

In fiscal 2002, no single aerosol overcap customer accounted for over 2% of our total net sales. Competitors include Dubuque Plastics, Cobra and Plasticum. In addition, a number of companies, including several of our customers, currently produce aerosol overcaps for their own use.

CLOSURES

We believe that our combined product line offerings to the closures market establish us as a leading provider of closures. Our product line offerings include continuous thread, dispensing, tamper evident, and child resistant closures. In addition, we are a leading provider of (1) fitments and plugs for medical applications, (2) cups and spouts for liquid laundry detergent, (3) dropper bulb assemblies for medical and personal care applications and (4) jiggers for mouthwash products.

Our closures are used in a wide variety of consumer goods markets, including health and beauty aids, pharmaceutical, household chemicals, commercial chemicals, and food and dairy. We are a major provider of closures to many of the leading companies in these markets.

We believe the capabilities and expertise we have established as a closure provider create significant competitive advantages, including the latest in single and bi-injection technology, molding of thermoplastic and thermoset resins, compression molding of thermoplastic resins, and lining and assembly applications applying the latest in computerized vision inspection technology. In addition, we have an in-house package development and design group focused on developing new closures to meet customers' proprietary needs. We have a strong reputation for quality and have received numerous "Supplier Quality Achievement Awards" from customers in different markets.

In fiscal 2002, no single closure customer accounted for over 2% of our total net sales. Competitors include Owens-Illinois, Kerr/Suncoast, Phoenix Closures, Portola, Rexam Closures and Seaquist Closures.

CONSUMER PRODUCTS

Our consumer product division focuses on drink cups and housewares.

DRINK CUPS

We believe that we are the largest provider of injection-molded plastic drink cups in the United States. As beverage producers, convenience stores and fast food restaurants increase their marketing efforts for larger sized drinks, we believe that the plastic drink cup market will expand because of plastic's desirability over paper for larger drink cups. We produce injection-molded plastic cups that range in size from 12 to 64 ounces. Primary markets are fast food and family dining restaurants, convenience stores, stadiums, and retail stores. Virtually all cups are decorated, often as promotional items, and we are known in the industry for our innovative, state-of-the-art graphics capability.

We launched our thermoformed drink cup line in fiscal 2001. Our thermoformed product line offers sizes ranging from 22 to 44 ounces. Our thermoform process is unique in the industry in that it uses polypropylene instead of more expensive polystyrene in producing deep draw drink cups. This offers a material competitive advantage versus competitive thermoformed drink cups.

In fiscal 2002, no single drink cup customer accounted for more than 3% of our total net sales. Drink cup competitors include Huhtamaki (formerly Packaging Resources Incorporated), Sweetheart, Letica, and WNA (formerly Cups Illustrated).

HOUSEWARES

Our participation in the housewares market is focused on producing seasonal (spring and summer) semi-disposable plastic housewares and plastic garden products. Examples of our products include plates, bowls, pitchers, tumblers and outdoor flowerpots. We sell virtually all of our products in this market through major national retail marketers and national chain stores, such as Wal-Mart. PackerWare is our recognized brand name in these markets and PackerWare branded products are often co-branded by our customers. Our position in this market has been to provide high value to consumers at a relatively modest price, consistent with the key price points of the retail marketers. We believe outstanding service and ability to deliver products with timely combination of color and design further enhance our position in this market. This focus allowed PackerWare to be named Wal-Mart's category manager for its seasonal housewares department.

In fiscal 2002, no single housewares customer accounted for more than 4% of our total net sales. Housewares competitors include imported products from China, Arrow Plastics and United Plastics.

MARKETING AND SALES

We reach our large and diversified base of over 12,000 customers primarily through our direct field sales force of over 50 dedicated professionals. Our field sales, production and support staff meet with customers to understand their needs and improve our product offerings and services. While these field sales representatives are focused on individual product lines, they are also encouraged to sell all our products to serve the needs of our customers. We believe that a direct field sales force is able to better focus on target markets and customers, with the added benefit of permitting us to control pricing decisions centrally. We also utilize the services of manufacturing representatives to assist our direct sales force. We believe that we produce a high level of customer satisfaction. Highly skilled customer service representatives are located in each of our facilities to support the national field sales force. In addition, telemarketing representatives, marketing managers and sales/marketing executives oversee the marketing and sales efforts. Manufacturing and engineering personnel work closely with field sales personnel to satisfy customers' needs through the production of high-quality, value-added products and on-time deliveries.

Our sales force is supported by technical specialists and our in-house graphics and design personnel. Our Graphic Arts department includes computer-assisted graphic design capabilities and in-house production of photopolymer printing plates. We also have a centralized Color Matching and Materials Blending department that utilizes a computerized spectrophotometer to insure that colors match those requested by customers.

MANUFACTURING

We primarily manufacture our products using the plastic injection-molding process. The process begins when plastic resin, in the form of small pellets, is fed into an injection-molding machine.

The injection-molding machine then melts the plastic resin and injects it into a multi-cavity steel mold, forcing the plastic resin to take the final shape of the product. At the end of each molding cycle (generally 5 to 25 seconds), the plastic parts are ejected from the mold into automated handling systems from which they are packed in corrugated containers for further processing or shipment. After molding, the product may be either decorated (printing, silkscreening, labeling) or assembled (e.g., bail handles fitted to containers). We believe that our molding and post-molding capabilities are among the best in the industry.

In 2001, after several years of development, we introduced our proprietary thermoforming molding process that enables us to mass-produce large drink cups (22-ounce to 44-ounce) less expensively than our competitors. The thermoforming machine used in our process was built by a third-party manufacturer to standard specifications. We modified the machine on-site in order to produce high-cavitation, deep draw cups using our process. These modifications were made without the help of outside consultants.

Our overall manufacturing philosophy is to be a low-cost producer by using (1) high-speed molding machines, (2) modern multi-cavity hot runner, cold runner and insulated runner molds, (3) extensive material handling automation and (4) sophisticated printing technology. We utilize state-of-the-art robotic packaging processes for large volume products, which enables us to reduce breakage while lowering warehousing and shipping costs. Each plant has complete tooling maintenance capability to support molding and decorating operations. We have historically made, and intend to continue to make, significant capital investments in plant and equipment because of our objectives to improve productivity, maintain competitive advantages and foster continued growth. Over the past five fiscal years our capital expenditures in plant and equipment, exclusive of acquisitions, were $146.4 million.

RESEARCH AND PRODUCT DEVELOPMENT AND DESIGN

We believe that our technology base and research and development support are among the best in the rigid plastics packaging industry. Our full-time product engineers use three-dimensional computer-aided-design (CAD) technology to design and modify new products and prepare mold drawings. We can simulate the molding environment by running unit-cavity prototype molds in small injection-molding machines for research and development of new products. Production molds are then designed and outsourced for production by various companies with which we have extensive experience and established relationships. Our engineers oversee the mold-building process from start to finish. Many of our customers work in partnership with our technical representatives to develop new, more competitive products. We have enhanced our relationships with these customers by providing the technical service needed to develop products combined with our internal graphic arts support.

We spent $2.9 million, $1.9 million and $2.6 million on research and development in 2002, 2001, and 2000, respectively, and $2.5 million in the thirty-nine weeks ended September 27, 2003.

We also utilize our in-house graphic design department to develop color and styles for new products. Our design professionals work directly with our customers to develop new styles and use computer-generated graphics to enable our customers to visualize the finished product.

QUALITY ASSURANCE

Each plant extensively utilizes Total Quality Management philosophies, including the use of statistical process control and extensive involvement of employees to increase productivity. This teamwork approach to problem-solving increases employee participation and provides necessary training at all levels. All of our facilities have been ISO certified, which demonstrates compliance by a company with a set of shipping, trading and technology standards promulgated by the International Standardization Organization ("ISO"). Extensive testing of parts for size, color, strength and material quality using statistical process control (SPC) techniques and sophisticated technology is also an ongoing part of our quality assurance activities.

SYSTEMS

We utilize a fully integrated computer software system at each of our plants that produces complete financial and operational reports. This accounting and control system is easily expandable to add new features and/or locations as we grow. In addition, we have in place a sophisticated quality assurance system, a bar code based material management system and an integrated manufacturing system.

SOURCES AND AVAILABILITY OF RAW MATERIALS

The most important raw material purchased by us is plastic resin. We purchased approximately $113.0 million of resin in fiscal 2002. Approximately 50% of the resin pounds purchased were HDPE, 13% linear low density polyethylene and 37% PP. We have contractual price escalators and de-escalators tied to the price of resin representing approximately 40% of net sales that result in price increases/decreases to many of our customers in a relatively short period of time, typically quarterly. In addition, we have historically had success in passing through price increases and decreases in the price of resin to customers without indexed price agreements. For example, in the fifty-two weeks ended September 27, 2003, our net sales increased by $50.1 million over the prior fifty-two week period, of which approximately $20.6 million was attributable to increased selling prices. This occurred in an environment of rapidly escalating resin prices during which our cost of goods sold increased by approximately $45.3 million, of which approximately $25.9 million was attributable to increased raw material prices. Fewer than 10% of our net sales are generated from fixed-price arrangements, and we have at times and may continue to enter into negotiated purchase agreements with resin suppliers related to these fixed price arrangements. We can further mitigate the effect of resin price movements through our ability to accommodate raw material switching for certain products between HDPE and PP as prices fluctuate. Based on information from Plastics News, an industry publication, average spot prices of HDPE and PP on September 27, 2003 were $0.465 per pound and $0.450 per pound, respectively, reflecting increases of $0.07 per pound, or 17.7%, and $0.06 per pound, or 15.4%, over the respective average spot prices from December 28, 2002.

Our purchasing strategy is to deal with only high-quality, dependable suppliers, such as Dow, Chevron, Nova, Equistar, Atofina, Basell, and ExxonMobil. Although we do not have any supply requirements contracts with our key suppliers, we believe that we have maintained strong relationships with these key suppliers and expect that such relationships will continue into the foreseeable future. Based on our experience, we believe that adequate quantities of plastic resins will be available at market prices, but we can give you no assurance as to such availability or the prices thereof.

EMPLOYEES

As of September 27, 2003, we had approximately 3,250 employees. Poly-Seal Corporation, a wholly owned subsidiary, and the United Steelworkers of America are parties to a collective bargaining agreement which expires on April 24, 2005. As of September 27, 2003, approximately 332 employees of Poly-Seal Corporation, all of whom are located in our Baltimore, Maryland facility, were covered by this agreement. None of our other employees are covered by collective bargaining agreements. We believe our relations with our employees are good.

PATENTS AND TRADEMARKS

We rely on a combination of patents, trade secrets, unpatented know-how, trademarks, copyrights and other intellectual property rights, nondisclosure agreements and other protective measures to protect our proprietary rights. We do not believe that any individual item of our intellectual property portfolio is material to our current business. We employ various methods, including confidentiality and non-disclosure agreements with third parties, employees and consultants, to protect our trade secrets and know-how. We have licensed, and may license in the future, patents, trademarks, trade secrets, and similar proprietary rights to and from third parties. See "Risk factors--Risks related to our business--We and Landis rely on unpatented proprietary know-how and trade secrets".

PROPERTIES

We believe that our property and equipment are well maintained, in good operating condition and adequate for our present needs.

The following table sets forth our principal manufacturing facilities:

------------------------------------------------------------------
                           APPROXIMATE
                             SQUARE                         OWNED/
    LOCATION       ACRES     FOOTAGE           USE          LEASED
------------------------------------------------------------------
Evansville, IN     15.8        580,000   Headquarters and   Owned
                                         Manufacturing
Henderson, NV      12.3        175,000   Manufacturing      Owned
Iowa Falls, IA     14.1        100,000   Manufacturing      Owned
Charlotte, NC      37.3        150,000   Manufacturing      Owned
Lawrence, KS       19.3        424,000   Manufacturing      Owned
Suffolk, VA        14.0        110,000   Manufacturing      Owned
Monroeville, OH    34.7        152,000   Manufacturing      Owned
Norwich, England    5.0         88,000   Manufacturing      Owned
Woodstock, IL      13.7        170,000   Manufacturing      Owned
Streetsboro, OH    11.9        140,000   Manufacturing      Owned
Baltimore, MD       9.9        244,000   Manufacturing      Owned
Milan, Italy       11.6        125,000   Manufacturing      Leased
------------------------------------------------------------------

ENVIRONMENTAL MATTERS AND GOVERNMENT REGULATION

Our past and present operations and our past and present ownership and operations of real property are subject to extensive and changing federal, state, local and foreign environmental laws and regulations pertaining to the discharge of materials into the environment, the use and management of hazardous materials, the handling and disposition of wastes or otherwise relating to the protection of the environment. We believe that we are in substantial compliance with applicable environmental laws and regulations. However, we cannot assure you with any certainty that we will not in the future incur liability under environmental statutes and regulations with respect to non-compliance with environmental laws, contamination of sites formerly or currently owned or operated by us (including contamination caused by prior owners and operators of such sites) or the off-site disposal of hazardous materials.

Like any manufacturer, we are subject to the possibility that we may receive notices of potential liability in connection with materials that were sent to third-party recycling, treatment, and/or disposal facilities under the Comprehensive Environmental Response, Compensation, and Liability Act, or CERCLA, and comparable state statutes, which impose liability for investigation and remediation of contamination without regard to fault or the legality of the conduct that contributed to the contamination. Liability under CERCLA is retroactive, and liability for the entire cost of a cleanup can be imposed on any responsible party. No such notices are currently pending.

The FDA regulates the material content of direct-contact food containers and packages, including certain thinwall containers we manufacture pursuant to the Federal Food, Drug and Cosmetics Act. Certain of our products are also regulated by the CPSC pursuant to various federal laws, including the Consumer Product Safety Act. Both the FDA and the CPSC can require the manufacturer of defective products to repurchase or recall such products and may also impose fines or penalties on the manufacturer. Similar law exists in some states, cities and other countries in which we sell our products. In addition, laws exist in certain states restricting the sale of packaging with certain levels of heavy metals, imposing fines and penalties for non-compliance. Although we use FDA approved resins and pigments in containers that directly contact food products and believe they are in material compliance with all such applicable FDA regulations, and we believe our products are in material compliance with all applicable requirements, we remain subject to the risk that our products could be found not to be in compliance with such requirements.

The plastics industry, including us, is subject to existing and potential federal, state, local and foreign legislation designed to reduce solid wastes by requiring, among other things, plastics to be degradable in landfills, minimum levels of recycled content, various recycling requirements, disposal fees and limits on the use of plastic products. In addition, various consumer and special interest groups have lobbied from time to time for the implementation of these and other similar measures. The principal resins used in our products, HDPE and PP, are recyclable, and, accordingly, we believe that the legislation promulgated to date and such initiatives to date have not had a material adverse effect on us. We cannot assure you that any such future legislative or regulatory efforts or future initiatives would not have a material adverse effect on us. On January 1, 1995, legislation in Oregon, California and Wisconsin went into effect requiring products packaged in rigid plastic containers to comply with standards intended to encourage recycling and increased use of recycled materials. Although the regulations vary by state, they principally require the use of post consumer regrind, or PCR, as an ingredient in containers or the reduction of their weight. These regulations do not apply to food, cosmetic or drug containers. Oregon and California provide for an exemption from these regulations if statewide recycling rates for rigid plastic containers reach or exceeds 25%. We assist our customers in complying with these regulations.

Oregon's aggregate recycling rate for rigid plastic containers has exceeded the 25% goal since the effective date of the law through 2001, the most recent compliance period examined.

Therefore, rigid plastic containers are exempt from the requirements of the Oregon statute. In addition, California's recycling rate for rigid plastic containers exceeded 25% in 2001 and 2002. Therefore, rigid plastic containers were exempt from the requirements of the California statute in 2001 and 2002. In order to facilitate continued individual customer compliance with these regulations, we are providing customers the option of purchasing containers with limited amounts of PCR or reduced weight.

LEGAL PROCEEDINGS

We are party to various legal proceedings involving routine claims which are incidental to our business. Although our legal and financial liability with respect to such proceedings cannot be estimated with certainty, we believe that any ultimate liability would not be material to our financial condition.

                                     LANDIS

GENERAL

Landis is a leading United States manufacturer of thinwall injection molded and thermoformed plastic packaging. Landis manufactures rigid plastic packaging for yogurt and cultured dairy products and plastic packaging for margarine products. Landis also manufactures dessert and industrial plastic containers. While a substantial majority of Landis' sales are to the food industry, it also produces industrial packaging products used to store and transport such products as adhesives and wall and tile grout. Landis has focused its business on larger customers that are high-volume purchasers to take advantage of manufacturing efficiencies, and has strategically located its facilities to accommodate specific customer needs.

PRODUCT OVERVIEW

Landis organizes its products into five categories (by end-market): yogurt, dairy, margarine, dessert and industrial. These five categories accounted for approximately 37%, 28%, 18%, 9% and 8% of its 2002 net sales, respectively. Most of Landis' products are produced from either high density polyethylene or polypropylene and feature high resolution graphics through its eight color printing capability.

In addition to the well known food lines contained in the yogurt, dairy, margarine and dessert categories, Landis is also a supplier of institutional and industrial containers and lids ranging in size from 1/2 pint to 6 gallons. End users of these products consist of both institutional food customers and building and home improvement customers.

CUSTOMERS

Landis sells its products to an established base of approximately 150 customers. Kraft has been a Landis customer since 1978 and purchased over $54 million of Landis products during 2002. General Mills and Dean Foods have been customers for 10 and 12 years, respectively, and purchased approximately $48 million and $19 million, respectively, from Landis in 2002. Landis believes it is the sole supplier of plastic containers for such leading product brands as Cool Whip, Philadelphia Cream Cheese, Yoplait and Crystal Light drink mixes.

MARKETING AND SALES

We believe Landis' customer base and strong position result from its commitment to quality and customer service. Landis' overall sales strategy has been to expand its customer base by pursuing underserved market opportunities while capturing additional sales from its existing customer base. Historically, Landis has been successful in acquiring new customers by offering competitive pricing, which has been made possible through continuous process improvements. Landis' sales representatives work closely with Landis' design engineers and the customer to deliver innovative packaging products. This allows Landis to improve its reputation in the industry and capture additional business by capitalizing on existing customers' expanding packaging needs. More than half of Landis' 2002 sales were for packaging products for which Landis is the sole supplier to that customer.

MANUFACTURING

We believe Landis has an established reputation for producing high-quality products. This reputation is largely due to its control over the manufacturing process. Landis designs, builds and maintains its own molds, which increases performance through increased unit per minute cycle times, reduced cavity-off and down times and tighter product tolerances. By controlling the manufacturing process, Landis has better control over its cost structure and can ensure higher productivity and product quality. Landis has significant capability in both thin-wall injection molding and thermoforming, each of which offers certain performance advantages.

RESEARCH AND PRODUCT DEVELOPMENT AND DESIGN

Landis has invested in developing innovative products and processes to gain customer accounts and recognize cost savings. Landis has a long history of innovation in the plastic packaging industry. In 1975, Landis was one of the first manufacturers to injection mold polyethylene. In 1978, Landis expanded the injection molding process to straight wall containers used in the first plastic frosting cans. In 1988, Landis developed the "tear strip" lid concept. The result was a patented "easy open" lid for industrial containers. In 1995, Landis was one of the pioneers of the "4 level" container mold expanding the production output necessary to serve the pudding cup market. We believe Landis was the first United States manufacturer to utilize 8-color lid printing. This enabled General Foods (Kraft) Cool Whip to replace a difficult to handle paper insert with an all plastic decorated lid. In the same year, Landis developed a "sonic welding" process, allowing General Mills Yoplait the opportunity to move away from more expensive thermoformed styrene container. In 1999, Landis introduced an injection molded non-round container for the Take Control product. Also in the same year Landis introduced the highly recognized "Spoon-in-the-Lid" product for Colombo Yogurt, acknowledged in 1999 by Business Week magazine as one of its "packaging products" of the year.

QUALITY ASSURANCE

Landis' philosophy of Total Quality Management has helped establish it as a leading supplier of high quality packaging. Landis has technologically advanced quality control equipment that verifies and documents product quality. Landis has also implemented a firm-wide quality policy by training manufacturing personnel on a set of policies, procedures, and work instructions that comply with ISO standards and other regulatory requirements. Landis is also training its production teams to conduct in-line testing, which helps enable the individual manufacturing cells to be responsible for both production and quality.

SYSTEMS

Landis' technologically advanced machinery generates quality products and enables it to accommodate increased levels of production with relatively limited incremental operating expense. To complement its automated manufacturing capabilities, Landis utilizes customized, industry-specific software to plan and monitor the business on a real-time basis. Landis has also invested in a fully integrated warehouse management.

SOURCES AND AVAILABILITY OF RAW MATERIALS

Landis purchases resin under multi-year contracts with highly dependable, cost competitive vendors such as Basell USA, Dow, Equistar and Sunoco. These contracts generally include volume rebates but do not provide for guaranteed supplies or fixed-prices for resin. Historically, Landis has purchased significant portions of its resin from a single supplier. Landis does not engage in any hedging transactions with respect to commodity suppliers.

EMPLOYEES

As of September 28, 2003, Landis employed 1,535 non-union employees. We do not believe Landis is faced with any significant labor issues and considers its working conditions to be excellent.

PATENTS AND TRADEMARKS

Landis strives to maintain a competitive advantage through continuing investment in new product development and advanced engineering. As a result, Landis has developed and registered patented technologies in the United States and Canada, relating to both proprietary products and innovative process technologies and has also developed unpatented know-how, trade secrets and other intellectual property rights. Landis employs various methods, including confidentiality and non-disclosure agreements with third parties, employees and consultants to protect its trade secrets and know-how. Landis has licensed, and may license in the future, patents and other intellectual property rights from third parties and may license in the future intellectual property to third parties. See "Risk Factors--Risks related to our business--We and Landis rely on unpatented proprietary know-how and trade secrets".

PROPERTIES

Landis has five primary manufacturing facilities, which are strategically located close to major processed food industry participants. All manufacturing facilities are also used as distribution hubs. The following table sets forth Landis' manufacturing facilities statistics:

-------------------------------------------------------------------------------------------
FACILITY LOCATION                                             SQUARE FOOTAGE   OWNED/LEASED
-------------------------------------------------------------------------------------------
Alsip, Il (South)                                                    388,000         Owned(1)
Alsip, Il (North)                                                     84,000         Owned(1)
Monticello, IN                                                       184,000         Owned
Phoenix, AZ                                                          140,000         Owned(1)
Richmond, IN                                                         160,000         Owned
Syracuse, NY                                                         135,000         Owned(1)
-------------------------------------------------------------------------------------------

(1) Were owned by affiliates of Landis. Under the agreement and plan of merger, we agreed to acquire these four facilities for $32 million. Prior to the closing of the Landis Acquisition, we assigned our rights and obligations to purchase these facilities to an affiliate of W.P. Carey & Co., and then leased these facilities from them.

ENVIRONMENTAL MATTERS AND GOVERNMENT REGULATION

The past and present operations of Landis and the past and present ownership and operations of real property by Landis are subject to extensive and changing federal, state and local environmental laws and regulations pertaining to the discharge of materials into the environment, the use and management of hazardous materials, the handling and disposition of wastes or otherwise relating to the protection of the environment. The plastics industry, including Landis, is also subject to existing and potential federal, state, local and foreign legislation designed to reduce solid wastes. In addition, the FDA regulates the material content of direct-contact food containers and packages, including certain containers manufactured by Landis. Based on information provided to us by Landis, we believe that Landis is in material compliance with regard to all laws and regulations applicable to its business and that it only uses approved resins and pigments in its direct-contact food packaging products.

Pursuant to the agreement and plan of merger in the Landis Acquisition, the Landis stockholders have furnished certain representations and warranties, and agreed to certain indemnities, with respect to environmental matters. Such indemnities are, in some cases, supported by escrowed funds, and are subject to survival and dollar limitations and other conditions.

Since Landis' operations are similar to Berry Plastics' operations, Landis is subject to the same types of laws and regulations as Berry Plastics. For further detail regarding such laws and regulations, see "Business--Berry
Plastics--Environmental matters and government regulation."

LEGAL PROCEEDINGS

Landis is involved in litigation from time to time in the ordinary course of business, but we believe that such matters will not have a material effect on our financial position or results of operations.

                                   MANAGEMENT

Our directors and executive officers and their ages as of the date of this prospectus are as follows:

----------------------------------------------------------------------------------------------------
NAME                                AGE   TITLE
----------------------------------------------------------------------------------------------------
Joseph H. Gleberman(1)(2)(3)        45    Chairman and Director
Ira G. Boots(1)(3)                  49    President, Chief Executive Officer and Director
James M. Kratochvil                 47    Executive Vice President, Chief Financial Officer,
                                          Treasurer and Secretary
R. Brent Beeler                     50    President, Container, Consumer Product and Drink Cup
                                          Division
Gregory J. Landis                   53    Director and President, Container Branded Products
                                          Division
William J. Herdrich                 53    Executive Vice President and General Manager, Closures
                                          Division
Antonio Gabriele                    46    Vice President, International Business Development
                                          Division
Christopher C. Behrens(1)(2)        42    Director
Patrick J. Dalton(2)(4)             35    Director
Douglas F. Londal(1)(3)(4)          38    Director
Mathew J. Lori(3)(4)                39    Director
----------------------------------------------------------------------------------------------------

(1) Member of the Compensation Committee.

(2) Member of the Finance Committee.

(3) Member of the Corporate Development Committee.

(4) Member of the Audit Committee.

Joseph H. Gleberman has been our chairman of the board of directors since the closing of the Buyout and has been a Managing Director at Goldman, Sachs & Co. since 1996. He serves on the Board of Directors of aaiPharma, IPC Acquisition Corp., and MCG Capital Corporation, as well as a number of private companies. Mr. Gleberman received his M.B.A. in 1982 from Stanford University Graduate School of Business and a M.A./B.A. from Yale University in 1980.

Ira G. Boots has been our President and Chief Executive Officer since June 2001, and a director since April 1992. Prior to that, Mr. Boots served as our Chief Operating Officer since August 2000 and Vice President of Operations, Engineering and Product Development of the Company since April 1992. Mr. Boots was employed by us from 1984 to December 1990 as Vice President, Operations.

James M. Kratochvil has been our Executive Vice President, Chief Financial Officer, Secretary and Treasurer since December 1997. He formerly served as Vice President, Chief Financial Officer and Secretary of the Company since 1991, and as Treasurer of the Company since May 1996. Mr. Kratochvil was employed by us from 1985 to 1991 as Controller.

R. Brent Beeler was named our President, Container, Consumer Product and Drink Cup Division in October 2003. He had been our Executive Vice President and General Manager-Containers and Consumer Products since October 2002 and was our Executive Vice President and General Manager-Containers since August 2000. Prior to that, Mr. Beeler was Executive Vice President, Sales and Marketing of the Company since February 1996 and Vice President, Sales and Marketing of the Company since December 1990. Mr. Beeler was employed by us from October 1988 to December 1990 as Vice President, Sales and Marketing.

Gregory J. Landis became a director upon the closing of the Landis Acquisition. He is also our President, Container Branded Products Division. Prior to the closing of the Landis Acquisition, he had been President of Landis since 1991.

William J. Herdrich has been our Executive Vice President and General Manager, Closures Division since August 2000. From May 2000 to August 2000, Mr. Herdrich was a consultant to the Company. During the period from April 1994 to May 2000, Mr. Herdrich was President, Executive Vice President and General Manager of Poly-Seal Corporation, which we acquired in 2000. Mr. Herdrich was employed by Seaquist Closures from 1990 to April 1994 as Executive Vice President.

Antonio Gabriele became our Vice President, International Business Development Division in September, 2003. He was previously employed by Solo Cup Company as International Sales Manager and National Sales Manager since 1995.

Christopher C. Behrens has been a director since the closing of the Buyout and has been a partner of J.P. Morgan Partners, LLC and its predecessor, Chase Capital Partners, since 1999. Prior to joining Chase Capital Partners, Mr. Behrens served as Vice President in Chase's Merchant Banking Group. Mr. Behrens serves on the Board of Directors of Carrizo Oil & Gas, Brand Services Inc. and Interline Holdings, as well as a number of private companies. Mr. Behrens received a B.A. from the University of California at Berkeley and an M.A. from Columbia University.

Patrick J. Dalton has been a director since the closing of the Buyout and has been a Vice President at Goldman, Sachs & Co. since 2001. Prior to joining the Principal Investment Area of Goldman, Sachs & Co. in 2000, Mr. Dalton was at Chase Securities from 1997 to 2000. He serves on the Board of Directors of First Asset Management Inc. and Waddington North America, Inc. as well as a number of private companies. Mr. Dalton received his M.B.A. in 1997 from Columbia University Graduate School of Business and a B.S. from Boston College in 1990.

Douglas F. Londal has been a director since the closing of the Buyout and has been a Managing Director at Goldman, Sachs & Co. since 1999. Prior to joining the Principal Investment Area of Goldman, Sachs & Co. in 1995, he worked in the Mergers & Acquisitions Department of Goldman, Sachs & Co. from 1991 to 1995. He serves on the Board of Directors of 21st Century Newspapers, NextMedia Investors LLC and Village Voice Media, LLC, as well as a number of private companies. Mr. Londal received his M.B.A. in 1991 from the University of Chicago and a B.A. from the University of Michigan in 1987.

Mathew J. Lori has been a director since the closing of the Buyout. Mr. Lori has been a principal with J.P. Morgan Partners, LLC and its predecessor, Chase Capital Partners, since 1998, and prior to that, he had been an associate. Mr. Lori has been on the board of Berry Plastics since 1996, and is also a director of Doane Pet Care Company, as well as a number of private companies. Mr. Lori received an M.B.A. from Kellogg Graduate School of Management at Northwestern University in 1993.

BOARD OF DIRECTORS

Our board of directors currently consists of seven directors, including Gregory
J. Landis, who became a director of our company upon the closing of the Landis Acquisition. Pursuant to the stockholders' agreement entered into in connection with the Landis Acquisition with affiliates of Goldman, Sachs & Co. and affiliates of J.P. Morgan Securities Inc., described below, affiliates of Goldman, Sachs & Co. has the right to designate two additional members of our board of directors.

COMMITTEES OF THE BOARD OF DIRECTORS

Our board of directors has a Compensation Committee, an Audit Committee, a Finance Committee and a Corporate Development Committee. The Compensation Committee, consisting of Messrs. Gleberman, Boots, Behrens and Londal, makes recommendations concerning salaries and incentive compensation for our employees and consultants. The Audit Committee, consisting of Messrs. Dalton, Londal and Lori, recommends the annual appointment of auditors with whom the audit committee reviews the scope of audit and non-audit assignments and related fees, accounting principles we use in financial reporting, internal auditing procedures and the adequacy of our internal control procedures. The Finance Committee, consisting of Messrs. Gleberman, Behrens and Dalton, oversees our capital structure and reviews and approves significant financing decisions. The Corporate Development Committee, consisting of Messrs. Gleberman, Boots, Londal and Lori, oversees our business strategy and, in particular, reviews and recommends potential acquisition candidates.

COMPENSATION OF DIRECTORS

Directors receive no cash consideration for serving on our board of directors, but directors are reimbursed for out-of-pocket expenses incurred in connection with their duties as directors.

STOCKHOLDERS' AGREEMENT

In connection with the Buyout, BPC Holding entered into a stockholders' agreement with GSCP 2000 and other private equity funds affiliated with Goldman, Sachs & Co. that, in the aggregate, own a majority of our common stock and J.P. Morgan Partners Global Investors, L.P. and other private equity funds affiliated with J.P. Morgan Securities Inc. that, in the aggregate, own approximately 29% of our common stock. Under the terms of this agreement, which was amended upon the closing of the Landis Acquisition, among other things: (1) GSCP 2000 and other private equity funds affiliated with Goldman, Sachs & Co., have the right to designate seven members of our board of directors, one of which shall be a member of our management, and J.P. Morgan Partners Global Investors, L.P. and other private equity funds affiliated with J.P. Morgan Securities Inc. have the right to designate two members of our board of directors, one of which will be designated by J.P. Morgan Partners Global Investors, L.P.; (2) the Goldman Sachs and J.P. Morgan funds have the right to subscribe for a proportional share of future equity issuances by BPC Holding; (3) after July 29, 2009, the J.P. Morgan funds have the right to demand that BPC Holding cause the initial public offering of its common stock, if such an offering or other sale of BPC Holding has not occurred by such time; and (4) BPC Holding has agreed not to take specified actions, including, making certain amendments to either the certificate of incorporation or the by-laws of BPC Holding, changing independent accountants, or entering into certain affiliate transactions, without the approval of a majority of its board of directors, including at least one director designated by the J.P. Morgan funds. The stockholders agreement also contains provisions regarding transfer restrictions, rights of first offer, tag-along rights and drag-along rights related to the shares of BPC Holding common stock owned by the Goldman Sachs and J.P. Morgan funds.

MANAGEMENT COMPENSATION

The following table sets forth a summary of the compensation paid by the Company to its Chief Executive Officer and the four other most highly compensated executive officers of the Company (collectively, the "Named Executive Officers") during the 2002 fiscal year for services rendered in all capacities to the Company during fiscal 2002, 2001 and 2000.

                           SUMMARY COMPENSATION TABLE

--------------------------------------------------------------------------------------------------
                                                                       LONG TERM
                                                                    COMPENSATION
                                                                    ------------
                                                           ANNUAL     SECURITIES
                                                     COMPENSATION     UNDERLYING
                                   FISCAL   ---------------------        OPTIONS             OTHER
NAME AND PRINCIPAL POSITION          YEAR     SALARY     BONUS(1)            (#)   COMPENSATION(2)
--------------------------------------------------------------------------------------------------
Ira G. Boots.....................   2002    $424,536   $1,452,018        61,814      $   12,505
   President and Chief Executive    2001     316,461       87,500             -          12,428
   Officer                          2000     289,328      150,000             -          11,779
James M. Kratochvil..............   2002    $273,400   $  945,026        35,040      $    9,889
   Executive Vice President,        2001     231,919       64,166             -           9,198
      Chief
   Financial Officer, Treasurer     2000     212,049      120,000             -           8,800
   and Secretary
R. Brent Beeler(3)...............   2002    $298,172   $1,080,496        35,229      $    2,590
   President, Container, Consumer   2001     284,251       78,750             -           3,196
   Product and Drink Cup Division   2000     257,236      135,000             -           2,879
William J. Herdrich..............   2002    $269,222   $  983,506        25,581      $    4,899
   Executive Vice President and     2001     258,690       62,800         2,000           3,834
   General Manager--Closures        2000      99,003       18,986             -           4,691
Bruce J. Sims(4).................   2002    $263,533   $  908,435        26,412      $    4,024
   Executive Vice President of      2001     211,851       55,693             -           3,912
   Sales--Drink Cups                2000     193,055      114,000             -           3,879
--------------------------------------------------------------------------------------------------

(1) Amounts shown include transaction bonuses of $1,238,298, $788,298, $871,298, $803,831 and $766,298 paid to Messrs. Boots, Kratochvil, Beeler, Herdrich and Sims, respectively, in connection with the Buyout.

(2) Amounts shown reflect contributions by the Company under the Company's 401(k) plan and the personal use of a Company vehicle.

(3) Mr. Beeler served as our Executive Vice President and General
Manager--Containers and Consumer Products since October 2002 and was our Executive Vice President and General Manager--Containers since 2000.

(4) Mr. Sims served as our Executive Vice President of Sales--Drink Cups from October 2002 until May 16, 2003 and our Executive Vice President and General Manager--Consumer Products from August 2000 to October 2002. Prior to that, he served as our Executive Vice President, Sales and Marketing, Housewares from January 1997 to August 2000.

The following table sets forth a summary of the options granted by the Company to the Named Executive Officers during the 2002 fiscal year.

                       OPTION GRANTS IN LAST FISCAL YEAR

----------------------------------------------------------------------------------------------------
                                 INDIVIDUAL GRANTS
                         -------------------------                              POTENTIAL REALIZABLE
                          NUMBER OF                                                 VALUE AT ASSUMED
                         SECURITIES     % OF TOTAL                              RATES OF STOCK PRICE
                         UNDERLYING        OPTIONS                                  APPRECIATION FOR
                            OPTIONS     GRANTED TO                                       OPTION TERM
                            GRANTED   EMPLOYEES IN     EXERCISE   EXPIRATION   ---------------------
NAME                            (#)    FISCAL YEAR     PRICE($)         DATE      5%($)       10%($)
----------------------------------------------------------------------------------------------------
Ira Boots..............      15,886(1)         4.0          100      9/19/12   999,071    2,531,752
Ira Boots..............       7,943(2)         2.0          100      9/19/12   499,535    1,265,876
Ira Boots..............      37,985(3)         9.6          100      9/19/12         0            0
James M. Kratochvil....       9,035(1)         2.2          100      9/19/12   568,211    1,439,908
James M. Kratochvil....       4,518(2)         1.1          100      9/19/12   284,137      720,034
James M. Kratochvil....      21,487(3)         5.4          100      9/19/12         0            0
R. Brent Beeler........       9,035(1)         2.3          100      9/19/12   568,211    1,439,908
R. Brent Beeler........       4,518(2)         1.1          100      9/19/12   284,137      720,034
R. Brent Beeler........      21,676(3)         5.5          100      9/19/12         0            0
William J. Herdrich....       9,035(1)         2.3          100      9/19/12   568,211    1,439,908
William J. Herdrich....       4,518(2)         1.1          100      9/19/12   284,137      720,034
William J. Herdrich....      12,028(3)         3.0          100      9/19/12         0            0
Bruce J. Sims(4).......       9,035(1)         2.3          100      9/19/12   568,211    1,439,908
Bruce J. Sims(4).......       4,518(2)         1.1          100      9/19/12   284,137      720,034
Bruce J. Sims(4).......      12,859(3)         3.3          100      9/19/12         0            0
----------------------------------------------------------------------------------------------------

(1) Represents options granted on September 19, 2002, which (i) have an exercise price fixed at $100 per share, which was the fair market value of a share of Holding Common Stock on the date of grant, and (ii) vest and become exercisable over a five year period, beginning the last day of 2002 based on continued service with the Company.

(2) Represents options granted on September 19, 2002, which (i) have an exercise price fixed at $100 per share, which was the fair market value of a share of Holding Common Stock on the date of grant, and (ii) vest and become exercisable based on the achievement by BPC Holding of certain financial targets, or if such targets are not achieved, based on continued service with the Company.

(3) Represents options granted on September 19, 2002, which (i) have an exercise price which commenced at $100 per share, which was the fair market value of a share of Holding Common Stock on the date of grant and will increase at the rate of 15% per year during the term of the option, and (ii) vest and become exercisable over a five year period, beginning the last day of 2002 based on continued service with the Company.

(4) Mr. Sims served as our Executive Vice President of Sales--Drink Cups from October 2002 until May 16, 2003 and our Executive Vice President and General Manager--Consumer Products from August 2000 to October 2002. Prior to that, he served as our Executive Vice President, Sales and Marketing, Housewares from January 1997 to August 2000.

                        FISCAL YEAR-END OPTION HOLDINGS

The following table provides information on the number of exercisable and unexercisable management stock options held by the Named Executive Officers at December 28, 2002.

                        FISCAL YEAR-END OPTION VALUES(1)

----------------------------------------------------------------------------------------------------
                                                NUMBER OF UNEXERCISED           VALUE OF UNEXERCISED
                            SHARES                  OPTIONS AT FISCAL           IN-THE-MONEY OPTIONS
                       ACQUIRED ON      VALUE   YEAR-END EXERCISABLE/             AT FISCAL YEAR-END
NAME                      EXERCISE   REALIZED     UNEXERCISABLE(#)(2)   EXERCISABLE/UNEXERCISABLE(2)
----------------------------------------------------------------------------------------------------
Ira G. Boots.........            -          -           16,278/61,814                  $1,106,416/$0
James M. Kratochvil..            -          -           10,174/35,040                      691,527/0
R. Brent Beeler......            -          -           10,174/35,229                      691,527/0
William J.
   Herdrich..........            -          -            6,244/25,581                      172,397/0
Bruce J. Sims........            -          -            4,058/26,412                      265,434/0
----------------------------------------------------------------------------------------------------

(1) None of Holding's capital stock is currently publicly traded. The values reflect management's estimate of the fair market value of the Common Stock at December 28, 2002.

(2) All options granted to management of the Company are exercisable for shares of Common Stock, par value $.01 per share, of Holding.

The following is a summary of BPC Holding's employee equity plans and certain employment agreements Berry Plastics has entered into with Berry Plastics' Chief Executive Officer and each of its other four most highly compensated executive officers, based on compensation paid for services rendered during the 2002 fiscal year.

1996 STOCK OPTION PLAN

BPC Holding currently maintains the Amended and Restated BPC Holding Corporation 1996 Stock Option Plan ("1996 Option Plan") pursuant to which nonqualified options to purchase 137,980 shares are outstanding. All outstanding options under the 1996 Option Plan are scheduled to expire on or before July 22, 2012 and no additional options will be granted under it. Option agreements issued pursuant to the 1996 Option Plan generally provide that options become vested and exercisable at a rate of 10% per year based on continued service. Additional options also vest in years during which certain financial targets are attained. Notwithstanding the vesting provisions in the option agreements, all options that were scheduled to vest prior to December 31, 2002 accelerated and became vested immediately before the Buyout.

2002 STOCK OPTION PLAN

BPC Holding has adopted a new employee stock option plan ("2002 Stock Option Plan") pursuant to which options to acquire up to 437,566 shares of BPC Holding's common stock may be granted to its employees, directors and consultants. Options granted under the 2002 Stock Option Plan will have an exercise price per share that either (1) is fixed at the fair market value of a share of common stock on the date of grant or (2) commences at the fair market value of a share of common stock on the date of grant and increases at the rate of 15% per year during the term. Generally, options will have a ten-year term, subject to earlier expiration upon the termination of the optionholder's employment and other events. Some options granted under the plan will become vested and exercisable over a five-year period based on continued service with BPC Holding. Other options will become vested and exercisable based on the achievement by BPC Holding of certain financial targets, or if such targets are not achieved, based on continued service with BPC Holding. Upon a change of control of BPC Holding, the vesting schedule with respect to certain options may accelerate for a portion of the shares subject to such options.

EMPLOYEE STOCK PURCHASE PLAN

BPC Holding has adopted an employee stock purchase program pursuant to which a number of employees had the opportunity to invest in BPC Holding on a leveraged basis. Some senior employees also purchased shares of BPC Holding common stock in connection with the Buyout. See "Related party transactions--Loans to executive officers." Each eligible employee was permitted to purchase shares of BPC Holding common stock having an aggregate value of up to the greater of (1) 150% of the value attributable to shares of BPC Holding held by such employee immediately prior to the Buyout or (2) $60,000. Employees participating in this program were permitted to finance two-thirds of their purchases of shares of BPC Holding common stock under the program with a promissory note. In the event that an employee defaults on a promissory note used to purchase such shares, BPC Holding's only recourse is to the shares of BPC Holding securing the note. In this manner, the remaining management acquired 41,628 shares in the aggregate.

EMPLOYMENT AGREEMENTS

The Company has employment agreements with each of Messrs. Boots, Kratochvil, Beeler and Herdrich. The agreements for Messrs. Boots, Kratochvil and Beeler expire on January 1, 2007 and Mr. Herdrich's agreement expires on December 31, 2003. The employment agreements provided for fiscal 2002 base compensation of $424,536, $273,400, $298,172 and $269,222, respectively. Salaries are subject in each case to annual adjustment at the discretion of the Compensation Committee of the board of directors of the Company. The employment agreements entitle each executive to participate in all other incentive compensation plans established for executive officers of the Company. The Company may terminate each employment agreement for "cause" or a "disability" (as those terms are defined in the employment agreements). Specifically, if any of Messrs. Boots, Kratochvil and Beeler is terminated by Berry Plastics without "cause" or resigns for "good reason" (as such terms are defined in the employment agreements), that individual is entitled to: (1) the greater of (a) base salary until the later of
(i) July 22, 2004 or (ii) one year after termination or (b) 1/12 of one-year's base salary for each year of employment up to 30 years by Berry Plastics or a predecessor in interest and (2) the pro rata portion of his annual bonus. If Mr. Herdrich is terminated without "cause" or by Berry Plastics at the end of the employment term (which is December 31, 2003), he is entitled to: (1) one-year's base salary and (2) a pro rata portion of his annual bonus. Each employment agreement also includes customary noncompetition, nondisclosure and nonsolicitation provisions. The Company expects to enter into an employment agreement with Gregory J. Landis on terms consistent with the agreements described above.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Company established the Compensation Committee comprised of Messrs. Gleberman, Boots, Behrens, and Londal. The annual salary and bonus paid to Messrs. Boots, Kratochvil, Beeler, Herdrich and Sims for fiscal 2002 were determined by the Compensation Committee in accordance with their respective employment agreements. All other compensation decisions with respect to officers of the Company are made by Mr. Boots pursuant to policies established in consultation with the Compensation Committee.

Messrs. Gleberman and Londal are both Managing Directors of Goldman, Sachs & Co. Goldman, Sachs & Co. provided advisory and other services to us in connection with the Buyout and acted as an initial purchaser in the offering of the existing notes. Goldman, Sachs Credit Partners, L.P. participated in and acted as joint lead arranger, joint bookrunner and administrative agent for our amended and restated senior secured credit facility. Mr. Behrens is a partner of J.P. Morgan Partners, LLC, which is the private equity investment arm of J.P. Morgan Chase & Co. Various affiliates of J.P. Morgan provided advisory and other services to us in connection with the Buyout and acted as a dealer-manager in connection with the related debt tender offers, acted as an initial purchaser in the offering of the existing notes and participated in and acted as joint lead arranger, joint bookrunner and a syndication agent for our amended and restated senior secured credit facility. See "Related party transactions" for a description of these transactions between us and various affiliates of Goldman Sachs and J.P. Morgan.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law, or DGCL, provides that a Delaware corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation--a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement, or otherwise. The DGCL further authorizes a Delaware corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

The Company's Certificate of Incorporation and Bylaws provide for the indemnification of the Company's directors to the fullest extent permitted under Delaware law. The Company's Certificate of Incorporation limits the personal liability of a director to the corporation or its stockholders to damages for breach of the director's fiduciary duty. The Company has purchased insurance on behalf of its directors and officers.

                             PRINCIPAL STOCKHOLDERS

All of the outstanding capital stock of the Company is owned by Holding. The following table sets forth certain information regarding the beneficial ownership of the capital stock of Holding as of December 1, 2003 and pro forma giving effect to the expected financing of the Transactions with respect to (i) each person known by Holding to own beneficially more than 5% of the outstanding shares of any class of its voting capital stock, (ii) each of Holding's directors, (iii) the Named Executive Officers and (iv) all directors and executive officers of Holding as a group. Except as otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned. Unless otherwise indicated, the address for each stockholder is c/o Berry Plastics Corporation, 101 Oakley Street, Evansville, Indiana 47710.

--------------------------------------------------------------------------------------------
                                                                               PERCENTAGE OF
                                                                 COMMON         COMMON STOCK
NAME AND ADDRESS OF BENEFICIAL OWNER                              STOCK         OUTSTANDING*
--------------------------------------------------------------------------------------------
GS Capital Partners 2000, L.P.(2)...........................  1,155,042                33.4%
GS Capital Partners 2000 Offshore, L.P.(2)..................    419,698                12.1
GS Capital Partners 2000 GmbH & Co.
   Beteiligungs KG(2).......................................     48,278                 1.4
GS Capital Partners 2000 Employee Fund, L.P.(2).............    366,766                10.6
Stone Street 2000, L.P.(2)..................................     36,068                 1.0
Bridge Street Special Opportunities Fund 2000, L.P.(2)......     18,034                   -
Goldman Sachs Direct Investment Fund 2000, L.P.(2)..........     60,114                 1.7
J.P. Morgan Partners Global Investors, L.P.(3)..............    120,821                 3.5
J.P. Morgan Partners Global Investors (Cayman), L.P.(3).....     61,203                 1.8
J.P. Morgan Partners Global Investors (Cayman) II,
   L.P.(3)..................................................      6,825                   -
J.P. Morgan Partners Global Investors A, L.P.(3)............     16,847                   -
J.P. Morgan Partners (BHCA), L.P.(3)........................    748,856                21.6
Joseph H. Gleberman(4)......................................  2,104,100                60.8
Christopher C. Behrens(5)...................................    954,552                27.6
Patrick J. Dalton(6)........................................  2,104,100                60.8
Douglas F. Londal(7)........................................  2,104,100                60.8
Mathew J. Lori(8)...........................................          -                   -
Ira G. Boots................................................     70,224(9)              2.0
James M. Kratochvil.........................................     41,288(10)             1.2
R. Brent Beeler.............................................     41,595(11)             1.2
William J. Herdrich.........................................     27,967(12)               -
Gregory J. Landis...........................................    100,000                 2.9
All executive officers and directors as a group (10
   persons).................................................  3,339,726(13)            96.5
--------------------------------------------------------------------------------------------

* The number of shares outstanding used in calculating the percentage for each person, group or entity listed includes the number of shares underlying options held by such person or group that were exercisable or convertible within 60 days from the date of this prospectus, but excludes shares of stock underlying options held by any other person.

- Less than one percent.

(1) The authorized capital stock of Holding consists of 5,500,000 shares of capital stock, including 5,000,000 shares of Common Stock, $.01 par value (the "Holding Common Stock"), and 500,000 shares of Preferred Stock, $.01 par value (the "Preferred Stock").

(2) Address is c/o Goldman, Sachs & Co., 85 Broad Street, New York, New York, 10004.

(3) Address is 1221 Avenue of the Americas, New York, New York 10020.

(4) Address is c/o Goldman, Sachs & Co., 85 Broad Street, New York, New York, 10004. Represents shares owned by equity funds affiliated with Goldman, Sachs & Co. Mr. Gleberman is a Managing Director of Goldman, Sachs & Co. Mr. Gleberman disclaims any beneficial ownership of the shares of Holding Common Stock held by equity funds affiliated with Goldman, Sachs & Co. except to the extent of his pecuniary interest therein.

(5) Address is c/o J.P. Morgan Partners, LLC, 1221 Avenue of the Americas, New York, New York 10020. Represents shares owned by equity funds affiliated with J.P. Morgan Chase & Co. Mr. Behrens is a partner of J.P. Morgan Partners, which is the private equity investment arm of J.P. Morgan Chase & Co. Mr. Behrens disclaims any beneficial ownership of the shares of Holding Common Stock held by equity funds affiliated with J.P. Morgan Chase & Co. except to the extent of his pecuniary interest therein.

(6) Address is c/o Goldman, Sachs & Co., 85 Broad Street, New York, New York, 10004. Represents shares owned by equity funds affiliated with Goldman, Sachs & Co. Mr. Dalton is a Vice President of Goldman, Sachs & Co. Mr. Dalton disclaims any beneficial ownership of the shares of Holding Common Stock held by equity funds affiliated with Goldman, Sachs & Co. except to the extent of his pecuniary interest therein.

(7) Address is c/o Goldman, Sachs & Co., 85 Broad Street, New York, New York, 10004. Represents shares owned by equity funds affiliated with Goldman, Sachs & Co. Mr. Londal is a Managing Director of Goldman, Sachs & Co. Mr. Londal disclaims any beneficial ownership of the shares of Holding Common Stock held by equity funds affiliated with Goldman, Sachs & Co. except to the extent of his pecuniary interest therein.

(8) Address is c/o J.P. Morgan Partners, LLC, 1221 Avenue of the Americas, New York, New York 10020.

(9) Includes options to purchase 32,439 shares of Holding Common Stock granted to Mr. Boots, exercisable within 60 days of the date of this prospectus.

(10) Includes options to purchase 19,331 shares of Holding Common Stock granted to Mr. Kratochvil, exercisable within 60 days of the date of this prospectus.

(11) Includes options to purchase 19,387 shares of Holding Common Stock granted to Mr. Beeler, exercisable within 60 days of the date of this prospectus.

(12) Includes options to purchase 12,563 shares of Holding Common Stock granted to Mr. Herdrich, exercisable within 60 days of the date of this prospectus.

(13) Includes options to purchase 83,720 shares of Holding Common Stock granted to executive officers, exercisable within 60 days of the date of this prospectus.

                           RELATED PARTY TRANSACTIONS

MANAGEMENT AGREEMENT WITH FIRST ATLANTIC

Prior to the Buyout, Atlantic Equity Partners International II, L.P. was our largest voting stockholder and we engaged First Atlantic Capital, Ltd. to provide certain financial and management consulting services to us. Under our management agreement with First Atlantic, First Atlantic provided us with financial advisory and management consulting services in exchange for an annual fee of $750,000 and reimbursement for out-of-pocket costs and expenses. In consideration of such services, we paid First Atlantic fees and expenses of approximately $385,000 for fiscal 2002.

THE BUYOUT

On July 22, 2002, GS Berry Acquisition Corp., a newly formed entity controlled by various private equity funds affiliated with Goldman, Sachs & Co., merged with and into BPC Holding, pursuant to an agreement and plan of merger, dated as of May 25, 2002. At the effective time of the Buyout, (1) each share of common stock of BPC Holding issued and outstanding immediately prior to the effective time of the Buyout was converted into the right to receive cash pursuant to the terms of the merger agreement, and (2) each share of common stock of GS Berry Acquisition Corp. issued and outstanding immediately prior to the effective time of the Buyout was converted into one share of common stock of BPC Holding. Additionally, in connection with the Buyout, we retired all of BPC Holding's senior secured notes and Berry Plastics' senior subordinated notes, repaid all amounts owed under our credit facilities, redeemed all of the outstanding preferred stock of BPC Holding, entered into a new credit facility and completed an offering of new senior subordinated notes of Berry Plastics. As a result of the Buyout, private equity funds affiliated with Goldman, Sachs & Co. own approximately 63% of the outstanding common stock of BPC Holding, private equity funds affiliated with J.P. Morgan Chase & Co. own approximately 29% and members of our management own the remaining 8%.

ADVISORY FEES

In connection with the Buyout, we paid Goldman, Sachs & Co. and its affiliates a total of $8.0 million for advisory and other services, J.P. Morgan Securities Inc., an affiliate of J.P. Morgan Chase & Co., a total of $5.2 million for advisory and other services and First Atlantic Capital, Ltd., a total of $1.8 million for advisory and other services.

SENIOR SUBORDINATED DEBT PURCHASES

In connection with the Buyout, Berry Plastics sold the existing notes to various private institutional buyers. Goldman, Sachs & Co. and J.P. Morgan acted as joint book-running managers in the transaction and received fees of approximately $4.4 million and $3.2 million, respectively, for services performed. In connection with the offering of the outstanding notes, Goldman, Sachs & Co. and J.P. Morgan acted as joint book-running managers and received fees of $1.0 million each, for services performed.

TENDER OFFER FEES

Prior to the Buyout, BPC Holding and Berry Plastics engaged in tender offer and consent solicitations to acquire their outstanding senior secured and senior subordinated notes, respectively. J.P. Morgan Securities Inc. acted as a dealer-manager in connection with these tender offer and consent solicitations for consideration of $0.1 million.

THE AMENDED AND RESTATED SENIOR SECURED CREDIT FACILITY

In connection with the Buyout, we entered into a senior secured credit facility with a syndicate of lenders led by Goldman Sachs Credit Partners L.P., an affiliate of Goldman, Sachs & Co., as administrative agent, and JPMorgan Chase Bank, as syndication agent, which we recently amended and restated in connection with the Landis Acquisition. For a description of the senior secured credit facility, see "Description of other indebtedness--The amended and restated senior secured credit facility."

STOCKHOLDERS AGREEMENT WITH MAJOR STOCKHOLDERS

In connection with the Buyout, BPC Holding entered into a stockholders' agreement with GSCP 2000 and other private equity funds affiliated with Goldman, Sachs & Co. that, in the aggregate, own a majority of our common stock and J.P. Morgan Partners Global Investors, L.P. and other private equity funds affiliated with J.P. Morgan Securities Inc. that, in the aggregate, own approximately 29% of our common stock. Under the terms of this agreement, which was amended upon the closing of the Landis Acquisition, among other things: (1) GSCP 2000 and other private equity funds affiliated with Goldman, Sachs & Co., have the right to designate seven members of our board of directors, one of which shall be a member of our management, and J.P. Morgan Partners Global Investors, L.P. and other private equity funds affiliated with J.P. Morgan Securities Inc. have the right to designate two members of our board of directors, one of which will be designated by J.P. Morgan Partners Global Investors, L.P.; (2) the Goldman Sachs and J.P. Morgan funds have the right to subscribe for a proportional share of future equity issuances by BPC Holding; (3) after July 29, 2009, the J.P. Morgan funds have the right to demand that BPC Holding cause the initial public offering of its common stock, if such an offering or other sale of BPC Holding has not occurred by such time; and (4) BPC Holding has agreed not to take specified actions, including, making certain amendments to either the certificate of incorporation or the by-laws of BPC Holding, changing independent accountants, or entering into certain affiliate transactions, without the approval of a majority of its board of directors, including at least one director designated by the J.P. Morgan funds. The stockholders agreement also contains provisions regarding transfer restrictions, rights of first offer, tag-along rights and drag-along rights related to the shares of BPC Holding common stock owned by the Goldman Sachs and J.P. Morgan funds.

STOCKHOLDERS AGREEMENT WITH MANAGEMENT

In connection with the Buyout, BPC Holding also entered into a stockholders agreement with certain members of BPC Holding's management. The stockholders agreement grants certain rights to, and imposes certain obligations on, the management stockholders who are party to the agreement, including: (1) restrictions on transfer of BPC Holding's common stock; (2) obligations to consent to a merger or consolidation of BPC Holding or a sale of BPC Holding's assets or common stock; (3) obligations to sell their shares of BPC Holding common stock back to BPC Holding in specified circumstances in connection with the termination of their employment with BPC Holding; (4) rights of first offer,
(5) tag-along rights, (6) drag-along rights, (7) preemptive rights and (8) registration rights.

LOANS TO EXECUTIVE OFFICERS

In connection with the Buyout, Messrs. Boots, Kratochvil, Beeler, Herdrich and Sims together with certain other senior employees acquired shares of BPC Holding common stock pursuant to an employee stock purchase program. These employees paid for these shares with any combination of (1) shares of BPC Holding common stock that they held prior to the Buyout; (2) their cash transaction bonus, if any; and (3) a promissory note. In this manner, the senior employees acquired 182,699 shares in the aggregate. Messrs. Boots, Kratochvil, Beeler, Herdrich and Sims purchased 37,785, 21,957, 22,208, 15,404, and 14,016 shares of BPC Holding common stock, respectively pursuant to this program. In connection with these purchases, Messrs. Boots, Kratochvil, Beeler, Herdrich and Sims delivered ten-year promissory notes to BPC Holding in the principal amounts of $2,518,500, $1,302,900, $1,313,400, $1,027,000 and $915,900, respectively. The promissory notes are secured by the shares purchased and such notes accrue interest which compounds semi-annually at the rate of 5.50% per year, the applicable federal rate for the notes in effect on July 16, 2002. Principal and all accrued interest is due and payable on the earlier to occur of (i) the end of the ten-year term, (ii) the ninetieth day following such executive's termination of employment due to death, "disability", "redundancy" (as such terms are defined in the 2002 Stock Option Plan) or retirement, or (iii) the thirtieth day following such executive's termination of employment for any other reason. As of September 27, 2003, a total of $2,687,074, $1,390,109, $1,401,312 and
$1,095,742, including principal and accrued interest, was outstanding under the promissory notes for each of Messrs. Boots, Kratochvil, Beeler and Herdrich respectively.

THE LANDIS ACQUISITION

We paid Goldman, Sachs & Co. and its affiliates a total of $1,720,000 and JPMorgan Partners, an affiliate of J.P. Morgan Chase & Co., a total of $780,000 for advisory and other services related to the Landis Acquisition.

In addition, Goldman Sachs Credit Partners, L.P., and affiliates of Goldman, Sachs & Co., acted as the joint lead arranger, joint bookrunner and administrative agent under our senior secured credit facility and act in the same capacity under our amended and restated senior secured credit facility. J.P. Morgan Securities Inc., an affiliate of J.P. Morgan Chase & Co., acted as the joint lead arranger and joint bookrunner under our senior secured credit facility and JPMorgan Chase Bank acted as syndication agent under our senior secured credit facility and they act in the same capacities under our amended and restated senior secured credit facility.

In connection with the Landis Acquisition, Goldman, Sachs & Co. and its affiliates made an equity contribution of $35.4 million and J.P. Morgan Chase & Co. and its affiliates made an equity contribution of $16.1 million to us. See also "The Landis Acquisition".

FUTURE RELATIONSHIPS WITH GOLDMAN SACHS AND J.P. MORGAN

In the future, we may engage in commercial banking, investment banking or other financial advisory transactions with Goldman Sachs and its affiliates or J.P. Morgan and its affiliates. In addition, Goldman Sachs and its affiliates or J.P. Morgan and its affiliates may purchase goods and services from us from time to time in the future.

TAX SHARING AGREEMENT

For federal income tax purposes, Berry Plastics and its domestic subsidiaries are included in the affiliated group of which Holding is the common parent and as a result, the federal taxable income and loss of Berry Plastics and its subsidiaries is included in the group consolidated tax return filed by Holding. In April 1994, Holding, Berry Plastics and certain of its subsidiaries entered into a tax sharing agreement, which was amended and restated in March 2001 (the "Tax Sharing Agreement"). Under the Tax Sharing Agreement, for fiscal 1994 and all taxable years thereafter for which the Tax Sharing Agreement remains in effect, Berry Plastics and its subsidiaries as a consolidated group are required to pay at the request of Holding an amount equal to the taxes (plus any accrued interest) that they would otherwise have to pay if they were to file separate federal, state or local income tax returns (including any amounts determined to be due as a result of a redetermination arising from an audit or otherwise of a tax liability which is attributable to them). If Berry Plastics and its subsidiaries would have been entitled to a tax refund for taxes paid previously on the basis computed as if they were to file separate returns, then under the Tax Sharing Agreement, Holding is required to pay at the request of Berry Plastics and its subsidiaries an amount equal to such tax refund. If, however, Berry Plastics and its subsidiaries would have reported a tax loss if they were to file separate returns, then Holding intends, but is not obligated under the Tax Sharing Agreement, to pay to Berry Plastics and its subsidiaries an amount equal to the tax benefit that is realized by Holding as a result of such separate loss. Under the Tax Sharing Agreement any such payments to be made by Holding to Berry Plastics or any of its subsidiaries on account of a tax loss are within the sole discretion of Holding. Berry Plastics and its subsidiaries made payments of $8.5 million each to Holding in December 2001 and June 2002 under this tax sharing agreement.

                       DESCRIPTION OF OTHER INDEBTEDNESS

THE AMENDED AND RESTATED SENIOR SECURED CREDIT FACILITY

In connection with the Landis Acquisition, we recently amended and restated the senior secured credit facility that we, BPC Holding and our domestic subsidiaries are party to with the lenders from time to time party thereto, Goldman Sachs Credit Partners L.P., as administrative agent, JPMorgan Chase Bank, as syndication agent, Fleet National Bank, as collateral agent, issuing bank and swing line lender, and the Royal Bank of Scotland plc and General Electric Capital Corporation, as co-documentation agents. For purposes of this section, "we," "our" and "us" refer to Berry Plastics Corporation.

Set forth below is a summary of the terms and conditions of the amended and restated senior secured credit facility.

The amended and restated senior secured credit facility consists of our previous $100 million revolving credit facility, a new $330 million term loan and a new $50 million term loan. On November 10, 2003, we used $325.9 million of the new $330 million term loan to refinance in full the balance outstanding under our prior term loan. The remaining $4.1 million was used to fund a portion of the purchase price for the Landis Acquisition. The new $50 million term loan was also used to pay a portion of the purchase price for the Landis Acquisition and was funded concurrently with the closing of the Landis Acquisition. We are the borrower under the amended and restated senior secured credit facility. The maturity date of the term loans is July 22, 2010 and the maturity date of the revolving credit facility is July 22, 2008. At September 27, 2003, on a pro forma basis after giving effect to the Transactions, there would have been $4.5 million outstanding on the revolving line of credit and $380 million outstanding on the term loans.

TERM LOANS PREPAYMENT

The term loans amortize quarterly in the aggregate as follows:

       - $950,000 each quarter ending June 30, 2009; and

       - $89,631,250 each quarter beginning September 30, 2009 and ending June 30, 2010.

The amended and restated senior secured credit facility may be prepaid at any time; provided, however, that voluntary prepayments will be applied first to repay swingline loans, and second, as between revolving loans on the one hand and the term loan on the other hand, as we direct.

Borrowings and commitments under our credit facility will be subject to mandatory prepayment under specified circumstances, including some asset sales, receipt of proceeds of casualty insurance or condemnation, issuances of equity securities and from our excess cash flow (as defined in our amended and restated senior secured credit facility).

REVOLVING LOANS

There is no required amortization of the revolving credit facility. Outstanding borrowings under the revolving credit facility may be repaid at any time and may be reborrowed at any time prior to July 22, 2008. The revolving credit facility allows us to obtain up to $25 million of letters of credit instead of borrowing and up to $10 million of swingline loans. Revolving loans in connection with permitted acquisitions will only be made if a leverage ratio is met.

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INTEREST RATE AND FEES

Borrowings under the amended and restated senior secured credit facility bear interest, at our option, at either (i) a base rate (defined as a rate per annum equal to the greater of the prime rate and the federal funds effective rate in effect on the date of determination plus 1/2 of 1.00%) plus the applicable margin (as defined below) (the "Base Rate Loans") or (ii) an adjusted Eurodollar Rate (defined as the rate (as adjusted for statutory reserve requirements for eurocurrency liabilities) for Eurodollar deposits for a period of one, two, three or six months, as we select) (the "Eurodollar Rate Loans") plus the applicable margin. With respect to the term loan, the "applicable margin" is (i) with respect to Base Rate Loans, 1.50% per annum and (ii) with respect to Eurodollar Rate Loans, 2.50% per annum. With respect to the revolving credit facility, the "applicable margin" was, with respect to Eurodollar Rate Loans, initially 2.75% per annum. The "applicable margin" with respect to Eurodollar Rate Loans is subject to a pricing grid which ranges from 2.75% per annum to 2.00% per annum, depending on our leverage ratio. The "applicable margin" with respect to Base Rate Loans will always be 1.00% per annum less than the "applicable margin" for Eurodollar Rate Loans. Interest will be payable quarterly for Base Rate Loans and at the end of the relevant interest period of one, two, three, or six months (or quarterly in certain cases) for all Eurodollar Rate Loans. The interest rate applicable to overdue payments and to outstanding amounts following an event of default under the amended and restated senior secured credit facility is equal to the interest rate at the time of an event of default plus 2.00%. The amended and restated senior secured credit facility also requires us to pay commitment fees equal to 0.50% per annum on the average daily unused portion of the revolving credit facility, which fee is subject to a pricing grid ranging from 0.50% per annum to 0.375% per annum, letter of credit fees (equal to the "applicable margin" for revolving loans that are Eurodollar Rate Loans) and fronting fees (not to exceed 0.25%) on the average daily unused portion of the letters of credit, as well as annual agency fees.

SECURITY

Our obligations under the amended and restated senior secured credit facility are secured by a first priority security interest (with certain exceptions) in substantially all of our assets and the assets of the guarantors described below and, in addition, by a pledge of 100% of our shares and 100% of the shares of our domestic subsidiaries and up to 65% of the shares of our foreign subsidiaries and all intercompany debt with the exception of debt owed to our foreign subsidiaries.

GUARANTORS

BPC Holding and each of our domestic subsidiaries guarantee our obligations under the amended and restated senior secured credit facility. Upon the closing of the Landis Acquisition, Landis became our wholly-owned subsidiary and a guarantor of our obligations under the amended and restated senior secured credit facility.

REPRESENTATIONS AND WARRANTIES

The amended and restated senior secured credit facility contains representations and warranties customary for this type of financing.

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COVENANTS AND CONDITIONS

In addition to customary affirmative covenants, the amended and restated senior secured credit facility requires us to enter into interest rate hedging agreements to the extent necessary for at least 50% of the total indebtedness (not including indebtedness owed under the revolving credit facility) to be at a fixed rate and require us to provide funding protections customary for this type of financing, including breakage costs, gross-up for withholding, compensation for increased costs and compliance with capital adequacy and other regulatory restrictions. The amended and restated senior secured credit facility includes negative covenants that restrict our and the guarantors' ability to, among other things:

       - incur additional indebtedness;

       - incur liens;

       - enter into agreements with negative pledge clauses;

       - make investments;

       - guarantee obligations;

       - pay dividends or make redemptions or other payments in respect of capital stock;

       - make payments with respect to subordinated debt;

       - engage in mergers and make acquisitions;

       - sell assets;

       - make capital expenditures;

       - enter into leases;

       - engage in transactions with affiliates; and

       - make investments in foreign subsidiaries.

The amended and restated senior secured credit facility contains (i) a minimum interest coverage ratio as of the last day of any quarter of 2.00:1.00 per quarter for the quarters ending December 2003 and March 2004, 2.10:1.00 per quarter for the quarters ending June 2004 and September 2004, 2.15:1.00 per quarter for the quarters ending December 2004 and March 2005, 2.25:1.00 per quarter for the quarters ending June 2005 through the quarter ending March 2006, 2.35:1.00 per quarter for the quarters ending June 2006 through the quarter ending December 2006 and 2.50:1.00 per quarter thereafter, (ii) a maximum amount of capital expenditures (subject to the rollover of certain unexpended amounts from the prior year) of $50 million for the years ending 2003 and 2004, $60 million for the years ending 2005, 2006 and 2007, and $65 million for each year thereafter, and (iii) a maximum total leverage ratio as of the last day of any quarter of 5.90:1.00 per quarter for the quarters ending December 2003 and March 2004, 5.75:1.00 per quarter for the quarters ending June 2004 and September 2004, 5.50:1.00 per quarter for the quarters ending December 2004 and through the quarter ending June 2005, 5.25:1.00 per quarter for the quarters ending September 2005 and December 2005, 5.00:1.00 per quarter for the quarters ending March 2006 and June 2006, 4.75:1.00 per quarter for the quarters ending September 2006 through the quarter ending March 2007, 4.50:1.00 per quarter for the quarters ending June 2007 through the quarter ending December 2007, 4.25:1.00 per quarter for the quarters ending March 2008 through the quarter ending December 2008, and 4.00:1.00 per quarter thereafter.

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Certain conditions must be met for us to borrow under the revolving credit facility in the future, including that there has been no material adverse change to the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Company and the guarantors, taken as a whole.

EVENTS OF DEFAULT

The amended and restated senior secured credit facility contains customary and appropriate events of default, which are subject to customary grace periods and materiality standards. The occurrence of a default, an event of default or a material adverse effect on Berry Plastics would result in our inability to obtain further borrowings under our revolving credit facility and could also result in the acceleration of our obligations under any or all of our debt agreements, each of which could materially and adversely affect our business. We were in compliance with all of the financial and operating covenants at September 27, 2003.

CAPITAL LEASES

We and our subsidiaries are also party to capital leases entered into in the ordinary course of business. As of September 27, 2003, we had $25.3 million of capital leases outstanding.

NEVADA INDUSTRIAL REVENUE BONDS

We are party to a Financing Agreement with the City of Henderson, Nevada Public Improvement Trust, pursuant to which we have agreed to pay amounts sufficient to pay principal, interest and any premium on an issue of Nevada Industrial Revenue Bonds.

The Nevada Industrial Revenue Bonds had $2 million outstanding as of September 27, 2003, bear interest at a variable rate (1.2% at September 27, 2003), require annual principal payments of $0.5 million on each April 1 until maturity, are collateralized by an irrevocable letter of credit issued by JPMorgan Chase Bank under our revolving credit facility and mature in April 2007.

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                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

When we sold the outstanding notes on November 20, 2003, we entered into a registration rights agreement with the initial purchasers of the outstanding notes, which requires us to:

       - file with the SEC a registration statement related to the exchange notes;

       - use our reasonable best efforts to have the registration statement declared effective by the SEC under the Securities Act on or before June 17, 2004;

       - offer to the holders of the outstanding notes the opportunity to exchange their outstanding notes for a like principal amount of exchange notes upon the effectiveness of the registration statement; and

       - use our reasonable best efforts to issue on or prior to 60 business days, or longer, if required by the federal securities laws, after the date the registration statement is declared effective by the SEC, the exchange notes for all notes tendered in the exchange offer.

If we fail to satisfy our registration and exchange obligations under the registration rights agreement, we will be required to pay additional interest to the holders of the notes.

A copy of the registration rights agreement is filed as an exhibit to the registration statement of which this prospectus is a part.

TERMS OF THE EXCHANGE OFFER

This prospectus and the accompanying letter of transmittal together constitute the exchange offer. Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange outstanding notes which are properly tendered on or before the expiration date and are not withdrawn as permitted below. The expiration date for this exchange
offer is 5:00 p.m., New York City time, on           , 2004, or such later date
and time to which we, in our sole discretion, extend the exchange offer.

The form and terms of the exchange notes are the same as the form and terms of the outstanding notes, except that:

       - the exchange notes will have been registered under the Securities Act;

       - the exchange notes will not bear the restrictive legends restricting their transfer under the Securities Act; and

       - the exchange notes will not contain the registration rights additional interest provisions contained in the outstanding notes.

Notes tendered in the exchange offer must be in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

We expressly reserve the right, in our sole discretion:

       - to extend the expiration date;

       - to delay accepting any outstanding notes;

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

       - if any of the conditions set forth below under "--Conditions to the exchange offer" have not been satisfied, to terminate the exchange offer and not accept any outstanding notes for exchange; or

       - to amend the exchange offer in any manner.

We will give oral or written notice of any extension, delay, non-acceptance, termination or amendment as promptly as practicable by a public announcement, and in the case of an extension, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

During an extension, all outstanding notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any outstanding notes not accepted for exchange for any reason will be returned without cost to the holder that tendered them as promptly as practicable after the expiration or termination of the exchange offer.

HOW TO TENDER NOTES FOR EXCHANGE

When the holder of outstanding notes tenders, and we accept, such notes for exchange, a binding agreement between us and the tendering holder is created, subject to the terms and conditions set forth in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of outstanding notes who wishes to tender such notes for exchange must, on or prior to the expiration date:

       - transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to the U.S. Bank Trust National Association, which will act as the exchange agent, at the address set forth below under the heading "--The exchange agent"; or

       - if outstanding notes are tendered pursuant to the book-entry procedures set forth below, the tendering holder must transmit an agent's message to the exchange agent at the address set forth below under the heading "--The exchange agent."

In addition, either:

       - the exchange agent must receive the certificates for the outstanding notes and the letter of transmittal;

       - the exchange agent must receive, prior to the expiration date, a timely confirmation of the book-entry transfer of the outstanding notes being tendered into the exchange agent's account at the Depository Trust Company, or DTC, along with the letter of transmittal or an agent's message; or

       - the holder must comply with the guaranteed delivery procedures described below.

The term "agent's message" means a message, transmitted to DTC and received by the exchange agent and forming a part of a book-entry transfer, or "book-entry confirmation," which states that DTC has received an express acknowledgement that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such holder.

The method of delivery of the outstanding notes, the letters of transmittal and all other required documents is at the election and risk of the holders. If such delivery is by mail, we recommend registered mail, properly insured, with return receipt requested. In all cases, you

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

should allow sufficient time to assure timely delivery. No letters of transmittal or notes should be sent directly to us.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the outstanding notes surrendered for exchange are tendered:

       - by a registered holder of the outstanding notes; or

       - for the account of an eligible institution.

An "eligible institution" is a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States.

If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution. If outstanding notes are registered in the name of a person other than the signer of the letter of transmittal, the outstanding notes surrendered for exchange must be endorsed by, or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the holder's signature guaranteed by an eligible institution.

We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of outstanding notes tendered for exchange in our sole discretion. Our determination will be final and binding. We reserve the absolute right to:

       - reject any and all tenders of any outstanding note improperly tendered;

       - refuse to accept any outstanding note if, in our judgment or the judgment of our counsel, acceptance of the outstanding note may be deemed unlawful; and

       - waive any defects or irregularities or conditions of the exchange offer as to any particular outstanding note either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender outstanding notes in the exchange offer.

Our interpretation of the terms and conditions of the exchange offer as to any particular outstanding notes either before or after the expiration date, including the letter of transmittal and the instructions to it, will be final and binding on all parties. Holders must cure any defects and irregularities in connection with tenders of notes for exchange within such reasonable period of time as we will determine, unless we waive such defects or irregularities. Neither we, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor shall any of us incur any liability for failure to give such notification.

If a person or persons other than the registered holder or holders of the outstanding notes tendered for exchange signs the letter of transmittal, the tendered outstanding notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the outstanding notes.

If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any outstanding notes or any power of attorney, such persons should so indicate when signing, and you must submit proper evidence satisfactory to us of such person's authority to so act unless we waive this requirement.

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

By tendering, each holder will represent to us that, among other things, the person acquiring exchange notes in the exchange offer is obtaining them in the ordinary course of its business, whether or not such person is the holder, and neither the holder nor such other person has any arrangement or understanding with any person to participate in the distribution of the exchange notes issued in the exchange offer. If any holder or any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of us, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of such notes to be acquired in the exchange offer, such holdee any such rather person:

       - may not rely on applicable interpretations of the staff of the SEC; and

       - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer who acquired its outstanding notes as a result of market-making activities or other trading activities, and thereafter receives exchange notes issued for its own account in the exchange offer, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes issued in the exchange offer. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of distribution" for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

ACCEPTANCE OF OUTSTANDING NOTES FOR EXCHANGE; DELIVERY OF NOTES ISSUED IN THE EXCHANGE OFFER

Upon satisfaction or waiver of all the conditions to the exchange offer, we will accept, promptly after the expiration date, all outstanding notes properly tendered and will issue exchange notes registered under the Securities Act. For purposes of the exchange offer, we shall be deemed to have accepted properly tendered outstanding notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter. See "--Conditions to the exchange offer" for a discussion of the conditions that must be satisfied before we accept any outstanding notes for exchange.

For each outstanding note accepted for exchange, the holder will receive an exchange note registered under the Securities Act having a principal amount equal to that of the surrendered outstanding note. Accordingly, registered holders of exchange notes issued in the exchange offer on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid. Outstanding notes that we accept for exchange will cease to accrue interest from and after the date of consummation of the exchange offer. Under the registration rights agreement, we may be required to make additional payments in the form of penalty interest to the holders of the outstanding notes under circumstances relating to the timing of the exchange offer.

In all cases, we will issue exchange notes for outstanding notes that are accepted for exchange only after the exchange agent timely receives:

       - certificates for such outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent's account at DTC;

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

       - a properly completed and duly executed letter of transmittal or an agent's message; and

       - all other required documents.

If for any reason set forth in the terms and conditions of the exchange offer we do not accept any tendered outstanding notes, or if a holder submits outstanding notes for a greater principal amount than the holder desires to exchange, we will return such unaccepted or nonexchanged notes without cost to the tendering holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at DTC, such nonexchanged notes will be credited to an account maintained with DTC. We will return the outstanding notes or have them credited to DTC account as promptly as practicable after the expiration or termination of the exchange offer.

BOOK-ENTRY TRANSFER

The exchange agent will make a request to establish an account with respect to the outstanding notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC's system must make book-entry delivery of outstanding notes by causing DTC to transfer such outstanding notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Such participant should transmit its acceptance to DTC on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC will verify such acceptance, execute a book-entry transfer of the tendered outstanding notes into the exchange agent's account at DTC and then send to the exchange agent confirmation of such book-entry transfer. The confirmation of such book-entry transfer will include an agent's -message confirming that DTC has received an express acknowledgment from such participant that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such participant. Delivery of exchange notes issued in the exchange offer may be effected through book-entry transfer at DTC. However, the letter of transmittal or facsimile thereof or an agent's message, with any required signature guarantees and any other required documents, must:

       - be transmitted to and received by the exchange agent at the address set forth below under "--The exchange agent" on or prior to the expiration date; or

       - comply with the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

If a holder of outstanding notes desires to tender such notes and the holder's outstanding notes are not immediately available, or time will not permit such holder's outstanding notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

       - the holder tenders the outstanding notes through an eligible institution;

       - prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed notice of guaranteed delivery, acceptable to us, by telegram, telex, facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the outstanding notes tendered and the amount of the outstanding notes being tendered. The notice of guaranteed

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

       delivery shall state that the tender is being made and guarantee that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent's message with any required signature guarantees and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

       - the exchange agent receives the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent's message with any required signature guarantees and any other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

WITHDRAWAL RIGHTS

You may withdraw tenders of your outstanding notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, you must send a written notice of withdrawal to the exchange agent at one of the addresses set forth below under "The exchange agent." Any such notice of withdrawal must:

       - specify the name of the person that has tendered the outstanding notes to be withdrawn;

       - identify the outstanding notes to be withdrawn, including the principal amount of such outstanding notes; and

       - where certificates for outstanding notes are transmitted, specify the name in which outstanding notes are registered, if different from that of the withdrawing holder.

If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution. If outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices and our determination will be final and binding on all parties. Any tendered notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at DTC, the outstanding notes withdrawn will be credited to an account maintained with DTC for the outstanding notes. The outstanding notes will be returned or credited to DTC account as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be re-tendered by following one of the procedures described under

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"--How to tender notes for exchange" above at any time on or prior to 5:00 p.m.,
New York City time, on the expiration date.

CONDITIONS TO THE EXCHANGE OFFER

We are not required to accept the outstanding notes in the exchange offer or to issue the exchange notes. We may terminate or amend the exchange offer if at any time before the acceptance of such outstanding notes for exchange:

       - any federal law, statute, rule or regulation shall have been adopted or enacted which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

       - any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended; or

       - there shall occur a change in the current interpretation by the staff of the SEC which permits the notes issued in the exchange offer in exchange for the outstanding notes to be offered for resale, resold and otherwise transferred by such holders, other than broker-dealers and any such holder which is an "affiliate" of us within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such notes acquired in the exchange offer are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such notes issued in the exchange offer.

The preceding conditions are for our sole benefit, and we may assert them regardless of the circumstances giving rise to any such condition. We may waive the preceding conditions in whole or in part at any time and from time to time in our sole discretion. Our failure at any time to exercise the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which we may assert at any time and from time to time.

THE EXCHANGE AGENT

The U.S. Bank Trust National Association has been appointed as our exchange agent for the exchange offer. All executed letters of transmittal should be directed to our exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

       By mail:
         U.S. Bank Trust National Association
         60 Livingston Avenue
         1st Floor Bond Drop Window
         St. Paul, MN 55107
         Attention: Structured Finance Unit

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       By hand or overnight mail:
         U.S. Bank Trust National Association
         60 Livingston Avenue
         1st Floor Bond Drop Window
         St. Paul, MN 55107
         Attention: Structured Finance Unit

       By telecopier:
          (651) 495-8158

Originals of all documents sent by facsimile should be promptly sent to the exchange agent by registered or certified mail, by hand, or by overnight delivery service.

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

FEES AND EXPENSES

We will not make any payment to brokers, dealers or others soliciting acceptance of the exchange offer except for reimbursement of mailing expenses.

The cash expenses to be incurred in connection with the exchange offer will be paid by us and are estimated in the aggregate to be approximately $0.2 million.

TRANSFER TAXES

Holders who tender their outstanding notes for exchange notes will not be obligated to pay any transfer taxes in connection with the exchange. If, however, exchange notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the outstanding notes tendered, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes in connection with the exchange offer, then the holder must pay any such transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of, or exemption from, such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

CONSEQUENCES OF FAILURE TO EXCHANGE OUTSTANDING NOTES

Holders who desire to tender their outstanding notes in exchange for notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither the exchange agent nor our company is under any duty to give notification of defects or irregularities with respect to the tenders of notes for exchange.

Outstanding notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to accrue interest and to be subject to the provisions in the indenture regarding the transfer and exchange of the outstanding notes and the existing restrictions on transfer set forth in the legend on the outstanding notes and in the offering memorandum dated November 10, 2003, relating to the outstanding notes. Except in limited circumstances with respect to specific types of holders of outstanding notes, we will have no further obligation to provide for the registration under the Securities Act of such outstanding notes. In general, outstanding notes, unless registered under the Securities Act,

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

may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will take any action to register the outstanding notes under the Securities Act or under any state securities laws.

Upon completion of the exchange offer, holders of the outstanding notes will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances.

CONSEQUENCES OF EXCHANGING OUTSTANDING NOTES

Based on interpretations of the staff of the SEC, as set forth in no-action letters to third parties, we believe that the notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by holders of such notes, other than by any holder which is an "affiliate" of us within the meaning of Rule 405 under the Securities Act. Such notes may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

       - such holder is not a broker-dealer tendering notes acquired directly from us;

       - such notes issued in the exchange offer are acquired in the ordinary course of such holder's business; and

       - such holder, other than broker-dealers, has no arrangement or understanding with any person to participate in the distribution of such notes issued in the exchange offer.

However, the SEC has not considered the exchange offer in the context of a no-action letter, and we cannot guarantee that the staff of the SEC would make a similar determination with respect to the exchange offer as in such other circumstances.

Each holder, other than a broker-dealer, must furnish a written representation, at our request, that:

       - it is not an affiliate of us;

       - it is not a broker-dealer tendering notes acquired directly from us;

       - it is not engaged in, and does not intend to engage in, a distribution of the notes issued in the exchange offer and has no arrangement or understanding to participate in a distribution of notes issued in the exchange offer; and

       - it is acquiring the notes issued in the exchange offer in the ordinary course of its business.

Each broker-dealer that receives notes issued in the exchange offer for its own account in exchange for outstanding notes must acknowledge that such outstanding notes were acquired by such broker-dealer as a result of market-making or other trading activities and that it will deliver a prospectus in connection with any resale of such notes issued in the exchange offer. See "Plan of distribution" for a discussion of the exchange and resale obligations of brokerdealers in connection with the exchange offer.

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

In addition, to comply with state securities laws of certain jurisdictions, the notes issued in the exchange offer may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with by the holders selling the exchange notes. We have not agreed to register or qualify the exchange notes for offer or sale under state securities laws.

                         DESCRIPTION OF EXCHANGE NOTES

Definitions of certain terms used in this "Description of exchange notes" may be found under the heading "Certain definitions." Defined terms used in this description but not defined below under the heading "Certain definitions" have the meanings assigned to them in the Indenture. For purposes of this section,
(i) the term "Company" refers only to Berry Plastics Corporation and not to any of its subsidiaries, (ii) the term "Holding" refers to BPC Holding Corporation, the parent company of the Company, and not to any of its Subsidiaries and (iii) unless the context indicates otherwise, the term "Notes" refers to the notes offered by this prospectus and the $250 million aggregate principal amount of 10 3/4% Senior Subordinated Notes due 2012 that the Company issued under the Indenture on July 22, 2002 (the "Existing Notes"). Certain of the Company's Subsidiaries and Holding will guarantee the exchange notes and therefore will be subject to many of the provisions contained in this "Description of exchange notes". Each company which guarantees the Notes is referred to in this section as a "Note Guarantor." Each such guarantee is termed a "Note Guarantee."

The Company will issue the exchange notes under the Indenture, dated as of July 22, 2002, as supplemented, (the "Indenture"), among the Company, the Note Guarantors and United States Bank Trust National Association, as trustee (the "Trustee"), incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. A copy of the Indenture is available upon request to the Company. The Indenture contains provisions which define your rights under the Notes. In addition, the Indenture governs the obligations of the Company and of each Note Guarantor under the Notes. The terms of the exchange notes include those stated in the Indenture and, upon effectiveness of a registration statement with respect to the Notes offered hereby, those made part of the Indenture by reference to the TIA.

Any outstanding notes that remain outstanding after completion of the exchange offer, together with the exchange notes issued in the exchange offer and the Existing Notes, will be treated as a single class of securities under the Indenture, including for the purpose of amending the Indenture.

The following description is meant to be only a summary of certain provisions of the Indenture and the registration rights agreement. It does not restate the terms of the Indenture in their entirety. We urge that you carefully read the Indenture as it, and not this description, governs our obligations and your rights as Holders.

OVERVIEW OF THE NOTES AND THE NOTE GUARANTEES

THE NOTES

These Notes:

       - are general unsecured obligations of the Company;

       - are equally in right of payment with any existing and future Senior Subordinated Indebtedness of the Company;

       - are subordinated in right of payment to all existing and future Senior Indebtedness of the Company;

       - are senior in right of payment to all future Subordinated Obligations of the Company;

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

       - are effectively subordinated to all Secured Indebtedness of the Company and its Subsidiaries to the extent of the value of the assets securing such Indebtedness; and

       - are effectively subordinated to all liabilities (including Trade Payables) and Preferred Stock of each Subsidiary of the Company that is not a Note Guarantor.

THE NOTE GUARANTEES

These Notes are guaranteed by Holding, and all existing and future Domestic Subsidiaries of the Company, except as provided below.

The Note Guarantee of each Note Guarantor:

       - is general unsecured obligations of such Note Guarantor;

       - ranks equally in right of payment with any existing and future Senior Subordinated Indebtedness of such Note Guarantor;

       - is subordinated in right of payment to all existing and future Senior Indebtedness of such Note Guarantor;

       - is senior in right of payment to all future Subordinated Obligations of such Note Guarantor;

       - is effectively subordinated to all Secured Indebtedness of such Note Guarantor and its Subsidiaries to the extent of the value of the assets securing such Indebtedness; and

       - is effectively subordinated to the obligations of any Subsidiary of a Note Guarantor if that Subsidiary is not a Note Guarantor.

The Notes will not be guaranteed by Berry Plastics Acquisition Corporation II, NIM Holdings Limited, Berry Plastics U.K. Limited, Norwich Acquisition Limited, Capsol Berry Plastics S.p.a. or Ociesse S.r.l. The Notes will not be guaranteed by any Foreign Subsidiaries in the future unless any such Foreign Subsidiary Guarantees any Senior Indebtedness of the Company or any of the Company's Subsidiaries (other than that of another Foreign Subsidiary). The Note Guarantee of any Note Guarantor may be released in certain circumstances as described under "Certain covenants--Future note guarantors and release of note guarantees." Assuming the Company had completed the Transactions, as of September 27, 2003, these non-guarantor Subsidiaries would have (i) had approximately $12.2 million of total liabilities (including trade payables but excluding liabilities owed to us) and (ii) had approximately 4% of the Company's Consolidated assets. These non-guarantor subsidiaries accounted for 3% of our pro forma net sales for fiscal year 2002.

PRINCIPAL, MATURITY AND INTEREST

We initially issued the outstanding notes in an aggregate principal amount of $85,000,000. We had previously issued the Existing Notes in an aggregate principal amount of $250,000,000. The Notes will mature on July 15, 2012. We will issue the Notes in fully registered form, without coupons, and in denominations of $1,000 and any integral multiple of $1,000.

Each Note will bear interest at the rate of 10 3/4% per annum beginning from the most recent interest payment date on which interest has been paid or provided for on the Existing Notes. We will pay interest semiannually to the Holders of record at the close of business on the January 1 or July 1 immediately preceding the relevant interest payment date on January 15

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

and July 15 of each year. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

We will also pay additional interest ("Additional Interest") to Holders of the outstanding notes if we fail to file a registration statement relating to the outstanding notes or if the registration statement is not declared effective on a timely basis or if certain other conditions are not satisfied. These Additional Interest provisions are more fully explained under the heading "--Registration rights".

INDENTURE MAY BE USED FOR FUTURE ISSUANCES

We may issue from time to time additional Notes having identical terms and conditions to the Notes (the "Additional Notes"). We will only be permitted to issue such Additional Notes if at the time of such issuance we are in compliance with the covenants contained in the Indenture, but the amount of such Additional Notes will not otherwise be restricted by the Indenture. Any Additional Notes will be part of the same issue as the Notes and will vote on all matters with such Notes.

PAYING AGENT AND REGISTRAR

We will pay the principal of, premium, if any, interest (including Additional Interest), if any, on the Notes at any office of ours or any agency designated by us which is located in the Borough of Manhattan, the City of New York. We have initially designated the corporate trust office of the Trustee to act as the agent of the Company in such matters. The location of the corporate trust office is 100 Wall Street, 16th Floor, New York, New York 10005. We, however, reserve the right to pay interest to Holders by check mailed directly to Holders at their registered addresses.

Holders may exchange or transfer their Notes at the same location given in the preceding paragraph. No service charge will be made for any registration of transfer or exchange of Notes. We, however, may require Holders to pay any transfer tax or other similar governmental charge payable in connection with any such transfer or exchange.

OPTIONAL REDEMPTION

Except as set forth in the following paragraph, we may not redeem the Notes prior to July 15, 2007. After this date, we may redeem the Notes, in whole or in part, on one or more occasions, on not less than 30 nor more than 60 days' prior notice, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest and Additional Interest thereon, if any, to, but not including, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest, including Additional Interest, if any, due on the relevant interest payment date), if redeemed during the 12-month period commencing on July 15 of the years set forth below:

------------------------------------------------------------------------
                                                              REDEMPTION
YEAR                                                               PRICE
------------------------------------------------------------------------
2007........................................................    105.375%
2008........................................................    103.583%
2009........................................................    101.792%
2010 and thereafter.........................................    100.000%
------------------------------------------------------------------------

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

Prior to July 15, 2005, we may, on one or more occasions, also redeem up to a maximum of 35% of the original aggregate principal amount of the Notes (calculated giving effect to any issuance of Additional Notes) with the Net Cash Proceeds of one or more Equity Offerings (1) by the Company or (2) by Holding to the extent the Net Cash Proceeds thereof are contributed to the Company or used to purchase Capital Stock (other than Disqualified Stock) of the Company from the Company, at a redemption price equal to 110.75% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest thereon, if any, to, but not including, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that after giving effect to any such redemption:

    (1) at least 65% of the original aggregate principal amount of the Notes (calculated giving effect to any issuance of Additional Notes) remains outstanding; and

    (2) any such redemption by the Company must be made within 60 days of such Equity Offering and must be made in accordance with certain procedures set forth in the Indenture.

In determining whether to redeem the Notes, we may consider, among other things, our cash flow, time remaining to maturity of the notes, our overall cost of capital, other financing alternatives, the state of the capital markets and our overall financial condition.

SELECTION

If we partially redeem Notes, the Trustee will select the Notes to be redeemed on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and reasonable, although no Note of $1,000 in original principal amount or less will be redeemed in part. If we redeem any
Note in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption so long as we have deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest and Additional Interest thereon, if any, the Notes to be redeemed.

RANKING

The Notes will be unsecured Senior Subordinated Indebtedness of the Company, will be subordinated in right of payment to all existing and future Senior Indebtedness of the Company, will rank equally in right of payment with any existing and future Senior Subordinated Indebtedness of the Company and will be senior in right of payment to all future Subordinated Obligations of the Company. The Notes also will be effectively subordinated to all Secured Indebtedness of the Company and its Subsidiaries to the extent of the value of the assets securing such Indebtedness. However, payment from the money or the proceeds of United States Government Obligations held in any defeasance trust described below under the caption "Defeasance" will not be subordinated to any Senior Indebtedness or subject to the restrictions described herein.

The Note Guarantees will be unsecured Senior Subordinated Indebtedness of the applicable Note Guarantor, will be subordinated in right of payment to all existing and future Senior Indebtedness of such Note Guarantor, will rank equally in right of payment with any existing and future Senior Subordinated Indebtedness of such Note Guarantor and will be senior in right of payment to all future Subordinated Obligations of such Note Guarantor. The Note Guarantees also will be effectively subordinated to all Secured Indebtedness of the applicable Note Guarantor and its Subsidiaries to the extent of the value of the assets securing such Secured Indebtedness and effectively subordinated to the obligations of any Subsidiary of a Note Guarantor if that Subsidiary is not a Note Guarantor.

The Company currently conducts most of its operations through its Subsidiaries. To the extent such Subsidiaries are not Guarantors, creditors of such Subsidiaries, including trade creditors, and preferred stockholders, if any, of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Company, including Holders. The Notes, therefore, will be effectively subordinated to the claims of creditors, including trade creditors, and preferred stockholders, if any, of Subsidiaries of the Company that are not Note Guarantors. For example, except under certain circumstances, the Company's Foreign Subsidiaries will not guarantee the Notes.

Assuming that we had completed the Transactions as of September 27, 2003, on a pro forma basis:

       - we would have had approximately $412.2 million of Senior Indebtedness to which the Notes and the Note Guarantees would be subordinated (which amount excludes $5.7 million of letters of credit and the remaining availability of $89.8 million under our revolving credit facility;

       - we would not have had any Senior Subordinated Indebtedness (other than the Notes);

       - we would not have had any Subordinated Obligations; and

       - our Subsidiaries that are not Note Guarantors would have had $12.2 million of liabilities, excluding liabilities owed to us.

As of January 7, 2004, we could incur approximately $89.8 million in additional senior debt under our amended and restated senior secured credit facility, subject to conditions to borrowing; however, the covenants under our amended and restated senior secured credit facility may limit our ability to make such borrowings.

Although the Indenture will limit the Incurrence of Indebtedness by the Company and the Restricted Subsidiaries and the issuance of Preferred Stock by the Restricted Subsidiaries, such limitation is subject to a number of significant qualifications. The Company and its Subsidiaries may be able to Incur substantial amounts of additional Indebtedness in certain circumstances. Such Indebtedness may be Senior Indebtedness. In addition, the Indenture will not limit the Incurrence of Indebtedness by Holding or have any other restrictions on Holding.

"Senior Indebtedness" of the Company or any Note Guarantor means Bank Indebtedness and the principal of, premium (if any) and accrued and unpaid interest on (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of the Company or any Note Guarantor, regardless of whether or not a claim for post-filing interest is allowed in such proceedings), and fees and other amounts owing in respect of, all other Indebtedness of the Company or any Note Guarantor, as applicable, whether outstanding on the Closing Date or thereafter Incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are pari passu with or subordinated in right of payment to the Notes or such Note Guarantor's Note

Guarantee, as applicable; provided, however, that Senior Indebtedness of the Company or any Note Guarantor shall not include:

    (1) any obligation of the Company or any Subsidiary of the Company or of such Note Guarantor to the Company or any other Subsidiary of the Company;

    (2) any liability for federal, state, local or other taxes owed or owing by the Company or such Note Guarantor, as applicable;

    (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

    (4) any Indebtedness or obligation of the Company or such Note Guarantor, as applicable (and any accrued and unpaid interest in respect thereof) that by its terms is subordinate in right of payment to any other Indebtedness or obligation of the Company or such Note Guarantor, as applicable, including any Senior Subordinated Indebtedness and any Subordinated Obligations of the Company or such Note Guarantor, as applicable;

    (5) any obligations with respect to any Capital Stock; or

    (6) any Indebtedness (or portion thereof) Incurred in violation of the Indenture.

Only Indebtedness of the Company that is Senior Indebtedness will rank senior to the Notes. The Notes will rank equally in all respects with all other Senior Subordinated Indebtedness of the Company. The Company will not Incur, directly or indirectly, any Indebtedness which is subordinate in right of payment to Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. Unsecured Indebtedness is not deemed to be subordinate in right of payment to Secured Indebtedness merely because it is unsecured and Indebtedness which has different security or different priorities in the same security will not be deemed subordinate in right of payment to Secured Indebtedness due to such differences.

The Company may not pay principal of, premium (if any) or interest on the Notes, or make any further deposit pursuant to the provisions described under "Defeasance" below, and may not otherwise purchase, repurchase, redeem or otherwise acquire or retire for value any Notes (collectively, "pay the Notes") (except in Permitted Junior Securities or except from a previously created trust described under "Defeasance") if:

    (1) any Designated Senior Indebtedness of the Company is not paid when due, whether upon acceleration or otherwise, or

    (2) any other default on Designated Senior Indebtedness of the Company occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms unless, in either case,

    (x) the default has been cured or waived and any such acceleration has been rescinded, or

    (y) such Designated Senior Indebtedness has been paid in full;

provided, however, that the Company may pay the Notes without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representative of the Designated Senior Indebtedness with respect to which either of the events set forth in clause (1) or (2) above has occurred and is continuing.

In addition, during the continuance of any default (other than a default described in clause (1) or (2) of the immediately preceding paragraph) with respect to any Designated Senior Indebtedness of the Company pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, we may not pay the Notes (except in Permitted Junior Securities or except from a previously created trust described under "Defeasance") for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to us) of written notice (a "Blockage Notice") of such default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated:

    (1) by written notice to the Trustee and the Company from the Person or Persons who gave such Blockage Notice,

    (2) by repayment in full of such Designated Senior Indebtedness, or

    (3) because the default giving rise to such Blockage Notice is no longer continuing).

Notwithstanding the provisions described in the immediately preceding paragraph (but subject to the provisions contained in the second preceding and in the immediately succeeding paragraph), unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness, the Company may resume payments on the Notes after the end of such Payment Blockage Period, including any missed payments.

Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period. However, if any Blockage Notice within such 360-day period is given by or on behalf of any holders of Designated Senior Indebtedness other than the Bank Indebtedness, the Representative of the Bank Indebtedness may give another Blockage Notice within such period. In no event, however, may the total number of days during which any Payment Blockage Period or Periods (including any periods in respect of any additional Blockage Notices delivered by the Representative pursuant to the prior sentence) is in effect exceed 179 days in the aggregate during any 360 consecutive day period. For purposes of this paragraph, no default or event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the Representative of such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days.

Upon any payment or distribution of the assets of the Company to creditors upon a total or partial liquidation or a total or partial dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property (except that Holders of Notes may receive and retain Permitted Junior Securities and payments made from the trust described under "Defeasance"):

    (1) the holders of Senior Indebtedness of the Company will be entitled to receive payment in full of such Senior Indebtedness before the Holders are entitled to receive any payment of principal of or interest on the Notes; and

    (2) until such Senior Indebtedness is paid in full any payment or distribution to which Holders would be entitled but for the subordination provisions of the Indenture will be made to holders of such Senior Indebtedness as their interests may appear.

If a distribution is made to Holders that due to the subordination provisions of the Indenture should not have been made to them, such Holders will be required to hold it in trust for the holders of Senior Indebtedness of the Company and pay it over to them as their interests may appear.

If payment of the Notes is accelerated because of an Event of Default, the Company or the Trustee (provided that the Trustee shall have received written notice from the Company, on which notice the Trustee shall be entitled to conclusively rely) shall promptly notify the holders of the Designated Senior Indebtedness of the Company (or their Representative) of the acceleration. If any Designated Senior Indebtedness of the Company is outstanding, the Company may not pay the Notes until five Business Days after such holders or the Representative of such Designated Senior Indebtedness receive notice of such acceleration and, thereafter, may pay the Notes only if the subordination provisions of the Indenture otherwise permit payment at that time.

By reason of the subordination provisions of the Indenture, in the event of insolvency, creditors of the Company who are holders of Senior Indebtedness of the Company may recover more, ratably, than the Holders, and creditors of the Company who are not holders of Senior Indebtedness of the Company or of Senior Subordinated Indebtedness of the Company (including the Notes) may recover less, ratably, than holders of Senior Indebtedness of the Company and may recover more, ratably, than the holders of Senior Subordinated Indebtedness of the Company.

The Indenture will contain substantially identical subordination provisions relating to each Guarantor's obligations under its Note Guarantee.

NOTE GUARANTEES

BPC Holding Corporation, each of the Company's Domestic Subsidiaries, and certain future subsidiaries of the Company (as described below), as primary obligors and not merely as sureties, will jointly and severally irrevocably and unconditionally Guarantee on an unsecured senior subordinated basis the performance and full and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Company under the Indenture (including obligations to the Trustee) and the Notes, whether for payment of principal of, interest (including Additional Interest) on, if any, in respect of the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Note Guarantors being herein called the "Guaranteed Obligations"). Such Note Guarantors will agree to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) Incurred by the Trustee or the Holders in enforcing any rights under the Note Guarantees. Each Note Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be Guaranteed by the applicable Note Guarantor without rendering the Note Guarantee, as it relates to such Note Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. After the Closing Date, the Company will cause
(1) each Domestic Subsidiary, other than a Domestic Subsidiary the only activity of which is to participate in a Receivables Facility, and (2) each Foreign Subsidiary that enters into a Guarantee of any Senior Indebtedness (other than a Foreign Subsidiary that Guarantees Senior

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Indebtedness Incurred by another Foreign Subsidiary), to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will Guarantee payment of the Notes to the extent described in "Certain covenants--Future note guarantors and release of note guarantees" below. A Note Guarantor will be released from its obligations under the Indenture, the Note Guarantee and the registration rights agreement if (x) the Company designates such Note Guarantor as an Unrestricted Subsidiary and such designation complies with the other applicable provisions of the Indenture or (y) such Subsidiary is sold in accordance with the Indenture. See "Certain covenants--Future note guarantors and release of note guarantees."

The obligations of a Note Guarantor under its Note Guarantee are senior subordinated obligations. As such, the rights of Holders to receive payment by a Note Guarantor pursuant to its Note Guarantee will be subordinated in right of payment to the rights of holders of Senior Indebtedness of such Note Guarantor. The terms of the subordination provisions described above with respect to the Company's obligations under the Notes apply equally to a Note Guarantor and the obligations of such Note Guarantor under its Note Guarantee.

Each Note Guarantee is a continuing guarantee and shall (a) remain in full force and effect until payment in full of all the Guaranteed Obligations, (b) be binding upon each Note Guarantor and its successors and (c) inure to the benefit of, and be enforceable by, the Trustee, the Holders and their successors, transferees and assigns.

CHANGE OF CONTROL

Upon the occurrence of any of the following events (each a "Change of Control"), each Holder will have the right to require the Company to purchase all or any part of such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest, including Additional Interest, if any, due on the relevant interest payment date); provided, however, that notwithstanding the occurrence of a Change of Control, the Company shall not be obligated to purchase the Notes pursuant to this section in the event that it has mailed the notice to exercise its right to redeem all the Notes under the terms of the section titled "Optional redemption" at any time prior to the requirement to consummate the Change of Control and redeem the Notes in accordance with such notice:

    (1) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange
    Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company or Holding, whether as a result of issuance of securities of Holding or the Company, any merger, consolidation, liquidation or dissolution of Holding or the Company, any direct or indirect transfer of securities by any Permitted Holder or otherwise;

    (2) the sale, lease or transfer, in one transaction or a series of related transactions, of all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, to a "person" (as defined above) other than one or more Permitted Holders;

    (3) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of the Company or Holding, as the case may be (together with any new directors whose election by such board of directors of the Company or Holding, as the case may be, or whose nomination for election by the
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    shareholders of the Company or Holding, as the case may be, was approved by a vote of a majority of the directors of the Company or Holding, as the case may be, then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), and any directors who are designees of a Principal or a Related Party of a Principal or were nominated by a Principal or a Related Party of a Principal, cease for any reason to constitute a majority of the board of directors of the Company or Holding, as the case may be, then in office; or

    (4) the merger or consolidation of the Company or Holding with or into another Person or the merger of another Person with or into the Company or Holding, other than, in each case, a transaction following which securities that represented at least a majority of the voting power of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) constitute at least a majority of the voting power of the Voting Stock of the surviving Person.

In the event that at the time of such Change of Control the terms of the Bank Indebtedness restrict or prohibit the repurchase of Notes pursuant to this covenant, then prior to the mailing of the notice to Holders provided for in the immediately following paragraph but in any event within 30 days following any Change of Control, the Company shall:

    (1) repay in full all Bank Indebtedness or, if doing so will allow the purchase of Notes, offer to repay in full all Bank Indebtedness and repay the Bank Indebtedness of each lender who has accepted such offer, or

    (2) obtain the requisite consent under the agreements governing the Bank Indebtedness to permit the repurchase of the Notes as provided for in the immediately following paragraph.

Within 30 days following any Change of Control, or, at the Company's option, prior to such Change of Control but after it is publicly announced, the Company shall mail a notice to each Holder with a copy to the Trustee (the "Change of Control Offer") stating:

    (1) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase all or a portion of such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest, including Additional Interest, if any, on the relevant interest payment date);

    (2) the circumstances and relevant facts and financial information regarding such Change of Control;

    (3) the purchase date (which shall be no earlier than the greater of (x) 30 days and (y) the Change of Control date and no later than 60 days from the date such notice is mailed);

    (4) that the Change of Control Offer is conditioned on the Change of Control occurring if the notice is mailed prior to a Change of Control; and

    (5) the instructions determined by the Company, consistent with this covenant, that a Holder must follow in order to have its Notes purchased.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and

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otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

The Change of Control purchase feature is a result of negotiations between the Company and the initial purchasers of the outstanding notes. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings. Restrictions on the ability of the Company to Incur additional Indebtedness are contained in the covenant described under "--Limitation on indebtedness." Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenant, however, the Indenture will not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.

The occurrence of certain of the events which would constitute a Change of Control would constitute a default under the Credit Agreement. Future Senior Indebtedness of the Company may contain prohibitions of certain events which would constitute a Change of Control or require such Senior Indebtedness to be repurchased or repaid upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to purchase the Notes could cause a default under such Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the Holders upon a purchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. The provisions under the Indenture relative to the Company's obligation to make an offer to purchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

CERTAIN COVENANTS

The Indenture contains covenants including, among others, the following:

LIMITATION ON INDEBTEDNESS. (a) The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company or any Restricted Subsidiary that is a Note Guarantor may Incur Indebtedness (including any Receivables Facility) if, on the date of such Incurrence and after giving effect thereto the Consolidated Coverage Ratio would be greater than 2:1.

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(b) Notwithstanding the foregoing paragraph (a), the Company and its Restricted
Subsidiaries may Incur the following Indebtedness:

    (1) Indebtedness in an aggregate principal amount Incurred pursuant to any Credit Facility and Indebtedness in an aggregate amount outstanding under any Receivables Facility which together do not exceed $555.0 million less the aggregate amount of all mandatory repayments of the principal of any term Indebtedness under the Credit Agreement that have been made by the Company or any of its Restricted Subsidiaries since the date of the Indenture with the Net Available Cash of an Asset Disposition pursuant to clause (a)(3)(A) of "Certain covenants--Limitation on sales of assets and subsidiary stock"; provided, however, that Indebtedness in excess of $505.0 million may be Incurred only if at the time of Incurrence (or at the time of any other Incurrence of Indebtedness pursuant to this clause (1) in excess of $505.0 million) the Company receives an amount equal to such excess in cash from the issue or sale of Capital Stock (other than Disqualified Stock) or from other capital contributions;

    (2) Indebtedness of the Company owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by the Company or any Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof, (B) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes and (C) if a Restricted Subsidiary that is a Note Guarantor is the obligor on such Indebtedness and such Indebtedness is owed to and held by a Restricted Subsidiary that is not a Note Guarantor, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations of such Restricted Subsidiary with respect to its Note Guarantee;

    (3) Indebtedness (A) represented by the Notes (not including any Additional Notes) and the Note Guarantees, (B) represented by the exchange Notes to be issued in exchange for the Notes pursuant to the registration rights agreement, (C) outstanding on the Closing Date (other than the Indebtedness described in clauses (1) and (2) above), (D) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (3) or the foregoing paragraph (a) (including in any such case Indebtedness that is Refinancing Indebtedness) and (E) consisting of Guarantees of any Indebtedness permitted under the foregoing paragraph (a) or this paragraph (b);

    (4) Indebtedness (A) in respect of workers' compensation self-insurance obligations, indemnities, performance bonds, bankers' acceptances, letters of credit and surety, appeal or similar bonds provided by the Company and the Restricted Subsidiaries in the ordinary course of their business and in any such case any reimbursement obligations in connection therewith, (B) under Interest Rate Agreements entered into for bona fide hedging purposes of the Company in the ordinary course of business; provided, however, that such Interest Rate Agreements do not increase the Indebtedness of the Company outstanding at any time other than as a result of fluctuations in interest rates or by reason of fees, indemnities and compensation payable thereunder, (C) under any Currency Agreements; provided that such agreements are designed to protect the Company or its Subsidiaries against fluctuations in foreign currency exchange rates or interest rates or by reason of fees,

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    indemnities and compensation payable under Currency Agreements or (D) under any Commodity Price Protection Agreements; provided that such agreements are designed to protect the Company or its Subsidiaries against fluctuations in commodity prices or by reason of fees, indemnities and compensation payable under such Commodity Price Protection Agreements;

    (5) Purchase Money Indebtedness and Capitalized Lease Obligations in an aggregate principal amount not in excess of $30.0 million at any time outstanding;

    (6) Indebtedness of any Foreign Subsidiary in an aggregate principal amount which does not exceed $15.0 million plus any Indebtedness of a Foreign Subsidiary existing at the time it is acquired by the Company and not Incurred in contemplation thereof, so long as after giving effect to such acquisition, the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of this covenant;

    (7) obligations arising from agreements by the Company or a Restricted Subsidiary to provide for indemnification, adjustment of purchase price or similar obligations, earn-outs or other similar obligations or from guarantees or letters of credit, surety bonds or performance bonds securing any obligation of the Company or a Restricted Subsidiary pursuant to such an agreement, in each case, Incurred in connection with the acquisition or disposition of any business, assets or Capital Stock of a Restricted Subsidiary;

    (8) shares of Preferred Stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary; provided that any subsequent transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of Preferred Stock;

    (9) Indebtedness of the Company and any Restricted Subsidiary to the extent the net proceeds thereof are promptly deposited to defease the Notes as described below under "Defeasance;"

    (10) contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection or overdraft protection in the ordinary course of business; and

    (11) Indebtedness (other than Indebtedness permitted to be Incurred pursuant to the foregoing paragraph (a) or any other clause of this paragraph (b)) in an aggregate principal amount on the date of Incurrence that, when added to all other Indebtedness Incurred pursuant to this clause (11) and then outstanding, will not exceed $30.0 million.

(c) The Company may not Incur any Indebtedness if such Indebtedness is subordinate in right of payment to any Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. Unsecured Indebtedness is not deemed to be subordinate in right of payment to Secured Indebtedness merely because it is unsecured and Indebtedness which has different security or different priorities in the same security will not be deemed subordinate in right of payment to Secured Indebtedness due to such differences. The Company may not Incur any Secured Indebtedness which is not Senior Indebtedness unless contemporaneously therewith effective provision is made to secure the Notes equally and ratably with (or on a senior basis to, in the case of Indebtedness subordinated in right of payment to the Notes) such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien. A Note Guarantor

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may not Incur any Indebtedness if such Indebtedness is by its terms expressly subordinate in right of payment to any Senior Indebtedness of such Note Guarantor unless such Indebtedness is Senior Subordinated Indebtedness of such Note Guarantor or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of such Note Guarantor. Unsecured Indebtedness is not deemed to be subordinate in right of payment to Secured Indebtedness merely because it is unsecured and Indebtedness which has different security or different priorities in the same security will not be deemed subordinate in right of payment to Secured Indebtedness due to such differences. A Note Guarantor may not Incur any Secured Indebtedness that is not Senior Indebtedness of such Note Guarantor unless contemporaneously therewith effective provision is made to secure the Note Guarantee of such Note Guarantor equally and ratably with (or on a senior basis to, in the case of Indebtedness subordinated in right of payment to such Note Guarantee) such Secured Indebtedness for as long as such Secured Indebtedness is secured by a Lien.

(d) For purposes of determining compliance with this covenant:

    (1) Indebtedness Incurred pursuant to the Credit Agreement prior to or on the Closing Date shall be treated as Incurred pursuant to clause (1) of paragraph (b) above;

    (2) Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness;

    (3) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in this covenant, the Company, in its sole discretion, shall classify such Indebtedness on the date of Incurrence and shall later be permitted to reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant, and only be required to include the amount of such Indebtedness in one of such clauses;

    (4) for purpose of determining compliance with any dollar-denominated restriction on the Incurrence of Indebtedness, denominated in a foreign currency, the dollar-equivalent principal amount of such Indebtedness Incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was Incurred, and any such foreign denominated Indebtedness may be refinanced or replaced, or subsequently refinanced or replaced, in an amount equal to the dollar-equivalent principal amount of such Indebtedness on the date of such refinancing or replacement whether or not such amount is greater or less than the dollar equivalent principal amount of the Indebtedness on the date of initial Incurrence;

    (5) if Indebtedness is secured by a letter of credit that serves only to secure such Indebtedness, then the total amount deemed Incurred shall be equal to the greater of (x) the principal of such Indebtedness and (y) the amount that may be drawn under such letter of credit; and

    (6) the amount of Indebtedness issued at a price less than the amount of the liability thereof shall be determined in accordance with GAAP.

LIMITATION ON RESTRICTED PAYMENTS. (a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to:

    (1) declare or pay any dividend, make any distribution on or in respect of its Capital Stock or make any similar payment on or in respect of its Capital Stock (including any payment in

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    connection with any merger or consolidation involving the Company or any
    Subsidiary of the Company) to the direct or indirect holders of its Capital Stock, except (x) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock or Preferred Stock) or in options, warrants or rights to purchase such Capital Stock and (y) dividends or distributions payable to the Company or a Restricted Subsidiary (and, if such Restricted Subsidiary has shareholders other than the Company or other Restricted Subsidiaries, to its other shareholders on a pro rata basis),

    (2) purchase, repurchase, redeem, retire or otherwise acquire for value any Capital Stock of Holding, the Company or any Restricted Subsidiary held by Persons other than the Company or a Restricted Subsidiary,

    (3) purchase, repurchase, redeem, retire, defease or otherwise acquire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment any Subordinated Obligations, except a purchase, repurchase, redemption, retirement, defeasance or acquisition within one year of the final maturity thereof, or

    (4) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, payment, purchase, redemption, repurchase, defeasance, retirement, or other acquisition or Investment set forth in these clauses (1) through (4) being herein referred to as a "Restricted Payment") if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

       (A) a Default will be continuing (or would result therefrom);

       (B) the Company could not Incur at least $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "--Limitation on indebtedness"; or

       (C) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors, whose determination will be conclusive and delivered to the Trustee and evidenced by a resolution of the Board of Directors) declared or made subsequent to the Closing Date would exceed the sum, without duplication, of:

          (i) 50% of the sum of Consolidated Net Income and Consolidated Step-Up Depreciation and Amortization accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter in which the Closing Date occurs to the end of the most recent fiscal quarter for which financial statements are available (or, in case such Consolidated Net Income will be a deficit, minus 100% of such deficit);

          (ii) 100% of the aggregate Net Cash Proceeds and Fair Market Value of property or assets (other than Indebtedness and Capital Stock, except that Capital Stock of a Person that is or becomes a Restricted Subsidiary shall be valued in accordance with the Company's interest in the Fair Market Value of such Person's property and assets, exclusive of goodwill or any similar intangible asset) received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) or from other capital contributions subsequent to the Closing Date (other than an issuance or sale (x) to a Subsidiary of the Company, (y) to an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries with respect to amounts funded or guaranteed by the Company or (z) in exchange for the proceeds of loans or advances made pursuant to clause (17) under the definition "Permitted Investment");

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          (iii) the amount by which Indebtedness of the Company or its
          Restricted Subsidiaries is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Closing Date of any Indebtedness of the Company or its Restricted Subsidiaries issued after the Closing Date which is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash or the Fair Market Value of other property distributed by the Company or any Restricted Subsidiary upon such conversion or exchange);

          (iv) the amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from (x) payments of dividends, repayments of the principal of loans or advances or other transfers of assets to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries or (y) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investment");

          (v) the net reduction in any Investment (other than a Permitted Investment) that was made after the date of the Indenture resulting from payments of dividends, repayments of the principal of loans or advances or other transfers of assets to the Company or any Restricted Subsidiary and the cash return of capital with respect to any Investment (other than a Permitted Investment); and

          (vi) any amount which previously qualified as a Restricted Payment on account of any Guarantee entered into by the Company or any Restricted Subsidiary; provided that such Guarantee has not been called upon and the obligation arising under such Guarantee no longer exists.

(b) The provisions of the foregoing paragraph (a) will not prohibit:

    (1) any purchase, repurchase, redemption, retirement or other acquisition for value of Capital Stock of the Company made by exchange for, or out of the proceeds of the sale within 30 days of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries with respect to amounts funded or guaranteed by the Company); provided, however, that:

       (A) such purchase, repurchase, redemption, retirement or other acquisition for value will be excluded in the calculation of the amount of Restricted Payments, and

       (B) the Net Cash Proceeds from such sale applied in the manner set forth in this clause (1) will be excluded from the calculation of amounts under clause (4)(C)(ii) of paragraph (a) above;

    (2) any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the sale within 30 days of, Subordinated Obligations or Capital Stock (other than Disqualified Stock) of the Company that is permitted to be Incurred pursuant to the covenant described under "--Limitation on indebtedness"; provided, however, that:

       (A) such prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value will be excluded in the calculation of the amount of Restricted Payments; and

                                       104
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       (B) the Net Cash Proceeds from such sale applied in the manner set forth in this clause (2) will be excluded from the calculation of amounts under clause (4)(C)(ii) of paragraph (a) above to the extent Capital Stock is used in such prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value;

    (3) any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Subordinated Obligations from Net Available Cash to the extent permitted by the covenant described under "--Limitation on sales of assets and subsidiary stock"; provided, however, that such prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value will be excluded in the calculation of the amount of Restricted Payments;

    (4) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividends would have complied with this covenant; provided, however, that such dividends will be included in the calculation of the amount of Restricted Payments;

    (5) any payment of dividends, other distributions or other amounts by the Company for the purposes set forth in clauses (A) through (C) below; provided, however, that such dividend, distribution or other amount set forth in clauses (A) and (B) will be excluded and in clause (C) will be included in the calculation of the amount of Restricted Payments:

       (A) other fees required to maintain its corporate existence and provide for other operating costs of up to $1.0 million per fiscal year;

       (B) to Holding in amounts equal to amounts required for Holding to pay federal, state, local and foreign income taxes to the extent such income taxes are attributable to the income of the Company and its Restricted Subsidiaries (and, to the extent of amounts actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries) or otherwise in accordance with the Tax Sharing Agreement as in effect on the date of the Indenture, as the same may be amended from time to time to add additional Subsidiaries or in a manner not materially less favorable to the Holders of the Notes;

       (C) to Holding in amounts equal to amounts expended by Holding to purchase, repurchase, redeem, retire or otherwise acquire for value Capital Stock of Holding owned by employees, former employees, directors or former directors, consultants or foreign consultants of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors, consultants or foreign consultants); provided, however, that the aggregate amount paid, loaned or advanced to Holding pursuant to this clause (C) will not, in the aggregate, exceed $2.5 million per fiscal year of the Company, plus any amounts contributed by Holding to the Company as a result of sales of shares of Capital Stock to employees, directors and consultants, plus the net proceeds of any key person life insurance received by the Company after the date of the Indenture;

    (6) the repurchase of any Subordinated Obligation or Disqualified Stock of the Company at a purchase price not greater than 101% of the principal amount or liquidation preference of such Subordinated Obligation or Disqualified Stock in the event of a Change of Control pursuant to a provision similar to "Change of Control"; provided that prior to consummating any such repurchase, the Company has made the Change of Control Offer required by

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    the Indenture and has repurchased all Notes validly tendered for payment in connection with such Change of Control Offer; provided, however, that such repurchase will be included in the calculation of the amount of Restricted Payments;

    (7) the repurchase of any Subordinated Obligation or Disqualified Stock of the Company at a purchase price not greater than 100% of the principal amount or liquidation preference of such Subordinated Obligation or Disqualified Stock in the event of an Asset Sale pursuant to a provision similar to the "--Limitation on sales of assets and subsidiary stock" covenant; provided that prior to consummating any such repurchase, the Company has made the Asset Sale Offer required by the Indenture and has repurchased all Notes validly tendered for payment in connection with such Asset Sale Offer; provided, however, that such repurchase will be included in the calculation of the amount of Restricted Payments;

    (8) repurchases of Capital Stock deemed to occur upon exercise of stock options to the extent that shares of such Capital Stock represent a portion of the exercise price of such options; provided, however, that such repurchases will be excluded in the calculation of the amount of Restricted Payments;

    (9) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Company or Preferred Stock of its Restricted Subsidiaries issued or Incurred in accordance with the covenant "--Limitation on indebtedness"; provided, however, that such declaration and payment of dividends or distributions to holders will be excluded in the calculation of the amount of Restricted Payments;

    (10) any of the transactions completed in connection with the Acquisition and the financing thereof; provided, however, that such transactions will be excluded in the calculation of the amount of Restricted Payments;

    (11) any purchase, redemption, retirement or other acquisition for value of Disqualified Stock of the Company made by exchange for, or out of the proceeds of the sale within 30 days of, Disqualified Stock of the Company; provided that any such new Disqualified Stock is issued in accordance with paragraph (a) of the covenant "--Limitation on indebtedness" and has an aggregate liquidation preference that does not exceed the aggregate liquidation preference of the amount so refinanced; provided, however, such purchase, repurchase, redemption, retirement or other acquisition for value will be excluded in the calculation of the amount of Restricted Payments; or

    (12) other Restricted Payments in an aggregate amount not to exceed $15.0 million since the date of the Indenture; provided, however, that such other Restricted Payments will be included in the calculation of the amount of Restricted Payments.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors whose resolution with respect thereto will be conclusive and delivered to the Trustee and evidenced by a resolution of the Board of Directors.

LIMITATION ON RESTRICTIONS ON DISTRIBUTIONS FROM RESTRICTED SUBSIDIARIES. The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or

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become effective any consensual encumbrance or restriction on the ability of any
Restricted Subsidiary to:

    (1) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company;

    (2) make any loans or advances to the Company; or

    (3) transfer any of its property or assets to the Company,

except:

    (A) any encumbrance or restriction pursuant to applicable law;

    (B) any encumbrance or restriction in any agreement with respect to Indebtedness (including the Credit Agreement) as in effect or entered into on the Closing Date, and any amendments, modifications, restatements, renewals, extensions, replacements and financings thereof on terms and conditions with respect to such encumbrances and restrictions that are not materially more restrictive, taken as a whole, than those encumbrances and restrictions with respect to such Indebtedness as in effect on the date of the Indenture;

    (C) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in or in contemplation of, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Company) and outstanding on such date;

    (D) any encumbrance or restriction pursuant to an agreement for the sale or other disposition of a Restricted Subsidiary or assets that restrict distributions by that Restricted Subsidiary or distributions of those assets pending the sale or other disposition;

    (E) any encumbrance or restriction existing by reason of provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements;

    (F) any encumbrance or restriction existing by reason of restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

    (G) any encumbrance or restriction existing by reason of restrictions on the transfer of assets that are the subject of a Capitalized Lease Obligation permitted under "--Limitation on indebtedness";

    (H) in the case of clause (3), any encumbrance or restriction

       (i) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract,

       (ii) contained in security agreements securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or

       (iii) pursuant to Purchase Money Indebtedness for property acquired in the ordinary course of business that imposes restrictions on that property;

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    (I) encumbrances or restrictions that are or were created by virtue of any transfer of, agreement to transfer, or option or right with respect to any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture;

    (J) encumbrances and restrictions contained in Indebtedness of Foreign Subsidiaries permitted pursuant to the covenant described under "--Limitation on indebtedness" or industrial revenue or similar bonds Incurred by the Company or any Restricted Subsidiary and permitted pursuant to the covenant described under "--Limitation on indebtedness";

    (K) encumbrances or restrictions contained in indentures or other debt instruments, facilities or arrangements that are not materially more restrictive, taken as a whole, than those contained in the Indenture governing the Notes or the Credit Agreement on the date of the Indenture;

    (L) encumbrances and restrictions on the date of the Acquisition (and not Incurred in contemplation thereof) with respect to any assets or other property acquired by the Company or any Restricted Subsidiary (including pursuant to the acquisition of the Capital Stock of a Person);

    (M) customary restrictions imposed on the transfer of, or in licenses related to, copyrighted or patented materials or other intellectual property and customary provisions in agreements that restrict the assignment of such agreements or any rights thereunder or the use of any such rights;

    (N) customary restrictions on real property interests set forth in easements and similar arrangements of the Company or any Restricted Subsidiary;

    (O) any encumbrance or restriction existing under or by reason of a Receivables Facility or other contractual requirements of a Receivables Facility permitted pursuant to the covenant described under "--Limitation on indebtedness"; provided that such restrictions apply only to such Receivables Facility; and

    (P) any encumbrance or restriction pursuant to (x) an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clauses (A) through (P) of this covenant or contained in any amendment, modification or replacement to an agreement referred to in clauses (A) through (P) of this covenant, in each case as applicable; provided, however, that the encumbrances and restrictions contained in any such Refinancing agreement or amendment, modification or replacement are no less favorable to the Holders taken as a whole than the encumbrances and restrictions contained in such predecessor agreements or (y) any Credit Facility which is no less favorable to the Holders taken as a whole than the encumbrances contained in the Credit Agreement on the date of the Indenture.

LIMITATION ON SALES OF ASSETS AND SUBSIDIARY STOCK. (a) The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless:

    (1) the Company or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming sole responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the Fair Market Value of the shares and assets subject to such Asset Disposition,

    (2) at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents, and

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    (3) an amount equal to 100% of the Net Available Cash from such Asset
    Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be)

       (A) first, to the extent the Company elects (or is required by the terms of any Indebtedness), to prepay, repay, purchase, repurchase, redeem, retire, defease or otherwise acquire for value (i) Senior Indebtedness of the Company or Senior Indebtedness (other than obligations in respect of Preferred Stock) of a Restricted Subsidiary or (ii) any Indebtedness of a non-guarantor Restricted Subsidiary only if the assets sold were of a non-guarantor Restricted Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company and other than obligations in respect of Disqualified Stock), in each case, within 365 days after the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

       (B) second, to the extent of the balance of Net Available Cash after application in accordance with clause (A), to the extent the Company or such Restricted Subsidiary elects, to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary) within 365 days from the later of such Asset Disposition or the receipt of such Net Available Cash or pursuant to arrangements in place within the 365-day period;

       (C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an Offer (as defined in paragraph (b) of this covenant below) to purchase Notes pursuant to and subject to the conditions set forth in paragraph (b) of this covenant; provided, however, that if the Company elects (or is required by the terms of any other Senior Subordinated Indebtedness), such Offer may be made ratably to purchase the Notes and other Senior Subordinated Indebtedness of the Company, and

       (D) fourth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C), for any general corporate purpose not restricted by the terms of the Indenture;

provided, however that in connection with any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness pursuant to clause (A) above, the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid, purchased, repurchased, redeemed, retired, defeased or otherwise acquired for value.

Pending the final application of the Net Available Cash, the Company and its Restricted Subsidiaries may temporarily reduce revolving credit borrowings or otherwise invest the Net Available Cash in any manner that is not prohibited by the Indenture.

Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions that is not applied in accordance with this covenant exceeds $5.0 million.

For the purposes of this covenant, the following are deemed to be cash:

       - the assumption of Indebtedness of the Company (other than obligations in respect of Disqualified Stock of the Company) or any Restricted Subsidiary (other than obligations

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       in respect of Disqualified Stock and Preferred Stock of a Restricted
       Subsidiary that is a Note Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition;

       - any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in the Asset Disposition; and

       - securities or other obligations received by the Company or any Restricted Subsidiary from the transferee that are (subject to ordinary settlement periods) converted, sold or exchanged within 30 days of receipt by the Company or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion, sale or exchange). In the case of an Asset Swap constituting part of an Asset Disposition, the Company or any such Restricted Subsidiary shall only be required to receive cash in an amount equal to at least 75% of the proceeds of the Asset Disposition which are not received in connection with the Asset Swap.

(b) In the event of an Asset Disposition that requires the purchase of Notes pursuant to clause (a)(3)(C) of this covenant, the Company will be required (i) to purchase Notes tendered pursuant to an offer by the Company for the Notes (the "Offer") at a purchase price of 100% of their principal amount plus accrued and unpaid interest and Additional Interest thereon, if any, to the date of purchase (subject to the right of Holders of record on the relevant date to receive interest due on the relevant interest payment date) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture and (ii) to purchase other Senior Subordinated Indebtedness of the Company on the terms and to the extent contemplated thereby (provided that in no event shall the Company offer to purchase such other Senior Subordinated Indebtedness of the Company at a purchase price in excess of 100% of its principal amount, plus accrued and unpaid interest thereon). If the aggregate purchase price of Notes (and other Senior Subordinated Indebtedness) tendered pursuant to the Offer is less than the Net Available Cash allotted to the purchase of the Notes (and other Senior Subordinated Indebtedness), the Company will apply the remaining Net Available Cash in accordance with clause (a)(3)(D) of this covenant. The Company will not be required to make an Offer for Notes (and other Senior Subordinated Indebtedness) pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clauses (a)(3)(A) and (B)) is less than $5.0 million for any particular Asset Disposition (which lesser amount will be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

(c) The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of any covenant of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by virtue thereof.

LIMITATION ON TRANSACTIONS WITH AFFILIATES. (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the

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rendering of any service) with any Affiliate of the Company (an "Affiliate
Transaction") unless such transaction is on terms:

    (1) that are no less favorable, taken as a whole, to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate,

    (2) that, in the event such Affiliate Transaction involves an aggregate amount in excess of $5.0 million,

       (A) are set forth in writing, and

       (B) have been approved in good faith by a majority of the members of the Board of Directors and,

    (3) that, in the event such Affiliate Transaction involves an aggregate amount in excess of $20.0 million,

       (A) are set forth in writing, and

       (B) have either (x) been approved in good faith by a majority of the members of the Board of Directors or (y) have been determined by a recognized appraisal or investment banking firm to be fair, from a financial standpoint, to the Company and its Restricted Subsidiaries.

(b) The provisions of the foregoing paragraph (a) will not prohibit or restrict:

    (1) any Restricted Payment or Investment permitted to be made pursuant to the covenant described under "--Limitation on restricted payments,"

    (2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors,

    (3) the grant of stock options or similar rights to employees, directors and consultants of the Company pursuant to plans approved by the Board of Directors,

    (4) loans or advances to employees in the ordinary course of business (or guarantees in respect thereof or otherwise made on their behalf (including payment on any such guarantees)), but in any event not to exceed $3.0 million in the aggregate outstanding at any one time, plus any amounts loaned pursuant to clause (17) under the definition of "Permitted Investment,"

    (5) the payment of reasonable fees paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company and its Subsidiaries,

    (6) any transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries,

    (7) any transaction effected in connection with a Receivables Facility permitted under the covenant "--Limitation on indebtedness,"

    (8) any redemption of Capital Stock held by current or former employees, directors or consultants upon death, disability or termination of employment at a price not in excess of the Fair Market Value thereof or pursuant to the terms of any agreement entered into in accordance with the Indenture with such Person,

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    (9) sales or issuances of Capital Stock (other than Disqualified Stock) to
    Affiliates of the Company,

    (10) transactions involving the Company or any of its Restricted Subsidiaries, on the one hand, and J.P. Morgan Securities Inc. or Goldman, Sachs & Co. or any of their respective affiliates, on the other hand, in connection with the Acquisition and transactions related thereto, Bank Indebtedness and any amendment, modification, supplement, extension, refinancing, replacement, work-out, restructuring and other transactions related thereto, or any management, financial advisory, financing, underwriting or placement services or any other investment banking, banking or similar services, which payments are approved by a majority of the Board of Directors in good faith,

    (11) transactions pursuant to the Stockholders' Agreement as in effect on the date of the Indenture as the same may be amended from time to time in any manner not materially less favorable taken as a whole to the Holders of the Notes,

    (12) transactions pursuant to any agreement disclosed in the Offering Memorandum, including any agreement entered into in connection with the Buyout, as in effect on the date of the Indenture as the same may be amended from time to time in any manner not materially less favorable taken as a whole to the Holders of the Notes,

    (13) any employment, compensation or indemnification agreements entered into by the Company or any of its Restricted Subsidiaries, in the ordinary course of business with employees, directors, or consultants, or

    (14) sales of inventory or other product to any Affiliate in the ordinary course of business.

SEC REPORTS. Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC (unless the SEC will not accept such a filing) and provide the Trustee and Holders and prospective Holders (upon request) within 15 days after it files them with the SEC, copies of its annual report and the information, documents and other reports that are specified in Sections 13 and 15(d) of the Exchange Act. The Company also will comply with the other provisions of Section 314(a) of the TIA.

FUTURE NOTE GUARANTORS AND RELEASE OF NOTE GUARANTEES. (a) The Company will cause (1) each Domestic Subsidiary, other than a Domestic Subsidiary the only activity of which is to participate in a Receivables Facility, and (2) each Foreign Subsidiary that enters into a Guarantee of any Senior Indebtedness (other than a Foreign Subsidiary that Guarantees Senior Indebtedness Incurred by another Foreign Subsidiary), to become a Note Guarantor, and if applicable, execute and deliver to the Trustee a supplemental indenture in the form set forth in the Indenture pursuant to which such Subsidiary will Guarantee payment of the Notes; provided that this covenant shall not apply to any Subsidiary that has been properly designated as an Unrestricted Subsidiary in accordance with the Indenture. Each Note Guarantee will be limited to an amount not to exceed the maximum amount that can be Guaranteed by that Note Guarantor, without rendering the Note Guarantee, as it relates to such Note Guarantor voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

(b) The Note Guarantee of a Note Guarantor will be released:

    (1) in connection with any sale or other disposition of all or substantially all of the assets of that Note Guarantor (including by way of merger or consolidation) to a Person that is not

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    (either before or after giving effect to such transaction) a Subsidiary of the Company, if the sale or other disposition complies with the "Asset Sale" provisions of the Indenture;

    (2) in connection with any sale of Capital Stock of a Note Guarantor to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Company, if the sale complies with the "Asset Sale" provisions of the Indenture;

    (3) if the Company designates any Restricted Subsidiary that is a Note Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture; or

    (4) if the Note Guarantor participates in a Receivables Facility and such participation is such Note Guarantor's only on-going activity.

MERGER AND CONSOLIDATION

The Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets, in one or more related transactions, to, any Person, unless:

    (1) the resulting, surviving or transferee Person (the "Successor Company") will be a corporation, limited liability company, trust, partnership or similar entity organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture; provided that if the Successor Company is not a corporation, the Notes will also be assumed by a corporate co-obligor;

    (2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

    (3) immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness under paragraph (a) of the covenant described under "--Limitation on indebtedness"; and

    (4) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but the predecessor Company in the case of a lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the Notes.

In addition, the Company will not permit any Note Guarantor to consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets to any Person unless:

    (1) the resulting, surviving or transferee Person (the "Successor Guarantor") will be a corporation, limited liability company, trust, partnership or similar entity organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such Person (if not such Note Guarantor) will expressly assume, by a

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    supplemental indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of such Note Guarantor under its Note Guarantee;

    (2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Guarantor or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Guarantor or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing; and

    (3) the Company will have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

Notwithstanding the foregoing:

       (A) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company or any Restricted Subsidiary and

       (B) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction to realize tax or other benefits.

DEFAULTS

Each of the following is an Event of Default:

    (1) a default in any payment of interest on any Note when due and payable or in any payment of Additional Interest whether or not prohibited by the provisions described under "Ranking" above, continued for 30 days,

    (2) a default in the payment of principal of any Note when due and payable at its Stated Maturity, upon required redemption or repurchase, upon declaration or otherwise, whether or not such payment is prohibited by the provisions described under "Ranking" above,

    (3) the failure by the Company or any Note Guarantor to comply with its obligations under the covenant described under "Merger and consolidation" above,

    (4) the failure by the Company or any Restricted Subsidiary to comply for 60 days after notice with any of its obligations under the covenants described under "Change of control" or "Certain covenants" above (in each case, other than a failure to purchase Notes),

    (5) the failure by the Company or any Restricted Subsidiary to comply for 60 days after notice with its other agreements contained in the Notes, the Indenture or the Note Guarantees,

    (6) the failure by the Company or any Significant Subsidiary to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds $20.0 million or its foreign currency equivalent (the "cross acceleration provision"),

    (7) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the "bankruptcy provisions"),

    (8) the rendering of any judgment or decree for the payment of money in excess of $20.0 million or its foreign currency equivalent (net of any amounts covered by insurance)

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    against the Company or a Significant Subsidiary if such judgment or decree remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed (the "judgment default provision") or

    (9) any Note Guarantee of a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms thereof) or any Significant Subsidiary Note Guarantor or Person acting by or on behalf of such Significant Subsidiary Note Guarantor denies or disaffirms such Significant Subsidiary Note Guarantor's obligations under the Indenture or any Significant Subsidiary Note Guarantee and such Default continues for 10 days after receipt of the notice specified in the Indenture.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clauses (4), (5) or (6) will not constitute an Event of Default until the Trustee notifies the Company or the Holders of at least 25% in principal amount of the outstanding Notes notify the Company and the Trustee of the default and the Company or the Note Guarantor, as applicable, does not cure such default within the time specified in clauses (4), (5) or (6) hereof after receipt of such notice.

If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes by notice to the Company and the Trustee may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs, the principal of and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless:

    (1) such Holder has previously given the Trustee notice that an Event of Default is continuing,

    (2) Holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee in writing to pursue the remedy,

    (3) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense,

    (4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and

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    (5) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes will be given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

If a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within the earlier of 90 days after it occurs or 30 days after it is known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note (including payments pursuant to the redemption provisions of such Note), the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Holders. In addition, the Company will be required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company will also be required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Events of Default, their status and what action the Company is taking or proposes to take in respect thereof.

AMENDMENTS AND WAIVERS

Subject to certain exceptions, the Indenture, the Notes or the Note Guarantees may be amended with the written consent of the Holders of a majority in principal amount of the Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each Holder of an outstanding Note affected, no amendment may, among other things:

    (1) reduce the amount of Notes whose Holders must consent to an amendment,

    (2) reduce the rate of or extend the time for payment of interest, including Additional Interest, if any, on any Note,

    (3) reduce the principal of or extend the Stated Maturity of any Note,

    (4) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under "Optional redemption" above,

    (5) make any Note payable in money other than that stated in the Note,

    (6) make any change to the subordination provisions of the Indenture that adversely affects the rights of any Holder,

    (7) impair the right of any Holder to receive payment of principal of, and interest, including Additional Interest, if any, on, such Holder's Notes on or after the due dates

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    therefore or to institute suit for the enforcement of any payment on or with respect to such Holder's Notes,

    (8) make any change in the amendment provisions which require each Holder's consent or in the waiver provisions or

    (9) release the Note Guarantees, other than in accordance with the Indenture, or modify the Note Guarantees in any manner adverse to the Holders.

Without the consent of any Holder, the Company, the Note Guarantors and the Trustee may amend the Indenture, the Notes or the Note Guarantees to:

       - cure any ambiguity, omission, defect or inconsistency,

       - provide for the assumption by a successor of the obligations of the Company under the Indenture,

       - provide for uncertificated Notes in addition to or in place of certificated Notes (provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code),

       - to make any change in the subordination provisions of the Indenture that would limit or terminate the benefits available to any holder of Senior Indebtedness of the Company or a Note Guarantor (or any Representative thereof under such subordination provisions,

       - add additional Guarantees with respect to the Notes,

       - secure the Notes,

       - add to the covenants of the Company or provide any additional rights or benefits to the Holders or to surrender any right or power conferred upon the Company,

       - make any change that does not adversely affect the rights of any Holder,

       - provide for the issuance of the Exchange Notes or Additional Notes,

       - comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA or

       - to evidence and provide the acceptance of the appointment of a successor Trustee under the Indenture.

However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness of the Company or a Note Guarantor then outstanding unless the holders of such Senior Indebtedness (or any group or Representative thereof authorized to give a consent) consent to such change.

The consent of the Holders will not be necessary to approve the particular form of any proposed amendment. It will be sufficient if such consent approves the substance of the proposed amendment.

After an amendment becomes effective, the Company is required to mail to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

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TRANSFER AND EXCHANGE

A Holder will be able to transfer or exchange Notes. Upon any transfer or exchange, the registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes required by law or permitted by the Indenture. The Company will not be required to transfer or exchange any Note selected for redemption or to transfer or exchange any Note for a period of 15 days prior to a selection of Notes to be redeemed. The Notes will be issued in registered form and the Holder will be treated as the owner of such Note for all purposes.

DEFEASANCE

The Company may at any time terminate all its obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes.

In addition, the Company may at any time terminate:

    (1) its obligations under the covenants described under "Certain covenants,"

    (2) the operation of the covenant default provisions, cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "Defaults" above and the limitations contained in clauses (3) and (4) under the first paragraph of "Merger and consolidation" above ("covenant defeasance").

In the event that the Company exercises its legal defeasance option or its covenant defeasance option, each Note Guarantor will be released from all of its obligations with respect to its Note Guarantee.

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (3), (4), (6) or (7) (with respect only to Significant Subsidiaries), (8) or (9) under "Defaults" above or because of the failure of the Company to comply with clause (3) or (4) under the first paragraph of "Merger and consolidation" above.

In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money in an amount sufficient or United States Government Obligations, the principal of and interest on which will be sufficient, or a combination thereof sufficient, to pay the principal of, premium, if any, and interest (including Additional Interest) on, if any, in respect of the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law).
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CONCERNING THE TRUSTEE

United States Bank Trust National Association is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

GOVERNING LAW

The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes, the Indenture or the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

SATISFACTION AND DISCHARGE

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

    (1) either

       (a) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid, have been delivered to the Trustee for cancellation; or

       (b) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Note Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in United States dollars, non-callable United States Government Obligations, or a combination of cash in United States dollars and non-callable United States Government Obligations, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued and unpaid interest (including Additional Interest), if any, to the date of maturity or redemption;

    (2) no Default or Event of Default has occurred and is continuing on the date of the deposit;

    (3) the Company or any Note Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

    (4) the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

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In addition, in the case of paragraph (b) above, (i) the Company must deliver an
Officers' Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied and (ii) the Company's obligations that would survive legal defeasance will remain outstanding.

CERTAIN DEFINITIONS

"Additional Assets" means:

    (1) any property or assets (other than Indebtedness and Capital Stock) acquired or constructed to be used by the Company or a Restricted Subsidiary;

    (2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

    (3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary.

"Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the provisions described under "Certain covenants--Limitation on transactions with affiliates" and "Certain covenants--Limitation on sales of assets and subsidiary stock" only, "Affiliate" shall also mean any beneficial owner of shares representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of Holding or the Company or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

"Asset Disposition" means any sale, lease (other than an operating lease entered into in the ordinary course of business), transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation, or similar transaction (each referred to for the purposes of this definition as a "disposition"), of:

    (1) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary),

    (2) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary or

    (3) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary other than, in the case of (1), (2) and (3) above,

       (A) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary,

       (B) for purposes of the provisions described under "Certain covenants--Limitation on sales of assets and subsidiary stock" only, a disposition subject to the covenant described under "--Limitation on restricted payments,"

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       (C) a disposition of assets with a Fair Market Value of less than $3.0 million,

       (D) transactions permitted under "Merger and consolidation,"

       (E) an issuance of Capital Stock by a Restricted Subsidiary of the Company to the Company or to another Restricted Subsidiary,

       (F) a sale of accounts receivable and related assets pursuant to a Receivables Facility,

       (G) the licensing or sublicensing of intellectual property or other general intangibles to the extent that such license does not prohibit the licensor from using the intellectual property and licenses, leases or subleases of other property in the ordinary course of business, and

       (H) any disposition in the ordinary course of business of obsolete, worn-out, surplus or other property not useful in the conduct of the business.

"Asset Swap" means the exchange by the Company or a Restricted Subsidiary of a portion of its property, business or assets, for property, businesses, assets or Capital Stock of a Person (or any combination thereof, as well as cash or cash equivalents), all or substantially all of the assets of which, are of a type used in the business of the Company or of a Restricted Subsidiary.

"Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments (excluding, however, any amounts required to be paid by such lessee, whether or not designated as rent or additional rent, on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales or similar contingent amounts) during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

"Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing:

    (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or scheduled redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by

    (2) the sum of all such payments.

"Bank Indebtedness" means (1) any and all amounts payable under or in respect of the Credit Agreement and any Refinancing Indebtedness with respect thereto, as amended from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement and indemnification obligations, guarantees and all other amounts payable thereunder or in respect thereof and (2) any Hedging Obligations of Holding, the Company or any of its Subsidiaries in favor of any holder of Indebtedness under the Credit Agreement or any Refinancing Indebtedness with respect thereto. It is understood and agreed that Refinancing Indebtedness in respect of the Credit Agreement may be Incurred from time to time after termination of the Credit Agreement.

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"Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of the Board of Directors of the Company.

"Business Day" means each day which is not a Legal Holiday.

"Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities including those convertible into such equity.

"Capitalized Lease Obligations" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

"Cash Equivalents" means:

    (1) United States dollars;

    (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition;

    (3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months from the date of acquisition and overnight bank deposits, in each case, with any lender party to the Credit Facility or with any domestic commercial bank having capital and surplus in excess of $500.0 million;

    (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above; and

    (5) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. ("Moody's") or Standard & Poor's Rating Services, a division of the McGraw-Hill Companies, Inc. ("S&P"), and in each case maturing within six months after the date of acquisition.

"Closing Date" means the date of the Indenture.

"Code" means the Internal Revenue Code of 1986, as amended.

"Commodity Price Protection Agreement" means any forward contract, commodity swap, commodity option or other similar agreement or arrangement relating to, or the value of which is dependent upon or which is designed to protect such Person against, fluctuations in commodity prices.

"Consolidated Coverage Ratio" as of any date of determination means the ratio of:

    (1) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements are available to

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    (2) Consolidated Interest Expense for such four fiscal quarters;

provided, however, that:

       (A) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation will be computed based on (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period,

       (B) if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary has not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness,

       (C) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets that are the subject of such Asset Disposition for such period or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale),

       (D) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a

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       calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business (including an operating plant or other similar facility), EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period, and

       (E) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (C) or (D) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition of assets occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. Any such pro forma calculations may include operating expense reductions (net of associated expenses) for such period resulting from the acquisition or other Investment which is being given pro forma effect that (a) would be permitted pursuant to Rule 11-02 of Regulation S-X under the Securities Act or (b) have been realized or for which substantially all the steps necessary for realization have been taken or at the time of determination are reasonably expected to be taken within six months following any such acquisition or other Investment, including, but not limited to, the execution, termination, renegotiation or modification of any contracts, the termination of any personnel or the closing of any facility, or lower material costs, as applicable, provided that, in any case, such adjustments shall be calculated on an annualized basis and such adjustments are set forth in an Officers' Certificate signed by the Company's chief financial officer and another Officer which states in detail (i) the amount of such adjustment or adjustments, (ii) that such adjustment or adjustments are based on the reasonable good faith beliefs of the officers executing such Officers' Certificate at the time of such execution and (iii) that such adjustment or adjustments and the plan or plans related thereto have been reviewed and approved by the Board of Directors. Any such Officers' Certificate will be provided to the Trustee if the Company Incurs any Indebtedness or takes any other action under the Indenture in reliance thereon.

If any Indebtedness, whenever Incurred, bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term as at the date of determination in excess of 12 months).

"Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its Consolidated Restricted Subsidiaries, minus any amortization of debt issuance costs, plus, to the extent Incurred by the Company and its Consolidated Restricted Subsidiaries in such period but not included in such interest expense, without duplication:

    (1) interest expense attributable to Capitalized Lease Obligations and the interest expense attributable to leases constituting part of a Sale/Leaseback Transaction;

    (2) amortization of debt discount;

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    (3) capitalized interest;

    (4) noncash interest expense;

    (5) commissions, discounts and other fees and charges attributable to letters of credit and bankers' acceptance financing;

    (6) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by the Company or any Restricted Subsidiary;

    (7) net costs associated with Hedging Obligations (including amortization of fees);

    (8) dividends in respect of all Disqualified Stock of the Company and all Preferred Stock of any of the Subsidiaries of the Company, to the extent held by Persons other than the Company or a Wholly Owned Subsidiary (except to the extent paid in Capital Stock (other than Disqualified Stock));

    (9) interest Incurred in connection with investments in discontinued operations; and

    (10) commissions, discounts, yield and other financing fees and financing charges Incurred in connection with any transaction (including, without limitation, a Receivables Facility) pursuant to which the Company or any Restricted Subsidiary of the Company may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets of the type specified in the definition of "Receivables Facility."

For purposes of the foregoing, total interest expense will be determined after giving effect to any net proceeds paid or received by the Company and its Subsidiaries with respect to Interest Rate Agreements.

"Consolidated Net Income" means, for any period, the net income of the Company and its Consolidated Subsidiaries for such period; provided, however, that there shall not be included in such Consolidated Net Income:

    (1) any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

       (A) subject to the limitations contained in clause (4) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to a Restricted Subsidiary, to the limitations contained in clause
       (3) below) and

       (B) the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income to the extent such loss has been funded in such period with cash from the Company or a Restricted Subsidiary;

    (2) any net income (or loss) of any Person acquired by the Company or a Subsidiary of the Company in a pooling of interests transaction for any period prior to the date of such acquisition;

    (3) any net income (or loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of

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    distributions by such Restricted Subsidiary, directly or indirectly, to the
    Company, except that:

       (A) subject to the limitations contained in clause (4) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to another Restricted Subsidiary, to the limitation contained in this clause) and

       (B) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

    (4) any net gain or loss realized upon the sale or other disposition of any asset of the Company or its Consolidated Subsidiaries (including pursuant to any Sale/Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business and any net gain or loss realized upon the sale or other disposition of any Capital Stock of any Person;

    (5) any net extraordinary gain or loss;

    (6) the cumulative effect of a change in accounting principles;

    (7) any noncash compensation charges or other noncash expenses or charges arising from the grant of or issuance or repricing of stock, stock options or other equity-based awards or any amendment, modification, substitution or change of any such stock, stock options or other equity-based awards; and

    (8) any non-recurring fees, charges or other expenses (including bonus and retention payments) made or incurred in connection with the Acquisition and the transactions contemplated thereby.

Notwithstanding the foregoing, for the purpose of the covenant described under "--Limitation on restricted payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(4)(C)(iv) thereof.

"Consolidated Step-Up Depreciation and Amortization" means, with respect to any Person for any period, the total amount of depreciation and amortization related to the write-up of assets for such period on a consolidated basis in accordance with GAAP to the extent (i) such depreciation and amortization results from purchase accounting adjustments in connection with the Acquisition and (ii) such depreciation and amortization was deducted in computing Consolidated Net Income.

"Consolidation" means the consolidation of the accounts of each of the Restricted Subsidiaries with those of the Company in accordance with GAAP consistently applied; provided, however, that "Consolidation" will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Company or any Restricted Subsidiary in an Unrestricted Subsidiary will be accounted for as an investment. The term "Consolidated" has a correlative meaning.

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"Credit Agreement" means the credit agreement dated as of July 22, 2002, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), refinanced, restructured or otherwise modified from time to time, among the Company, Holding, the lenders from time to time party thereto, Goldman Sachs Credit Partners L.P., as administrative agent, JPMorgan Chase Bank, as syndication agent, Fleet National Bank, as collateral agent, issuing bank and swing line lender, and the Royal Bank of Scotland plc and General Electric Capital Corporation, as co-documentation agents.

"Credit Facility" means, one or more debt facilities (including, without limitation, the Credit Agreement), commercial paper facilities or other debt instruments, indentures or agreements, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or other debt obligations, in each case, as amended, restated, modified, renewed, refunded, restructured, supplemented, replaced or refinanced in whole or in part from time to time, including, without limitation, any amendment increasing the amount of Indebtedness Incurred or available to be borrowed thereunder, extending the maturity of any Indebtedness Incurred thereunder or contemplated thereby or deleting, adding or substituting one or more parties thereto (whether or not such added or substituted parties are banks or other institutional lenders).

"Currency Agreement" means with respect to any Person any foreign exchange contract, currency swap agreements, futures contract, options contract, synthetic cap or other similar agreement or arrangement to which such Person is a party or of which it is a beneficiary for the purpose of hedging foreign currency risk.

"Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

"Designated Noncash Consideration" means the Fair Market Value of non-cash consideration received by the Company or any of its Restricted Subsidiaries in connection with an Asset Disposition that is designated as such pursuant to an Officers' Certificate. The aggregate Fair Market Value of the Designated Noncash Consideration, taken together with the Fair Market Value at the time of receipt of all other Designated Noncash Consideration then held by the Company, may not exceed $5.0 million at the time of the receipt of the Designated Noncash Consideration (with the Fair Market Value being measured at the time received and without giving effect to subsequent changes in value).

"Designated Senior Indebtedness" of the Company means

    (1) the Bank Indebtedness and

    (2) any other Senior Indebtedness of the Company that, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to at least $15.0 million and is specifically designated by the Company in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the Indenture. "Designated Senior Indebtedness" of a Note Guarantor has a correlative meaning.

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"Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event:

    (1) matures or is mandatorily redeemable at the option of the holder thereof, in whole or in part, pursuant to a sinking fund obligation or otherwise,

    (2) is convertible or exchangeable at the option of the holder thereof, in whole or in part, for Indebtedness or Disqualified Stock (excluding Capital Stock convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary; provided, however, that any such conversion or exchange shall be deemed an occurrence of Indebtedness or Disqualified Stock, as applicable) or

    (3) is redeemable at the option of the holder thereof, in whole or in part, in the case of each of clauses (1), (2) and (3), on or prior to the 91st day after the Stated Maturity of the Notes; provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so convertible or exchangeable or is redeemable at the option of the holder thereof prior to such date will be deemed Disqualified Stock and any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the 91st day after the Stated Maturity of the Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions of the covenants described under "Change of control" and "--Limitation on sale of assets and subsidiary stock"; provided, further that any class of Capital Stock of such Person that, by its terms, authorized such Person to satisfy in full its obligations with respect to payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or other payment obligations or otherwise by delivery of Capital Stock that is not Disqualified Stock, and that is not convertible, puttable or exchangeable for Disqualified Stock or Indebtedness, shall not be deemed Disqualified Stock so long as such Person satisfied its obligations with respect thereto solely by the delivery of Capital Stock that is not Disqualified Stock.

"Domestic Subsidiary" means any Restricted Subsidiary of the Company other than a Foreign Subsidiary.

"EBITDA" for any period means the Consolidated Net Income for such period, plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income:

    (1) income tax expense of the Company and its Consolidated Restricted Subsidiaries;

    (2) Consolidated Interest Expense;

    (3) depreciation expense of the Company and its Consolidated Restricted Subsidiaries;

    (4) amortization expense of the Company and its Consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period);

    (5) plant shutdown costs and acquisition integration costs; and

    (6) all other noncash charges of the Company and its Consolidated Restricted Subsidiaries (excluding any such noncash charge to the extent it represents an accrual of or reserve for

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    cash expenditures in any future period) less all non-cash items of income
    (other than accrual of revenue in the ordinary course of business) of the Company and its Restricted Subsidiary in each case for such period.

Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and noncash charges of, a Restricted Subsidiary of the Company shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

"Equity Offering" means a public or private sale for cash of Capital Stock (other than Disqualified Stock).

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Fair Market Value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value will be determined in good faith by the Board of Directors, whose determination will be conclusive and evidenced by a resolution of the Board of Directors; provided, however, that for purposes of clause (a)(4)(C)(ii) of the covenant described under "--Limitation on restricted payments," if the Fair Market Value of the property or assets in question is so determined to be in excess of $20.0 million, such determination must be confirmed by a recognized appraisal or investment banking firm.

"Foreign Subsidiary" means any Restricted Subsidiary of the Company (x) that is not organized under the laws of the United States of America or any State thereof or the District of Columbia or (y) was organized under the laws of the United States of America or any state thereof or the District of Columbia that has no material assets other than Capital Stock of one or more foreign entities of the type described in clause (x) above and is not a guarantor of Indebtedness under the Credit Agreement.

"GAAP" means generally accepted accounting principles in the United States of America as in effect (i) with respect to periodic reporting requirements, from time to time, and (ii) otherwise on the Closing Date, including those set forth in:

    (1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,

    (2) statements and pronouncements of the Financial Accounting Standards
    Board,

    (3) such other statements by such other entities as approved by a significant segment of the accounting profession, and

    (4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

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All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP.

"Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

    (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or

    (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

"Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Price Protection Agreement.

"Holder" means the Person in whose name a Note is registered on the Registrar's books.

"Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security and payment of interest on any Indebtedness in the form of additional Indebtedness or the payment on Disqualified Capital Stock in the form of additional shares of Capital Stock, shall not be deemed the Incurrence of Indebtedness.

"Indebtedness" means, with respect to any Person on any date of determination, without duplication:

    (1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

    (2) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

    (3) the principal component of all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation arises in the ordinary course of business and relates to a Trade Payable);

    (4) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than one year after the date of placing such property in service or taking delivery and title thereto or the completion of such services other than earn-outs, indemnities and similar provisions;

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    (5) all Capitalized Lease Obligations and all Attributable Debt of such
    Person;

    (6) the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

    (7) the principal component of all Indebtedness of other Persons secured by a Lien on any asset of the Person the Indebtedness of which is being determined, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of:

       (A) the Fair Market Value of such asset at such date of determination and

       (B) the amount of such Indebtedness of such other Persons;

    (8) to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations of such Person (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligations that would be payable by such Person at such time);

    (9) all amounts outstanding and other obligations of such Person in respect of a Receivables Facility; and

    (10) all obligations of the type referred to in clauses (1) through (9) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

Notwithstanding anything in this definition to the contrary, characterization of any Receivables Facility as Indebtedness is for purposes of the Indenture covenants only, and such characterization shall not preclude the Company or any Restricted Subsidiary from characterizing any Receivables Facility as a sale for GAAP or any other purpose.

"Interest Rate Agreement" means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement to which such Person is party or of which it is a beneficiary.

"Investment" in any Person means any direct or indirect advance, loan (other than advances and extensions of credit to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or

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other similar instruments issued by such Person; provided that none of the following will be deemed to be an Investment:

    (1) Hedging Obligations entered into in compliance with clause (b)(4) of "Certain covenants--Limitation on indebtedness"; and

    (2) endorsements of negotiable instruments and documents in the ordinary course of business.

For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "--Limitation on restricted payments":

    (1) "Investment" shall include the portion (proportionate to the Company's equity interest in such Restricted Subsidiary) of the Fair Market Value of the net assets of any Restricted Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to:

       (A) the Company's "Investment" in such Subsidiary at the time of such redesignation less

       (B) the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

    (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

"Landis Acquisition" means that transaction defined in the "Landis Acquisition" section of the Prospectus.

"Legal Holiday" means a Saturday, Sunday or other day on which banking institutions are not required by law or regulation to be open in the State of New York.

"Lien" means any mortgage, pledge, security interest, encumbrance, lien (statutory or otherwise) or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof and any agreement to give any security interest) upon or with respect to any property of any kind, real or personal, movable or immovable.

"Net Available Cash" from an Asset Disposition means payments of cash or Cash Equivalents received (including any payments of cash or Cash Equivalents received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but in each case only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other noncash form) therefrom, in each case net of:

    (1) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition,

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    (2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition,

    (3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition and

    (4) appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

"Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, listing fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

"Note Guarantee" means each Guarantee of the obligations with respect to the Notes issued by a Person pursuant to the terms of the Indenture.

"Note Guarantor" means any Person that has issued a Note Guarantee.

"Offering Memorandum" means the offering memorandum relating to the issuance of the Notes dated July 17, 2002.

"Officer" means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary of the Company. "Officer" of a Note Guarantor has a correlative meaning.

"Officers' Certificate" means a certificate signed by two Officers.

"Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company, a Note Guarantor or the Trustee.

"Permitted Holders" means Principals and Related Parties and any Person acting in the capacity of an underwriter in connection with a public or private offering of the Company's or Holding's Capital Stock.

"Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in:

    (1) the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary;

    (2) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary;

    (3) Temporary Cash Investments;

    (4) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business;

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

    (5) payroll, travel, commission and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

    (6) loans or advances to employees, directors and consultants not exceeding $2.0 million in the aggregate outstanding at any one time;

    (7) loans, deposits, prepayments and other credits or advances to customers or suppliers in the ordinary course of business;

    (8) stock, obligations or securities received in settlement or good faith compromise of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

    (9) any Person to the extent such Investment represents the noncash portion of the consideration received for an Asset Disposition that was made pursuant to and in compliance with the covenant described under "--Limitation on sales of assets and subsidiary stock";

    (10) Investments in prepaid expenses, negotiable instruments held for collection and lease utility and worker's compensation, performance and other similar deposits provided to third parties in the ordinary course of business;

    (11) Currency Agreements, Interest Rate Agreements and Commodity Price Protection Agreements and other Hedging Obligations permitted by the Indenture that are entered into in the ordinary course of business and not for speculative purposes;

    (12) Investments acquired in exchange for the issuance of Capital Stock (other than Disqualified Stock) of the Company or acquired with the Net Cash Proceeds received by the Company after the date of the Indenture from the issuance and sale of Capital Stock (other than Disqualified Stock); provided that such Net Cash Proceeds are used to make such Investment within 90 days of the receipt thereof and the amount of all such Net Cash Proceeds will be excluded from clause (4)(C)(ii) of paragraph (a) of the covenant described under the caption "--Limitation on restricted payments";

    (13) Investments in existence on the date of the Indenture or made pursuant to a legally binding written commitment in existence on the date of the Indenture;

    (14) Guarantees issued in accordance with "Certain covenants--Limitation on indebtedness";

    (15) Investments in a trust, limited liability company, special purpose entity or other similar entity in connection with a Receivables Facility permitted under the covenant "--Limitation on indebtedness"; provided that such Investment is necessary or advisable to effect such Receivables Facility;

    (16) Investments in joint ventures or similar projects by the Company and its Restricted Subsidiaries on the date of the investment in an aggregate amount not to exceed $20.0 million;

    (17) loans or advances to employees, directors or consultants the proceeds of which are used to purchase Capital Stock (other than Disqualified Stock) of the Company or Holding (and, with respect to purchases of the Capital Stock of Holding, the proceeds of which are paid or contributed to the Company); and

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    (18) Indebtedness of the Company or a Restricted Subsidiary under clause
    (b)(2) of the covenant "--Limitation on indebtedness."

For purposes of this definition, the value of any Investment will be the Fair Market Value on the date made without any subsequent changes for any increases or decreases in the Fair Market Value of such Investment.

"Permitted Junior Securities" means:

    (1) Equity Interests in the Company or any Guarantor; or

    (2) debt securities that are subordinated to all Senior Indebtedness and any debt securities issued in exchange for Senior Indebtedness to substantially the same extent as, or to a greater extent than, the Notes and the Note Guarantees are subordinated to Senior Indebtedness under the terms of the Indenture.

"Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

"Preferred Stock," as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

"principal" of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

"Principals" means each of GS Capital Partners 2000, L.P., GS Capital Partners 2000 Offshore, L.P., GS Capital Partners 2000 GmbH & Co. Beteiligungs KG, Bridge Street Special Opportunities Fund 2000, L.P., GS Capital Partners 2000 Employee Fund, L.P., Stone Street Fund 2000 L.P., J.P. Morgan Partners Global Investors, L.P., J.P. Morgan Partners Global Investors (Cayman), L.P., J.P. Morgan Partners Global Investors A, L.P., J.P. Morgan Partners Global Investors (Cayman) II, L.P. and J.P. Morgan Partners (BHCA), L.P.

"Purchase Money Indebtedness" means Indebtedness:

    (1) consisting of the deferred purchase price of an asset (or Capital Stock of a corporation substantially all the assets of which consist of such asset), conditional sale obligations, obligations under any title retention agreement and other purchase money obligations (including obligations to a third party to finance the amount being paid to the seller), in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed, and

    (2) Incurred to finance the acquisition by the Company or a Restricted Subsidiary of such asset (or such Capital Stock), including additions and improvements;

provided, however, that such Indebtedness is Incurred within 180 days after the acquisition by the Company or such Restricted Subsidiary of such asset (or such Capital Stock).

"Receivables Facility" means one or more receivables financing facilities, as amended from time to time, pursuant to which the Company and/or any of its Restricted Subsidiaries, directly or indirectly through another Subsidiary, sells or otherwise transfers rights in its accounts receivable pursuant to arrangements customary in the industry.

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"Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings. "Refinancing Indebtedness" means Indebtedness that is Incurred to refund, refinance, replace, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (or the net proceeds of which are used to do any of the foregoing) any Indebtedness of the Company or any Restricted Subsidiary existing on the Closing Date or Incurred in compliance with the Indenture (including Indebtedness of the Company that Refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that Refinances Indebtedness of another Restricted Subsidiary, including Indebtedness that Refinances Refinancing Indebtedness); provided, however, that:

    (1) the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced,

    (2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced,

    (3) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being Refinanced (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums Incurred in connection therewith) and

    (4) if the Indebtedness being Refinanced is subordinated in right of payment to the Notes, such Refinancing Indebtedness is subordinated in right of payment to the Notes at least to the same extent as the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include:

    (A) Indebtedness of a Restricted Subsidiary that is not a Note Guarantor that Refinances Indebtedness of the Company or

    (B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

"Related Party" means,

    (1) any controlling stockholder or 80% (or more) owned Subsidiary of any Principal; or

    (2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause
    (1).

"Representative" means the trustee, agent or representative (if any) for an issue of Senior Indebtedness.

"Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

"Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a

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Restricted Subsidiary transfers such property to a Person and the Company or such Restricted Subsidiary leases it from such Person, other than leases between the Company and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries.

"SEC" means the Securities and Exchange Commission.

"Securities Act" means the Securities Act of 1933, as amended.

"Secured Indebtedness" means any Indebtedness of the Company or any Subsidiary secured by a Lien. "Secured Indebtedness" of a Note Guarantor has a correlative meaning.

"Senior Subordinated Indebtedness" of the Company means the Notes and any other Indebtedness of the Company that specifically provides that such Indebtedness is to rank equally with the Notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Company which is not Senior Indebtedness. "Senior Subordinated Indebtedness" of a Note Guarantor has a correlative meaning.

"Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC in effect on the date of the Indenture.

"Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

"Stockholders' Agreement" means the stockholders' agreement entered into in connection with the Acquisition.

"Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the Closing Date or thereafter Incurred) that is subordinate or junior in right of payment to the Notes pursuant to a written agreement. "Subordinated Obligation" of a Note Guarantor has a correlative meaning.

"Subsidiary" of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by:

    (1) such Person,

    (2) such Person and one or more Subsidiaries of such Person or

    (3) one or more Subsidiaries of such Person.

"Tax Sharing Agreement" means the Amended and Restated Tax Sharing Agreement, made as of March 15, 2001, by and among Holding and its Subsidiaries.

"Temporary Cash Investments" means any of the following:

    (1) United States dollars or eurodollars or any investment in direct obligations of the United States of America or any agency thereof or obligations Guaranteed or insured by the United States of America or any agency or instrumentality thereof,

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    (2) investments in time deposit accounts, certificates of deposit and eurodollar time deposits, banker acceptances and money market deposits (or in the case of Foreign Subsidiaries, the foreign equivalent) maturing within 270 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of $250,000,000 (or the foreign currency equivalent thereof) and whose long-term debt is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act),

    (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) or (2) above entered into with a bank meeting the qualifications described in clause (2) above,

    (4) investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P,

    (5) investments in securities with maturities of 270 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or "A" by Moody's,

    (6) money market funds at least 95% of the assets of which constitute Temporary Cash Investments of the kinds described in clauses (1) through (5) of this definition and

    (7) solely in respect of the ordinary course cash management activities of the Foreign Subsidiaries, equivalents of the investments described in clause
    (1) above to the extent guaranteed by the United Kingdom, the European Union or the country in which the Foreign Subsidiary operates and equivalents of the investments described in clause (2) above issued, accepted or offered by
    (a) the local office of any commercial bank meeting the requirements of clause (4) above in the jurisdiction of organization of the applicable Foreign Subsidiary or (b) the local office of any commercial bank organized under the laws of the jurisdiction of organization of the applicable Foreign Subsidiary which commercial bank (1) has combined capital and surplus and undivided profits of not less than $250.0 million, (2) a long-term rating for Dollar-denominated obligations of at least "A-1" from S&P or the equivalent rating from Moody's or (3) is organized in the country in which the Foreign Subsidiary operates.

"TIA" means the Trust Indenture Act of 1939 (15 U.S.C. sec.sec. 77aaa-77bbbb) as in effect on the Closing Date.

"Trade Payables" means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

"Transactions" has the meaning set forth in the "Summary" section of the Prospectus.

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"Trustee" means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

"Trust Officer" means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

"Unrestricted Subsidiary" means:

    (1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and

    (2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company or Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either:

       (A) the Subsidiary to be so designated has total Consolidated assets of $1,000 or less or

       (B) if such Subsidiary has Consolidated assets greater than $1,000, then such designation would be permitted under the covenant entitled "--Limitation on restricted payments."

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

    (x) the Company could Incur $1.00 of additional Indebtedness under paragraph
    (a) of the covenant described under "--Limitation on indebtedness" and

    (y) no Default shall have occurred and be continuing.

Any such designation of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

"United States Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

"Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

"Wholly Owned Subsidiary" means a Restricted Subsidiary of the Company all the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or another Wholly Owned Subsidiary.

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REGISTRATION RIGHTS; ADDITIONAL INTEREST

We and the note guarantors entered into a registration rights agreement with the initial purchasers on the closing date for the outstanding notes. In that agreement, we agreed for the benefit of the holders of the outstanding notes that we will use our reasonable best efforts to file with the SEC and cause to become effective a registration statement relating to an offer to exchange the outstanding notes for an issue of SEC-registered notes with terms identical to the outstanding notes (except that the exchange notes will not be subject to restrictions on transfer or to any increase in annual interest rate as described below).

When the SEC declares this exchange offer registration statement effective, we will offer the exchange notes in return for the outstanding notes. The exchange offer will remain open for at least 20 business days after the date we mail notice of the exchange offer to noteholders. For each outstanding note surrendered to us under the exchange offer, the noteholder will receive an exchange note of equal principal amount. Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the notes or, if no interest has been paid on the notes, from the closing date for the outstanding notes.

If applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer, we will use our reasonable best efforts to cause to become effective a shelf registration statement relating to resales of the notes and to keep that shelf registration statement effective until the expiration of the time period referred to in Rule 144(k) under the Securities Act, or such shorter period that will terminate when all notes covered by the shelf registration statement have been sold. We will, in the event of such a shelf registration, provide to each noteholder copies of a prospectus, notify each noteholder when the shelf registration statement has become effective and take certain other actions to permit resales of the notes. A noteholder that sells notes under the shelf registration statement generally will be required to make certain representations to us (as described in the registration rights agreement), to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the registration rights agreement that are applicable to such a noteholder (including certain indemnification obligations). Holder of notes will also be required to suspend their use of the prospectus included in the shelf registration statement under specified circumstances upon receipt of notice from us. In addition, at the request of Goldman, Sachs & Co. or J.P. Morgan Securities Inc. we will file a shelf registration statement to enable them to act as a market maker in the notes.

If the exchange offer is not completed (or, if required, the shelf registration statement is not declared effective) on or before the later of the date that is 210 days after the closing date the annual interest rate borne by the outstanding notes will be increased by .25% per annum, increasing an additional ..25% per annum every 90 days thereafter, up to a maximum aggregate increase of 1.0% per annum, until the exchange offer is completed or the shelf registration statement is declared effective. Following the cure of all registration defaults, the accrual of this interest will cease.

If we effect the exchange offer, we will be entitled to close the exchange offer 20 business days after its commencement, provided that we have accepted all notes validly surrendered in accordance with the terms of the exchange offer. Notes not tendered in the exchange offer shall bear interest at the rate set forth on the cover page of this prospectus and be subject to all the terms and conditions specified in the indenture, including transfer restrictions. This

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summary of the provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirely by reference to, all the provisions of the registration rights agreement, which has been filed as an exhibit to the registration rights agreement of which this prospectus is a part.

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           CERTAIN MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS

The following summary describes certain material United States federal income tax consequences and, in the case of a holder that is a non-United States holder (as defined below), certain material United States federal estate tax consequences, of purchasing, owning and disposing of the exchange notes and exchanging the outstanding notes for the exchange notes.

This summary deals only with exchange notes held as capital assets (generally, investment property) and does not deal with special tax situations such as:

       - dealers in securities or currencies;

       - traders in securities;

       - United States holders (as defined below) whose functional currency is not the United States dollar;

       - persons holding exchange notes as part of a hedge, straddle, conversion or other integrated transaction;

       - certain United States expatriates;

       - financial institutions;

       - insurance companies; and

       - entities that are tax-exempt for United States federal income tax purposes.

This summary does not discuss all of the aspects of United States federal income and estate taxation that may be relevant to you in light of your particular investment or other circumstances. In addition, this summary does not discuss any United States state, local or foreign income tax consequences or any non-income tax consequences. This summary is based on United States federal income tax law, including the provisions of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this prospectus. Subsequent developments in United States federal tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the United States federal tax consequences of purchasing, owning and disposing of exchange notes as set forth in this summary. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE PARTICULAR UNITED STATES FEDERAL, STATE AND LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF ACQUIRING, OWNING AND DISPOSING OF EXCHANGE NOTES THAT MAY BE APPLICABLE TO YOU.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER

The exchange of the outstanding notes for the exchange notes in the exchange offer will not be a taxable exchange for United States federal income tax purposes and, accordingly, for such purposes you will not recognize any taxable gain or loss as a result of such exchange and you will have the same tax basis and holding period in the exchange notes as you had in your outstanding notes immediately before the exchange.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR UNITED STATES HOLDERS

The following summary applies to you only if you are a United States holder (as defined below).

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DEFINITION OF A UNITED STATES HOLDER

A "United States holder" is a beneficial owner of an exchange note or notes who or which is for United States federal income tax purposes:

       - an individual citizen or resident of the United States;

       - a corporation (or other entity classified as a corporation for these purposes) or a partnership (or other entity classified as a partnership for these purposes) created or organized in or under the laws of the United States or of any political subdivision of the United States, including any State;

       - an estate, the income of which is subject to United States federal income taxation regardless of the source of that income; or

       - a trust if (1) a United States court is able to exercise primary supervision over the trust's administration and one or more United States persons (within the meaning of the Internal Revenue Code) has the authority to control all of the trust's substantial decisions or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

If a partnership or other entity treated as a partnership for United States federal income tax purposes holds an exchange note or notes, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding an exchange note or notes, we suggest that you consult your tax advisor.

PAYMENTS OF STATED INTEREST

Payments of stated interest on your exchange notes will be taxed as ordinary interest income. In addition:

       - if you use the cash method of accounting for United States federal income tax purposes, you will have to include the stated interest on your exchange notes in your gross income at the time you receive the interest; and

       - if you use the accrual method of accounting for United States federal income tax purposes, you will have to include the stated interest on your exchange notes in your gross income at the time the interest accrues.

MARKET DISCOUNT AND BOND PREMIUM

If you purchase an exchange note (or purchased the outstanding note for which the exchange note was exchanged, as the case may be) at a price that is less than its principal amount, the excess of the principal amount over your purchase price will be treated as "market discount." However, the market discount will be considered to be zero if it is less than 1/4 of 1% of the principal amount multiplied by the number of complete years to maturity from the date you purchased the exchange note or outstanding note, as the case may be.

Under the market discount rules of the Internal Revenue Code, you generally will be required to treat any principal payment on, or any gain realized on the sale, exchange, retirement or other disposition of, an exchange note as ordinary income (generally treated as interest income) to the extent of the market discount which accrued but was not previously included in income. In addition, you may be required to defer, until the maturity of the exchange note or

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its earlier disposition in a taxable transaction, the deduction of all or a portion of your interest expense on any indebtedness incurred or continued to purchase or carry the exchange note (or the outstanding note for which the exchange note was exchanged, as the case may be). In general, market discount will be considered to accrue ratably during the period from the date of the purchase of the exchange note (or outstanding note for which the exchange note was exchanged, as the case may be) to the maturity date of the exchange note, unless you make an irrevocable election (on an instrument-by-instrument basis) to accrue market discount under a constant yield method. You may elect to include market discount in income currently as it accrues (under either a ratable or constant yield method), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the exchange note and upon the receipt of certain payments and the deferral of interest deductions will not apply. The election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the Internal Revenue Service.

If you purchase an exchange note (or purchased the outstanding note for which the exchange note was exchanged, as the case may be) for an amount in excess of the amount payable at maturity of the exchange note, you will be considered to have purchased the exchange note (or outstanding note) with "bond premium" equal to the excess of your purchase price over the amount payable at maturity (or on an earlier call date if it results in a smaller amortizable bond premium). You may elect to amortize the premium using a constant yield method over the remaining term of the exchange note (or until an earlier call date, as applicable). The amortized amount of the premium for a taxable year generally will be treated first as a reduction of interest on the exchange note included in such taxable year to the extent thereof, then as a deduction allowed in that taxable year to the extent of your prior interest inclusions on the exchange note, and finally as a carryforward allowable against your future interest inclusions on the exchange note. The election, once made, is irrevocable without the consent of the Internal Revenue Service and applies to all taxable bonds held during the taxable year for which the election is made or subsequently acquired.

CONSTANT YIELD ELECTION

As an alternative to the above-described rules for including interest payments and market discount in income and amortizing bond premium, you may elect to include in gross income all interest that accrues on an exchange note, including stated interest, market discount (including de minimis market discount) and adjustments for bond premium, on the constant yield method. If such an election were made, you would be deemed to have made an election to amortize bond premium, which as discussed above applies to all debt instruments held or subsequently acquired by you. Particularly for United States holders who are on the cash method of accounting, a constant yield election may have the effect of causing you to include interest in income earlier than would be the case if no such election were made, and the election may not be revoked without the consent of the Internal Revenue Service. You should consult your own tax advisor before making this election.

SALE OR OTHER DISPOSITION OF THE EXCHANGE NOTES

Upon the sale, exchange, retirement, redemption or other disposition of an exchange note, you generally will recognize taxable gain or loss in an amount equal to the difference, if any, between the amount realized on the disposition and your adjusted tax basis in the exchange

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note. Your adjusted tax basis in an exchange note will generally equal the cost of the exchange note (or, in the case of an exchange note acquired in exchange for an outstanding note in the exchange offer, the basis of the outstanding note), increased by the amount of any market discount previously included in your gross income, and reduced by the amount of any amortizable bond premium applied to reduce, or allowed as a deduction against, interest with respect to your exchange note.

Your gain or loss generally will be capital gain or loss (except with respect to any amount received that is attributable to accrued but unpaid interest, which will be taxable in the manner described above under "--United States federal income tax considerations for United States holders--Payments of stated interest" and except with respect to accrued market discount that has not previously been included in income, as discussed above under "--United States federal income tax considerations for United States holders--Market discount and bond premium"). Such capital gain or loss will be long-term capital gain or loss if the exchange note has been held for more than one year at the time of the disposition (taking into account for this purpose, in the case of an exchange note received in exchange for an outstanding note in the exchange offer, the period of time that the outstanding note was held).

Subject to limited exceptions, your capital losses cannot be used to offset your ordinary income. If you are a non-corporate United States holder, your long-term capital gain generally will be subject to a maximum tax rate of 15%, scheduled to increase to 20% for dispositions occurring in taxable years that begin on or after January 1, 2009.

BACKUP WITHHOLDING AND INFORMATION REPORTING

In general, backup withholding currently at a rate of 28%, scheduled to increase to 31% for taxable years beginning on or after January 1, 2011, may apply:

       - to any payments made to you of principal of and interest on your exchange note, and

       - to payment of the proceeds of a sale or other disposition of your exchange note,

if you are a non-corporate United States holder and fail to provide a correct taxpayer identification number or otherwise comply with applicable requirements of the backup withholding rules. Information reporting may also apply to payments made with respect to your exchange note.

Backup withholding is not an additional tax and may be credited against your United States federal income tax liability, provided that correct information is provided to the Internal Revenue Service.

UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS FOR NON-UNITED STATES HOLDERS

The following summary applies to you if you are a beneficial owner of an exchange note who or which is not a resident alien and not otherwise a United States holder (a "non-United States holder"). Resident aliens are subject to United States federal income tax as if they were United States citizens. An individual may, subject to exceptions, be deemed to be a resident alien, as opposed to a non-resident alien, by among other ways being present in the United
States:

       - for at least 31 days in the calendar year, and

       - for an aggregate of at least 183 days during a three-year period ending in the current calendar year, counting for such purposes all of the days present in the current year,

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       one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year.

UNITED STATES FEDERAL WITHHOLDING TAX

If you are a non-United States holder, under current United States federal income tax laws, and subject to the discussion below, United States federal withholding tax will not apply to payments by us or our paying agent (in its capacity as such) of principal of your exchange notes, and will not apply to payments of interest on your exchange notes, under the "portfolio interest" exception of the Internal Revenue Code, provided that you comply with the following requirements:

       - you do not, directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Internal Revenue Code and the Treasury regulations thereunder;

       - you are not a controlled foreign corporation for United States federal income tax purposes that is related, directly or indirectly, to us through sufficient stock ownership (as provided in the Internal Revenue
       Code);

       - you are not a bank receiving interest described in section 881(c)(3)(A) of the Internal Revenue Code;

       - such interest is not effectively connected with your conduct of a United States trade or business; and

       - you provide a properly completed Internal Revenue Service Form W-8BEN, signed under penalties of perjury, which can reliably be related to you, certifying that you are not a United States person within the meaning of the Internal Revenue Code and providing your name and address to:

          (A) us or our paying agent; or

          (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds your exchange notes on your behalf and that certifies to us or our paying agent under penalties of perjury that it, or the bank or financial institution between it and you, has received from you your Form W-8BEN and provides us or our paying agent with a copy of this statement.

Certain Treasury regulations provide alternative methods for satisfying the certification requirement described in this section. In addition, under these Treasury regulations:

       - if you are a foreign partnership, the certification requirement will generally apply to partners in you, and you will be required to provide certain information;

       - if you are a foreign trust, the certification requirement will generally be applied to you or your beneficial owners depending on whether you are a "foreign complex trust," "foreign simple trust," or "foreign grantor trust" as defined in the Treasury regulations; and

       - look-through rules will apply for tiered partnerships, foreign simple trusts and foreign grantor trusts.

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If you are a foreign partnership or a foreign trust, you should consult your own tax advisor regarding your status under these Treasury regulations and the certification requirements applicable to you.

If you do not satisfy the requirements described above, payments of interest made to you will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed (1) Internal Revenue Service Form W-8BEN claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty or (2) Internal Revenue Service Form W-8ECI stating that the interest paid on an exchange note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

UNITED STATES FEDERAL INCOME TAX

Except for the possible application of United States withholding tax (see "United States federal withholding tax" above) and backup withholding tax (see "Backup withholding and information reporting" below), you generally will not have to pay United States federal income tax on payments of principal of and interest on your exchange notes, or on any gain or income realized from the sale, redemption, retirement at maturity or other disposition of your exchange notes (provided that, in the case of proceeds representing accrued interest, the conditions described in "United States federal withholding tax" are met) unless:

       - in the case of gain, you are an individual who is present in the United States for 183 days or more during the taxable year of the sale or other disposition of your exchange notes, and specific other conditions are met; or

       - the interest, gain or other income is effectively connected with your conduct of a United States trade or business, and, if an income tax treaty applies, is generally attributable to a United States "permanent establishment" maintained by you.

If you are engaged in a trade or business in the United States and interest, gain or any other income in respect of your exchange notes is effectively connected with the conduct of your trade or business, and, if an income tax treaty applies, you maintain a United States "permanent establishment" to which the interest, gain or other income is generally attributable, you generally will be subject to United States income tax on a net basis on the interest, gain or income in the same manner as if you were a United States holder (although interest is exempt from the withholding tax discussed in the preceding paragraphs provided that you provide a properly executed applicable Internal Revenue Service Form W-8ECI on or before any payment date to claim the exemption).

In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% of your effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless a lower rate applies to you under a United States income tax treaty with your country of residence. For this purpose, you must include interest, gain or income on your exchange notes in the earnings and profits subject to the branch profits tax if these amounts are effectively connected with the conduct of your United States trade or business.

UNITED STATES FEDERAL ESTATE TAX

If you are an individual and are not a United States citizen or a resident of the United States (as specially defined for United States federal estate tax purposes) at the time of your death, your exchange notes will generally not be subject to the United States federal estate tax, unless, at the time of your death:

       - you directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Internal Revenue Code and the Treasury regulations thereunder; or

       - your interest on the exchange notes is effectively connected with your conduct of a United States trade or business.

BACKUP WITHHOLDING AND INFORMATION REPORTING

Under current Treasury regulations, backup withholding and information reporting will not apply to payments made by us or our paying agent (in its capacity as such) to you if you have provided the required certification that you are a non-United States holder as described in "--United States federal withholding tax" above, and provided that neither we nor our paying agent has actual knowledge that you are a United States holder (as described in "--Definition of a United States holder" above). We or our paying agent may, however, report payments of interest on the exchange notes that are made to you.

The gross proceeds from the disposition of your exchange notes may be subject to information reporting and backup withholding tax at a rate that is currently 28%, scheduled to increase to 31% for taxable years beginning on or after January 1, 2011. If you sell your exchange notes outside the United States through a non-United States office of a broker and the sales proceeds are paid to you outside the United States, then the United States backup withholding and information reporting requirements generally (except as provided in the following sentence) will not apply to that payment. However, United States information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your exchange notes through a non-United States office of a broker that:

       - is a United States person (as defined in the Internal Revenue Code);

       - derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the United States;

       - is a "controlled foreign corporation" for United States federal income tax purposes; or

       - is a foreign partnership, if at any time during its tax year:

         - one or more of its partners are United States persons who in the aggregate hold more than 50% of the income or capital interests in the partnership; or

         - the foreign partnership is engaged in a United States trade or business,

unless the broker has documentary evidence in its files that you are a non-United States person and certain other conditions are met or you otherwise establish an exemption. If you receive payments of the proceeds of a sale of your exchange notes to or through a United States office of a broker, the payments are subject to both United States backup withholding and information reporting unless you provide a Form W-8BEN certifying that you are a non-United States person or you otherwise establish an exemption.

You should consult your own tax advisor regarding application of backup withholding in your particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations. Any amounts withheld under the backup withholding rules from a payment to you will be allowed as a refund or credit against your United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

                              ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the exchange of the outstanding notes, or the purchase or holding of the exchange notes, by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA"), individual retirement accounts and other arrangements that are subject to
Section 4975 of the Internal Revenue Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Internal Revenue Code or ERISA, and entities whose underlying assets are considered to include "plan assets" of such plans, accounts and arrangements.

GENERAL FIDUCIARY MATTERS

ERISA and the Code impose certain duties on persons who are fiduciaries of a plan subject to Title I of ERISA or Section 4975 of the Internal Revenue Code and prohibit certain transactions involving the assets of a plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such a plan or the management or disposition of the assets of such a plan, or who renders investment advice to such a plan for a fee or other compensation, may be considered to be a fiduciary of the plan.

When considering investing a portion of the assets of any plan in the exchange notes, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the plan and the applicable provisions of ERISA, the Internal Revenue Code or any similar law relating to a fiduciary's duties to the plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Internal Revenue Code and any other applicable similar laws. The prudence of a particular investment should be determined by the responsible fiduciary of a plan by taking into account the plan's particular circumstances and all of the facts and circumstances of an investment in an exchange note including, but not limited to, particular risks associated with the investment and the fact that in the future there may be no market in which such fiduciary will be able to sell or otherwise dispose of any exchange notes it may purchase.

Any insurance company proposing to invest assets of its general account in the exchange notes should consider the extent to which such investment would be subject to the requirements of ERISA in light of the U.S. Supreme Court's decision in John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank and under any subsequent legislation or other guidance that has or may become available relating to that decision, including Section 401(c) of ERISA and any regulations thereunder published by the U.S. Department of Labor.

PROHIBITED TRANSACTION ISSUES

Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit plans subject to Title I of ERISA or Section 4975 of the Internal Revenue Code from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest" within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Internal Revenue Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Internal Revenue Code and, in many circumstances, the transaction must be unwound. In addition, the fiduciary of the plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Internal Revenue Code. The acquisition and/or holding of exchange notes by a plan with respect to which we, our affiliates or the initial purchaser is considered a party in interest or disqualified person may constitute or result in a direct or indirect prohibited transaction under ERISA and/or the Internal Revenue Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or "PTCEs", that may apply to the acquisition and holding of the exchange notes. These class exemptions include PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting transactions involving life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. However, there can be no assurance that all of the conditions of any such exemptions will be satisfied, or, if satisfied, that the scope of the relief will cover all acts that might be construed as prohibited transactions.

Because of the foregoing, the exchange notes should not be acquired or held by any person investing "plan assets" of any plan, if such acquisition and holding will constitute a non-exempt prohibited transaction under ERISA and the Internal Revenue Code or similar violation of any applicable similar laws. Each initial investor of an exchange note and each subsequent transferee will, by its acquisition and/or holding be deemed to have represented and warranted that (1) it is not a plan, or other entity that is subject to prohibited transaction rules of ERISA, the Code or similar law or (2) its acquisition and/or holding of such note will not result in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Internal Revenue Code or any similar provision of similar laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering an investment in the exchange notes on behalf of, or with the assets of any plan, consult with their counsel regarding the potential applicability of ERISA,
Section 4975 of the Internal Revenue Code and any similar laws to such investment and whether an exemption would be applicable to the acquisition and holding of the exchange notes.

                              PLAN OF DISTRIBUTION

Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offer in exchange for the outstanding notes may be offered for resale, resold and otherwise transferred by holders thereof, other than any holder which is (A) an "affiliate" of our company within the meaning of Rule 405 under the Securities Act, (B) a broker-dealer who acquired notes directly from our company or (C) broker-dealers who acquired notes as a result of market-making or other trading activities, without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such exchange notes are acquired in the ordinary course of such holders' business, and such holders are not engaged in, and do not intent to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such exchange notes. However, broker-dealers receiving the exchange notes in the exchange offer will be subject to a prospectus delivery requirement with respect to resales of such exchange notes. To date, the staff of the SEC has taken the position that these broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as the exchange pursuant to the exchange offer, other than a resale of an unsold allotment from the sale of the outstanding notes to the initial purchasers thereof, with the prospectus contained in the exchange offer registration statement. Pursuant to the registration rights agreement, we have agreed to permit these broker-dealers to use this prospectus in connection with the resale of such exchange notes. We have agreed that, for a period of 180 days after the exchange offer has been completed, we will make this prospectus, and any amendment or supplement to this prospectus, available to any broker-dealer that requests such documents in the letter of transmittal.

Each holder of the outstanding notes who wishes to exchange its outstanding notes for exchange notes in the exchange offer will be required to make certain representations to us as set forth in "The exchange offer."

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

We have agreed to pay certain expenses incident to the exchange offer and will indemnify the holders of the exchange notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act, as set forth in the registration rights agreement.

                                 LEGAL MATTERS

The validity of the exchange notes will be passed upon for us by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York.

                              INDEPENDENT AUDITORS

The consolidated balance sheets of BPC Holding Corporation as of December 28, 2002 (Company) and December 29, 2001 (Predecessor), and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the periods from July 22, 2002 to December 28, 2002 (Company), December 30, 2001 to July 21, 2002 (Predecessor), and each of the two years in the period ended December 29, 2001 (Predecessor) included in this prospectus, have been audited by Ernst & Young LLP, independent auditors, as stated in their report appearing herein.

The balance sheets of Landis Plastics Inc., as of December 31, 2002, 2001, 2000 and 1999, and the related statements of income and retained earnings, and cash flows for the years then ended, included in this prospectus, have been audited by Roche, Scholz, Roche & Walsh, Ltd., independent auditors, as stated in their reports appearing herein.

                      WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement of Form S-4 that we filed with the Securities and Exchange Commission (the "SEC"). This prospectus does not contain all of the information in that registration statement. For further information with respect to us and the notes, see the registration statement, including the exhibits.

We are subject to the reporting requirements of the Securities Exchange Act of 1934 and in accordance with its requirements file annual, quarterly and current reports, proxy statements and other information with the SEC. These reports, proxy statements and other information may be obtained:

       - at the public reference room of the SEC, Room 1024-Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549;

       - from the SEC, Public Reference Room, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; or

       - from the Internet site maintained by the SEC at http://.www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers, including us, that file electronically with the SEC.

Some locations may charge prescribed rates or modest fees for copies. For more information on the public reference room, call the SEC at 1-800-SEC-0330. Our filings will also be available to the public from commercial document retrieval services.

You may obtain these reports, proxy statements and other information at no cost by writing or telephoning us at the following address and telephone number:

             Berry Plastics Corporation
             101 Oakley Street
             Evansville, Indiana 47710
             Attn: Mark Miles
             (812) 424-2904

Statements made in this prospectus as to the contents of any contract, agreement, or other documents referred to are not necessarily complete. For a more complete understanding and description of each contract, agreement or other document filed as an exhibit to the registration statement, we encourage you to read the documents contained in the exhibits.

Following the consummation of the exchange offer, whether or not required by the SEC, we will file a copy of all the information mentioned above with the SEC for public availability within the time periods specified in the SEC's rule and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospectus investors upon request.

In addition, we have agreed that we will furnish to holders and securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act of 1933, as amended (the "Securities Act") until such time as we have either exchanged the notes pursuant to the exchange offer or until such time as holders of the notes have disposed of their notes pursuant to an effective registration statement under the Securities Act.

BPC HOLDING CORPORATION
INDEX TO FINANCIAL STATEMENTS

BPC HOLDING CORPORATION AUDITED FINANCIAL STATEMENTS

                                                              PAGE
Report of Independent Auditors..............................   F-3
Consolidated Balance Sheets at December 28, 2002 and
   December 29, 2001........................................   F-4
Consolidated Statements of Operations for the periods from
   July 22, 2002 to December 28, 2002, December 30, 2001 to
   July 21, 2002, and each of the two years in the period
   ended December 29, 2001..................................   F-5
Consolidated Statements of Changes in Stockholders' Equity
   (Deficit) for the periods from July 22, 2002 to December
   28, 2002, December 30, 2001 to July 21, 2002, and each of
   the two years in the period ended December 29, 2001......   F-6
Consolidated Statements of Cash Flows for the periods from
   July 22, 2002 to December 28, 2002, December 30, 2001 to
   July 21, 2002, and each of the two years in the period
   ended December 29, 2001..................................   F-7
Notes to Consolidated Financial Statements..................   F-8

BPC HOLDING CORPORATION UNAUDITED INTERIM FINANCIAL
  STATEMENTS

Consolidated Balance Sheets at September 27, 2003 and
   December 28, 2002........................................  F-35
Consolidated Statements of Operations for the thirteen and
   thirty-nine weeks ended September 27, 2003, for the
   periods from July 22, 2002 to September 28, 2002, June
   30, 2002 to July 21, 2002 and December 30, 2001 to July
   21, 2002.................................................  F-36
Consolidated Statements of Changes in Stockholders' Equity
   for the period from December 28, 2002 to September 27,
   2003.....................................................  F-37
Consolidated Statements of Cash Flows for the periods from
   December 29, 2002 to September 27, 2003, July 22, 2002 to
   September 28, 2002 and December 30, 2001 to July 21,
   2002.....................................................  F-38
Notes to Consolidated Financial Statements..................  F-39
LANDIS PLASTICS, INC.
INDEX TO FINANCIAL STATEMENTS

LANDIS PLASTICS, INC. AUDITED FINANCIAL STATEMENTS

Report of Independent Auditors..............................  F-51
Balance Sheets at December 31, 2002 and 2001................  F-52
Statements of Income and Retained Earnings for the years
   ended December 31, 2002 and 2001.........................  F-53
Statements of Cash Flows for the years ended December 31,
   2002 and 2001............................................  F-54
Notes to Financial Statements...............................  F-55
Report of Independent Auditors..............................  F-65
Balance Sheets at December 31, 2000 and 1999................  F-66
Statements of Income and Retained Earnings for the years
   ended December 31, 2000 and 1999.........................  F-67
Statements of Cash Flows for the years ended December 31,
   2000 and 1999............................................  F-68
Notes to Financial Statements...............................  F-69

                                                              PAGE
LANDIS PLASTICS, INC. UNAUDITED INTERIM FINANCIAL STATEMENTS

Balance Sheets at September 28, 2003 and December 31,
   2002.....................................................  F-79
Statements of Income and Retained Earnings for the
   thirty-nine weeks ended September 28, 2003 and September
   29, 2002.................................................  F-80
Statements of Cash Flows for the thirty-nine weeks ended
   September 28, 2003 and September 29, 2002................  F-81
Notes to Financial Statements...............................  F-82

                         REPORT OF INDEPENDENT AUDITORS

The Stockholders and Board of Directors
BPC Holding Corporation

We have audited the accompanying consolidated balance sheets of BPC Holding Corporation ("Holding") as of December 28, 2002, and December 29, 2001, and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for the periods from July 22, 2002 to December 28, 2002 (Company), December 30, 2001 to July 21, 2002 (Predecessor), and each of the two years in the period ended December 29, 2001 (Predecessor). These financial statements are the responsibility of Holding's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of BPC Holding Corporation at December 28, 2002 and December 29, 2001, and the consolidated results of its operations and its cash flows for the periods from July 22, 2002 to December 28, 2002, December 30, 2001 to July 21, 2002 and each of the two years in the period ended December 29, 2001, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 2 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets" on December 30, 2001.

/s/ Ernst & Young LLP
Indianapolis, Indiana
February 14, 2003

                            BPC HOLDING CORPORATION

                          CONSOLIDATED BALANCE SHEETS

-----------------------------------------------------------------------------------------
                                                                COMPANY      PREDECESSOR
                                                              ------------   ------------
                                                              DECEMBER 28,   DECEMBER 29,
    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE INFORMATION)          2002           2001
-----------------------------------------------------------------------------------------
ASSETS
Current assets:
   Cash and cash equivalents................................  $     15,613   $      1,232
   Accounts receivable (less allowance for doubtful accounts
     of $1,990 at December 28, 2002 and $2,070 at December
     29, 2001)..............................................        56,765         48,623
   Inventories:
      Finished goods........................................        50,002         43,048
      Raw materials and supplies............................        14,730         13,009
                                                              ---------------------------
                                                                    64,732         56,057
   Prepaid expenses and other current assets................         7,018          5,280
                                                              ---------------------------
Total current assets........................................       144,128        111,192
Property and equipment:
   Land.....................................................         7,040          9,443
   Buildings and improvements...............................        49,966         72,722
   Machinery, equipment and tooling.........................       139,486        201,357
   Construction in progress.................................        12,232         22,647
                                                              ---------------------------
                                                                   208,724        306,169
   Less accumulated depreciation............................        15,592        102,952
                                                              ---------------------------
                                                                   193,132        203,217
Intangible assets:
   Deferred financing fees, net.............................        20,116          8,475
   Customer relationships, net..............................        33,890              -
   Goodwill, net............................................       336,260        119,923
   Trademarks...............................................        27,048              -
   Other intangibles, net...................................         5,883          1,955
                                                              ---------------------------
                                                                   423,197        130,353
Other.......................................................           119          2,114
                                                              ---------------------------
Total assets................................................  $    760,576   $    446,876
                                                              ---------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
   Accounts payable.........................................  $     31,204   $     34,862
   Accrued expenses and other liabilities...................         9,926          8,955
   Accrued interest.........................................        14,239          7,964
      Employee compensation and payroll taxes...............        15,917         17,792
   Current portion of long-term debt........................         8,641         22,292
                                                              ---------------------------
Total current liabilities...................................        79,927         91,865
Long-term debt, less current portion........................       601,302        463,589
Accrued dividends on preferred stock........................             -         27,446
Deferred income taxes.......................................           640            489
Other liabilities...........................................         3,544          3,088
                                                              ---------------------------
Total liabilities...........................................       685,413        586,477
Stockholders' equity (deficit):
   Preferred stock (Predecessor)............................             -         47,789
   Common stock (Predecessor)...............................             -              6
   Treasury stock (Predecessor).............................             -           (405)
   Warrants (Predecessor)...................................             -          9,386
   Preferred stock; $.01 par value: 500,000 shares
     authorized; 0 shares issued and outstanding............             -              -
   Common Stock; $.01 par value: 5,000,000 shares
     authorized; 2,767,879 shares issued and outstanding....            28              -
   Additional paid-in capital...............................       281,816         25,315
   Adjustment of the carryover basis of continuing
     stockholders...........................................      (196,603)             -
   Notes receivable - common stock..........................       (14,399)             -
   Retained earnings (deficit)..............................         3,179       (220,263)
   Accumulated other comprehensive income (loss)............         1,142         (1,429)
                                                              ---------------------------
Total stockholders' equity (deficit)........................        75,163       (139,601)
                                                              ---------------------------
Total liabilities and stockholders' equity (deficit)........  $    760,576   $    446,876
-----------------------------------------------------------------------------------------

See notes to consolidated financial statements

                            BPC HOLDING CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

----------------------------------------------------------------------------------------------
                                           COMPANY                                 PREDECESSOR
                                       -----------   -----------------------------------------
                                       PERIOD FROM   PERIOD FROM    YEAR ENDED     YEAR ENDED
                                        7/22/02-      12/30/01-    DECEMBER 29,   DECEMBER 30,
       (DOLLARS IN THOUSANDS)           12/28/02       7/21/02         2001           2000
----------------------------------------------------------------------------------------------
Net sales............................  $   213,626   $   280,677   $    461,659   $    408,088
Cost of goods sold...................      163,815       207,458        338,000        312,119
                                       -------------------------------------------------------
Gross profit.........................       49,811        73,219        123,659         95,969
Operating expenses:
   Selling...........................       10,129        12,080         21,996         21,630
   General and administrative........        7,664        15,750         28,535         24,408
   Research and development..........        1,450         1,438          1,948          2,606
   Amortization of intangibles.......        1,159         1,249         12,802         10,579
   Merger expenses (Predecessor).....            -        20,987              -              -
   Other expenses....................        2,757         2,804          4,911          6,639
                                       -------------------------------------------------------
Operating income.....................       26,652        18,911         53,467         30,107
Other expenses:
   Loss on disposal of property and
      equipment......................            8           291            473            877
                                       -------------------------------------------------------
Income before interest and taxes.....       26,644        18,620         52,994         29,230
Interest:
   Expense...........................      (20,887)      (28,747)       (54,397)       (51,553)
   Income............................          375             5             42             96
                                       -------------------------------------------------------
Income (loss) before income taxes and
   extraordinary item................        6,132       (10,122)        (1,361)       (22,227)
Income taxes (benefit)...............        2,953           345            734           (142)
                                       -------------------------------------------------------
Income (loss) before extraordinary
   item..............................        3,179       (10,467)        (2,095)       (22,085)
Extraordinary item (less applicable
   income taxes of $0)...............            -        25,328              -          1,022
                                       -------------------------------------------------------
Net income (loss)....................        3,179       (35,795)        (2,095)       (23,107)
Preferred stock dividends............            -        (6,468)        (9,790)        (6,655)
Amortization of preferred stock
   discount..........................            -          (574)        (1,024)          (768)
                                       -------------------------------------------------------
Net income (loss) attributable to
   common stockholders...............  $     3,179   $   (42,837)  $    (12,909)  $    (30,530)
----------------------------------------------------------------------------------------------

See notes to consolidated financial statements

                            BPC HOLDING CORPORATION

      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

----------------------------------------------------------------------------------------------------------------------

                                      COMMON         PREFERRED       TREASURY                               ADDITIONAL
                                       STOCK           STOCK           STOCK         WARRANTS      COMMON    PAID-IN
     (DOLLARS IN THOUSANDS))       (PREDECESSOR)   (PREDECESSOR)   (PREDECESSOR)   (PREDECESSOR)   STOCK     CAPITAL
----------------------------------------------------------------------------------------------------------------------
Balance at January 1, 2000.......  $           6   $      17,093   $        (256)  $       3,511   $    -   $   41,559
                                   -----------------------------------------------------------------------------------
Net loss.........................              -               -               -               -        -            -
Purchase treasury stock from
   management....................              -               -            (149)              -        -            -
Translation loss.................              -               -               -               -        -            -
Stock-based compensation.........              -               -               -               -        -          905
Issuance of preferred stock......              -          25,000               -               -        -            -
Issuance of private warrants.....              -          (5,875)              -           5,875        -            -
Accrued dividends on preferred
   stock.........................              -               -               -               -        -       (6,655)
Amortization of preferred stock
   discount......................              -             768               -               -        -         (768)
                                   -----------------------------------------------------------------------------------
Balance at December 30, 2000.....              6          36,986            (405)          9,386        -       35,041
                                   -----------------------------------------------------------------------------------
Net loss.........................              -               -               -               -        -            -
Translation loss.................              -               -               -               -        -            -
Stock-based compensation.........              -               -               -               -        -          796
Issuance of preferred stock......              -           9,779               -               -        -            -
Issuance of common stock.........              -               -               -               -        -          292
Accrued dividends on preferred
   stock.........................              -               -               -               -        -       (9,790)
Amortization of preferred stock
   discount......................              -           1,024               -               -        -       (1,024)
                                   -----------------------------------------------------------------------------------
Balance at December 29, 2001.....              6          47,789            (405)          9,386        -       25,315
                                   -----------------------------------------------------------------------------------
Net loss.........................              -               -               -               -        -            -
Translation gain.................              -               -               -               -        -            -
Amortization of preferred stock
   discount......................              -             574               -               -        -         (574)
Accrued dividends on preferred
   stock.........................              -               -               -               -        -       (6,468)
Stock-based compensation.........              -               -               -               -        -        1,920
Redemption of predecessor stock..             (6)        (48,363)            405          (9,386)       -      (20,193)
                                   -----------------------------------------------------------------------------------
Balance at July 21, 2002
   (Predecessor).................              -               -               -               -        -            -
                                   -----------------------------------------------------------------------------------
Fair value of rolled stock
   options.......................                              -               -               -        -        5,056
Issuance of common stock.........              -               -               -               -       28      276,760
Notes receivable--common stock...              -               -               -               -        -            -
Interest on notes receivable.....              -               -               -               -        -            -
Adjustment of the carryover basis
   of continuing stockholders....              -               -               -               -        -            -
Translation gain.................              -               -               -               -        -            -
Other comprehensive losses.......              -               -               -               -        -            -
Net income.......................              -               -               -               -        -            -
                                   -----------------------------------------------------------------------------------
Balance at December 28, 2002
   (Company).....................  $           -   $           -   $           -   $           -   $   28   $  281,816
----------------------------------------------------------------------------------------------------------------------

---------------------------------  --------------------------------------------------------------------------------------
                                   ADJUSTMENT OF
                                   THE CARRYOVER       NOTES                     ACCUMULATED
                                     BASIS OF       RECEIVABLE--    RETAINED        OTHER                   COMPREHENSIVE
                                    CONTINUING         COMMON       EARNINGS    COMPREHENSIVE                  INCOME
     (DOLLARS IN THOUSANDS))       STOCKHOLDERS        STOCK        (DEFICIT)       LOSS          TOTAL        (LOSS)
---------------------------------  --------------------------------------------------------------------------------------
Balance at January 1, 2000.......  $           -   $            -   $(195,061)  $        (323)  $(133,471)
                                   --------------------------------------------------------------------------------------
Net loss.........................              -                -     (23,107)              -     (23,107)        (23,107)
Purchase treasury stock from
   management....................              -                -           -               -        (149)              -
Translation loss.................              -                -           -            (520)       (520)           (520)
Stock-based compensation.........              -                -           -               -         905               -
Issuance of preferred stock......              -                -           -               -      25,000               -
Issuance of private warrants.....              -                -           -               -           -               -
Accrued dividends on preferred
   stock.........................              -                -           -               -      (6,655)              -
Amortization of preferred stock
   discount......................              -                -           -               -           -               -
                                   --------------------------------------------------------------------------------------
Balance at December 30, 2000.....              -                -    (218,168)           (843)   (137,997)        (23,627)
                                   --------------------------------------------------------------------------------------
Net loss.........................              -                -      (2,095)              -      (2,095)         (2,095)
Translation loss.................              -                -           -            (586)       (586)           (586)
Stock-based compensation.........              -                -           -               -         796               -
Issuance of preferred stock......              -                -           -               -       9,779               -
Issuance of common stock.........              -                -           -               -         292               -
Accrued dividends on preferred
   stock.........................              -                -           -               -      (9,790)              -
Amortization of preferred stock
   discount......................              -                -           -               -           -               -
                                   --------------------------------------------------------------------------------------
Balance at December 29, 2001.....              -                -    (220,263)         (1,429)   (139,601)         (2,681)
                                   --------------------------------------------------------------------------------------
Net loss.........................              -                -     (35,795)              -     (35,795)        (35,795)
Translation gain.................              -                -           -           1,429       1,429           1,429
Amortization of preferred stock
   discount......................              -                -           -               -           -               -
Accrued dividends on preferred
   stock.........................              -                -           -               -      (6,468)              -
Stock-based compensation.........              -                -           -               -       1,920               -
Redemption of predecessor stock..              -                -     256,058               -     178,515               -
                                   --------------------------------------------------------------------------------------
Balance at July 21, 2002
   (Predecessor).................              -                -           -               -           -         (34,366)
                                   --------------------------------------------------------------------------------------
Fair value of rolled stock
   options.......................                               -           -               -       5,056               -
Issuance of common stock.........              -                -           -               -     276,788               -
Notes receivable--common stock...              -          (14,079)          -               -     (14,079)              -
Interest on notes receivable.....              -             (320)          -               -        (320)              -
Adjustment of the carryover basis
   of continuing stockholders....       (196,603)               -           -               -    (196,603)              -
Translation gain.................              -                -           -           2,091       2,091           2,091
Other comprehensive losses.......              -                -           -            (949)       (949)           (949)
Net income.......................              -                -       3,179               -       3,179           3,179
                                   --------------------------------------------------------------------------------------
Balance at December 28, 2002
   (Company).....................  $    (196,603)  $      (14,399)  $   3,179   $       1,142   $  75,163   $       4,321
---------------------------------

See notes to consolidated financial statements

                            BPC HOLDING CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

---------------------------------------------------------------------------------------------------------
                                                      COMPANY                                 PREDECESSOR
                                                  -----------   -----------------------------------------
                                                  PERIOD FROM   PERIOD FROM    YEAR ENDED     YEAR ENDED
                                                   7/22/02-      12/30/01-    DECEMBER 29,   DECEMBER 30,
             (DOLLARS IN THOUSANDS)                12/28/02       7/21/02         2001           2000
---------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income (loss)...............................  $     3,179   $   (35,795)  $     (2,095)  $    (23,107)
Adjustments to reconcile net income (loss) to
   net cash provided by operating activities:
   Depreciation.................................       16,031        23,526         38,105         31,569
   Non-cash interest expense....................        1,077         1,399         11,268         18,047
   Amortization of intangibles..................        1,159         1,249         12,802         10,579
   Non-cash compensation........................            -         1,920            796            905
   Extinguishment of debt.......................            -        25,328              -          1,022
   Loss on sale of property and equipment.......            8           291            473            877
   Deferred income taxes........................        2,710             -              -           (349)
   Changes in operating assets and liabilities:
      Accounts receivable, net..................        8,717       (15,986)         2,869         (1,475)
      Inventories...............................       (4,091)       (4,255)        (4,017)         7,383
      Prepaid expenses and other receivables....       (1,280)         (603)           (50)        (1,163)
      Other assets..............................         (354)        2,042         (2,000)             -
      Accounts payable and accrued expenses.....      (11,108)       11,476         (3,803)        (8,182)
                                                  -------------------------------------------------------
Net cash provided by operating activities.......       16,048        10,592         54,348         36,106
INVESTING ACTIVITIES
Additions to property and equipment.............      (11,287)      (17,396)       (32,834)       (31,530)
Proceeds from disposal of property and
   equipment....................................            8             9             93          1,666
Transaction costs...............................      (12,398)            -              -              -
Acquisitions of businesses......................            -        (3,834)       (23,549)       (78,851)
                                                  -------------------------------------------------------
Net cash used for investing activities..........      (23,677)      (21,221)       (56,290)      (108,715)
FINANCING ACTIVITIES
Proceeds from long-term borrowings..............      580,000        24,492         15,606         80,032
Payments on long-term borrowings................     (507,314)      (13,924)       (24,088)       (31,543)
Purchase of treasury stock from management......            -             -              -           (149)
Proceeds from issuance of preferred stock and
   warrants.....................................            -             -          9,779         25,000
Proceeds from issuance of common stock..........      260,902             -            292              -
Redemption of predecessor stock.................     (290,672)            -              -              -
Debt financing costs............................      (21,103)            -         (1,009)        (1,303)
                                                  -------------------------------------------------------
Net cash provided by financing activities.......       21,813        10,568            580         72,037
Effect of exchange rate changes on cash.........        1,073          (815)           540             80
                                                  -------------------------------------------------------
Net increase (decrease) in cash and cash
   equivalents..................................       15,257          (876)          (822)          (492)
Cash and cash equivalents at beginning of
   period.......................................          356         1,232          2,054          2,546
                                                  -------------------------------------------------------
Cash and cash equivalents at end of period......  $    15,613   $       356   $      1,232   $      2,054
---------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements

                            BPC HOLDING CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (DOLLARS IN THOUSANDS, EXCEPT AS OTHERWISE NOTED)

NOTE 1. ORGANIZATION

BPC Holding Corporation ("Holding"), through its subsidiary Berry Plastics Corporation ("Berry" or the "Company") and its subsidiaries Berry Iowa Corporation, Berry Tri-Plas Corporation, Aerocon, Inc., PackerWare Corporation, Berry Plastics Design Corporation, Venture Packaging, Inc. and its subsidiaries Venture Packaging Midwest, Inc. and Berry Plastics Technical Services, Inc., NIM Holdings Limited and its subsidiary Berry Plastics U.K. Limited, Knight Plastics, Inc., CPI Holding Corporation and its subsidiary Cardinal Packaging, Inc., Poly-Seal Corporation, CBP Holdings, S.r.l. and its subsidiaries Capsol S.p.a. and Ociesse S.r.l., and Pescor, Inc. manufactures and markets plastic packaging products through its facilities located in Evansville, Indiana; Henderson, Nevada; Iowa Falls, Iowa; Charlotte, North Carolina; Suffolk, Virginia; Lawrence, Kansas; Monroeville, Ohio; Norwich, England; Woodstock, Illinois; Streetsboro, Ohio; Baltimore, Maryland; and Milan, Italy.

In connection with the acquisition of CPI Holding Corporation in July 1999, the Company acquired manufacturing facilities in Ontario, California and Minneapolis, Minnesota. The Ontario facility was closed in 1999, and all production was removed from the Minneapolis facility in 2000. Also in 2000, the Company closed its manufacturing facility in York, Pennsylvania. In 2002, the Company closed its Fort Worth, Texas facility, which was acquired in connection with the acquisition of Pescor Plastics, Inc. in May 2001. The business from these closed locations has been distributed throughout Berry's facilities.

Holding's fiscal year is a 52/53 week period ending generally on the Saturday closest to December 31. All references herein to "2002," "2001," and "2000," relate to the fiscal years ended December 28, 2002, December 29, 2001, and December 30, 2000, respectively. Due to the Merger (see Note 3), fiscal 2002 consists of two separate periods of December 30, 2001 to July 21, 2002 (Predecessor) and July 22, 2002 to December 28, 2002 (Company).

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CONSOLIDATION AND BUSINESS

The consolidated financial statements include the accounts of Holding and its subsidiaries, all of which are wholly owned. Intercompany accounts and transactions have been eliminated in consolidation. Holding, through its wholly owned subsidiaries, operates in three primary segments: containers, closures, and consumer products. The Company's customers are located principally throughout the United States, without significant concentration in any one region or with any one customer. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral.

Purchases of various densities of plastic resin used in the manufacture of the Company's products aggregated approximately $113.0 million in 2002. Dow Chemical Corporation is the largest supplier (approximately 43%) of the Company's total resin material requirements. The Company also uses other suppliers such as Equistar, Atofina, Chevron, Basell, ExxonMobil, and Nova to meet its resin requirements.

The Company is subject to existing and potential federal, state, local and foreign legislation designed to reduce solid waste in landfills. While the principal resins used by the Company are recyclable and, therefore, reduce the Company's exposure to legislation promulgated to date, there can be no assurance that future legislation or regulatory initiatives would not have a material adverse effect on the Company. Legislation, if promulgated, requiring plastics to be degradable in landfills or to have minimum levels of recycled content would have a significant impact on the Company's business as would legislation providing for disposal fees or limiting the use of plastic products.

CASH AND CASH EQUIVALENTS

All highly liquid investments with maturity of three months or less at the date of purchase are considered to be cash equivalents.

ACCOUNTS RECEIVABLE

The allowance for doubtful accounts is analyzed in detail on a quarterly basis and all significant customers with delinquent balances are reviewed to determine future collectibility. The determinations are based on legal issues (such as bankruptcy status), past history, current financial and credit agency reports, and the experience of the credit representatives. Reserves are established in the quarter in which the Company makes the determination that the account is deemed uncollectible. The Company maintains additional reserves based on its historical bad debt experience.

INVENTORIES

Inventories are valued at the lower of cost (first in, first out method) or market.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation is computed primarily by the straight-line method over the estimated useful lives of the assets ranging from 15 to 25 years for buildings and improvements and two to 10 years for machinery, equipment, and tooling. Repairs and maintenance costs are charged to expense as incurred.

INTANGIBLE ASSETS

Deferred financing fees are being amortized using the straight-line method over the lives of the respective debt agreements.

Customer relationships are being amortized using the straight-line method over the estimated life of the relationships of 20 years.

Goodwill represents the excess purchase price over the fair value of the net assets acquired in the Merger (see Note 3 below). These costs are reviewed annually for impairment pursuant to SFAS No. 142, Goodwill and Other Intangible Assets.

Trademarks are reviewed for impairment annually pursuant to SFAS No. 142.

Other intangibles, which include covenants not to compete and technology-based intangibles, are being amortized using the straight-line method over the respective lives of the agreements or estimated life of the technology ranging from one to twenty years.

LONG-LIVED ASSETS

Holding evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable based on expected undiscounted cash flows attributed to that asset. The amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired asset. No impairments were recorded during 2002, 2001, or 2000.

DERIVATIVE FINANCIAL INSTRUMENTS

The Company uses an interest rate collar to manage a portion of its interest rate exposures. The instrument was entered into to manage market risk exposures and is not used for trading purposes. Management routinely reviews the effectiveness of the use of derivative instruments. The Company has recognized the interest rate collar at its fair value in the consolidated balance sheets.

FOREIGN CURRENCY TRANSLATION

Assets and liabilities of most foreign subsidiaries are translated at exchange rates in effect at the balance sheet date, and the statements of operations are translated at the average monthly exchange rates for the period. Translation gains and losses are recorded as a component of accumulated other comprehensive income (loss) in stockholders' equity. Foreign currency transaction gains and losses are included in net income.

REVENUE RECOGNITION

Revenue from sales of products is recognized at the time product is shipped to the customer, at which time title and risk of ownership transfer to the purchaser.

STOCK-BASED COMPENSATION

Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," as amended by SFAS No. 148, "Accounting for Stock-Based Compensation--Transition and Disclosure," established accounting and disclosure requirements using a fair-value-based method of accounting for stock-based employee compensation plans. As provided for under SFAS 123, the Company accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees." Compensation cost for stock options, if any, is measured as the excess of the fair value of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock. The fair value for options granted by Holding have been estimated at the date of grant using a Black Scholes option pricing model with the following weighted average assumptions:

----------------------------------------------------------------------------------------------
                                           COMPANY                                 PREDECESSOR
                                       -----------   -----------------------------------------
                                       PERIOD FROM   PERIOD FROM    YEAR ENDED     YEAR ENDED
                                        7/22/02-      12/30/01-    DECEMBER 29,   DECEMBER 30,
                                        12/28/02       7/21/02         2001           2000
----------------------------------------------------------------------------------------------
Risk-free interest rate..............        4.0%          4.0%          5.5%           6.5%
Dividend yield.......................        0.0%          0.0%          0.0%           0.0%
Volatility factor....................         .25           .25           .28            .20
Expected option life.................   5.0 years     5.0 years     6.5 years      6.5 years

For purposes of the pro forma disclosures, the estimated fair value of the stock options are amortized to expense over the related vesting period. Because compensation expense is recognized over the vesting period, the initial impact on pro forma net income (loss) may not be representative of compensation expense in future years, when the effect of amortization of multiple awards would be reflected in the Consolidated Statement of Operations. The following is a reconciliation of reported net income (loss) to net income (loss) as if the Company used the fair value method of accounting for stock-based compensation.

----------------------------------------------------------------------------------------------
                                           COMPANY                                 PREDECESSOR
                                       -----------   -----------------------------------------
                                       PERIOD FROM   PERIOD FROM    YEAR ENDED     YEAR ENDED
                                        7/22/02-      12/30/01-    DECEMBER 29,   DECEMBER 30,
                                        12/28/02       7/21/02         2001           2000
----------------------------------------------------------------------------------------------
Reported net income (loss)...........    $3,179       $(35,795)      $(2,095)       $(23,107)
Stock-based employee compensation
  expense included in reported income
  (loss), net of tax.................         -          1,920           796             459
Total stock-based employee
  compensation expense determined
  under fair value based method, for
  all awards, net of tax.............      (856)          (371)       (1,401)           (866)
                                       -------------------------------------------------------
Pro forma net income (loss)..........    $2,323       $(34,246)      $(2,700)       $(23,514)
----------------------------------------------------------------------------------------------

INCOME TAXES

The Company accounts for income taxes under the asset and liability approach, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequence of events that have been recognized in the Company's financial statements or income tax returns. Income taxes are recognized during the year in which the underlying transactions are reflected in the Consolidated Statements of Operations. Deferred taxes are provided for temporary differences between amounts of assets and liabilities as recorded for financial reporting purposes and such amounts as measured by tax laws.

COMPREHENSIVE INCOME (LOSS)

Comprehensive income (loss) is comprised of net income (loss) and other comprehensive income (loss). Other comprehensive income (loss) includes unrealized gains or losses on derivative financial instruments, unrealized gains or losses resulting from currency translations of foreign investments, and the adjustment to record the minimum pension liability.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

RECLASSIFICATIONS

Certain amounts in the prior year financial statements and related notes have been reclassified to conform to the current year presentation.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

In June 2001, the FASB issued SFAS No. 141, Business Combinations and SFAS No. 142, Goodwill and Other Intangible Assets. These pronouncements significantly change the accounting for business combinations, goodwill, and intangible assets. SFAS No. 141 eliminates the pooling-of-interests method of accounting for business combinations and further clarifies the criteria to recognize intangible assets separately from goodwill. The requirements of SFAS No. 141 became effective for any business combination completed after June 30, 2001. SFAS No. 142 states goodwill and indefinite lived intangible assets are no longer amortized but are reviewed for impairment annually (or more frequently if impairment indicators arise). Separable intangible assets that are deemed to have a finite life will continue to be amortized over their estimated useful lives. The Company adopted the provisions of SFAS Nos. 141 and 142 as of the beginning of fiscal 2002. Application of the nonamortization provisions of SFAS No. 142 is expected to result in an increase in net income (or decrease in net loss) of approximately $10.5 million per year based on goodwill related to acquisitions prior to the adoption of the new rules. The Merger (see Note 3) has been accounted for under the purchase method of accounting, and accordingly, the purchase price has been allocated to the identifiable assets and liabilities based on estimated fair values at the acquisition date. The allocation is preliminary and is subject to change pending the finalization of expenses related to the Merger. The following table presents the results of the Company on a comparable basis:

----------------------------------------------------------------------------------------------
                                           COMPANY                                 PREDECESSOR
                                       -----------   -----------------------------------------
                                       PERIOD FROM   PERIOD FROM    YEAR ENDED     YEAR ENDED
                                        7/22/02-      12/30/01-    DECEMBER 29,   DECEMBER 30,
                                        12/28/02       7/21/02         2001           2000
----------------------------------------------------------------------------------------------
Reported net income (loss)...........    $3,179       $(35,795)      $(2,095)       $(23,107)
Goodwill amortization, net of tax....         -              -         9,964           7,701
                                       -------------------------------------------------------
Adjusted net income (loss)...........    $3,179       $(35,795)      $ 7,869        $(15,406)
----------------------------------------------------------------------------------------------

In October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This statement addresses the financial accounting and reporting for the impairment and disposal of long-lived assets. It supercedes and addresses significant issues relating to the implementation of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 144 retains many of the fundamental provisions of SFAS No. 121 and establishes a single accounting model, based on the framework established in SFAS No. 121, for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired. The Company adopted this standard as of the beginning of fiscal 2002. The application of SFAS No. 144 did not have a material impact on the Company's results of operations and financial position.

In April 2002, the FASB issued Statement of Financial Accounting Standards No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections (SFAS No. 145). Upon the adoption of SFAS No. 145, all gains and losses on the extinguishment of debt for periods presented in the financial statements will be classified as extraordinary items only if they meet the criteria in APB Opinion No. 30, Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions (APB No. 30). The provisions of SFAS No. 145 related to the rescission of FASB Statement No. 4 and FASB Statement No. 64 shall be applied for fiscal years beginning after May 15, 2002. As a result, the Company will reclassify the extraordinary item in the Statements of Operations to continuing operations in its 2003 financial statements. The provisions of SFAS No. 145 related to the rescission of FASB Statement No. 44, the amendment of FASB Statement No. 113 and Technical Corrections became effective as of May 15, 2002 and did not have a material impact on the Company.

In June 2002, the FASB issued Statement of Financial Accounting Standards No. 146, Accounting for Costs Associated with Exit or Disposal Activities (SFAS No.146). SFAS No. 146 nullifies Emerging Issues Task Force (EITF) Issue No, 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS No. 146 generally requires companies to recognize costs associated with exit activities when they are incurred rather than at the date of a commitment to an exit or disposal plan and is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The Company does not believe that this standard will have a material impact on its results of operations and financial position.

In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation--Transition and Disclosure (SFAS No. 148). SFAS No. 148 amends FASB Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS No. 123), to provide alternative methods of transition to SFAS No. 123's fair value method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure provisions of SFAS No. 123 and Accounting Principles Board (APB) Opinion No. 28, Interim Financial Reporting, to require disclosure in the summary of significant accounting policies of the effect of an entity's accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. SFAS No. 148 is applicable to all companies with stock-based employee compensation, regardless of whether they account for that compensation using the fair value method of SFAS No. 123 or the intrinsic value method of APB Opinion No. 25, Accounting for Stock Issued to Employees. The Company uses the intrinsic value method of accounting for stock issued to employees. See Note 2 and Note 10 to the Consolidated Financial Statements for details related to stock-based compensation.

NOTE 3. THE MERGER

On July 22, 2002, GS Berry Acquisition Corp., (the "Buyer") a newly formed entity controlled by various private equity funds affiliated with Goldman, Sachs & Co., merged (the "Merger") with and into BPC Holding, pursuant to an agreement and plan of merger, dated as of May 25, 2002. At the effective time of the Merger, (i) each share of common stock of BPC Holding Corporation issued and outstanding immediately prior to the effective time of the Merger was converted into the right to receive cash pursuant to the terms of the merger agreement, and (ii) each share of common stock of the Buyer issued and outstanding immediately prior to the effective time of the Merger was converted into one share of common stock of BPC Holding.

The total amount of funds required to consummate the Merger and to pay estimated fees and expenses related to the Merger, including amounts related to the repayment of indebtedness, the redemption of the outstanding preferred stock and accrued dividends, the redemption of outstanding warrants, and the payment of transaction costs incurred by Holding, were approximately $870.2 million (which includes the amount of certain indebtedness which remained outstanding and the value of certain shares of Holding common stock held by employees that were contributed to the Buyer immediately prior to the Merger). The Buyer and its affiliates own approximately 63% of the common stock of Holding. The remaining common stock of Holding is held by J.P. Morgan Partners Global Investors, L.P. and other private equity funds affiliated with J.P. Morgan Partners, LLC, the private equity investment arm of J.P. Morgan Chase & Co., which own approximately 29% of Holding's common stock and by members of Berry's management, which own the remaining 8%.

The Merger has been accounted for under the purchase method of accounting, and accordingly, the purchase price has been allocated to the identifiable assets and liabilities based on estimated fair values at the acquisition date. The allocation is preliminary and is subject to change pending the finalization of expenses related to the Merger. The Company has applied the provisions of Emerging Issues Task Force 88-16, Basis in Leveraged Buyout Transactions, whereby, the carryover equity interests of certain shareholders from the Predecessor to the Company were recorded at their Company basis. The application of these provisions reduced stockholder's equity and intangibles by $196.6 million. In connection with the Merger, the Predecessor incurred Merger related expenses of approximately $21.0 million, consisting primarily of investment banking fees, bonuses to management, non-cash modification of stock option awards, legal costs, and fees to the largest voting stockholder of the Predecessor. In addition, as a result of extinguishing debt in connection with the Merger, $6.6 million of existing deferred financing fees and $18.7 million of prepayment fees and related charges were charged to expense in 2002 as an extraordinary item. The following table summarizes the preliminary allocation of purchase price.

-----------------------------------------------------------------------
Purchase price..............................................  $ 836,692
Estimated Buyer transaction costs...........................     12,398
Net tangible assets acquired................................   (249,182)
Intangible assets acquired..................................    (67,045)
Adjustment for carryover basis of continuing stockholders...   (196,603)
                                                              ---------
Goodwill....................................................  $ 336,260
-----------------------------------------------------------------------

NOTE 4. ACQUISITIONS

On May 14, 2001, Berry acquired all of the outstanding capital stock of Pescor Plastics, Inc. ("Pescor") for aggregate consideration of approximately $24.8 million. The purchase was financed through the issuance by Holding of $9.8 million of 14% predecessor preferred stock and additional borrowings under the retired senior credit facility. The operations of Pescor are included in Berry's operations since the acquisition date using the purchase method of accounting.

On January 24, 2002, Berry acquired the Alcoa Flexible Packaging injection molding assets of Mt. Vernon Plastics Corporation ("Mount Vernon") for aggregate consideration of approximately $2.6 million. The purchase price was allocated to fixed assets ($2.0 million) and inventory ($0.6 million). The purchase was financed through borrowings under the Company's revolving line of credit under its retired senior credit facility. The operations of Mount Vernon are included in Berry's operations since the acquisition date using the purchase method of accounting. On January 31, 2002, Berry entered into a sale/leaseback arrangement with respect to the Mt. Vernon fixed assets.

Pro forma results for 2002 have not been presented as they do not differ materially from reported historical results. For 2001, pro forma net sales and pro forma net loss would have been $489,724 and $3,057, respectively. This information was calculated as if the Pescor acquisition and Mount Vernon acquisition occurred at the beginning of 2001.

The pro forma financial information above is presented for informational purposes only and is not necessarily indicative of the operating results that would have occurred had the acquisitions been consummated at the above dates, nor are they necessarily indicative of future operating results. Further, the information obtained on the acquired companies is based upon unaudited internal financial information and reflects only pro forma adjustments for additional interest expense and amortization of the excess of the cost over the underlying net assets acquired (amortization through December 29, 2001), net of the applicable income tax effects.

NOTE 5. INTANGIBLE ASSETS

Intangible assets consist of the following:

-----------------------------------------------------------------------------------------
                                                                   COMPANY    PREDECESSOR
                                                              ------------   ------------
                                                              DECEMBER 28,   DECEMBER 29,
                                                                      2002           2001
-----------------------------------------------------------------------------------------
Deferred financing fees.....................................  $     21,411   $     20,894
Customer relationships......................................        34,664              -
Goodwill....................................................       336,260        146,494
Trademarks..................................................        27,048              -
Covenants not to compete and other..........................         1,656          7,376
Technology-based............................................         4,982              -
Accumulated amortization....................................        (2,824)       (44,411)
                                                              ---------------------------
                                                              $    423,197   $    130,353
-----------------------------------------------------------------------------------------

The changes in intangible assets are a result of the Merger and the application of SFAS No. 141 and SFAS No. 142.

Future amortization expense for definite lived intangibles at December 28, 2002 for the next five fiscal years is approximately $4.3 million, $3.8 million, $3.8 million, $3.7 million, and $3.7 million for fiscal 2003, 2004, 2005, 2006, and 2007, respectively.

NOTE 6. LONG-TERM DEBT

Long-term debt consists of the following:

-----------------------------------------------------------------------------------------
                                                                   COMPANY    PREDECESSOR
                                                              ------------   ------------
                                                              DECEMBER 28,   DECEMBER 29,
                                                                      2002           2001
-----------------------------------------------------------------------------------------
Berry 10 3/4% Senior Subordinated Notes.....................  $    250,000   $          -
Term loans..................................................       329,175         54,596
Revolving lines of credit...................................           692         49,053
Nevada Industrial Revenue Bonds.............................         2,500          3,000
Capital leases..............................................        27,576         18,131
Holding 12.50% Senior Secured Notes.........................             -        135,714
Berry 12.25% Senior Subordinated Notes......................             -        125,000
Berry 11% Senior Subordinated Notes.........................             -         75,000
Second Lien Senior Credit Facility..........................             -         25,000
Debt premium, net...........................................             -            387
                                                              ---------------------------
                                                                   609,943        485,881
Less current portion of long-term debt......................         8,641         22,292
                                                              ---------------------------
                                                              $    601,302   $    463,589
-----------------------------------------------------------------------------------------

BERRY 10 3/4% SENIOR SUBORDINATED NOTES

On July 22, 2002, Berry completed an offering of $250.0 million aggregate principal amount of 10 3/4% Senior Subordinated Notes due 2012 (the "2002 Notes"). The net proceeds to Berry from the sale of the 2002 Notes, after expenses, were $239.4 million. The proceeds from the 2002 Notes were used in the financing of the Merger. The 2002 Notes mature on July 15, 2012, and interest is payable semi-annually on January 15 and July 15 of each year beginning January 15, 2003. Holding and all of Berry's domestic subsidiaries fully, jointly, severally, and unconditionally guarantee on a senior subordinated basis the 2002 Notes. The 2002 Notes are not guaranteed by the foreign subsidiaries: Berry Plastics Acquisition Corporation II, NIM Holdings Limited, Berry Plastics U.K. Limited, Norwich Acquisition Limited, CBP Holdings S.r.l., Capsol Berry Plastics S.p.a., or Ociesse S.r.l.

Berry is not required to make mandatory redemption or sinking fund payments with respect to the 2002 Notes. On or subsequent to July 15, 2007, the 2002 Notes may be redeemed at the option of Berry, in whole or in part, at redemption prices ranging from 105.375% in 2007 to 100% in 2010 and thereafter. Prior to July 15, 2005, up to 35% of the 2002 Notes may be redeemed at 110.75% of the principal amount at the option of Berry in connection with an equity offering. Upon a change in control, as defined in the indenture entered into in connection with the 2002 Notes (the "2002 Indenture"), each holder of notes will have the right to require Berry to repurchase all or any part of such holder's notes at a repurchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued interest.

CREDIT FACILITY

In connection with the Merger, the Company entered into a credit and guaranty agreement and a related pledge security agreement with a syndicate of lenders led by Goldman Sachs Credit Partners L.P., as administrative agent (the "Credit Facility"). The Credit Facility provides (i) a $330.0 million term loan, (ii) a $50.0 million delayed draw term loan facility, and (iii) a $100.0 million revolving credit facility. The maturity date of the term loan is July 22, 2010, and the maturity date of the revolving credit facility is July 22, 2008. The term loan was funded on the closing date. The indebtedness under the Credit Facility is guaranteed by Holding and all of its domestic subsidiaries. The obligations of the Company and the subsidiaries under the Credit Facility and the guarantees thereof are secured by substantially all of the assets of such entities.

The Credit Facility contains significant financial and operating covenants, including prohibitions on the ability to incur certain additional indebtedness or to pay dividends, and restrictions on the ability to make capital expenditures. Amounts available under the delayed draw term loan facility may be borrowed in connection with permitted acquisitions (but not reborrowed) during the 18-month period that began on July 22, 2002, subject to certain conditions. The Credit Facility also contains borrowing conditions and customary events of default, including nonpayment of principal or interest, violation of covenants, inaccuracy of representations and warranties, cross-defaults to other indebtedness, bankruptcy and other insolvency events (other than in the case of certain foreign subsidiaries). The Company was in compliance with all the financial and operating covenants at December 28, 2002. The term loan amortizes quarterly as follows: $825,000 each quarter beginning September 30, 2002 and ending June 30, 2009 and $76,725,000 each quarter beginning September 30, 2009 and ending June 30, 2010. The delayed draw term loan facility will amortize quarterly commencing March 31, 2004 based on the amounts outstanding as of that date as follows: (i) 2% per quarter in 2004, (ii) 4% per quarter in 2005, (iii) 6% per quarter in 2006, (iv) 8% per quarter in 2007 and (v) 10% per quarter in each of the first two quarters in 2008.

Borrowings under the Credit Facility bear interest, at the Company's option, at either (i) a base rate (equal to the greater of the prime rate and the federal funds rate plus 0.5%) plus the applicable margin (the "Base Rate Loans") or (ii) an adjusted eurodollar LIBOR (adjusted for reserves) plus the applicable margin (the "Eurodollar Rate Loans"). With respect to the term loan, the "applicable margin" is (i) with respect to Base Rate Loans, 2.00% per annum and (ii) with respect to Eurodollar Rate Loans, 3.00% per annum (4.6% at December 28, 2002). With respect to the delayed draw term loan facility and the revolving credit facility, the "applicable margin" is, with respect to Eurodollar Rate Loans, initially 2.75% per annum. After the end of the quarter ending March 30, 2003, the "applicable margin" with respect to Eurodollar Rate Loans will be subject to a pricing grid which ranges from 2.75% per annum to 2.00% per annum, depending on the leverage ratio. The "applicable margin with respect to Base Rate Loans will always be 1.00% per annum less than the "applicable margin" for Eurodollar Rate Loans. In October 2002, Berry entered into an interest rate collar arrangement to protect $50.0 million of the outstanding variable rate term loan debt from future interest rate volatility. The collar floor is set at 1.97% LIBOR (London Interbank Offering Rate) and capped at 6.75% LIBOR. The agreement is effective January 15, 2003. At December 28, 2002, shareholders' equity has been reduced by $0.6 million to adjust the agreement to fair market value. At December 28, 2002, the Company had unused borrowing capacity under the Credit Facility's revolving line of credit of $92.6 million. However, the covenants under our amended and restated senior secured credit facility may limit our ability to make such borrowings and as of December 28, 2002, we could have borrowed $30.9 million.

NEVADA INDUSTRIAL REVENUE BONDS

The Nevada Industrial Revenue Bonds bear interest at a variable rate (1.7% at December 28, 2002 and 1.7% at December 29, 2001), require annual principal payments of $0.5 million on April 1, are collateralized by irrevocable letters of credit issued under the amended and restated senior secured credit facility and mature in April 2007.

HOLDING 12.50% SENIOR SECURED NOTES (PREDECESSOR)

On June 18, 1996, Holding issued 12.50% Senior Secured Notes due 2006 for net proceeds, after expenses, of approximately $100.2 million. These notes were exchanged in October 1996 for the 12.50% Series B Senior Secured Notes due 2006 (the "1996 Notes"). Interest was payable semi-annually on June 15 and December 15 of each year. In addition, from December 15, 1999 until June 15, 2001, Holding paid interest, at an increased rate of 0.75% per annum, in additional 1996 Notes valued at 100% of the principal amount thereof. Holding issued an additional approximately $30.7 million ($8.4 million in 2001 and $15.3 million in 2000) aggregate principal amount of 1996 Notes in satisfaction of its interest obligation. The 1996 Notes were retired in connection with the Merger and the associated premium for early retirement and net deferred financing fees were charged as an extraordinary item.

BERRY 12.25% SENIOR SUBORDINATED NOTES (PREDECESSOR)

On April 21, 1994, Berry completed an offering of 100,000 units consisting of $100.0 million aggregate principal amount of 12.25% Berry Plastics Corporation Senior Subordinated Notes, due 2004 (the "1994 Notes") and 100,000 warrants to purchase 1.13237 shares of the Predecessor's common stock. The net proceeds to Berry from the sale of the 1994 Notes, after expenses, were $93.0 million. On August 24, 1998, Berry completed an additional offering of $25.0 million aggregate principal amount of 12.25% Series B Senior Subordinated Notes due 2004 (the "1998 Notes"). The net proceeds to Berry from the sale of the 1998 Notes, after expenses, were $25.2 million. Interest was payable semi-annually on October 15 and April 15 of each year and commenced on October 15, 1994 and October 15, 1998 for the 1994 Notes and 1998 Notes, respectively. The 1994 Notes and 1998 Notes were retired in connection with the Merger and the associated premium for early retirement and net deferred financing fees were expensed as an extraordinary item.

BERRY 11% SENIOR SUBORDINATED NOTES (PREDECESSOR)

On July 6, 1999, Berry completed an offering of $75.0 million aggregate principal amount of 11% Berry Plastics Corporation Senior Subordinated Notes, due 2007 (the "1999 Notes"). The net proceeds to Berry from the sale of the 1999 Notes, after expenses, were $72.0 million. Interest was payable semi-annually on January 15 and July 15 of each year and commenced on January 15, 2000. The 1999 Notes were retired in connection with the Merger and the associated premium for early retirement and net deferred financing fees were charged as an extraordinary item.

RETIRED CREDIT FACILITY (PREDECESSOR)

The Company had a financing and security agreement (the "Retired Financing Agreement") with a syndicate of lenders led by Bank of America for a senior secured credit facility (the "Retired Credit Facility"). The Retired Financing Agreement amended the prior agreement as additional funds were made available in connection with the acquisition of Poly-Seal. The amendment resulted in an extraordinary charge in fiscal 2000 of $1.0 million of deferred financing costs associated with the Retired Financing Agreement and the prior financing agreement. As of December 29, 2001, the Retired Credit Facility provided the Company with (i) an $80.0 million revolving line of credit, subject to a borrowing base formula, (ii) a $2.2 million (using the December 29, 2001 exchange rate) revolving line of credit denominated in British Sterling in the U.K., subject to a separate borrowing base formula, (iii) a $52.6 million term loan facility, (iv) a $2.0 million (using the December 29, 2001 exchange rate) term loan facility denominated in British Sterling in the U.K. and (v) a $3.2 million standby letter of credit facility to support the Company's and its subsidiaries' obligations under the Nevada Bonds. The Retired Credit Facility matured on January 21, 2004 unless previously terminated by the Company or by the lenders upon an Event of Default as defined in the Retired Financing Agreement. The Retired Credit Facility was extinguished in connection with the Merger and the associated net deferred financing fees were charged as an extraordinary item.

SECOND LIEN SENIOR CREDIT FACILITY (PREDECESSOR)

On July 17, 2000, Berry obtained a second lien senior credit facility from General Electric Capital Corporation for an aggregate principal amount of $25.0 million (the "Second Lien Senior Facility"), resulting in net proceeds of $24.3 million after fees and expenses. The Second Lien Credit Facility was extinguished in connection with the Merger and the associated net deferred financing fees were charged as an extraordinary item.

OTHER

Future maturities of long-term debt are as follows: 2003, $8,641; 2004, $8,337; 2005, $8,986; 2006, $6,119; 2007, $6,493 and $571,367 thereafter.

Interest paid was $40,883, $44,171, and $32,836, for 2002, 2001, and 2000,
respectively. Interest capitalized was $844, $589, and $1,707, for 2002, 2001, and 2000, respectively.

NOTE 7. LEASE AND OTHER COMMITMENTS

Certain property and equipment are leased using capital and operating leases. In 2002 and 2001, Berry entered into various capital lease obligations with no immediate cash flow effect resulting in capitalized property and equipment of $21,169 and $18,737, respectively. Total capitalized lease property consists of manufacturing equipment and a building with a cost of $32,462 and $22,342 and related accumulated amortization of $4,247 and $3,442 at December 28, 2002 and December 29, 2001, respectively. Capital lease amortization is included in depreciation expense. Total rental expense from operating leases was approximately $9,761, $8,292, and $9,183 for 2002, 2001, and 2000, respectively.

Future minimum lease payments for capital leases and noncancellable operating leases with initial terms in excess of one year are as follows:

-----------------------------------------------------------------------------------------------
                                                                           AT DECEMBER 28, 2002
                                                              ---------------------------------
                                                              CAPITAL LEASES   OPERATING LEASES
-----------------------------------------------------------------------------------------------
2003........................................................  $        6,416   $          6,925
2004........................................................           6,333              5,280
2005........................................................           6,104              3,906
2006........................................................           2,839              2,386
2007........................................................           2,720                724
Thereafter..................................................           8,689                  -
                                                              ---------------------------------
                                                                      33,101   $         19,221
                                                                               ----------------
   Less: amount representing interest.......................          (5,525)
                                                              --------------
   Present value of net minimum lease payments..............  $       27,576
-----------------------------------------------------------------------------------------------

The Company is party to various legal proceedings involving routine claims which are incidental to its business. Although the Company's legal and financial liability with respect to such proceedings cannot be estimated with certainty, the Company believes that any ultimate liability would not be material to our financial condition.

NOTE 8. INCOME TAXES

For financial reporting purposes, income (loss) before income taxes and extraordinary item, by tax jurisdiction, is comprised of the following:

----------------------------------------------------------------------------------------------
                                         COMPANY                    PREDECESSOR
                                       -----------   -----------------------------------------
                                       PERIOD FROM   PERIOD FROM    YEAR ENDED     YEAR ENDED
                                        7/22/02-      12/30/01-    DECEMBER 29,   DECEMBER 30,
                                        12/28/02       7/21/02         2001           2000
----------------------------------------------------------------------------------------------
United States........................  $     7,331   $    (8,087)  $      5,046   $    (18,506)
Foreign..............................       (1,199)       (2,035)        (6,407)        (3,721)
                                       -------------------------------------------------------
                                       $     6,132   $   (10,122)  $     (1,361)  $    (22,227)
----------------------------------------------------------------------------------------------

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred tax assets and liabilities are as follows:

-----------------------------------------------------------------------------------------
                                                              DECEMBER 28,   DECEMBER 29,
                                                                  2002           2001
-----------------------------------------------------------------------------------------
Deferred tax assets:
   Allowance for doubtful accounts..........................  $        583   $        654
   Inventory................................................         1,517          1,422
   Compensation and benefit accruals........................         2,753          2,871
   Insurance reserves.......................................           637            657
   Net operating loss carryforwards.........................        28,297         14,102
Alternative minimum tax (AMT) credit carryforwards..........         3,055          3,055
Other.......................................................           875              -
                                                              ---------------------------
   Total deferred tax assets................................        37,717         22,761
   Valuation allowance......................................        (9,561)        (3,629)
                                                              ---------------------------
Deferred tax assets, net of valuation allowance.............        28,156         19,132
Deferred tax liabilities:
   Depreciation and amortization............................        28,796         19,621
                                                              ---------------------------
   Net deferred tax liability...............................  $       (640)  $       (489)
-----------------------------------------------------------------------------------------

Income tax expense (benefit) consists of the following:

----------------------------------------------------------------------------------------------
                                         COMPANY                    PREDECESSOR
                                       -----------   -----------------------------------------
                                       PERIOD FROM   PERIOD FROM    YEAR ENDED     YEAR ENDED
                                        7/22/02-      12/30/01-    DECEMBER 29,   DECEMBER 30,
                                        12/28/02       7/21/02         2001           2000
----------------------------------------------------------------------------------------------
Current:
   Federal...........................  $         -   $         -   $        154   $          -
   Foreign...........................           26           375            125              -
   State.............................          217           (30)           455            207
Deferred:
   Federal...........................        2,280             -              -              -
   Foreign...........................            -             -              -           (349)
   State.............................          430             -              -
                                       -------------------------------------------------------
Income tax expense (benefit).........  $     2,953   $       345   $        734   $       (142)
----------------------------------------------------------------------------------------------

Holding has unused operating loss carryforwards of approximately $72.3 million for federal and state income tax purposes which begin to expire in 2010. AMT credit carryforwards are available to Holding indefinitely to reduce future years' federal income taxes. As a result of the Merger, the amount of the carryforward which can be used in any given year will be limited to approximately $12 million.

Income taxes paid during 2002, 2001, and 2000 approximated $531, $314, and $329, respectively.

A reconciliation of income tax expense (benefit), computed at the federal statutory rate, to income tax expense (benefit), as provided for in the financial statements, is as follows:

----------------------------------------------------------------------------------------------
                                         COMPANY                    PREDECESSOR
                                       -----------   -----------------------------------------
                                       PERIOD FROM   PERIOD FROM    YEAR ENDED     YEAR ENDED
                                        7/22/02-      12/30/01-    DECEMBER 29,   DECEMBER 30,
                                        12/28/02       7/21/02         2001           2000
----------------------------------------------------------------------------------------------
Income tax expense (benefit) computed
  at statutory rate..................  $     2,081   $   (12,170)  $       (463)  $     (7,557)
State income tax expense (benefit),
  net of federal taxes...............          434        (1,035)           795           (403)
Amortization of goodwill.............            -             -          2,399          2,262
Expenses not deductible for income
  tax purposes.......................           60         3,823             36            119
Change in valuation allowance........            -         9,160         (2,978)         5,340
Other................................          378           567            945             97
                                       -------------------------------------------------------
Income tax expense (benefit).........  $     2,953   $       345   $        734   $       (142)
----------------------------------------------------------------------------------------------

NOTE 9. EMPLOYEE RETIREMENT PLANS

Berry sponsors a defined contribution 401(k) retirement plan covering substantially all employees. Contributions are based upon a fixed dollar amount for employees who participate and percentages of employee contributions at specified thresholds. Contribution expense for this plan was approximately $1,462, $1,349, and $1,301, for 2002, 2001, and 2000, respectively. The Company also maintains a defined benefit pension plan covering the Poly-Seal employees under a collective bargaining agreement. At December 28, 2002, stockholders' equity has been reduced by $395 as a result of recording the minimum pension liability.

NOTE 10. STOCKHOLDERS' EQUITY

COMMON AND PREFERRED STOCK

On July 22, 2002, GS Berry Acquisition Corp., (the "Buyer") a newly formed entity controlled by various private equity funds affiliated with Goldman, Sachs & Co., merged (the "Merger") with and into BPC Holding, pursuant to an agreement and plan of merger, dated as of May 25, 2002. At the effective time of the Merger, (i) each share of common stock of BPC Holding Corporation issued and outstanding immediately prior to the effective time of the Merger was converted into the right to receive cash pursuant to the terms of the merger agreement, and (ii) each share of common stock of the Buyer issued and outstanding immediately prior to the effective time of the Merger was converted into one share of common stock of BPC Holding.

The authorized capital stock of Holding consists of 5,500,000 shares of capital stock, including 5,000,000 shares of Common Stock, $.01 par value (the "Holding Common Stock") and 500,000 shares of Preferred Stock, $.01 par value.

NOTES RECEIVABLE FROM MANAGEMENT

In connection with the Merger, certain senior employees of BPC Holding acquired shares of BPC Holding Common Stock pursuant to an employee stock purchase program. Such employees paid for these shares with any combination of (i) shares of BPC Holding common stock that they held prior to the Merger; (ii) their cash transaction bonus, if any; and (iii) a promissory note. In addition, BPC Holding adopted an employee stock purchase program pursuant to which a number of employees had the opportunity to invest in BPC Holding on a leveraged basis. Employees participating in this program were permitted to finance two-thirds of their purchases of shares of BPC Holding common stock under the program with a promissory note. The promissory notes are secured by the shares purchased and such notes accrue interest which compounds semi-annually at rates ranging from 4.97% to 5.50% per year. Principal and all accrued interest is due and payable on the earlier to occur of (i) the end of the ten-year term, (ii) the ninetieth day following such employee's termination of employment due to death, "disability", "redundancy" (as such terms are defined in the 2002 Option Plan) or retirement, or (iii) the thirtieth day following such employee's termination of employment for any other reason. As of December 28, 2002, the Company had $14,399 in outstanding notes (principal and interest), which has been classified as a reduction to stockholders' equity in the consolidated balance sheet, due from employees under this program.

STOCK OPTION PLANS

BPC Holding maintains the Amended and Restated BPC Holding Corporation 1996 Stock Option Plan ("1996 Option Plan") pursuant to which nonqualified options to purchase 150,536 shares are outstanding. All outstanding options under the 1996 Option Plan are scheduled to expire on July 22, 2012 and no additional options will be granted under it. Option agreements issued pursuant to the 1996 Option Plan generally provide that options become vested and exercisable at a rate of 10% per year based on continued service. Additional options also vest in years during which certain financial targets are attained. Notwithstanding the vesting provisions in the option agreements, all options that were scheduled to vest prior to December 31, 2002 accelerated and became vested immediately prior to the Merger.

BPC Holding has adopted a new employee stock option plan ("2002 Option Plan") pursuant to which options to acquire up to 437,566 shares of BPC Holding's common stock may be granted to its employees, directors and consultants. Options granted under the 2002 Option Plan will have an exercise price per share that either (1) is fixed at the fair market value of a share of common stock on the date of grant or (2) commences at the fair market value of a share of common stock on the date of grant and increases at the rate of 15% per year during the term. Generally, options will have a ten-year term, subject to earlier expiration upon the termination of the optionholder's employment and other events. Some options granted under the plan will become vested and exercisable over a five-year period based on continued service with BPC Holding. Other options will become vested and exercisable based on the achievement by BPC Holding of certain financial targets, or if such targets are not achieved, based on continued service with BPC Holding. Upon a change in control of BPC Holding, the vesting schedule with respect to certain options may accelerate for a portion of the shares subject to such options. 395,437 options were granted in 2002 at fair market value, none of which were exercisable at December 28, 2002.

Financial Accounting Standards Board Statement 123, Accounting for Stock-Based Compensation ("Statement 123"), prescribes accounting and reporting standards for all stock-based compensation plans. Statement 123 provides that companies may elect to continue using existing accounting requirements for stock-based awards or may adopt a new fair value method to determine their intrinsic value. Holding has elected to continue following Accounting Principles Board Opinion No. 25, Accounting For Stock Issued to Employees ("APB 25") to account for its employee stock options. Under APB 25, because the exercise price of Holding's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized at the grant date.

Information related to the 1996 Option Plan and 2002 Option Plan is as follows:

-----------------------------------------------------------------------------------------------------------------
                              COMPANY              PREDECESSOR            PREDECESSOR            PREDECESSOR
                        --------------------   --------------------   --------------------   --------------------
                         DECEMBER 28, 2002        JULY 21, 2002        DECEMBER 29, 2001      DECEMBER 30, 2000
                        --------------------   --------------------   --------------------   --------------------
                                    WEIGHTED               WEIGHTED               WEIGHTED               WEIGHTED
                                    AVERAGE                AVERAGE                AVERAGE                AVERAGE
                        NUMBER OF   EXERCISE   NUMBER OF   EXERCISE   NUMBER OF   EXERCISE   NUMBER OF   EXERCISE
                         SHARES      PRICE      SHARES      PRICE      SHARES      PRICE      SHARES      PRICE
-----------------------------------------------------------------------------------------------------------------
Options outstanding,
  beginning of year...     48,218   $    157      60,420   $    132      60,774   $    132      51,479   $    107
Options converted.....    102,329       (107)          -          -           -          -           -          -
Options granted.......    395,137        100      15,345        277      10,975        226      16,225        226
Options exercised.....          -          -     (18,134)       177      (2,713)       107           -          -
Options canceled......          -          -      (9,413)       389      (8,616)       116      (6,930)       158
                        -----------------------------------------------------------------------------------------
Options outstanding,
  end of year.........    545,684         86      48,218        157      60,420        155      60,774        132
                        -----------------------------------------------------------------------------------------
Option price range at
  end of period.......              $32-$100              $100-$226              $100-$226              $100-$226
Options exercisable at
  end of period.......               120,448                 38,573                 39,487                 34,641
Options available for
  grant at period
  end.................                42,429                      0                 13,487                 15,846
Weighted average fair
  value of options
  granted during
  year................                  $100                   $389                   $226                   $226
-----------------------------------------------------------------------------------------------------------------

The following table summarizes information about the options outstanding at December 28, 2002:

-------------------------------------------------------------------------------------------------
                                          WEIGHTED AVERAGE                           NUMBER
   RANGE OF        NUMBER OUTSTANDING        REMAINING       WEIGHTED AVERAGE    EXERCISABLE AT
EXERCISE PRICES   AT DECEMBER 28, 2002    CONTRACTUAL LIFE    EXERCISE PRICE    DECEMBER 28, 2002
-------------------------------------------------------------------------------------------------
$32-$72                        150,547            10 years   $             50             120,448
$100                           395,137            10 years   $            100                   0
-------------------------------------------------------------------------------------------------
                               545,684                                                    120,448
-------------------------------------------------------------------------------------------------

STOCKHOLDERS AGREEMENTS

In connection with the Merger, Holding entered into a stockholders' agreement with GSCP 2000 and other private equity funds affiliated with Goldman, Sachs & Co., which in the aggregate own a majority of the common stock, and J.P. Morgan Partners Global Investors, L.P. and other private equity funds affiliated with J.P. Morgan Securities Inc., which own approximately 29% of the common stock. GSCP 2000 and other private equity funds affiliated with Goldman, Sachs & Co., have the right to designate five members of the board of directors, one of which shall be a member of management, and J.P. Morgan Partners Global Investors, L.P. and other private equity funds affiliated with J.P. Morgan Securities Inc. have the right to designate two members of the board of directors, one of which will be designated by J.P. Morgan Partners Global Investors, L.P. The stockholders' agreement contains customary terms including terms regarding transfer restrictions, rights of first offer, tag along rights, drag along rights, preemptive rights and veto rights.

PREFERRED STOCK (PREDECESSOR)

In June 1996, for aggregate consideration of $15.0 million, Holding issued units (the "Units") comprised of Series A Senior Cumulative Exchangeable Preferred Stock, par value $.01 per share (the "Preferred Stock"), and detachable warrants to purchase shares of Predecessor's Class B Common Stock (voting and non-voting) constituting 6% of the issued and outstanding Common Stock of all classes, determined on a fully-diluted basis (the "Warrants"). Dividends accrued at a rate of 14% per annum, compounding and payable quarterly in arrears (each date of payment, a "Dividend Payment Date"). The exercise price of the Warrants was $.01 per Warrant and were exercisable immediately.

In conjunction with the acquisition of Venture Packaging, Inc. in 1997, Holding authorized and issued 200,000 shares of Series B Cumulative Preferred Stock to certain selling shareholders of Venture Packaging, Inc. The Preferred Stock had a stated value of $25 per share, and dividends accrued at a rate of 14.75% per annum. The Preferred Stock ranked junior to the Series A Preferred Stock and prior to all other capital stock of Holding. In addition, Warrants to purchase 9,924 shares of Predecessor's Class B Non-Voting Common Stock at $108 per share were issued to the same selling shareholders of Venture Packaging, Inc. Additional warrants to purchase 386 shares of Predecessor's Class B Non-Voting Common Stock at $108 per share were issued in fiscal 2000 to the same selling shareholders of Venture Packaging, Inc.

In connection with the Poly-Seal acquisition in 2000, Holding issued 1,000,000 shares of Series A-1 Preferred Stock to JPMP(SBIC) and The Northwestern Mutual Life Insurance Company (collectively, the "Purchasers"). The Series A-1 Preferred Stock has a stated value of $25 per share, and dividends accrued at a rate of 14% per annum. In addition, Warrants to purchase an aggregate of 25,997 shares of Class B Non-Voting Common Stock at $0.01 per share were issued to the Purchasers.

In connection with the Pescor acquisition on May 14, 2001, Holding issued 13,168 shares of Series C Preferred Stock, as defined below, to certain selling shareholders of Pescor. The Series C Preferred Stock was comprised of 3,063 shares of Series C-1 Preferred Stock, 1,910 shares of Series C-2 Preferred Stock, 2,135 shares of Series C-3 Preferred Stock, 3,033 shares of Series C-4 Preferred Stock, and 3,027 shares of Series C-5 Preferred Stock. The Series C Preferred Stock has stated values ranging from $639 per share to $1,024 per share, and dividends accrued at a rate of 14% per annum. In addition, the holders of the Series C Preferred had options beginning on December 31, 2001 to convert the Series C Preferred Stock to Series D Preferred Stock and Class B Nonvoting Common Stock.

All of the Predecessor's Preferred Stock was retired in connection with the Merger.

COMMON STOCK (PREDECESSOR)

At the effective time of the Merger, (i) each share of common stock of BPC Holding Corporation issued and outstanding immediately prior to the effective time of the Merger was converted into the right to receive cash pursuant to the terms of the merger agreement, and (ii) each share of common stock of the Buyer issued and outstanding immediately prior to the effective time of the Merger was converted into one share of common stock of BPC Holding.

NOTE 11. RELATED PARTY TRANSACTIONS

Prior to the Merger, Atlantic Equity Partners International II, L.P. ("International") was our largest voting stockholder and International engaged First Atlantic Capital, Ltd. ("First Atlantic") to provide certain financial and management consulting services to the Company. Pursuant to a management agreement, First Atlantic received advisory fees of approximately $250, $139, and $580 in June 2001, March 2001, and May 2000, respectively, for originating, structuring and negotiating the acquisitions of Poly-Seal, Capsol, and Pescor, respectively. In consideration of financial advisory and management consulting services, the Company paid First Atlantic fees and expenses of $385, $756, and $821 for fiscal 2002, 2001, and 2000, respectively. In consideration of services performed in connection with the Merger, the Company paid First Atlantic fees and expenses of $1,786 in July 2002.

In connection with the Merger, the Company paid $8.0 million to entities affiliated with Goldman, Sachs & Co. and $5.2 million to J.P. Morgan Securities Inc., an affiliate of J.P. Morgan Chase & Co., for advisory and other services. Goldman Sachs and J.P. Morgan acted as joint book-running managers in the issuance of the 2002 Notes and received fees of approximately $4.4 million and $3.2 million, respectively, for services performed. Goldman Sachs Credit Partners, L.P., an affiliate of Goldman Sachs, acted as the administrative agent, joint lead arranger and joint bookrunner for the Credit Facility and received fees of $3.6 million in July 2002 for services provided. JP Morgan Chase Bank, an affiliate of J.P. Morgan, acted as the joint lead arranger and joint bookrunner for the Credit Facility for consideration of approximately $3.6. million. In October 2002, the Company entered into an interest rate collar agreement with Goldman Sachs Capital Markets to protect $50.0 million of the outstanding variable rate term loan debt from future interest rate volatility. The collar floor is set at 1.97% LIBOR and capped at 6.75% LIBOR.

NOTE 12. FAIR VALUE OF FINANCIAL INSTRUMENTS INFORMATION

Holding's and the Company's financial instruments generally consist of cash and cash equivalents and long-term debt. The carrying amounts of Holding's and the Company's financial instruments approximate fair value at December 28, 2002, except for the 2002 Notes for which the fair value exceeded the carrying value by $13.8 million.

NOTE 13. ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

The accumulated balances related to each component of the other comprehensive income (loss) consist of the following:

-----------------------------------------------------------------------------------------
                                                                   COMPANY    PREDECESSOR
                                                              ------------   ------------
                                                              DECEMBER 28,   DECEMBER 29,
                                                                  2002           2001
-----------------------------------------------------------------------------------------
Currency translation........................................  $      2,091   $     (1,429)
Minimum pension liability adjustment........................          (394)             -
Unrealized loss on interest rate collar.....................          (555)             -
                                                              ---------------------------
                                                              $      1,142   $     (1,429)
-----------------------------------------------------------------------------------------

NOTE 14. OPERATING SEGMENTS

The Company has three reportable segments: containers, closures, and consumer products. The Company evaluates performance and allocates resources based on operating income before depreciation and amortization of intangibles adjusted to exclude (i) Merger expenses, (ii) Holding's legal and professional expenses,
(iii) drink cup patent litigation expenses, (iv) uncompleted acquisition expense, (v) acquisition integration expense, (vi) plant shutdown expense, (vii) non-cash compensation, and (iii) management fees and reimbursed expenses paid to First Atlantic ("Adjusted EBITDA"). The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies.

---------------------------------------------------------------------------------------------
                                                                                   YEAR ENDED
                                                   ------------------------------------------
                                                     COMPANY/
                                                   PREDECESSOR    PREDECESSOR    PREDECESSOR
                                                   ------------   ------------   ------------
                                                   DECEMBER 28,   DECEMBER 29,   DECEMBER 30,
                                                       2002           2001           2000
---------------------------------------------------------------------------------------------
Net sales:
   Containers....................................  $    250,423   $    234,441   $    231,209
   Closures......................................       133,892        132,384        112,202
   Consumer Products.............................       109,988         94,834         64,677
Adjusted EBITDA:
   Containers....................................        67,079         63,997         47,578
   Closures......................................        30,555         28,444         23,646
   Consumer Products.............................        16,773         18,411          9,167
Total assets:
   Containers....................................       359,635        204,001        188,129
   Closures......................................       229,962        158,009        178,768
   Consumer Products.............................       170,979         84,866         45,225
Total cost over net assets acquired, net:
   Containers....................................       170,892         61,048         65,443
   Closures......................................        87,066         39,682         44,507
   Consumer Products.............................        78,302         19,193          4,740
Reconciliation of Adjusted EBITDA to loss before
   income taxes and extraordinary item:
   Adjusted EBITDA for reportable segments.......  $    114,407   $    110,852   $     80,391
   Net interest expense..........................       (49,254)       (54,355)       (51,457)
   Depreciation..................................       (39,557)       (38,105)       (31,569)
   Amortization..................................        (2,408)       (12,802)       (10,579)
   Loss on disposal of property and equipment....          (299)          (473)          (877)
   Merger expenses...............................       (20,987)             -              -
   Holding's legal and professional expense......             -           (134)          (165)
   Drink cup patent litigation expense...........             -              -           (700)
   Uncompleted acquisition expense...............          (216)             -              -
   Acquisition integration expense...............        (1,353)        (2,690)        (2,237)
   Plant shutdown expense........................        (3,992)        (2,221)        (3,702)
   Non-cash compensation.........................             -           (796)          (459)
   Management fees...............................          (331)          (637)          (873)
                                                   ------------------------------------------
  Loss before income taxes and extraordinary
     item........................................  $     (3,990)  $     (1,361)  $    (22,227)
---------------------------------------------------------------------------------------------

NOTE 15. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (IN THOUSANDS)

Holding conducts its business through its wholly owned subsidiary, Berry. Holding and all of Berry's domestic subsidiaries fully, jointly, severally, and unconditionally guarantee on a senior subordinated basis the 2002 Notes issued by Berry. Berry and all of Berry's subsidiaries are 100% owned by Holding. Separate narrative information or financial statements of guarantor subsidiaries have not been included as management believes they would not be material to investors. Presented below is condensed consolidating financial information for Holding, Berry, and its subsidiaries at December 28, 2002 and December 29, 2001 and for the fiscal years ended December 28, 2002, December 29, 2001, and December 30, 2000. The equity method has been used with respect to investments in subsidiaries.

-----------------------------------------------------------------------------------------------------------------
                                                                                      DECEMBER 28, 2002 (COMPANY)
                       ------------------------------------------------------------------------------------------
                       BPC HOLDING   BERRY PLASTICS     COMBINED       COMBINED
                       CORPORATION    CORPORATION      GUARANTOR     NON-GUARANTOR   CONSOLIDATING
                        (PARENT)        (ISSUER)      SUBSIDIARIES   SUBSIDIARIES     ADJUSTMENTS    CONSOLIDATED
-----------------------------------------------------------------------------------------------------------------
CONSOLIDATING BALANCE
   SHEETS
Current assets.......  $         1   $       58,995   $     73,940   $      11,192   $           -   $    144,128
Net property and
   equipment.........            -           68,431        108,567          16,134               -        193,132
Other noncurrent
   assets............       74,021          650,613        314,099          11,129        (626,546)       423,316
                       ------------------------------------------------------------------------------------------
Total assets.........  $    74,022   $      778,039   $    496,606   $      38,455   $    (626,546)  $    760,576
                       ------------------------------------------------------------------------------------------
Current
   liabilities.......  $         -   $       52,111   $     21,142   $       6,674   $           -   $     79,927
Noncurrent
   liabilities.......       (1,141)         600,539        449,814          22,925        (466,651)       605,486
Equity (deficit).....       75,163          125,389         25,650           8,856        (159,895)        75,163
                       ------------------------------------------------------------------------------------------
Total liabilities and
   equity
   (deficit).........  $    74,022   $      778,039   $    496,606   $      38,455   $    (626,546)  $    760,576
-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
                                                    DECEMBER 29, 2001 (PREDECESSOR)
                       ------------------------------------------------------------------------------------------
                       BPC HOLDING   BERRY PLASTICS     COMBINED       COMBINED
                       CORPORATION    CORPORATION      GUARANTOR     NON-GUARANTOR   CONSOLIDATING
                        (PARENT)        (ISSUER)      SUBSIDIARIES   SUBSIDIARIES     ADJUSTMENTS    CONSOLIDATED
-----------------------------------------------------------------------------------------------------------------
CONSOLIDATING BALANCE
   SHEETS
Current assets.......  $       440   $       32,459   $     68,518   $       9,775   $           -   $    111,192
Net property and
   equipment.........           --           71,437        117,176          14,604               -        203,217
Other noncurrent
   assets............       23,980          289,764         91,272          18,360        (290,909)       132,467
                       ------------------------------------------------------------------------------------------
Total assets.........  $    24,420   $      393,660   $    276,966   $      42,739   $    (290,909)  $    446,876
                       ------------------------------------------------------------------------------------------
Current
   liabilities.......  $       861   $       60,212   $     22,555   $       8,237   $           -   $     91,865
Noncurrent
   liabilities.......      163,160          311,574        310,244          35,555        (325,921)       494,612
Equity (deficit).....     (139,601)          21,874        (55,833)         (1,053)         35,012       (139,601)
                       ------------------------------------------------------------------------------------------
Total liabilities and
   equity
   (deficit).........  $    24,420   $      393,660   $    276,966   $      42,739   $    (290,909)  $    446,876
-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
                                                                     YEAR ENDED DECEMBER 28, 2002 (COMPANY/PREDECESSOR)
                             ------------------------------------------------------------------------------------------
                             BPC HOLDING   BERRY PLASTICS     COMBINED       COMBINED
                             CORPORATION    CORPORATION      GUARANTOR     NON-GUARANTOR   CONSOLIDATING
                              (PARENT)        (ISSUER)      SUBSIDIARIES   SUBSIDIARIES     ADJUSTMENTS    CONSOLIDATED
-----------------------------------------------------------------------------------------------------------------------
CONSOLIDATING STATEMENTS OF
   OPERATIONS
Net sales..................  $         -   $      173,570   $    300,149   $      20,584   $           -   $    494,303
Cost of goods sold.........            -          116,354        236,169          18,750               -        371,273
                             ------------------------------------------------------------------------------------------
Gross profit...............            -           57,216         63,980           1,834               -        123,030
Operating expenses.........        1,920           27,857         44,894           2,796               -         77,467
                             ------------------------------------------------------------------------------------------
Operating income (loss)....       (1,920)          29,359         19,086            (962)              -         45,563
Other expenses.............            -              145            249             (95)              -            299
Interest expense, net......        9,443            3,172         34,481           2,158               -         49,254
Income taxes (benefit).....       (8,234)          11,016            115             401               -          3,298
Extraordinary item.........        9,282            6,339          9,498             209               -         25,328
Equity in net (income) loss
   from subsidiary.........       20,205           28,892          3,635               -         (52,732)             -
                             ------------------------------------------------------------------------------------------
Net income (loss)..........  $   (32,616)  $      (20,205)  $    (28,892)  $      (3,635)  $      52,732   $    (32,616)
                             ------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
                                                                     YEAR ENDED DECEMBER 28, 2002 (COMPANY/PREDECESSOR)
                             ------------------------------------------------------------------------------------------
                             BPC HOLDING   BERRY PLASTICS     COMBINED       COMBINED
                             CORPORATION    CORPORATION      GUARANTOR     NON-GUARANTOR   CONSOLIDATING
                              (PARENT)        (ISSUER)      SUBSIDIARIES   SUBSIDIARIES     ADJUSTMENTS    CONSOLIDATED
-----------------------------------------------------------------------------------------------------------------------
CONSOLIDATING STATEMENTS OF
   CASH FLOWS
Net income (loss)..........  $   (32,616)  $      (20,205)  $    (28,892)  $      (3,635)  $      52,732   $    (32,616)
Non-cash expenses..........       11,451           23,799         36,178           3,270               -         74,698
Equity in net (income) loss
   from subsidiary.........       20,205           28,892          3,635               -         (52,732)             -
Changes in working
   capital.................         (320)          (6,290)        (7,557)         (1,275)              -        (15,442)
                             ------------------------------------------------------------------------------------------
Net cash provided by (used
   for) operating
   activities..............       (1,280)          26,196          3,364          (1,640)              -         26,640
Net cash used for investing
   activities..............            -          (18,023)       (25,704)         (1,171)              -        (44,898)
Net cash provided by
   financing activities....          841            6,863         22,194           2,483               -         32,381
Effect on exchange rate
   changes on cash.........            -                -              -             258               -            258
                             ------------------------------------------------------------------------------------------
Net increase (decrease) in
   cash and cash
   equivalents.............         (439)          15,036           (146)            (70)              -         14,381
Cash and cash equivalents
   at beginning of year....          440              121            410             261               -          1,232
                             ------------------------------------------------------------------------------------------
Cash and cash equivalents
   at end of year..........  $         1   $       15,157   $        264   $         191   $           -   $     15,613
-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
                                                                             YEAR ENDED DECEMBER 29, 2001 (PREDECESSOR)
                             ------------------------------------------------------------------------------------------
                             BPC HOLDING   BERRY PLASTICS     COMBINED       COMBINED
                             CORPORATION    CORPORATION      GUARANTOR     NON-GUARANTOR   CONSOLIDATING
                              (PARENT)        (ISSUER)      SUBSIDIARIES   SUBSIDIARIES     ADJUSTMENTS    CONSOLIDATED
-----------------------------------------------------------------------------------------------------------------------
CONSOLIDATING STATEMENTS OF
   OPERATIONS
Net sales..................  $         -   $      159,783   $    279,533   $      22,343   $           -   $    461,659
Cost of goods sold.........            -          103,867        213,355          20,778               -        338,000
                             ------------------------------------------------------------------------------------------
Gross profit...............            -           55,916         66,178           1,565               -        123,659
Operating expenses.........          924           23,113         40,889           5,266               -         70,192
                             ------------------------------------------------------------------------------------------
Operating income (loss)....         (924)          32,803         25,289          (3,701)              -         53,467
Other expenses.............            -               46            481             (54)              -            473
Interest expense, net......       17,469            7,277         26,848           2,761               -         54,355
Income taxes (benefit).....       (8,307)           8,682            234             125               -            734
Equity in net (income) loss
   from subsidiary.........       (7,991)           8,807          6,533               -          (7,349)             -
                             ------------------------------------------------------------------------------------------
Net income (loss)..........  $    (2,095)  $        7,991   $     (8,807)  $      (6,533)  $       7,349   $     (2,095)
                             ------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
                                                                             YEAR ENDED DECEMBER 29, 2001 (PREDECESSOR)
                             ------------------------------------------------------------------------------------------
                             BPC HOLDING   BERRY PLASTICS     COMBINED       COMBINED
                             CORPORATION    CORPORATION      GUARANTOR     NON-GUARANTOR   CONSOLIDATING
                              (PARENT)        (ISSUER)      SUBSIDIARIES   SUBSIDIARIES     ADJUSTMENTS    CONSOLIDATED
-----------------------------------------------------------------------------------------------------------------------
CONSOLIDATING STATEMENTS OF
  CASH FLOWS
Net income (loss)..........  $    (2,095)  $        7,991   $     (8,807)  $      (6,533)  $       7,349   $     (2,095)
Non-cash expenses..........        9,775           16,146         33,072           4,451               -         63,444
Equity in net (income) loss
   from subsidiary.........       (7,991)           8,807          6,533               -          (7,349)             -
Changes in working
   capital.................          154            5,882        (11,258)         (1,779)              -         (7,001)
                             ------------------------------------------------------------------------------------------
Net cash provided by (used
   for) operating
   activities..............         (157)          38,826         19,540          (3,861)              -         54,348
Net cash used for investing
   activities..............            -          (30,688)       (22,395)         (3,207)              -        (56,290)
Net cash provided by (used
   for) financing
   activities..............          377           (9,199)         3,014           6,388               -            580
Effect on exchange rate
   changes on cash.........            -              540           (540)            540               -            540
                             ------------------------------------------------------------------------------------------
Net increase (decrease) in
   cash and cash
   equivalents.............          220             (521)          (381)           (140)              -           (822)
Cash and cash equivalents
   at beginning of year....          220              642            791             401               -          2,054
                             ------------------------------------------------------------------------------------------
Cash and cash equivalents
   at end of year..........  $       440   $          121   $        410   $         261   $           -   $      1,232
-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
                                                                             YEAR ENDED DECEMBER 30, 2000 (PREDECESSOR)
                             ------------------------------------------------------------------------------------------
                                 BPC
                               HOLDING     BERRY PLASTICS     COMBINED       COMBINED
                             CORPORATION    CORPORATION      GUARANTOR     NON-GUARANTOR   CONSOLIDATING
                              (PARENT)        (ISSUER)      SUBSIDIARIES   SUBSIDIARIES     ADJUSTMENTS    CONSOLIDATED
-----------------------------------------------------------------------------------------------------------------------
CONSOLIDATING STATEMENTS OF
   OPERATIONS
Net sales..................  $         -   $      158,055   $    234,944   $      15,089   $           -   $    408,088
Cost of goods sold.........            -          108,739        189,872          13,508               -        312,119
                             ------------------------------------------------------------------------------------------
Gross profit...............            -           49,316         45,072           1,581               -         95,969
Operating expenses.........          616           23,303         37,852           4,091               -         65,862
                             ------------------------------------------------------------------------------------------
Operating income (loss)....         (616)          26,013          7,220          (2,510)              -         30,107
Other expenses.............            -              258            619               -               -            877
Interest expense, net......       16,025           11,221         23,000           1,211               -         51,457
Income taxes (benefit).....           18              168             22            (350)              -           (142)
Extraordinary item.........            -            1,022              -               -               -          1,022
Equity in net (income) loss
   from subsidiary.........        6,448           19,792          3,371               -         (29,611)             -
                             ------------------------------------------------------------------------------------------
Net income (loss)..........  $   (23,107)  $       (6,448)  $    (19,792)  $      (3,371)  $      29,611   $    (23,107)
                             ------------------------------------------------------------------------------------------
CONSOLIDATING STATEMENTS OF
   CASH FLOWS
Net income (loss)..........  $   (23,107)  $       (6,448)  $    (19,792)  $      (3,371)  $      29,611   $    (23,107)
Non-cash expenses..........       16,958           13,332         30,372           1,988               -         62,650
Equity in net (income) loss
   from subsidiary.........        6,448           19,792          3,371               -         (29,611)             -
Changes in working
   capital.................         (646)           2,931         (2,928)         (2,794)              -         (3,437)
                             ------------------------------------------------------------------------------------------
Net cash provided by (used
   for) operating
   activities..............         (347)          29,607         11,023          (4,177)              -         36,106
Net cash used for investing
   activities..............            -          (78,328)       (27,218)         (3,169)              -       (108,715)
Net cash provided by (used
   for) financing
   activities..............         (136)          48,307         16,671           7,195               -         72,037
Effect on exchange rate
   changes on cash.........            -               80            (80)             80               -             80
                             ------------------------------------------------------------------------------------------
Net increase (decrease) in
   cash and cash
   equivalents.............         (483)            (334)           396             (71)              -           (492)
Cash and cash equivalents
   at beginning of year....          703              976            395             472               -          2,546
                             ------------------------------------------------------------------------------------------
Cash and cash equivalents
   at end of year..........  $       220   $          642   $        791   $         401   $           -   $      2,054
-----------------------------------------------------------------------------------------------------------------------

NOTE 16. QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table contains selected unaudited quarterly financial data for fiscal years 2002 and 2001.

-----------------------------------------------------------------------------------------------------------
                                                            2002                                       2001
                       -----------------------------------------   ----------------------------------------
                        FIRST      SECOND     THIRD*     FOURTH     FIRST      SECOND     THIRD     FOURTH
-----------------------------------------------------------------------------------------------------------
Net sales............  $122,934   $127,989   $127,575   $115,805   $116,016   $124,997   $121,910   $98,736
Cost of sales........    90,299     94,974     97,492     88,508     83,927     89,092     91,311    73,670
                       ------------------------------------------------------------------------------------
Gross profit.........  $ 32,635   $ 33,015   $ 30,083   $ 27,297   $ 32,089   $ 35,905   $ 30,599   $25,066
Net income (loss)....  $  4,766   $  5,216   $(42,071)  $   (527)  $  1,022   $  1,907   $    176   $(5,200)
-----------------------------------------------------------------------------------------------------------

* For comparison purposes, the period from June 30, 2002 to July 21, 2002 (Predecessor) has been combined with the period from July 22, 2002 to September 28, 2002 (Company). Net loss in the third quarter of 2002 includes merger expenses of $20,987 and an extraordinary expense of $25,328 incurred in connection with the Merger.

                            BPC HOLDING CORPORATION

                          CONSOLIDATED BALANCE SHEETS

------------------------------------------------------------------------------------------
                                                              SEPTEMBER 27,   DECEMBER 28,
                   (DOLLARS IN THOUSANDS)                         2003            2002
------------------------------------------------------------------------------------------
                                                               (UNAUDITED)
ASSETS
Current assets:
   Cash and cash equivalents................................  $      26,452   $     15,613
   Accounts receivable (less allowance for doubtful accounts
     of $2,270 at September 27, 2003 and $1,990 at December
     28, 2002)..............................................         67,854         56,765
   Inventories:
      Finished goods........................................         41,409         50,002
      Raw materials and supplies............................         16,410         14,730
                                                              ----------------------------
                                                                     57,819         64,732
   Prepaid expenses and other current assets................          8,502          7,018
                                                              ----------------------------
Total current assets........................................        160,627        144,128
Property and equipment:
   Land.....................................................          7,052          7,040
   Buildings and improvements...............................         50,519         49,966
   Machinery, equipment and tooling.........................        153,909        139,486
   Construction in progress.................................         23,949         12,232
                                                              ----------------------------
                                                                    235,429        208,724
   Less accumulated depreciation............................         44,594         15,592
                                                              ----------------------------
                                                                    190,835        193,132
Intangible assets:
   Deferred financing fees, net.............................         18,085         20,116
   Customer relationships, net..............................         33,200         33,890
   Goodwill.................................................        328,561        336,260
   Trademarks...............................................         27,048         27,048
   Other intangibles, net...................................          6,147          5,883
                                                              ----------------------------
                                                                    413,041        423,197
Other.......................................................            102            119
                                                              ----------------------------
Total assets................................................  $     764,605   $    760,576
                                                              ----------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable.........................................  $      33,266   $     31,204
   Accrued expenses and other current liabilities...........         10,852          9,926
   Accrued interest.........................................          6,623         14,239
   Employee compensation and payroll taxes..................         17,631         15,917
   Current portion of long-term debt........................          9,000          8,641
                                                              ----------------------------
Total current liabilities...................................         77,372         79,927
Long-term debt, less current portion........................        595,435        601,302
Deferred income taxes.......................................            676            640
Other long-term liabilities.................................          4,020          3,544
                                                              ----------------------------
Total liabilities...........................................        677,503        685,413
Stockholders' equity:
   Preferred Stock; $.01 par value: 500,000 shares
     authorized; 0 shares issued and outstanding............              -              -
   Common Stock; $.01 par value: 5,000,000 shares
     authorized; 2,777,639 shares issued and 2,757,922
     shares outstanding.....................................             28             28
   Additional paid-in capital...............................        282,370        281,816
   Adjustment of the carryover basis of continuing
     stockholders...........................................       (196,603)      (196,603)
   Notes receivable - common stock..........................        (13,966)       (14,399)
   Treasury stock: 19,717 shares of common stock............         (1,972)             -
   Retained earnings........................................         15,018          3,179
   Accumulated other comprehensive income...................          2,227          1,142
                                                              ----------------------------
Total stockholders' equity..................................         87,102         75,163
                                                              ----------------------------
Total liabilities and stockholders' equity..................  $     764,605   $    760,576
------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

                    BPC HOLDING CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

------------------------------------------------------------------------------------------------------------
                                             COMPANY   PREDECESSOR                     COMPANY   PREDECESSOR
                           -------------------------   -----------   -------------------------   -----------
                            THIRTEEN       PERIOD        PERIOD      THIRTY-NINE     PERIOD        PERIOD
                              WEEKS         FROM          FROM          WEEKS         FROM          FROM
                              ENDED       7/22/02-      6/30/02-        ENDED       7/22/02-      12/30/01-
(IN THOUSANDS OF DOLLARS)    9/27/03       9/28/02       7/21/02       9/27/03       9/28/02       7/21/02
------------------------------------------------------------------------------------------------------------
                           (UNAUDITED)   (UNAUDITED)   (UNAUDITED)   (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
Net sales...............   $   139,306   $    97,822   $    29,753   $   411,555   $    97,822   $   280,677
Cost of goods sold......       106,845        75,309        22,183       313,221        75,309       207,458
                           ---------------------------------------------------------------------------------
Gross profit............        32,461        22,513         7,570        98,334        22,513        73,219
Operating Expenses:
   Selling..............         5,510         4,612         1,146        17,714         4,612        12,080
   General and
      administrative....         5,653         4,050         1,540        18,142         4,050        15,750
   Research and
      development.......           842           553           133         2,459           553         1,438
   Amortization of
      intangibles.......           750           102           374         2,188           102         1,249
   Merger expenses
      (Predecessor).....             -             -        20,987             -             -        20,987
   Other expenses.......           683           596           679         2,673           596         2,804
                           ---------------------------------------------------------------------------------
Operating income (loss)..       19,023        12,600       (17,289)       55,158        12,600        18,911
Other expenses:
   Loss on disposal of
      property and
      equipment.........             -            56             -             -            56           291
                           ---------------------------------------------------------------------------------
Income (loss) before
   interest and taxes...        19,023        12,544       (17,289)       55,158        12,544        18,620
Interest:
   Expense..............       (11,467)       (8,876)       (3,160)      (34,403)       (8,876)      (28,747)
   Loss on extinguished
      debt
      (Predecessor).....             -             -       (25,328)            -             -       (25,328)
   Income...............           202           123             2           609           123             5
                           ---------------------------------------------------------------------------------
Income (loss) before
   income taxes.........         7,758         3,791       (45,775)       21,364         3,791       (35,450)
Income taxes............         3,540            87             -         9,525            87           345
                           ---------------------------------------------------------------------------------
Net income (loss).......         4,218         3,704       (45,775)       11,839         3,704       (35,795)
Preferred stock
   dividends............             -             -          (848)            -             -        (6,468)
Amortization of preferred
   stock discount.......             -             -           (62)            -             -          (574)
                           ---------------------------------------------------------------------------------
Net income (loss)
   attributable to common
   stockholders.........   $     4,218   $     3,704   $   (46,685)  $    11,839   $     3,704   $   (42,837)
------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

                            BPC HOLDING CORPORATION

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

---------------------------------------------------------------------------------------------------------------------------------
                                                     ADJUSTMENT OF
                                                     THE CARRYOVER      NOTES                              ACCUMULATED
                                        ADDITIONAL     BASIS OF      RECEIVABLE -                             OTHER
                               COMMON    PAID-IN      CONTINUING        COMMON      TREASURY   RETAINED   COMPREHENSIVE
  (IN THOUSANDS OF DOLLARS)    STOCK     CAPITAL     STOCKHOLDERS       STOCK        STOCK     EARNINGS      INCOME        TOTAL
---------------------------------------------------------------------------------------------------------------------------------
Balance at December 28,
   2002......................  $   28   $  281,816   $    (196,603)  $    (14,399)  $      -   $  3,179   $       1,142   $75,163
                               --------------------------------------------------------------------------------------------------
Interest on notes
   receivable................       -            -               -           (566)         -          -               -      (566)
Exercise of stock options,
   redemption of notes
   receivable, and purchase
   of treasury stock.........       -          554               -            999     (1,994)         -               -      (441)
Sale of treasury stock.......       -            -               -              -         22          -               -        22
Translation gain.............       -            -               -              -          -          -           1,279     1,279
Other comprehensive losses...       -            -               -              -          -          -            (194)     (194)
Net income...................       -            -               -              -          -     11,839               -    11,839
                               --------------------------------------------------------------------------------------------------
Balance at September 27,
   2003......................  $   28   $  282,370   $    (196,603)  $    (13,966)  $ (1,972)  $ 15,018   $       2,227   $87,102
                               --------------------------------------------------------------------------------------------------

-----------------------------  -------------

                               COMPREHENSIVE
  (IN THOUSANDS OF DOLLARS)    INCOME (LOSS)
-----------------------------  -------------
Balance at December 28,
   2002......................
                               -------------
Interest on notes
   receivable................  $           -
Exercise of stock options,
   redemption of notes
   receivable, and purchase
   of treasury stock.........              -
Sale of treasury stock.......              -
Translation gain.............          1,279
Other comprehensive losses...           (194)
Net income...................         11,839
                               -------------
Balance at September 27,
   2003......................  $      12,924
                               -------------

See notes to consolidated financial statements.

                    BPC HOLDING CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

--------------------------------------------------------------------------------------------------------
                                                                              COMPANY        PREDECESSOR
                                                   ----------------------------------   ----------------
                                                     PERIOD FROM        PERIOD FROM       PERIOD FROM
            (IN THOUSANDS OF DOLLARS)              12/29/02-9/27/03   7/22/02-9/28/02   12/30/01-7/21/02
--------------------------------------------------------------------------------------------------------
                                                        (UNAUDITED)       (UNAUDITED)        (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss)................................  $         11,839   $         3,704   $        (35,795)
Adjustments to reconcile net income (loss) to net
   cash provided by operating activities:
   Depreciation..................................            28,866             8,176             23,526
   Non-cash interest expense.....................             1,800               446              1,399
   Amortization..................................             2,188               102              1,249
   Non-cash compensation expense.................                 -                 -              1,920
   Loss on extinguished debt (Predecessor).......                 -                 -             25,328
   Loss on sale of property and equipment........                 -                57                291
   Deferred income taxes.........................             9,336                 -                  -
   Changes in operating assets and liabilities:
      Accounts receivable, net...................           (11,195)            2,138            (15,986)
      Inventories................................             7,154            (5,582)            (4,255)
      Prepaid expenses and other receivables.....            (1,366)              (50)              (603)
      Other assets...............................                 -                 -              2,042
      Accrued interest...........................            (7,616)            7,049             (6,508)
      Payables and accrued expenses..............             4,907           (11,561)            17,984
                                                   -----------------------------------------------------
Net cash provided by operating activities........            45,913             4,479             10,592

INVESTING ACTIVITIES
Additions to property and equipment..............           (21,110)           (5,371)           (17,396)
Proceeds from disposal of property and
   equipment.....................................                 -                 6                  9
Transaction costs................................                 -           (12,715)                 -
Acquisitions of businesses.......................            (5,755)                -             (3,834)
                                                   -----------------------------------------------------
Net cash used for investing activities...........           (26,865)          (18,080)           (21,221)

FINANCING ACTIVITIES
Proceeds from long-term borrowings...............                 -           580,000             24,492
Payments on long-term borrowings.................            (7,385)         (503,082)           (13,924)
Issuance of common stock.........................                 -           257,047                  -
Purchase of treasury stock.......................              (441)                -                  -
Issuance of treasury stock.......................                22                 -                  -
Redemption of predecessor stock..................                 -          (287,999)                 -
Debt financing costs.............................                 -           (19,810)                 -
                                                   -----------------------------------------------------
Net cash provided by (used for) financing
   activities....................................            (7,804)           26,156             10,568
Effect of exchange rate changes on cash..........              (405)              320               (815)
                                                   -----------------------------------------------------
Net increase (decrease) in cash and cash
   equivalents...................................            10,839            12,875               (876)
Cash and cash equivalents at beginning of
   period........................................            15,613               356              1,232
                                                   -----------------------------------------------------
Cash and cash equivalents at end of period.......  $         26,452   $        13,231   $            356
--------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

                            BPC HOLDING CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (DOLLARS IN THOUSANDS, EXCEPT AS OTHERWISE NOTED)
                                  (UNAUDITED)

1. BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements of BPC Holding Corporation (the "Company") have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP") for interim financial information and with the instructions for Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the periods presented are not necessarily indicative of the results that may be expected for the full fiscal year. The accompanying financial statements include the results of BPC Holding Corporation ("Holding") and its wholly-owned subsidiary, Berry Plastics Corporation ("Berry"), and its wholly-owned subsidiaries: Berry Iowa Corporation, Berry Tri-Plas Corporation, AeroCon, Inc., PackerWare Corporation, Berry Plastics Design Corporation, Venture Packaging, Inc. and its subsidiaries Venture Packaging Midwest, Inc. and Berry Plastics Technical Services, Inc., NIM Holdings Limited and its subsidiary Berry Plastics U.K. Limited, Knight Plastics, Inc., CPI Holding Corporation and its subsidiary Cardinal Packaging, Inc., Poly-Seal Corporation, and Oceisse S.r.l. and its subsidiary Capsol S.p.a. As a result of the Merger described in
Note 2 below, certain financial information has been presented separately for Holding's prior ownership through the Merger date ("Predecessor") and subsequent to the Merger ("Company"). For further information, refer to the consolidated financial statements and footnotes thereto included in Holding's and Berry's Form 10-K filed with the Securities and Exchange Commission for the year ended December 28, 2002.

2. THE MERGER

On July 22, 2002, GS Berry Acquisition Corp., (the "Buyer") a newly formed entity controlled by various private equity funds affiliated with Goldman, Sachs & Co., merged (the "Merger") with and into Holding, pursuant to an agreement and plan of merger dated as of May 25, 2002. At the effective time of the Merger,
(i) each share of common stock of Holding issued and outstanding immediately prior to the effective time of the Merger was converted into the right to receive cash pursuant to the terms of the merger agreement, and (ii) each share of common stock of the Buyer issued and outstanding immediately prior to the effective time of the Merger was converted into one share of common stock of Holding.

The total amount of funds required to consummate the Merger and to pay estimated fees and expenses related to the Merger, including amounts related to the repayment of indebtedness, the redemption of the outstanding preferred stock and accrued dividends, the redemption of outstanding warrants, and the payment of transaction costs incurred by Holding, were approximately $870.4 million (which includes the amount of certain indebtedness which remained outstanding and the value of certain shares of Holding common stock held by employees that were contributed to the Buyer immediately prior to the Merger). As a result of the Merger, private equity funds affiliated with Goldman Sachs own approximately 63% of the common stock of Holding. The remaining common stock of Holding is held by J.P. Morgan Partners Global Investors, L.P. and other private equity funds affiliated with J.P. Morgan Partners, LLC, the private equity investment arm of J.P. Morgan Chase & Co., which own approximately 29% of Holding's common stock and by members of Berry's management, which own the remaining 8%.

The Merger has been accounted for under the purchase method of accounting, and accordingly, the purchase price has been allocated to the identifiable assets and liabilities based on estimated fair values at the acquisition date. The Company has applied the provisions of Emerging Issues Task Force 88-16, Basis in Leveraged Buyout Transactions, whereby, the carryover equity interests of certain shareholders from Holding prior to the Merger to the Company were recorded at their Company basis. The application of these provisions reduced stockholder's equity and intangibles by $196.6 million.

3. RECENT ACQUISITIONS

On January 24, 2002, Berry acquired the Alcoa Flexible Packaging injection molding assets of Mount Vernon Plastics Corporation ("Mount Vernon") for consideration, excluding transition expenses, of approximately $2.6 million. The purchase price was allocated to fixed assets ($2.0 million) and inventory ($0.6 million). The purchase was financed through borrowings under the Company's revolving line of credit under its retired senior credit facility. The operations of Mount Vernon are included in Berry's operations since the acquisition date using the purchase method of accounting. On January 31, 2002, Berry entered into a sale/leaseback arrangement with respect to the Mount Vernon fixed assets.

On February 25, 2003, Berry acquired the 400 series continuous threaded injection molded closure assets from CCL Plastic Packaging located in Los Angeles, California ("CCL Acquisition") for aggregate consideration, including expenses, of approximately $4.6 million. The purchase price was allocated to fixed assets ($2.7 million), inventory ($1.1 million), customer relationships ($0.5 million), goodwill ($0.2 million), and other intangibles ($0.1 million). The fair value of the net assets acquired was based on preliminary estimates and may be revised at a later date upon completion of the integration and finalization of expenses related to the acquisition. The purchase was financed through borrowings under the Company's revolving line of credit. The operations from the CCL Acquisition are included in Berry's operations since the acquisition date using the purchase method of accounting.

On May 30, 2003, Berry acquired the injection molded overcap lid assets from APM Inc. located in Benicia, California ("APM Acquisition") for aggregate consideration, including expenses, of approximately $0.7 million. The purchase price was allocated to fixed assets ($0.4 million), inventory ($0.1 million), customer relationships ($0.1 million), and goodwill ($0.1 million). The fair value of the net assets acquired was based on preliminary estimates and may be revised at a later date upon completion of the integration and finalization of expenses related to the acquisition. The purchase was financed through cash provided by operations. The operations from the APM Acquisition are included in Berry's operations since the acquisition date using the purchase method of accounting.

Pro forma results for the thirteen and thirty-nine weeks ended September 27, 2003 and September 28, 2002 have not been presented, as they do not differ materially from reported historical results.

4. LONG-TERM DEBT

Long-term debt consists of the following:

------------------------------------------------------------------------------------------
                                                              SEPTEMBER 27,   DECEMBER 28,
                                                                  2003            2002
------------------------------------------------------------------------------------------
Berry 10 3/4% senior subordinated notes.....................  $     250,000   $    250,000
Term loans..................................................        326,700        329,175
Revolving lines of credit...................................            429            692
Nevada Industrial Revenue Bonds.............................          2,000          2,500
Capital leases..............................................         25,306         27,576
                                                              ----------------------------
                                                                    604,435        609,943
Less current portion of long-term debt......................          9,000          8,641
                                                              ----------------------------
                                                              $     595,435   $    601,302
------------------------------------------------------------------------------------------

The current portion of long-term debt consists of $3.3 million of quarterly installments on the term loans, $0.5 million in repayments of the industrial bonds, and $5.2 million of principal payments related to capital lease obligations.

In connection with the Merger, the Company entered into a credit and guaranty agreement and a related pledge security agreement with a syndicate of lenders led by Goldman Sachs Credit Partners L.P., as administrative agent (the "Credit Facility"). As of September 27, 2003, the Credit Facility provides (i) a $326.7 million term loan, (ii) a $50.0 million delayed draw term loan facility, and
(iii) a $100.0 million revolving credit facility. The maturity date of the term loan is July 22, 2010, and the maturity date of the revolving credit facility is July 22, 2008. The indebtedness under the Credit Facility is guaranteed by Holding and all of its domestic subsidiaries. The obligations of the Company and the subsidiaries under the Credit Facility and the guarantees thereof are secured by substantially all of the assets of such entities.

The Credit Facility contains significant financial and operating covenants, including prohibitions on the ability to incur certain additional indebtedness or to pay dividends, and restrictions on the ability to make capital expenditures. Amounts available under the delayed draw term loan facility may be borrowed in connection with permitted acquisitions (but not reborrowed) during the 18-month period that began on July 22, 2002, subject to certain conditions. The Credit Facility also contains borrowing conditions and customary events of default, including nonpayment of principal or interest, violation of covenants, inaccuracy of representations and warranties, cross-defaults to other indebtedness, bankruptcy and other insolvency events (other than in the case of certain foreign subsidiaries). The Company was in compliance with all the financial and operating covenants at September 27, 2003. The term loan amortizes quarterly as follows: $0.8 million each quarter through June 30, 2009 and $76.7 million each quarter beginning September 30, 2009 and ending June 30, 2010. The delayed draw term loan facility will amortize quarterly commencing March 31, 2004 based on the amounts outstanding as of that date as follows: (i) 2% per quarter in 2004, (ii) 4% per quarter in 2005, (iii) 6% per quarter in 2006, (iv) 8% per quarter in 2007 and (v) 10% per quarter in each of the first two quarters in 2008.

Borrowings under the Credit Facility bear interest, at the Company's option, at either (i) a base rate (equal to the greater of the prime rate and the federal funds rate plus 0.5%) plus the applicable margin (the "Base Rate Loans") or (ii) an adjusted eurodollar LIBOR (adjusted for reserves) plus the applicable margin (the "Eurodollar Rate Loans"). With respect to the term loan, the "applicable margin" is (i) with respect to Base Rate Loans, 2.00% per annum and (ii) with respect to Eurodollar Rate Loans, 3.00% per annum. With respect to the delayed draw term loan facility and the revolving credit facility, the "applicable margin" is, with respect to Eurodollar Rate Loans, subject to a pricing grid which ranges from 2.75% per annum to 2.00% per annum (2.75% based on results through September 27, 2003), depending on the leverage ratio. The "applicable margin" with respect to Base Rate Loans is 1.00% per annum less than the "applicable margin" for Eurodollar Rate Loans. In October 2002, Berry entered into an interest rate collar arrangement to protect $50.0 million of the outstanding variable rate term loan debt from future interest rate volatility. The collar floor is set at 1.97% LIBOR (London Interbank Offering Rate) and capped at 6.75% LIBOR. At September 27, 2003, shareholders' equity has been reduced by $0.7 million to adjust the agreement to fair market value. At September 27, 2003, the Company had unused borrowing capacity under the Credit Facility's revolving line of credit of $94.3 million. However, covenants under the Credit Facility limit the Company's ability to make such borrowings and as of September 27, 2003, the Company could have borrowed $27.4 million.

5. STOCK-BASED COMPENSATION

The Company has adopted the disclosure provisions of Statement of Financial Accounting Standards (SFAS) No. 148, "Accounting for Stock-Based Compensation--Transition and Disclosure, an amendment of FASB Statement No. 123". The Statement requires prominent disclosures in both annual and interim financial statements regarding the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees." Under the intrinsic method, no compensation expense has been recognized for stock options granted to employees. The fair value for options granted by Holding have been estimated at the date of grant using a Black Scholes option pricing model with the following weighted average assumptions:

--------------------------------------------------------------------------------------------------------
                                           COMPANY   PREDECESSOR                   COMPANY   PREDECESSOR
                           -----------------------   -----------   -----------------------   -----------
                                          PERIOD       PERIOD                     PERIOD       PERIOD
                            THIRTEEN       FROM         FROM       THIRTY-NINE     FROM         FROM
                           WEEKS ENDED   7/22/02-     6/30/02-     WEEKS ENDED   7/22/02-     12/30/01-
                             9/27/03      9/28/02      7/21/02       9/27/03      9/28/02      7/21/02
--------------------------------------------------------------------------------------------------------
Risk-free interest
   rate..................         4.0%        4.0%          4.0%          4.0%        4.0%          4.0%
Dividend yield...........         0.0%        0.0%          0.0%          0.0%        0.0%          0.0%
Volatility factor........          .25         .25           .25           .25         .25           .25
Expected option life.....    5.0 years   5.0 years     5.0 years     5.0 years   5.0 years     5.0 years
------------------------------------------------------------ -------------------------------------------

For purposes of the pro forma disclosures, the estimated fair value of the stock options are amortized to expense over the related vesting period. Because compensation expense is recognized over the vesting period, the initial impact on pro forma net income may not be representative of compensation expense in future years, when the effect of amortization of multiple awards would be reflected in the Consolidated Statement of Operations. The following is a reconciliation of reported net income (loss) to net income (loss) as if the Company used the fair value method of accounting for stock-based compensation.

--------------------------------------------------------------------------------------------------------
                                         COMPANY   PREDECESSOR                     COMPANY   PREDECESSOR
                          ----------------------   -----------   -------------------------   -----------
                                         PERIOD      PERIOD                      PERIOD        PERIOD
                           THIRTEEN       FROM        FROM       THIRTY-NINE      FROM          FROM
                          WEEKS ENDED   7/22/02-    6/30/02-     WEEKS ENDED    7/22/02-      12/30/01-
                            9/27/03     9/28/02      7/21/02       9/27/03       9/28/02       7/21/02
--------------------------------------------------------------------------------------------------------
Reported net income
   (loss)...............  $     4,218   $  3,704   $   (45,775)  $    11,839   $     3,704   $   (35,795)
Stock-based employee
   compensation expense
   included in reported
   income, net of tax...            -          -             -             -             -             -
Total stock-based
   employee compensation
   expense determined
   under fair value
   based method, for all
   awards, net of tax...         (500)      (366)          (60)       (1,518)         (366)         (287)
                          ------------------------------------------------------------------------------
Pro forma net income
   (loss)...............  $     3,718   $  3,338   $   (45,835)  $    10,321   $     3,338   $   (36,082)
--------------------------------------------------------------------------------------------------------

6. OPERATING SEGMENTS

The Company has three reportable segments: containers, closures, and consumer products. The Company evaluates performance and allocates resources based on operating income before depreciation and amortization of intangibles adjusted to exclude (i) Merger expense, (ii) uncompleted acquisition expense, (iii) acquisition integration expense, (iv) plant shutdown expense, and (v) management fees and reimbursed expenses paid to First Atlantic Capital, Ltd. ("Adjusted EBITDA"). Adjusted EBITDA is not a measure of performance under GAAP and has been presented because we believe that investors use Adjusted EBITDA to analyze operating performance, which includes the company's ability to incur additional indebtedness and to service existing indebtedness. Adjusted EBITDA should not be considered in isolation or as a substitute for net income, net cash from operating activities or other income or cash flow statement data prepared in accordance with GAAP. In addition, comparability to other companies using similarly titled measures is not recommended due to differences in the definitions and methods of calculation used by various companies. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies in the Company's Form 10-K filed with the Securities and Exchange Commission for the year ended December 28, 2002.

----------------------------------------------------------------------------------------------
                                          THIRTEEN WEEKS ENDED         THIRTY-NINE WEEKS ENDED
                                 -----------------------------   -----------------------------
                                                      COMPANY/                        COMPANY/
                                       COMPANY     PREDECESSOR         COMPANY     PREDECESSOR
                                 -------------   -------------   -------------   -------------
                                 SEPTEMBER 27,   SEPTEMBER 28,   SEPTEMBER 27,   SEPTEMBER 28,
                                     2003            2002            2003            2002
----------------------------------------------------------------------------------------------
Net sales:
   Containers..................  $      70,275   $      65,767   $     205,196   $     188,382
   Closures....................         38,100          32,833         111,116         100,661
   Consumer Products...........         30,931          28,975          95,243          89,456
Adjusted EBITDA:
   Containers..................         18,220          17,885          51,982          51,065
   Closures....................          8,101           7,232          23,574          23,161
   Consumer Products...........          3,764           3,489          13,329          15,057
Total assets:
   Containers..................        350,259         379,164         350,259         379,164
   Closures....................        238,044         260,062         238,044         260,062
   Consumer Products...........        176,302         163,504         176,302         163,504
Reconciliation of Adjusted
   EBITDA to income (loss)
   before income taxes:
   Adjusted EBITDA for
      reportable segments......  $      30,085   $      28,606   $      88,885   $      89,283
      Net interest expense.....        (11,265)        (11,912)        (33,794)        (37,495)
      Depreciation.............         (9,629)        (10,604)        (28,866)        (31,702)
      Amortization.............           (750)           (476)         (2,188)         (1,351)
      Loss on disposal of
         property and
         equipment.............              -             (56)              -            (348)
      Uncompleted acquisition
         expense...............            (28)           (300)         (1,028)           (300)
      Merger expense...........              -         (20,987)              -         (20,987)
      Acquisition integration
         expense...............           (366)           (165)           (886)           (867)
      Plant shutdown expense...           (289)           (762)           (759)         (2,233)
      Management fees..........              -               -               -            (331)
                                 -------------------------------------------------------------
      Income (loss) before
         income taxes..........  $       7,758   $     (16,656)  $      21,364   $      (6,331)
----------------------------------------------------------------------------------------------

7. CONDENSED CONSOLIDATING FINANCIAL INFORMATION

Holding conducts its business through its wholly owned subsidiary, Berry. Holding and all of Berry's domestic subsidiaries fully, jointly, severally, and unconditionally guarantee on a senior subordinated basis the $250.0 million aggregate principal amount of 10 3/4% Berry Plastics Corporation Senior Subordinated Notes due 2012. Berry and all of Berry's subsidiaries are 100% owned by Holding. Separate narrative information or financial statements of guarantor subsidiaries have not been included as management believes they would not be material to investors. Presented below is condensed consolidating financial information for Holding, Berry, and its subsidiaries at September 27, 2003 and December 28, 2002 and for the thirteen and thirty-nine week periods ended September 27, 2003 and September 28, 2002. The equity method has been used with respect to investments in subsidiaries.

------------------------------------------------------------------------------------------------------------------------
                                                                                            SEPTEMBER 27, 2003 (COMPANY)
                              ------------------------------------------------------------------------------------------
                              BPC HOLDING   BERRY PLASTICS     COMBINED       COMBINED
                              CORPORATION    CORPORATION      GUARANTOR     NON-GUARANTOR   CONSOLIDATING
                               (PARENT)        (ISSUER)      SUBSIDIARIES   SUBSIDIARIES     ADJUSTMENTS    CONSOLIDATED
------------------------------------------------------------------------------------------------------------------------
CONSOLIDATING BALANCE SHEET
Current assets..............  $         -   $       73,471   $     72,354   $      14,802   $           -   $    160,627
Net property and equipment..            -           72,325        101,524          16,986               -        190,835
Other noncurrent assets.....       87,102          578,970        256,163          11,162        (520,254)       413,143
                              ------------------------------------------------------------------------------------------
Total assets................  $    87,102   $      724,766   $    430,041   $      42,950   $    (520,254)  $    764,605
                              ------------------------------------------------------------------------------------------
Current liabilities.........  $         -   $       42,047   $     26,850   $       8,475   $           -   $     77,372
Noncurrent liabilities......            -          595,346        443,111          26,786        (465,112)       600,131
Equity (deficit)............       87,102           87,373        (39,920)          7,689         (55,142)        87,102
                              ------------------------------------------------------------------------------------------
Total liabilities and equity
   (deficit)................  $    87,102   $      724,766   $    430,041   $      42,950   $    (520,254)  $    764,605
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
                                                                                             DECEMBER 28, 2002 (COMPANY)
                              ------------------------------------------------------------------------------------------
                              BPC HOLDING   BERRY PLASTICS     COMBINED       COMBINED
                              CORPORATION    CORPORATION      GUARANTOR     NON-GUARANTOR   CONSOLIDATING
                               (PARENT)        (ISSUER)      SUBSIDIARIES   SUBSIDIARIES     ADJUSTMENTS    CONSOLIDATED
------------------------------------------------------------------------------------------------------------------------
CONSOLIDATING BALANCE SHEET
Current assets..............  $         1   $       58,995   $     73,940   $      11,192   $           -   $    144,128
Net property and equipment..            -           68,431        108,567          16,134               -        193,132
Other noncurrent assets.....       74,021          650,613        314,099          11,129        (626,546)       423,316
                              ------------------------------------------------------------------------------------------
Total assets................  $    74,022   $      778,039   $    496,606   $      38,455   $    (626,546)  $    760,576
                              ------------------------------------------------------------------------------------------
Current liabilities.........  $         -   $       52,111   $     21,142   $       6,674   $           -   $     79,927
Noncurrent liabilities......       (1,141)         600,539        449,814          22,925        (466,651)       605,486
Equity (deficit)............       75,163          125,389         25,650           8,856        (159,895)        75,163
                              ------------------------------------------------------------------------------------------
Total liabilities and equity
   (deficit)................  $    74,022   $      778,039   $    496,606   $      38,455   $    (626,546)  $    760,576
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
                                                                       THIRTEEN WEEKS ENDED SEPTEMBER 27, 2003 (COMPANY)
                              ------------------------------------------------------------------------------------------
                              BPC HOLDING   BERRY PLASTICS     COMBINED       COMBINED
                              CORPORATION    CORPORATION      GUARANTOR     NON-GUARANTOR   CONSOLIDATING
                               (PARENT)        (ISSUER)      SUBSIDIARIES   SUBSIDIARIES     ADJUSTMENTS    CONSOLIDATED
------------------------------------------------------------------------------------------------------------------------
CONSOLIDATING STATEMENT OF
  OPERATIONS
Net sales...................  $         -   $       53,815   $     80,287   $       5,204   $           -   $    139,306
Cost of goods sold..........            -           38,546         63,394           4,905               -        106,845
                              ------------------------------------------------------------------------------------------
Gross profit................            -           15,269         16,893             299               -         32,461
Operating expenses..........            -            6,088          6,376             974               -         13,438
                              ------------------------------------------------------------------------------------------
Operating income (loss).....            -            9,181         10,517            (675)              -         19,023
Interest expense, net.......         (181)             153         10,933             360               -         11,265
Income taxes................           24            3,476             19              21               -          3,540
Equity in net (income) loss
  from subsidiary...........       (4,061)           1,491          1,056               -           1,514              -
                              ------------------------------------------------------------------------------------------
Net income (loss)...........  $     4,218   $        4,061   $     (1,491)  $      (1,056)  $      (1,514)  $      4,218
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
                                              THIRTEEN WEEKS ENDED SEPTEMBER 28, 2002 (COMBINED COMPANY AND PREDECESSOR)
                              ------------------------------------------------------------------------------------------
                              BPC HOLDING   BERRY PLASTICS     COMBINED       COMBINED
                              CORPORATION    CORPORATION      GUARANTOR     NON-GUARANTOR   CONSOLIDATING
                               (PARENT)        (ISSUER)      SUBSIDIARIES   SUBSIDIARIES     ADJUSTMENTS    CONSOLIDATED
------------------------------------------------------------------------------------------------------------------------
CONSOLIDATING STATEMENT OF
  OPERATIONS
Net sales...................  $         -   $       44,125   $     78,358   $       5,092   $           -   $    127,575
Cost of goods sold..........            -           30,452         62,295           4,745               -         97,492
                              ------------------------------------------------------------------------------------------
Gross profit................            -           13,673         16,063             347               -         30,083
Operating expenses..........       20,655            6,149          7,339             629               -         34,772
                              ------------------------------------------------------------------------------------------
Operating income (loss).....      (20,655)           7,524          8,724            (282)              -         (4,689)
Other expenses..............            -                -             56               -               -             56
Interest expense, net.......       10,202           19,517          6,571             949               -         37,239
Income taxes (benefit)......            5              109             15             (42)              -             87
Equity in net (income) loss
  from subsidiary...........       11,209             (893)             -               -         (10,316)             -
                              ------------------------------------------------------------------------------------------
Net income (loss)...........  $   (42,071)  $      (11,209)  $      2,082   $      (1,189)  $      10,316   $    (42,071)
------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
                                                                THIRTY-NINE WEEKS ENDED SEPTEMBER 27, 2003 (COMPANY)
                          ------------------------------------------------------------------------------------------
                          BPC HOLDING   BERRY PLASTICS     COMBINED       COMBINED
                          CORPORATION    CORPORATION      GUARANTOR     NON-GUARANTOR   CONSOLIDATING
                           (PARENT)        (ISSUER)      SUBSIDIARIES   SUBSIDIARIES     ADJUSTMENTS    CONSOLIDATED
--------------------------------------------------------------------------------------------------------------------
CONSOLIDATING STATEMENT
   OF OPERATIONS
Net sales...............  $         -   $      155,230   $    240,064   $      16,261   $           -   $    411,555
Cost of goods sold......            -          108,766        189,344          15,111               -        313,221
                          ------------------------------------------------------------------------------------------
Gross profit............            -           46,464         50,720           1,150               -         98,334
Operating expenses......            -           19,436         21,233           2,507               -         43,176
                          ------------------------------------------------------------------------------------------
Operating income
   (loss)...............            -           27,028         29,487          (1,357)              -         55,158
Interest expense, net...         (572)               8         33,275            1083               -         33,794
Income taxes
   (benefit)............           22            9,407             89               7               -          9,525
Equity in net (income)
   loss from
   subsidiary...........      (11,289)           6,324          2,447               -           2,518              -
                          ------------------------------------------------------------------------------------------
Net income (loss).......  $    11,839   $       11,289   $     (6,324)  $      (2,447)  $      (2,518)  $     11,839
                          ------------------------------------------------------------------------------------------
CONSOLIDATING STATEMENT
   OF CASH FLOWS
Net income (loss).......  $    11,839   $       11,289   $     (6,324)  $      (2,447)  $      (2,518)  $     11,839
Non-cash expenses.......         (566)          20,507         19,795           2,454               -         42,190
Equity in net (income)
   loss from
   subsidiary...........      (11,289)           6,324          2,447               -           2,518              -
Changes in working
   capital..............            -          (13,605)         6,517          (1,028)              -         (8,116)
                          ------------------------------------------------------------------------------------------
Net cash provided by
   (used for) operating
   activities...........          (16)          24,515         22,435          (1,021)              -         45,913
Net cash used for
   investing
   activities...........            -          (13,348)       (11,397)         (2,120)              -        (26,865)
Net cash provided by
   (used for) financing
   activities...........           15             (767)       (10,900)          3,848               -         (7,804)
Effect on exchange rate
   changes on cash......            -                -              -            (405)              -           (405)
                          ------------------------------------------------------------------------------------------
Net increase (decrease)
   in cash and cash
   equivalents..........           (1)          10,400            138             302               -         10,839
Cash and cash
   equivalents at
   beginning of period..            1           15,156            264             192               -         15,613
                          ------------------------------------------------------------------------------------------
Cash and cash
   equivalents at end of
   period...............  $         -   $       25,556   $        402   $         494   $           -   $     26,452
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
                                       THIRTY-NINE WEEKS ENDED SEPTEMBER 28, 2002 (COMBINED COMPANY AND PREDECESSOR)
                          ------------------------------------------------------------------------------------------
                          BPC HOLDING   BERRY PLASTICS     COMBINED       COMBINED
                          CORPORATION    CORPORATION      GUARANTOR     NON-GUARANTOR   CONSOLIDATING
                           (PARENT)        (ISSUER)      SUBSIDIARIES   SUBSIDIARIES     ADJUSTMENTS    CONSOLIDATED
--------------------------------------------------------------------------------------------------------------------
CONSOLIDATING STATEMENT
   OF OPERATIONS
Net sales...............  $         -   $      131,165   $    231,894   $      15,440   $           -   $    378,499
Cost of goods sold......            -           87,270        181,465          14,032               -        282,767
                          ------------------------------------------------------------------------------------------
Gross profit............            -           43,895         50,429           1,408               -         95,732
Operating expenses......       20,706           18,032         23,426           2,057               -         64,221
                          ------------------------------------------------------------------------------------------
Operating income
   (loss)...............      (20,706)          25,863         27,003            (649)              -         31,511
Other expenses..........            -               98            249               -               -            347
Interest expense, net...       18,933           20,892         20,658           2,340               -         62,823
Income taxes
   (benefit)............       (8,248)           8,228            118             334               -            432
Equity in net (income)
   loss from
   subsidiary...........          700           (2,655)             -               -           1,955              -
                          ------------------------------------------------------------------------------------------
Net income (loss).......  $   (32,091)  $         (700)  $      5,978   $      (3,323)  $      (1,955)  $    (32,091)
                          ------------------------------------------------------------------------------------------
CONSOLIDATING STATEMENT
   OF CASH FLOWS
Net income (loss).......  $   (32,091)  $         (700)  $      5,978   $      (3,323)  $      (1,955)  $    (32,091)
Non-cash expenses.......       24,770           14,270         20,947           2,507               -         62,494
Equity in net (income)
   loss from
   subsidiary...........          700           (2,655)             -               -           1,955              -
Changes in working
   capital..............         (114)          (8,638)        (4,780)         (1,800)              -        (15,332)
                          ------------------------------------------------------------------------------------------
Net cash provided by
   (used for) operating
   activities...........       (6,735)           2,277         22,145          (2,616)              -         15,071
Net cash used for
   investing
   activities...........            -          (18,425)       (20,516)           (360)              -        (39,301)
Net cash provided by
   (used for) financing
   activities...........        6,296           28,587         (1,752)          3,593               -         36,724
Effect on exchange rate
   changes on cash......            -                -              -            (495)              -           (495)
                          ------------------------------------------------------------------------------------------
Net increase (decrease)
   in cash and cash
   equivalents..........         (439)          12,439           (123)            122               -         11,999
Cash and cash
   equivalents at
   beginning of period..          440             (700)         1,231             261               -          1,232
                          ------------------------------------------------------------------------------------------
Cash and cash
   equivalents at end of
   period...............  $         1   $       11,739   $      1,108   $         383   $           -   $     13,231
--------------------------------------------------------------------------------------------------------------------

8. COMPREHENSIVE INCOME (LOSS)

Comprehensive income (loss) is comprised of net income (loss) and other comprehensive income (loss). Other comprehensive income (loss) includes unrealized losses on derivative financial instruments and gains or losses resulting from currency translations of foreign investments. The details of comprehensive income (loss) are as follows:

---------------------------------------------------------------------------------------------------------------
                                                COMPANY   PREDECESSOR                     COMPANY   PREDECESSOR
                              -------------------------   -----------   -------------------------   -----------
                               THIRTEEN     PERIOD FROM   PERIOD FROM   THIRTY-NINE   PERIOD FROM   PERIOD FROM
                              WEEKS ENDED    7/22/02-      6/30/02-     WEEKS ENDED    7/22/02-      12/30/01-
                               9/27/2003      9/28/02       7/21/02       9/27/03       9/28/02       7/21/02
---------------------------------------------------------------------------------------------------------------
Net income (loss)...........  $     4,218   $     3,704   $   (45,775)  $    11,839   $     3,704   $   (35,795)
Unrealized gain (loss) on
   derivatives..............          147             -             -          (194)            -             -
Currency translation........         (181)          896           (25)        1,279           896           795
                              ---------------------------------------------------------------------------------
Comprehensive income
   (loss)...................  $     4,184   $     4,600   $   (45,800)  $    12,924   $     4,600   $   (35,000)
---------------------------------------------------------------------------------------------------------------

9. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In April 2002, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections ("SFAS No. 145"). Upon the adoption of SFAS No. 145, all gains and losses on the extinguishment of debt for periods presented in the financial statements will be classified as extraordinary items only if they meet the criteria in APB Opinion No. 30, Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions ("APB No. 30"). The provisions of SFAS No. 145 related to the rescission of FASB Statement No. 4 and FASB Statement No. 64 shall be applied for fiscal years beginning after May 15, 2002. Any gain or loss on extinguishment of debt that was classified as an extraordinary item in prior periods presented that does not meet the criteria in Opinion 30 for classification as an extraordinary item must be reclassified. As a result, the Company has reclassified the extraordinary item in the Statements of Operations to continuing operations in these quarterly financial statements. The provisions of SFAS No. 145 related to the rescission of FASB Statement No. 44, the amendment of FASB Statement No. 13 and Technical Corrections became effective as of May 15, 2002 and did not have a material impact on the Company.

In June 2002, the FASB issued Statement of Financial Accounting Standards No. 146, Accounting for Costs Associated with Exit or Disposal Activities ("SFAS No. 146"). SFAS No. 146 nullifies Emerging Issues Task Force Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). SFAS No. 146 generally requires companies to recognize costs associated with exit activities when they are incurred rather than at the date of a commitment to an exit or disposal plan and is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The initial adoption of this statement did not have a material impact on the Company.

In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities ("FIN No. 46"). FIN No. 46 clarifies the application of Accounting Research Bulletin

No. 51, Consolidated Financial Statements, in determining whether a reporting entity should consolidate certain legal entities, including partnerships, limited liability companies, or trusts, among others, collectively defined as variable interest entities ("VIEs"). This interpretation applies to VIEs created or obtained after January 31, 2003, and as of July 1, 2003, to VIEs in which an enterprise holds a variable interest that it acquired before February 1, 2003. The initial adoption of this statement did not have a material impact on the Company.

In April 2003, the FASB issued Statement of Financial Accounting Standards No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities ("SFAS No. 149"). SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under Statement 133 and is to be applied prospectively to contracts entered into or modified after June 30, 2003. Initial adoption of this statement did not have a material impact on the Company.

In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity ("SFAS No. 150"). This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003. The adoption of this statement does not result in any material change to the Company's existing reporting.

10. SUBSEQUENT EVENT

On October 15, 2003, Berry announced that it has entered into a definitive agreement to acquire Landis Plastics, Inc. ("Landis") for $228.0 million, including repayment of existing indebtedness. The purchase price will be funded with a combination of debt, an equity investment from Berry's existing investors and Landis management, and cash on Berry's balance sheet. The transaction is scheduled to close in the fourth quarter of 2003 and is subject to customary closing conditions. Berry has also agreed to acquire four facilities currently leased by Landis from affiliates of Landis. Berry currently intends to assign its right to purchase these facilities to a third party and lease them from that third party.

                          INDEPENDENT AUDITOR'S REPORT

Board of Directors
Landis Plastics, Inc.

Gentlemen:

We have audited the accompanying balance sheets of Landis Plastics, Inc. (an Illinois Corporation), as of December 31, 2002 and 2001, and the related statements of income and retained earnings, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Landis Plastics, Inc., as of December 31, 2002 and 2001, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Roche, Scholz, Roche & Walsh, Ltd.
February 14, 2003

                             LANDIS PLASTICS, INC.

                                 BALANCE SHEETS

-----------------------------------------------------------------------------------------
DECEMBER 31, 2002 AND 2001                                        2002           2001
-----------------------------------------------------------------------------------------
ASSETS
Current assets:
   Cash and cash equivalents-unrestricted...................  $ 10,028,817   $  7,613,855
   Restricted cash for accrued EEOC settlements.............             -        707,493
                                                              ---------------------------
      Total cash and cash equivalents.......................    10,028,817      8,321,348
   Receivables:
      Trade accounts........................................    17,605,401     14,255,703
      Short-term notes......................................       133,698        105,924
      Current portion of long-term notes....................       631,935        348,752
   Inventory................................................    19,990,143     18,233,350
   Other current assets.....................................     2,401,038      1,873,065
                                                              ---------------------------
      Total current assets..................................    50,791,032     43,138,142
                                                              ---------------------------
Property, plant and equipment:
   Land and improvements....................................       848,776        848,776
   Buildings and improvements...............................    13,219,540     12,959,854
   Machinery and equipment..................................   156,996,769    150,903,651
   Less: accumulated depreciation...........................   (99,539,537)   (87,129,592)
                                                              ---------------------------
      Total property, plant and equipment, net..............    71,525,548     77,582,689
                                                              ---------------------------
Other assets:
   Long-term notes receivable, net of current portion.......     2,690,062      3,250,096
   Other receivables........................................       684,521        489,864
   Deposits.................................................     1,259,788      1,046,922
   Other assets.............................................       360,392        506,403
                                                              ---------------------------
      Total other assets....................................     4,994,763      5,293,285
                                                              ---------------------------
Total assets................................................  $127,311,343   $126,014,116
                                                              ---------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable.........................................  $  6,169,359   $  6,623,046
   Short-term borrowings....................................       746,762      1,546,586
   Current portion of long-term debt........................     2,200,000      2,200,000
   Customer deposits........................................       108,999        484,334
   Accrued payroll and vacation.............................     4,000,774      3,801,105
   Accrued property taxes...................................     1,241,500      1,196,500
   Other current liabilities................................     4,098,844      4,804,296
                                                              ---------------------------
      Total current liabilities.............................    18,566,238     20,655,867
                                                              ---------------------------
Long-term liabilities:
   Long-term debt, net of current portion...................    32,036,504     35,636,504
   Other long-term liabilities..............................        83,195              -
                                                              ---------------------------
  Total long-term liabilities...............................    32,119,699     35,636,504
                                                              ---------------------------
Stockholders' equity:
   Common stock.............................................        53,600         53,600
   Additional paid-in capital...............................       253,976         98,540
   Retained earnings........................................    76,317,830     69,569,605
                                                              ---------------------------
      Total stockholders' equity............................    76,625,406     69,721,745
                                                              ---------------------------
Total liabilities and stockholders' equity..................  $127,311,343   $126,014,116
-----------------------------------------------------------------------------------------

See accompanying notes to financial statements

                             LANDIS PLASTICS, INC.

                   STATEMENTS OF INCOME AND RETAINED EARNINGS

-----------------------------------------------------------------------------------------
FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001                    2002           2001
-----------------------------------------------------------------------------------------
Revenue
   Product sales............................................  $207,824,698   $199,575,739
   Other sales..............................................     3,787,896      1,602,902
                                                              ---------------------------
      Total revenue.........................................   211,612,594    201,178,641
                                                              ---------------------------
Cost of goods sold
   Materials................................................    74,392,010     70,899,138
   Direct labor.............................................    20,771,431     20,226,641
   Manufacturing overhead...................................    71,813,423     66,463,619
                                                              ---------------------------
      Total cost of goods sold..............................   166,976,864    157,589,398
                                                              ---------------------------
Gross profit................................................    44,635,730     43,589,243
                                                              ---------------------------
General expenses
   Selling and marketing....................................     5,015,742      4,629,641
   Administrative...........................................    12,554,492     12,712,399
   Transportation...........................................     3,094,584      3,149,317
   Warehousing..............................................    10,382,683     10,486,478
   Asset impairment loss....................................             -        531,557
                                                              ---------------------------
      Total general expenses................................    31,047,501     31,509,392
                                                              ---------------------------
Operating income............................................    13,588,229     12,079,851
Other income (expense)
   Interest income..........................................       417,965        598,968
   Interest expense.........................................    (3,111,649)    (3,688,284)
   Loss on derivative valuation.............................      (128,517)             -
   Miscellaneous income (expense)...........................        47,296        (65,393)
                                                              ---------------------------
Net income before income taxes..............................    10,813,324      8,925,142
Provision for state income taxes............................        22,887          6,980
                                                              ---------------------------
Net income..................................................    10,790,437      8,918,162
Retained earnings--beginning of year........................    69,569,605     65,926,224
Stockholder distributions...................................    (4,042,212)    (5,274,781)
                                                              ---------------------------
Retained earnings--end of year..............................  $ 76,317,830   $ 69,569,605
-----------------------------------------------------------------------------------------

See accompanying notes to financial statements.

                             LANDIS PLASTICS, INC.

                            STATEMENTS OF CASH FLOWS

----------------------------------------------------------------------------------------
FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001                   2002           2001
----------------------------------------------------------------------------------------
Cash flows from operating activities:
   Net income...............................................  $10,790,437   $  8,918,162
   Adjustments to reconcile net income to net cash provided
      by operating activities:
      Depreciation..........................................   12,561,305     12,303,665
      Amortization..........................................            -        142,871
      Non-cash interest on related party loans..............       34,630              -
      Employee stock-based compensation.....................      155,436              -
      Asset impairment loss.................................            -        531,557
      (Gain) loss on sale of equipment......................      (18,755)        19,922
      Loss on derivative valuation..........................      128,517              -
      Change in provision for losses on accounts
         receivable.........................................       73,003          4,491
      (Increase) decrease in:
         Accounts receivable................................   (3,422,701)     3,175,379
         Inventory..........................................   (1,756,793)    (1,496,619)
         Other assets.......................................     (381,962)       583,469
      Increase (decrease) in:
         Accounts payable...................................     (453,684)       277,146
         Customer deposits..................................     (375,335)        74,267
         Other current liabilities..........................     (676,701)       145,516
                                                              --------------------------
            Net cash provided by operating activities.......   16,657,397     24,679,826
                                                              --------------------------
Cash flows from investing activities:
   Capital acquisitions and equipment deposits..............   (6,579,245)    (9,805,814)
   Proceeds from sale of equipment..........................       51,563         11,450
   Net short-term loans to related parties..................      (22,929)        12,421
   Long-term loan to related parties........................      (71,901)      (171,820)
   Principal payments from related parties on long-term
     loans..................................................      348,752        353,712
   Increase in other receivables............................     (194,657)      (195,463)
                                                              --------------------------
            Net cash used in investing activities...........   (6,468,417)    (9,795,514)
                                                              --------------------------
Cash flows from financing activities:
   Net short-term borrowings from related parties...........     (839,299)      (528,240)
   Principal payments on long-term debt.....................   (3,600,000)    (8,114,059)
   Stockholder distributions................................   (4,042,212)    (5,274,781)
                                                              --------------------------
            Net cash used in financing activities...........   (8,481,511)   (13,917,080)
                                                              --------------------------
Net increase in cash........................................    1,707,469        967,232
Cash and cash equivalents at beginning of year..............    8,321,348      7,354,116
                                                              --------------------------
Cash and cash equivalents at end of year....................  $10,028,817   $  8,321,348
----------------------------------------------------------------------------------------

See accompanying notes to financial statements.

                             LANDIS PLASTICS, INC.

                       NOTES TO THE FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001

NOTE 1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

Landis Plastics, Inc. is a closely held corporation that manufactures plastic products. Offices and plants are located in Chicago Ridge and Alsip, Illinois; Monticello and Richmond, Indiana; Solvay, New York; and Tolleson, Arizona.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

ACCOUNTS RECEIVABLE

Accounts receivable are stated at the amount management expects to collect from outstanding balances. Management provides for probable uncollectible amounts through a charge to earnings and a credit to a valuation allowance based on its assessments of the current status of individual accounts. Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to trade accounts receivable. Accounts receivable are reduced by an allowance for doubtful accounts of $114,400 at December 31, 2002, and $41,397 at December 31, 2001.

INVENTORIES

The Company values substantially all of its inventories at cost determined on a last-in, first-out (LIFO) basis. The LIFO method resulted in a valuation below cost of $1,759,388 at December 31, 2002, and $144,201 at December 31, 2001.

PROPERTY, PLANT AND EQUIPMENT

Land, buildings and equipment are stated at cost. Depreciation is computed on the straight-line basis for financial statement purposes over the estimated useful lives of the assets as follows:

--------------------------------------------------------------------------
Machinery...................................................      10 Years
Transportation equipment....................................    5-10 Years
Other equipment and fixtures................................    5-10 Years
Land improvements...........................................      20 Years
Leasehold improvements......................................   10-40 Years
Buildings...................................................      40 Years
--------------------------------------------------------------------------

ASSET IMPAIRMENT LOSS

As required by Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the impairment of long-lived assets and for long-lived assets to be disposed of," the Company recorded losses on long-lived assets. The total impairment of long-lived assets in 2001 was $531,557 related to a robotic parts handling system that did not meet performance criteria. The impairment charge was the difference between the carrying value and the estimated fair value of the assets. The Company estimated fair values based on discounted future cash flows.

AMORTIZATION

The discounts relating to the non-interest bearing notes will be amortized over the two year terms of the notes using the interest expense method.

CASH AND CASH EQUIVALENT

For financial statement presentation purposes, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The carrying value of cash equivalents approximates fair value due to the short term, highly liquid nature of cash equivalents.

CASH FLOW STATEMENT

Cash used by operating activities included payments for interest and income taxes as follows:

-------------------------------------------------------------------------------------
                                                                 2002         2001
-------------------------------------------------------------------------------------
Interest paid...............................................  $3,130,273   $3,554,208
Income taxes paid...........................................      16,271       35,539
-------------------------------------------------------------------------------------

Supplemental disclosures of noncash investing and financing activities:

Noncash investing and financing transactions consisting of the cost of acquiring machinery and equipment and the related obligations have been included in fixed assets and notes payable, respectively, in the accompanying financial statements at a discounted value. Amortization of the loan discount increased the note payable by $142,871 during 2001.

Additional noncash investing and financing activities consist of the following:

---------------------------------------------------------------------------------
                                                                2002       2001
---------------------------------------------------------------------------------
Capital expenditures included in other accrued
   liabilities..............................................  $170,596   $552,698
Stock-based compensation and related credit to additional
   paid-in capital..........................................   155,436         --
---------------------------------------------------------------------------------

DERIVATIVE FINANCIAL INSTRUMENTS

In accordance with SFAS No. 133, derivative financial instruments are reported on the balance sheet at fair value, and changes in the derivative's fair value are recognized currently in earnings. The derivative financial instruments are not designated as hedging instruments. Derivatives are utilized by the Company in the management of its interest rate exposures. The Company does not use derivative financial instruments for trading or speculative purposes.

The Company enters into interest rate swap agreements, which effectively exchange variable interest rate debt for fixed interest rate debt. The agreements are used to reduce the exposure to possible increases in interest rates. The Company enters into these swap agreements with a major financial institution on a portion of its long-term borrowings. The interest rate swap agreements involve the periodic exchange of payments without the exchange of the notional amount upon which the payments are based. The differential to be received or paid is accrued, as interest rates change, and recognized currently in the statement of income and retained earnings.

INCOME TAXES

Landis Plastics, Inc. has elected by unanimous consent of its stockholders to be taxed as an "S" corporation under Section 1362 of the Internal Revenue Code. Accordingly, no provision or liability for federal income taxes is reflected in the accompanying statements. Instead, the stockholders are liable for individual federal income taxes on their respective share of the Company's taxable income. However, the Company is liable for certain state income taxes. General investment and employment tax credit carryforwards are available in various states of approximately $900,000. These credits expire between 2004 and 2017.

NOTE 2. RETIREMENT PLAN

The Company provides a qualified 401(k) savings plan. Eligible employees may defer between 2% and 10% of compensation each year, not to exceed the maximum allowed by law. The. Company will match the employee contribution on a 50% basis up to 6% contributed. In addition, for non-highly compensated employees, the Company will match the employee contribution 100% for compensation deferrals between 6% and 8%. No matching contributions will be made for compensation deferrals in excess of 8%. Company contributions to the plan were $884,763 for 2002, and $854,530 for 2001.

NOTE 3. NOTES RECEIVABLE

Short-Term notes receivable are as follows at December 31:

---------------------------------------------------------------------------------
                                                                2002       2001
---------------------------------------------------------------------------------
Due from officers of the Company and beneficiaries of
   qualified stockholders' trusts, interest at 4.0% in 2002
   and 4.0% in 2001, due on demand, unsecured...............  $133,698   $105,924
                                                              -------------------
Total short-term notes receivable...........................  $133,698   $105,924
---------------------------------------------------------------------------------

Long-Term notes receivable from related parties are as follows at December 31:

-------------------------------------------------------------------------------------
                                                                 2002         2001
-------------------------------------------------------------------------------------
Due from beneficiaries of qualified stockholders' trusts;
   interest at 6.5%; annual principal payments of $176,792
   plus interest until maturity in December, 2006; secured
   by stock certificates of Landis Plastics, Inc............  $  707,167   $  883,958
Due from various trusts with common beneficiaries as the
   qualified stockholders' trusts; interest at 9.0%;
   payments including principal and interest of $143,809 in
   2003 and $143,809 annually thereafter until maturity in
   January, 2006; unsecured, security in real estate is
   optional to the company..................................     465,901      559,367
Due from a trust whose trustee is an officer of the company;
   interest at 9.0%; principal payments of $90,543 in
   arrears at December 31, 2002; entire balance classified
   as short-term as of December 31, 2002; unsecured,
   security in real estate is optional to the company.......     218,353      218,353
Due from a trust whose trustee is an officer of the Company;
   interest at 6.0%; principal payments of $40,260 in
   arrears at December 31, 2002; entire balance classified
   as short-term as of December 31, 2002; unsecured,
   security in real estate is optional to the Company.......      50,325       50,325
Due from a partnership comprised of trusts with common
   beneficiaries as the qualified stockholders' trusts;
   interest at 7.5%; payments including principal and
   interest of 18,112 monthly until maturity in 2016,
   unsecured................................................   1,808,350    1,886,845
Due from beneficiaries of qualified stockholders' trusts;
   interest at 4.0%; principal due on demand; unsecured.....      71,901            -
                                                              -----------------------
Total notes receivable......................................   3,321,997    3,598,848
Less: current portion.......................................    (631,935)    (348,752)
                                                              -----------------------
Notes Receivable, Long-Term.................................  $2,690,062   $3,250,096
-------------------------------------------------------------------------------------

NOTE 4. OTHER RECEIVABLES

On November 30, 1999, the Company entered into a certain Split Dollar Life Insurance Agreement to fund an irrevocable insurance trust of an officer of the Company. In addition, a Collateral Assignment Agreement was simultaneously executed, providing the Company a security interest in the cash surrender value of the policy upon its surrender, or, if not surrendered, in the proceeds payable upon the death of the second to die under the terms of the policy.

The annual premium due under the terms of the policy currently approximates $202,500. The Company, at the option of the owner of the policy, can be called upon each year to pay all or a portion of this premium. The Company is prohibited from borrowing against the cash surrender value, and cannot assign its security interest in the policy to anyone except the policy owner or the owner's nominee. The owner of the policy is the trustee of the irrevocable trust. The premium balance owed to the Company on December 31, 2002 and 2001, was $684,521 and $489,864, respectively, and is presented as other receivables on the balance sheet.

NOTE 5. SHORT-TERM BORROWINGS

Short-Term borrowings at December 31, 2002 and 2001, consist of the following:

-----------------------------------------------------------------------------------
                                                                2002        2001
-----------------------------------------------------------------------------------
Due to officers of the Company and beneficiaries of
   qualified stockholders' trusts, interest at 4.0% in 2002
   and 4.0% in 2001, due on demand, unsecured...............  $746,762   $1,546,586
                                                              ---------------------
Total Short-Term Borrowings.................................  $746,762   $1,546,586
-----------------------------------------------------------------------------------

NOTE 6. LONG-TERM DEBT

Notes payable as of December 31, 2002 and 2001, are as follows:

---------------------------------------------------------------------------------------
                                                                 2002          2001
---------------------------------------------------------------------------------------
Bank One, interest at the lesser of prime or LIBOR + 1.5%,
   monthly principal payments of $83,333 plus interest, due
   in 2005, secured by equipment............................  $ 2,836,504   $ 3,836,504
Bank One, interest at the lesser of prime or LIBOR + 1.5%,
   monthly principal payments of $100,000 plus interest, due
   March 1, 2004, secured by equipment......................    1,400,000     2,600,000
Due to officer/stockholder of Landis Plastics, Inc.;
   interest at 7.0%, semi-annual interest payments of
   $49,000, due May 1, 2004, retired in 2002 before
   maturity, unsecured......................................            -     1,400,000
C.M. Life Insurance Company, semi-annual interest payments
   at 8.88% on senior note until maturity, annual principal
   payments of $371,429 beginning in March of 2004 until
   maturity in March of 2010, unsecured.....................    2,600,000     2,600,000
Massachusetts Mutual Life Insurance Company, semi-annual
   interest payments at 8.88% on three separate senior notes
   until maturity, annual principal payments of $2,485,714
   beginning in March of 2004 until maturity in March of
   2010, unsecured..........................................   17,400,000    17,400,000
Northern Life Insurance Company, semi-annual interest
   payments at 8.88% on senior note until maturity, annual
   principal payments of $571,429 beginning in March of 2004
   until maturity in March of 2010, unsecured...............    4,000,000     4,000,000
Reliastar Life Insurance Company, semi-annual interest
   payments at 8.88% on senior note until maturity, annual
   principal payments of $428,571 beginning in March of 2004
   until maturity in March of 2010, unsecured...............    3,000,000     3,000,000

---------------------------------------------------------------------------------------
                                                                 2002          2001
---------------------------------------------------------------------------------------
Sigler and Company, semi-annual interest payments at 8.88%
   on senior note until maturity, annual principal payments
   of $428,571 beginning in March of 2004 until maturity in
   March 2010, unsecured....................................    3,000,000     3,000,000
                                                              -------------------------
Total Notes Payable.........................................   34,236,504    37,836,504
Less: Current Portion.......................................   (2,200,000)   (2,200,000)
                                                              -------------------------
Long-Term Debt..............................................  $32,036,504   $35,636,504
---------------------------------------------------------------------------------------

Maturities of long-term debt for the next five years are as follows:

--------------------------------------------------------------
   2003         2004         2005         2006         2007
--------------------------------------------------------------
$2,200,000   $5,485,714   $5,122,218   $4,285,714   $4,285,714
--------------------------------------------------------------

The provisions of the Company's loan and credit agreements with Bank One require the maintenance of at least $5,500,000 of working capital, and at each calendar quarter end a ratio of current assets to current liabilities of not less than
1.22 to 1.0, a ratio of indebtedness to tangible net worth of not greater than
1.0 to 1.0, and a debt service ratio equal or greater than 1.2 to 1.0. The Company is also required to maintain minimum tangible net worth of at least $59,000,000 in 2002 and $61,500,000 in 2003. The Company was in compliance with the aforementioned covenants as of December 31, 2002.

The provisions of the senior notes under the private placement agreement requires the Company to maintain specified levels of consolidated net worth and certain financial performance ratios. The covenants also stipulate certain limitations on additional indebtedness, mergers or consolidations, asset sales, investments, and transactions with affiliates. At December 31, 2002, the Company was in compliance with all of these provisions.

NOTE 7. BANK LINE OF CREDIT

Under terms of an unsecured revolving credit agreement with Bank One, the Company may borrow up to $10,000,000. The agreement expires March 27, 2003. All borrowings under this agreement will be evidenced by one or more demand notes of the Company and will bear interest at the lesser of prime or LIBOR +1.5%. Nothing was borrowed against this agreement as of December 31, 2002 and 2001.

NOTE 8. COMMON STOCK AND ADDITIONAL PAID-IN CAPITAL

The aggregate number of shares which the Company is authorized to issue is 100,000, divided into two classes of no par value shares. The designation of each class and the number of shares of each class are as follows:

------------------------------------------------------------------------------------------------------
                                               SHARES       2001      SHARES       2002      SHARES
                       SERIES     SHARES     OUTSTANDING   SHARES   OUTSTANDING   SHARES   OUTSTANDING
        CLASS          ------   AUTHORIZED    12-31-00     ISSUED    12-31-01     ISSUED    12-31-02
------------------------------------------------------------------------------------------------------
Common...............       A       50,000        536.00        -        536.00        -        536.00
Common...............       B       50,000      4,846.43    79.00      4,925.43    66.00      4,991.43
                       -------------------------------------------------------------------------------
                                   100,000      5,382.43    79.00      5,461.43    66.00      5,527.43
------------------------------------------------------------------------------------------------------

The Common A and Common B stock are collectively referred to as common stock. Except for exclusive voting rights and powers, all shares of Common A and Common B stock are identical in all respects and entitle the holders thereof to the same rights and privileges. The holders of Common A stock issued and outstanding possess the exclusive right to notice of stockholders' meetings and the exclusive voting rights and powers. The holders of Common B stock issued and outstanding are not entitled to any notice of stockholders' meetings or to vote upon any question affecting the affairs of the Company.

Changes in additional paid-in capital for the years ended December 31, 2002 and 2001, are as follows:

----------------------------------------------------------------------
Additional paid-in capital at December 31, 2000 and 2001....  $ 98,540
Stock-based compensation award to employees in 2002.........   155,436
                                                              --------
Additional paid-in capital at December 31, 2002.............  $253,976
----------------------------------------------------------------------

NOTE 9. RESTRICTED STOCK PLAN AND STOCK-BASED COMPENSATION

In May of 2000 the Company adopted a restricted stock plan under which it may grant shares of non-voting common stock to certain executive employees. The plan is administered by the Compensation Committee of the Board of Directors and covers the period from January 1, 2000, to December 31, 2005. The maximum number of shares of non-voting common stock which may be subject to restricted stock awards under the plan is 5,000. However, no individual recipient is entitled to receive an aggregate total of more than ten percent of the shares available under the plan.

The shares awarded pursuant to this plan are subject to certain restrictions on transfer. Such restrictions will lapse with respect to one-fourth of the shares awarded during each of the four consecutive calendar years beginning one year after the date of issuance, but only if on the date the restrictions are to lapse the recipient has been an employee of the Company continuously from the time of the restricted stock award to such date of lapse.

For the years ended December 31, 2002 and 2001, the Company awarded shares of non-voting common stock to various executive employees subject to the terms of the restricted stock plan. A total of 66 shares were issued pursuant to the plan in 2002, and 79 shares were issued in 2001. The weighted-average grant-date fair value of the awarded stock amounted to $7,809 and $6,406 per share for 2002 and 2001, respectively. Compensation cost was not recognized for stock-based employer compensation awards in 2001 because of the vesting restrictions. Such compensation cost will be recognized in subsequent years as the restrictions lapse. Compensation cost of $155,436 was recognized in 2002 for stock-based employer compensation awards related to the shares on which restrictions lapsed.

NOTE 10. FINANCIAL INSTRUMENTS

The Company has a number of financial instruments, none of which are held for trading purposes. The Company estimates that the fair value of all financial instruments at December 31, 2002, except as noted in the following paragraph, does not differ materially from the aggregate carrying values of its financial instruments recorded in the accompanying balance sheet. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. Considerable judgment is required in interpreting market data to develop the estimates of fair value, and, accordingly, the estimates are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

Based on the borrowing rates currently available to the Company for long-term debt with similar terms and average maturities, the fair value of long-term debt is approximately $1.75 million greater than the carrying value as of December 31, 2002.

The Company has entered into an interest rate swap contract with the intent of managing its exposure to interest rate risk. The contract fixes the interest rate on approximately $2.84 million and $3.83 million of the Company's floating rate obligations at December 31, 2002 and 2001, respectively, at an average base rate of 4.97% per annum until expiration in 2005. Gains and losses from interest rate swaps are recognized currently in the statement of income and retained earnings.

The fair value of the interest rate swap agreement is provided to the Company by a bank known to be a high volume participant in this market. The value represents the estimated amount the Company would receive or pay to terminate the agreement taking into consideration current interest rates. In the unlikely event that the counterparty fails to perform under the contract, the Company bears the credit risk that payments due to the Company may not be collected.

NOTE 11. CONCENTRATIONS OF CREDIT RISK

The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents and trade receivables.

The Company maintains cash and cash equivalent balances at several financial institutions located in the Chicago area. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100,000. The Company's uninsured cash and cash equivalent balances total $11,753,654 and $11,739,636 at December 31, 2002 and 2001, respectively.

Concentrations of credit risk with respect to trade accounts receivable are limited due to the Company's routine assessments of the financial strength of its customers. The Company maintains a provision for potential credit losses based upon collectibility of all accounts receivable. The Company's historical experience in collection of accounts receivable falls within the recorded allowances.

Two major customers in the food industry accounted for approximately 49% of the Company's product sales in 2002, and 44% of the Company's product sales in 2001. Also, two major suppliers accounted for approximately 83% of the Company's raw material purchases in 2002, and 87% of the Company's raw material purchases in 2001.

NOTE 12. SELF INSURANCE

Landis Plastics, Inc. maintains outside insurance coverage for worker's compensation claims in the states of Indiana and Arizona, but is self insured in the states of Illinois and New York. The Company does, however, maintain outside insurance coverage for Illinois and New York claims that exceed $300,000 per occurrence, and $778,819 in aggregate for all claims in a policy year.

In accordance with Illinois state requirements, the Company maintains an irrevocable standby letter of credit in the amount of $250,000 from Bank One for the benefit of the Industrial Commission of Illinois. In accordance with New York state requirements, the Company maintains an irrevocable standby letter of credit in the amount of $1,010,613 from Bank One for the benefit of the state of New York Workmen's Compensation Board. No funds were drawn under either letter of credit in 2002 or 2001.

All approved claims of approximately $519,000 and $487,000 were paid by the Company in 2002 and 2001, respectively. The Company has recorded an accrued liability of $719,266 for pending claims as of December 31, 2002.

NOTE 13. LEASE COMMITMENTS

The plants in Chicago Ridge and Alsip, Illinois, are owned by related parties and leased to the Company under annual agreements expiring December 31, 2003. The annual rental is $289,000 for the Chicago Ridge facility and $2,810,100 for the Alsip facility. The Company is liable for property taxes and insurance. The plants in Indiana are owned by the Company.

The facility in Solvay, New York, is owned by related parties and leased to the Company under a ten year lease expiring in June, 2004. The annual rental is $600,000 and the Company is also liable for property taxes and insurance. The lease provides an option to the Company for two renewal terms for successive periods of five years each with annual rentals remaining the same.

The facility in Tolleson, Arizona, is owned by related parties and leased to the Company under an annual agreement expiring December 31, 2003. The annual rental is $1,200,000 and the Company is also liable for property taxes and insurance.

Minimum future rental payments under noncancelable operating leases having remaining terms in excess of one year as of December 31, 2002, for each of the next five years are as follows:

----------------------------------------------------------------------
                            YEAR                               AMOUNT
----------------------------------------------------------------------
2003........................................................  $600,000
2004........................................................   300,000
2005........................................................         -
2006........................................................         -
2007........................................................         -
----------------------------------------------------------------------

The Company also leases warehouses under several operating leases on a month to month basis. Total rent expense for all operating leases approximated $6 million for 2002, and $6 million for 2001.

NOTE 14. STOCKHOLDERS' AGREEMENT

The stockholders of the Company have an agreement stipulating, among other things, the terms under which the Company's stock can be sold or transferred. The agreement provides that a stockholder intending to dispose of an interest in the Company must first obtain written consent of the Company and all other stockholders. The Company has the option to redeem shares upon the death, disability, or termination of employment of a stockholder if certain other stockholders do not exercise their options to purchase. The Company is not required to redeem shares under any circumstances.

NOTE 15. OTHER COMMITMENTS AND CONTINGENCIES

The Company was a party to several related claims involving employment matters. In December of 2000, the Company entered into a Consent Decree with the Equal Employment Opportunity Commission (EEOC) to settle the claims. Under the Consent Decree, the Company established a claims settlement fund at a bank for $782,000 for the benefit of various claimants. The interest bearing bank account had a balance of $0 and $707,493 as of December 31, 2002 and 2001, respectively. The balance in the account is reflected in the financial statements as of December 31, 2002 and 2001, as "restricted cash for accrued EEOC settlements" and the related current liability is included in "other accrued expenses."

The Company was also a defendant in a third party action arising out of an injury to an employee. The parties reached a settlement in February of 2002, and liability was apportioned to an equipment manufacturer and the Company. Landis Plastics, Inc. agreed to contribute $140,000 to the total settlement of $425,000. This liability of $140,000 was properly accrued for in the financial statements as of December 31, 2001, and paid in 2002.

Other claims, suits, and complaints arising in the ordinary course of operations have been filed or are pending against the Company. In the opinion of management, such matters are without merit or are of such kind, or involve such amounts, as would not have a significant effect on the financial position or results of operations of the Company if disposed of unfavorably.

NOTE 16. RECLASSIFICATIONS

Certain amounts for 2001 have been reclassified to conform with 2002 classifications. Such reclassifications had no effect on reported net income.

                          INDEPENDENT AUDITOR'S REPORT

Board of Directors
Landis Plastics, Inc.

Gentlemen:

We have audited the accompanying balance sheets of Landis Plastics, Inc. (an Illinois Corporation), as of December 31, 2000 and 1999, and the related statements of income and retained earnings, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Landis Plastics, Inc., as of December 31, 2000 and 1999, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ ROCHE, SCHOLZ, ROCHE & WALSH, LTD.

February 21, 2001

                             LANDIS PLASTICS, INC.

                                 BALANCE SHEETS

-----------------------------------------------------------------------------------------
DECEMBER 31, 2000 AND 1999                                        2000           1999
-----------------------------------------------------------------------------------------
ASSETS
Current assets:
   Cash and cash equivalents--unrestricted..................  $  6,672,749   $  1,877,886
   Restricted cash for accrued EEOC Settlements.............       681,367              -
                                                              ---------------------------
      Total cash and cash equivalents.......................     7,354,116      1,877,886
Receivables:
   Trade accounts...........................................    17,435,573     12,734,681
   Short-term notes.........................................       118,345        321,917
   Current portion of long-term notes.......................       365,703        325,035
   Inventory................................................    16,736,731     19,138,563
   Other current assets.....................................     2,681,187      1,843,650
                                                              ---------------------------
      Total current assets..................................    44,691,655     36,241,732
                                                              ---------------------------
Property, plant and equipment:
   Land and improvements....................................       828,926        947,014
   Buildings and improvements...............................    12,835,190     11,836,436
   Machinery and equipment..................................   140,392,672    122,882,230
   Less: accumulated depreciation...........................   (75,877,431)   (65,192,708)
                                                              ---------------------------
      Total property plant and equipment, net...............    78,179,357     70,472,972
                                                              ---------------------------
Other assets:
   Long-term notes receivable, net of current portion.......     3,415,035      3,569,229
   Other receivables........................................       294,401        101,239
   Deposits.................................................     2,958,338      5,608,594
   Other assets.............................................       281,750          5,902
                                                              ---------------------------
      Total other assets....................................     6,949,524      9,284,964
                                                              ---------------------------
Total assets................................................  $129,820,536   $115,999,668
                                                              ---------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable.........................................  $  6,345,900   $  8,198,108
   Short-term borrowings....................................     2,074,826      1,894,073
   Current portion of long-term debt........................     7,371,188      6,036,198
   Customer deposits........................................       410,067      2,783,605
   Accrued payroll and vacation.............................     3,059,246      2,988,201
   Accrued property taxes...................................     1,281,500      1,136,770
   Other accrued expenses...................................     4,762,941      2,814,957
                                                              ---------------------------
      Total current liabilities.............................    25,305,668     25,851,912
                                                              ---------------------------
Long-term liabilities:
   Bank line of credit......................................             -      4,000,000
   Long-term debt, net of current portion...................    38,436,504     26,416,685
                                                              ---------------------------
      Total long-term liabilities...........................    38,436,504     30,416,685
                                                              ---------------------------
Stockholders' equity:
   Common stock.............................................        53,600         53,600
   Additional paid-in capital...............................        98,540          3,213
   Retained earnings........................................    65,926,224     59,674,258
                                                              ---------------------------
      Total stockholders' equity............................    66,078,364     59,731,071
                                                              ---------------------------
Total liabilities and stockholders' equity..................  $129,820,536   $115,999,668
-----------------------------------------------------------------------------------------

See accompanying notes to financial statements.

                             LANDIS PLASTICS, INC.

                   STATEMENTS OF INCOME AND RETAINED EARNINGS

-----------------------------------------------------------------------------------------
FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999                    2000           1999
-----------------------------------------------------------------------------------------
Revenue
   Product sales............................................  $185,967,238   $157,412,421
   Other sales..............................................     8,340,428     10,614,003
                                                              ---------------------------
      Total revenue.........................................   194,307,666    168,026,424
                                                              ---------------------------
Cost of goods sold
   Materials................................................    72,795,045     56,964,595
   Direct labor.............................................    18,635,870     17,532,696
   Manufacturing overhead...................................    63,653,075     59,356,910
                                                              ---------------------------
      Total cost of goods sold..............................   155,083,990    133,854,201
                                                              ---------------------------
Gross profit................................................    39,223,676     34,172,223
                                                              ---------------------------
General expenses
   Selling and marketing....................................     4,107,158      3,907,364
   Administrative...........................................    11,361,379     10,526,110
   Transportation...........................................     2,324,249      2,483,610
   Warehousing..............................................     8,286,324      7,290,601
   Asset impairment loss....................................       425,556              -
                                                              ---------------------------
      Total general expenses................................    26,504,666     24,207,685
                                                              ---------------------------
Operating income............................................    12,719,010      9,964,538
Other income (expense)
   Interest income..........................................       847,980        466,981
   Interest expense.........................................    (3,974,909)    (2,245,476)
   Miscellaneous............................................         5,291              -
   Gain (loss) on sale of equipment.........................       936,990         (4,993)
                                                              ---------------------------
Net income before income taxes..............................    10,534,362      8,181,050
Provision for state income taxes............................        12,348        155,400
                                                              ---------------------------
Net income..................................................    10,522,014      8,025,650
Retained earnings--beginning of year........................    59,674,258     55,258,608
Stockholder distributions...................................    (4,270,048)    (3,610,000)
                                                              ---------------------------
Retained earnings--end of year..............................  $ 65,926,224   $ 59,674,258
-----------------------------------------------------------------------------------------

See accompanying notes to financial statements.

                             LANDIS PLASTICS, INC.

                            STATEMENTS OF CASH FLOWS

-----------------------------------------------------------------------------------------
FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999                    2000           1999
-----------------------------------------------------------------------------------------
Cash flows from operating activities:
   Net income...............................................  $ 10,522,014   $  8,025,650
   Adjustments to reconcile net income to net cash provided
      by operating activities:
      Depreciation..........................................    11,267,089      9,407,211
      Amortization..........................................       504,594        672,539
      Employee stock-based compensation.....................        95,327              -
      Asset impairment loss.................................       425,556              -
      (Gain) loss on sale of equipment......................      (936,990)         4,993
      Loss on disposal of intangible asset..................        10,942              -
      Reduction in provision for losses on accounts
         receivable.........................................       (11,714)        (5,433)
   (Increase) decrease in:
      Accounts receivable...................................    (4,689,178)    (1,136,098)
      Inventory.............................................     2,401,832     (1,970,101)
      Other assets..........................................    (1,113,385)    (1,046,396)
      Other receivables.....................................      (193,162)      (101,239)
   Increase (decrease) in:
      Accounts payable......................................    (3,171,873)      (904,814)
      Customer deposits.....................................    (2,373,538)       329,445
      Other current liabilities.............................     2,163,759      1,100,841
                                                              ---------------------------
         Net cash provided by operating activities..........    14,901,273     14,376,598
                                                              ---------------------------
Cash flows from investing activities:
   Capital acquisitions and equipment deposits..............   (16,632,800)   (15,631,896)
   Proceeds from sale of equipment..........................     1,187,770          5,350
   Long-term loan to related parties........................      (150,000)    (1,632,000)
   Principal payments from related parties on long-term
      loans.................................................       263,526      1,966,187
                                                              ---------------------------
         Net cash used in investing activities..............   (15,331,504)   (15,292,359)
                                                              ---------------------------
Cash flows from financing activities:
   Net short-term borrowings from related parties...........       384,325        818,755
   Proceeds from long-term debt.............................    30,000,000     18,000,000
   Net proceeds or repayment on line of credit..............    (4,000,000)     3,000,000
   Principal payments on long-term debt.....................   (16,207,816)    (9,983,953)
   Principal payments on short-term debt....................             -       (413,232)
   Stockholder distributions................................    (4,270,048)    (3,610,000)
   Redemption of common stock...............................             -     (6,604,780)
                                                              ---------------------------
         Net cash provided by financing activities..........     5,906,461      1,206,790
                                                              ---------------------------
Net increase in cash........................................     5,476,230        291,029
Cash and cash equivalents at beginning of year..............     1,877,886      1,586,857
                                                              ---------------------------
Cash and cash equivalents at end of year....................  $  7,354,116   $  1,877,886
-----------------------------------------------------------------------------------------

See accompanying notes to financial statements.

                             LANDIS PLASTICS, INC.

                       NOTES TO THE FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999

NOTE 1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

Landis Plastics, Inc. is a closely held corporation that manufactures plastic products. Offices and plants are located in Chicago Ridge and Alsip, Illinois; Monticello and Richmond, Indiana; Solvay, New York; and Tolleson, Arizona. Two major customers in the food industry accounted for approximately 41% of the Company's product sales in 2000 and 37% of the Company's product sales in 1999.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

ACCOUNTS RECEIVABLE

Accounts receivable are reduced by an allowance for doubtful accounts of $36,906 at December 31, 2000, and $48,620 at December 31, 1999.

INVENTORIES

The Company values substantially all of its inventories at cost determined on a last-in, first-out (LIFO) basis. The LIFO method resulted in a valuation below cost of $1,245,042 at December 31, 2000 and $1,907,495 at December 31, 1999.

PROPERTY, PLANT AND EQUIPMENT

Land, buildings and equipment are stated at cost. Depreciation is computed on the straight-line basis for financial statement purposes over the estimated useful lives of the assets as follows:

-------------------------------------------------------------------------
Machinery...................................................     10 Years
Transportation equipment....................................   5-10 Years
Other equipment and fixtures................................   5-10 Years
Land improvements...........................................     20 Years
Leasehold improvements......................................  10-40 Years
Buildings...................................................     40 Years

ASSET IMPAIRMENT LOSS

In 2000, as required by Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the impairment of long-lived assets and for long-lived assets to be disposed of," the Company recorded losses on long-lived assets. The total impairment of long-lived assets was $425,556 related to stacking and handling equipment that did not meet performance criteria. The impairment charge was the difference between the carrying value and the estimated fair value of the assets. The Company estimated fair values based on discounted future cash flows.

AMORTIZATION

The discounts relating to the non-interest bearing notes will be amortized over the two year terms of the notes using the interest expense method.

CASH AND CASH EQUIVALENTS

For financial statement presentation purposes, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. They may include cash, money market funds, and short-term investments in commercial paper.

CASH FLOW STATEMENT

Cash used by operating activities included payments for interest and income taxes as follows:

-------------------------------------------------------------------------------------
                                                                 2000         1999
-------------------------------------------------------------------------------------
Interest paid...............................................  $2,673,667   $1,565,318
Income taxes paid...........................................       2,348       35,885

Supplemental disclosures of noncash investing and financing activities:

Noncash investing and financing transactions consisting of the cost of acquiring machinery and equipment and the related obligations have been included in fixed assets and notes payable, respectively, in the accompanying financial statements at a discounted value of $4,648,032 at December 31, 1999. Amortization of the loan discount increased the note payable by $504,594 during 2000, and $672,539 during 1999.

Additional noncash investing and financing activities consist of the following:

-------------------------------------------------------------------------------------
                                                                 2000         1999
-------------------------------------------------------------------------------------
Capital expenditures included in accounts payable...........  $1,319,665   $2,431,743
Long-term debt retired from sale of assets..................     941,969            -
Stock-based compensation costs and related credit to
   additional paid-in-capital...............................      95,327            -

RETIREMENT PLAN

The Company provides a qualified 401(k) savings plan. Eligible employees may defer between 2% and 10% of compensation each year, not to exceed the maximum allowed by law. The Company will match the employee contribution on a 50% basis up to 6% contributed. In addition, for non-highly compensated employees, the Company will match the employee contribution 100% for compensation deferrals between 6% and 8%. No matching contributions will be made for compensation deferrals in excess of 8%. Company contributions to the plan were $815,835 for 2000, and $743,254 for 1999.

INCOME TAXES

Landis Plastics, Inc. has elected by unanimous consent of its stockholders to be taxed as an "S" corporation under Section 1362 of the Internal Revenue Code for years beginning after December 31, 1986. Accordingly, no provision or liability for federal income taxes is reflected in the accompanying statements. Instead, the stockholders are liable for individual federal income taxes on their respective share of the Company's taxable income. However, the Company is liable for certain state income taxes. General investment and employment tax credit carryforwards are available in various states of approximately $760,000. These credits expire between 2003 and 2014.

NOTE 2. NOTES RECEIVABLE

Short-Term notes receivable are as follows at December 31:

---------------------------------------------------------------------------------
                                                                2000       1999
---------------------------------------------------------------------------------
Due from officers of the company and beneficiaries of
   qualified stockholders' trusts, interest at 7.0%, due on
   demand, unsecured........................................  $118,345   $321,917
                                                              -------------------
Total short-term notes receivable...........................  $118,345   $321,917
---------------------------------------------------------------------------------

Long-Term notes receivable from related parties are as follows at December 31:

-------------------------------------------------------------------------------------
                                                                 2000         1999
-------------------------------------------------------------------------------------
Due from beneficiaries of qualified stockholders' trusts;
   interest at 6.5%; annual principal payments of $176,792
   plus interest until maturity in December, 2006; secured
   by stock certificates of Landis Plastics, Inc............  $1,060,750   $1,237,542
Due from various trusts with common beneficiaries as the
   qualified stockholders' trusts; interest at 9.0%;
   payments including principal and interest of $262,161 in
   2001 and $183,260 annually thereafter until maturity in
   January, 2006; unsecured, security in real estate is
   optional to the company..................................     863,468      942,137
Due from various trusts with common beneficiaries as the
   qualified stockholders' trusts; interest at 6.0%;
   principal payments of $38,260 plus interest due in 2001
   and $18,130 plus interest annually thereafter until
   maturity in March, 2003; unsecured, security in real
   estate is optional to the company........................      74,520       82,585
Due from a partnership comprised of trusts with common
   beneficiaries as the qualified stockholders' trusts;
   interest at 7.0%; principal due on January 1, 2002;
   unsecured................................................      29,000       29,000
Due from a partnership comprised of trusts with common
   beneficiaries as the qualified stockholders' trusts;
   interest at 7.0%; principal due on January 1, 2002;
   unsecured................................................     116,000      116,000

-------------------------------------------------------------------------------------
                                                                 2000         1999
-------------------------------------------------------------------------------------
Due from a partnership comprised of trusts with common
   beneficiaries as the qualified stockholders' trusts;
   interest at 7.0%; principal due on January 1, 2002;
   unsecured................................................   1,044,000    1,044,000
Due from a partnership comprised of trusts with common
   beneficiaries as the qualified stockholders' trusts;
   interest at 7.0%; principal due on January 1, 2002;
   unsecured................................................     243,000      243,000
Due from a partnership comprised of trusts with common
   beneficiaries as the qualified stockholders' trusts;
   interest at 7.0%; principal due on January 1, 2002;
   unsecured................................................     200,000      200,000
Due from a partnership comprised of trusts with common
   beneficiaries as the qualified stockholders' trusts;
   interest at 7.0%; principal due on January 1, 2002;
   unsecured................................................     150,000            -
                                                              -----------------------
Total notes receivable......................................   3,780,738    3,894,264
Less: current portion.......................................    (365,703)    (325,035)
                                                              -----------------------
Notes receivable, long-term.................................  $3,415,035   $3,569,229
-------------------------------------------------------------------------------------

NOTE 3. OTHER RECEIVABLES

On November 30, 1999, the Company entered into a certain Split Dollar Life Insurance Agreement to fund an irrevocable insurance trust of an officer of the Company. In addition, a Collateral Assignment Agreement was simultaneously executed, providing the Company a security interest in the cash surrender value of the policy upon its surrender, or, if not surrendered, in the proceeds payable upon the death of the second to die under the terms of the policy.

The annual premium due under the terms of the policy currently approximates $202,500. The Company, at the option of the owner of the policy, can be called upon each year to pay all or a portion of this premium. The Company is prohibited from borrowing against the cash surrender value, and cannot assign its security interest in the policy to anyone except the policy owner or the owner's nominee. The owner of the policy is the trustee of the irrevocable trust. The premium balance owed to the Company on December 31, 2000 and 1999, was $294,401 and $101,239, respectively, and is presented as other receivables on the balance sheet.

NOTE 4. SHORT-TERM BORROWINGS

Short-Term borrowings at December 31, 2000 and 1999, consist of the following:

-------------------------------------------------------------------------------------
                                                                 2000         1999
-------------------------------------------------------------------------------------
Due to officers of the company and beneficiaries of
   qualified stockholders' trusts, interest at 7.0%, due on
   demand, unsecured........................................  $2,074,826   $1,894,073
                                                              -----------------------
Total short-term borrowings.................................  $2,074,826   $1,894,073
-------------------------------------------------------------------------------------

NOTE 5. LONG-TERM DEBT

Notes payable as of December 31, 2000 and 1999, are as follows:

---------------------------------------------------------------------------------------
                                                                 2000          1999
---------------------------------------------------------------------------------------
American National Bank and Trust Company of Chicago,
   interest at the lesser of prime or LIBOR + 1.5%,
   quarterly principal payments of $125,000, retired in 2000
   before maturity, secured by equipment; the 1999
   outstanding principal balance was classified as
   non-current pursuant to the Company's intention and
   ability to refinance this obligation on a long-term
   basis....................................................  $         -   $   720,086
American National Bank and Trust Company of Chicago,
   interest at the lesser of prime or LIBOR + 1.5%, monthly
   principal payments of $83,333 plus interest, due in 2004,
   secured by equipment.....................................    4,836,504     5,823,282
Export Development Corporation, imputed interest on ten
   separate notes ranging from 6.9375% to 7.44%, principal
   balance is due at maturity ranging from February of 1999
   to January of 2000, net of unamortized discounts of $0
   and $2,000 at December 31, 2000 and 1999, respectively,
   unsecured................................................            -       651,536
Export Development Corporation, imputed interest on four
   separate notes ranging from 6.9975% to 7.3250%, principal
   balance is due at maturity ranging from February of 2000
   to December of 2000, net of unamortized discounts of $0
   and $125,736 at December 31, 2000 and 1999, respectively,
   unsecured................................................            -     2,951,466
Cessna Finance Corporation, interest at prime less 1.25%
   included in monthly payments of $6,085.70, retired in
   2000 before maturity, secured by equipment...............            -       945,441
Export Development Corporation, imputed interest on eight
   separate notes ranging from 6.6575% to 7.6675%, principal
   balance is due at maturity ranging from January of 2001
   to September of 2001, net of unamortized discounts of
   $142,871 and $476,797 at December 31, 2000 and 1999,
   respectively, unsecured..................................    5,171,188     4,837,262
American National Bank and Trust Company of Chicago,
   interest at the lesser of prime or LIBOR + 1.5%, monthly
   principal payments of $119,048 plus interest, retired in
   2000 before maturity, secured by equipment; $5,000,000 of
   the 1999 outstanding principal balance was classified as
   non-current pursuant to the Company's intention and
   ability to refinance this obligation on a long-term
   basis....................................................            -     9,523,810
American National Bank and Trust Company of Chicago,
   interest at the lesser of prime or LIBOR + 1.5%, monthly
   principal payments of $100,000 plus interest, due March
   1, 2004, secured by equipment............................    3,800,000     5,000,000
Due to officer/stockholder of Landis Plastics, Inc.;
   interest at 7.0%, semi-annual interest payments of
   $49,000, due May 1, 2004, unsecured......................    1,400,000     1,400,000

---------------------------------------------------------------------------------------
                                                                 2000          1999
---------------------------------------------------------------------------------------
Due to officer/stockholder of Landis Plastics, Inc.;
   interest at 7.0%, semi-annual interest payments of
   $21,000, due May 1, 2004, unsecured......................      600,000       600,000
C.M. Life Insurance Company, semi-annual interest payments
   at 8.88% on senior note until maturity, annual principal
   payments of $371,429 beginning in March of 2004 until
   maturity in March of 2010, unsecured.....................    2,600,000             -
Massachusetts Mutual Life Insurance company, semi-annual
   interest payments at 8.88% on three separate senior notes
   until maturity, annual principal payments of $2,485,714
   beginning in March of 2004 until maturity in March of
   2010, unsecured..........................................   17,400,000             -
Northern Life Insurance Company, semi-annual interest
   payments at 8.88% on senior note until maturity, annual
   principal payments of $571,429 beginning in March of 2004
   until maturity in March of 2010, unsecured...............    4,000,000             -
Reliastar Life Insurance Company, semi-annual interest
   payments at 8.88% on senior note until maturity, annual
   principal payments of $428,571 beginning in March of 2004
   until maturity in March of 2010, unsecured...............    3,000,000             -
Sigler and Company, semi-annual interest payments at 8.88%
   on senior note until maturity, annual principal payments
   of $428,571 beginning in March of 2004 until maturity in
   March of 2010, unsecured.................................    3,000,000             -
                                                              -------------------------
Total notes payable.........................................   45,807,692    32,452,883
Less: current portion.......................................   (7,371,188)   (6,036,198)
                                                              -------------------------
Long-term debt..............................................  $38,436,504   $26,416,685
---------------------------------------------------------------------------------------

Maturities of long-term debt for the next five years are as follows:

--------------------------------------------------------------
   2001         2002         2003         2004         2005
--------------------------------------------------------------
$7,371,188   $2,200,000   $2,200,000   $7,485,714   $5,122,218

The provisions of the Company's loan and credit agreements with American National Bank and Trust Company of Chicago require the maintenance of at least $5,500,000 of working capital, and at each calendar quarter end a ratio of current assets to current liabilities of not less than 1.22 to 1.0, a ratio of indebtedness to tangible net worth of not greater than 1.0 to 1.0, and a debt service ratio equal or greater than 1.2 to 1.0. The Company is also required to maintain minimum tangible net worth of at least $54,000,000 in 2000 and $56,500,000 in 2001. The Company was in compliance with the aforementioned covenants as of December 31, 2000.

The provisions of the senior notes under the private placement agreement requires the Company to maintain specified levels of consolidated net worth and certain financial performance ratios. The covenants also stipulate certain limitations on additional indebtedness, mergers or consolidations, asset sales, investments, and transactions with affiliates. At December 31, 2000, the Company was in compliance with all of these provisions.

NOTE 6. BANK LINE OF CREDIT

Under terms of an unsecured revolving credit agreement with American National Bank and Trust Company of Chicago, the Company may borrow up to $5,000,000. The agreement has no expiration date. All borrowings under this agreement will be evidenced by one or more demand notes of the Company and will bear interest at the bank's prime rate. Nothing was borrowed against this agreement as of December 31, 2000. $4,000,000 was borrowed as of December 31, 1999, and was classified as non-current pursuant to the Company's intention and ability to refinance this obligation on a long-term basis.

NOTE 7. COMMON STOCK AND ADDITIONAL PAID-IN-CAPITAL

The aggregate number of shares which the Company is authorized to issue is 100,000, divided into two classes. The designation of each class, the number of shares of each class, and the par value, if any, are as follows:

-----------------------------------------------------------------------------------------------
                                                               SHARES       NEW       SHARES
                                                  SHARES     OUTSTANDING   SHARES   OUTSTANDING
CLASS                   SERIES    PAR VALUE     AUTHORIZED    12-31-99     ISSUED    12-31-00
-----------------------------------------------------------------------------------------------
Common................       A   No par value       50,000        536.00        -        536.00
Common................       B   No par value       50,000      4,824.00    22.43      4,846.43
                                                -----------------------------------------------
                                                   100,000      5,360.00    22.43      5,382.43
-----------------------------------------------------------------------------------------------

The Common A and Common B stock are collectively referred to as common stock. Except for exclusive voting rights and powers, all shares of Common A and Common B stock are identical in all respects and entitle the holders thereof to the same rights and privileges. The holders of Common A stock issued and outstanding possess the exclusive right to notice of stockholders' meetings and the exclusive voting rights and powers. The holders of Common B stock issued and outstanding are not entitled to any notice of stockholders' meetings or to vote upon any question affecting the affairs of the Company.

Changes in additional paid-in-capital for the years ended December 31, 2000 and 1999, are as follows:

---------------------------------------------------------------------
Additional paid-in-capital at December 31, 1998 and 1999....  $ 3,213
Stock-based compensation award to an employee...............   95,327
                                                              -------
Additional paid-in-capital at December 31, 2000.............  $98,540
---------------------------------------------------------------------

NOTE 8. RESTRICTED STOCK PLAN AND STOCK-BASED COMPENSATION

In May of 2000 the Company adopted a restricted stock plan under which it may grant shares of non-voting common stock to certain executive employees. The plan is administered by the Compensation Committee of the Board of Directors and covers the period from January 1, 2000, to December 31, 2005. The maximum number of shares of non-voting common stock which may be subject to restricted stock awards under the plan is 5,000. However, no individual recipient is entitled to receive an aggregate total of more than ten percent of the shares available under the plan.

The shares awarded pursuant to this plan are subject to certain restrictions on transfer. Such restrictions will lapse with respect to one-fourth of the shares awarded on April 30 during each of the four consecutive calendar years beginning with the first April 30th following the calendar year during which the award is made, but only if on the date the restrictions are to lapse the recipient has been an employee of the Company continuously from the time of the restricted stock award to such date of lapse.

For the year ended December 31, 2000, there were no stock awards subject to the terms and restrictions of this plan. However, the Company issued 22.43 shares of non-voting common stock to an executive employee during 2000 which was not subject to the restricted stock plan. This transaction was recorded in accordance with SEAS No. 123, "Accounting for Stock-Based Compensation," which encourages entities to account for various equity instruments using a fair value approach. An independent appraisal of the Company was utilized to determine fair value. The total compensation cost recognized for stock-based employee compensation awards in 2000 was $95,327.

NOTE 9. FAIR VALUES OF FINANCIAL INSTRUMENTS

The Company has a number of financial instruments, none of which are held for trading purposes. The Company estimates that the fair value of all financial instruments at December 31, 2000, does not differ materially from the aggregate carrying values of its financial instruments recorded in the accompanying balance sheet. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. Considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value, and, accordingly, the estimates are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

NOTE 10. CONCENTRATIONS OF CREDIT RISK

The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents and trade receivables.

The Company maintains cash and cash equivalent balances at several financial institutions located in the Chicago area. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100,000. The Company's uninsured cash and cash equivalent balances total $10,503,189 at December 31, 2000.

Concentrations of credit risk with respect to trade accounts receivable are limited due to the Company's routine assessments of the financial strength of its customers. The Company's historical experience in collection of accounts receivable falls within the recorded allowances.

NOTE 11. SELF INSURANCE

Landis Plastics, Inc. maintains outside insurance coverage for worker's compensation claims in the states of Indiana and Arizona, but is self insured in the states of Illinois and New York. The company does, however, maintain outside insurance coverage for Illinois and New York claims that exceed $300,000 per occurrence, and $778,819 in aggregate for all claims in a policy year.

In accordance with Illinois state requirements, the Company maintains an irrevocable standby letter of credit in the amount of $250,000 from American National Bank and Trust Company of Chicago for the benefit of the Industrial Commission of Illinois. In accordance with New York state requirements, the Company maintains an irrevocable standby letter of credit in the amount of $1,010,613 from American National Bank and Trust Company of Chicago for the benefit of the state of New York Workmen's Compensation Board. No funds were drawn under either letter of credit in 2000 or 1999.

All approved claims of approximately $504,000 and $563,300 were paid by the Company in 2000 and 1999, respectively. The Company has recorded an accrued liability of $548,091 for pending claims as of December 31, 2000.

NOTE 12. LEASE COMMITMENTS

The plants in Chicago Ridge and Alsip, Illinois, are owned by related parties and leased to the Company under annual agreements expiring December 31, 2001. The annual rental is $289,000 for the Chicago Ridge facility and $2,810,100 for the Alsip facility. The Company is liable for property taxes and insurance. The plants in Indiana are owned by the Company.

The facility in Solvay, New York, is owned by related parties and leased to the Company under a ten year lease expiring in June, 2004. The annual rental is $600,000 and the Company is also liable for property taxes and insurance. The lease provides an option to the Company for two renewal terms for successive periods of five years each with annual rentals remaining the same.

The facility in Tolleson, Arizona, is owned by related parties and leased to the Company under an annual agreement expiring December 31, 2001. The annual rental is $1,200,000 and the Company is also liable for property taxes and insurance.

Minimum future rental payments under noncancelable operating leases having remaining terms in excess of one year as of December 31, 2000, for each of the next five years are as follows:

----------------------------------------------------------------------
YEAR                                                           AMOUNT
----------------------------------------------------------------------
2001........................................................  $600,000
2002........................................................   600,000
2003........................................................   600,000
2004........................................................   300,000
2005........................................................        --
----------------------------------------------------------------------

The Company also leases warehouses under several operating leases on a month to month basis. Total rent expense for all operating leases amounted to $4,732,454 and $4,177,775 for 2000 and 1999, respectively.

NOTE 13. STOCKHOLDERS' AGREEMENT

The stockholders of the Company have an agreement stipulating, among other things, the terms under which the Company's stock can be sold or transferred. The agreement provides that a stockholder intending to dispose of an interest in the Company must first obtain written consent of the Company and all other stockholders. The Company has the option to redeem shares upon the death, disability, or termination of employment of a stockholder if certain other stockholders do not exercise their options to purchase. The Company is not required to redeem shares under any circumstances.

NOTE 14. OTHER COMMITMENTS AND CONTINGENCIES

In addition to the standby letters of credit required for self insurance purposes as identified in Note 11, the Company is contingently liable for performance under standby letters of credit to collateralize its obligations to a third party for the purchase of equipment. These irrevocable standby letters of credit in the amount of $1,381,230 from American National Bank and Trust Company of Chicago as of December 31, 2000, are for the benefit of an equipment manufacturing vendor. Management does not expect any material losses to result from these off-balance-sheet instruments and, therefore, is of the opinion that the fair value of these instruments is zero.

The Company was a party to several related claims involving employment matters. In December of 2000, the Company entered into a Consent Decree with the Equal Employment Opportunity Commission (EEOC) to settle the claims. Under the Consent Decree, the Company established a claims settlement fund for $782,000, of which, $681,367 remained in the fund as of December 31, 2000, for the benefit of various claimants. The $681,367 is reflected in the financial statements as of December 31, 2000, as "restricted cash for accrued EEOC settlements" and the related current liability is included in "other accrued expenses."

The Company is also a defendant in a third party action arising out of an injury to an employee. The plaintiff is seeking $3,000,000 in damages, but the Company denies any liability for the accident. However, there is a reasonable possibility that liability would be apportioned to an equipment manufacturer and the Company. Management believes its potential exposure to be in the range of $200,000 to $250,000.

Other claims, suits, and complaints arising in the ordinary course of operations have been filed or are pending against the Company. In the opinion of management, such matters are without merit or are of such kind, or involve such amounts, as would not have a significant effect on the financial position or results of operations of the Company if disposed of unfavorably.

                             LANDIS PLASTICS, INC.

                                 BALANCE SHEETS

---------------------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)                              SEPTEMBER 28, 2003   DECEMBER 31, 2002
---------------------------------------------------------------------------------------------
                                                          (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents..........................       $  6,903            $ 10,029
  Accounts receivable and short-term notes...........         24,868              18,371
  Inventories........................................         22,299              19,990
  Other current assets...............................          2,106               2,401
                                                       --------------------------------------
     Total current assets............................         56,176              50,791
Property and equipment; net..........................         64,681              71,526
Other assets.........................................         10,369               4,994
                                                       --------------------------------------
Total assets.........................................       $131,226            $127,311
                                                       --------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...................................       $ 10,113            $  6,169
  Accrued interest...................................            105                 792
  Other current liabilities..........................         12,505               9,405
  Current portion of long-term debt..................          5,786               2,200
                                                       --------------------------------------
     Total current liabilities.......................         28,509              18,566
Long-term liabilities:
  Long-term debt, net of current portion.............         26,801              32,037
  Other long-term liabilities........................             83                  83
                                                       --------------------------------------
Total liabilities....................................         55,393              50,686
                                                       --------------------------------------
Stockholders' equity:
  Preferred stock....................................              -                   -
  Common stock.......................................             54                  54
  Additional paid-in capital.........................          1,258                 253
  Retained earnings..................................         74,521              76,318
                                                       --------------------------------------
Total stockholders' equity...........................         75,833              76,625
                                                       --------------------------------------
Total liabilities and stockholders' equity...........       $131,226            $127,311
---------------------------------------------------------------------------------------------

See accompanying notes to financial statements

                             LANDIS PLASTICS, INC.

                   STATEMENTS OF INCOME AND RETAINED EARNINGS

----------------------------------------------------------------------------------------------
FOR THE THIRTY-NINE WEEKS ENDED
(IN THOUSANDS OF DOLLARS)                              SEPTEMBER 28, 2003   SEPTEMBER 29, 2002
----------------------------------------------------------------------------------------------
                                                                     (UNAUDITED)
REVENUE
   Product sales.....................................       $161,010             $152,964
   Other sales.......................................          3,515               2,658
                                                       ---------------------------------------
      Total revenue..................................        164,525             155,622
                                                       ---------------------------------------
COST OF GOODS SOLD
   Materials.........................................         63,931              54,994
   Labor and overhead................................         70,440              68,235
                                                       ---------------------------------------
      Total cost of goods sold.......................        134,371             123,229
                                                       ---------------------------------------
Gross profit.........................................         30,154              32,393
                                                       ---------------------------------------
GENERAL EXPENSES
   Selling and marketing.............................          4,451               3,524
   Administrative....................................         10,155               8,825
   Transportation....................................          2,618               2,290
   Warehousing.......................................          8,424               7,682
                                                       ---------------------------------------
      Total general expenses.........................         25,648              22,321
                                                       ---------------------------------------
Operating income.....................................          4,506              10,072
Other income (expense)
   Interest income...................................            277                 411
   Interest expense..................................         (2,163)             (2,297)
                                                       ---------------------------------------
Net income before income taxes.......................          2,620               8,186
Provision for state income taxes.....................             77                  82
                                                       ---------------------------------------
Net income...........................................          2,543               8,104
Retained earnings--beginning of year.................         76,318              69,570
Stockholder distributions............................         (4,340)             (4,043)
                                                       ---------------------------------------
Retained earnings--end of period.....................       $ 74,521             $73,631
----------------------------------------------------------------------------------------------

See accompanying notes to financial statements

                             LANDIS PLASTICS, INC.

                            STATEMENTS OF CASH FLOWS

----------------------------------------------------------------------------------------------
FOR THE THIRTY-NINE WEEKS ENDED
(IN THOUSANDS OF DOLLARS)                              SEPTEMBER 28, 2003   SEPTEMBER 29, 2002
----------------------------------------------------------------------------------------------
                                                                     (UNAUDITED)
Cash flows from operating activities:
   Net income........................................  $            2,543   $            8,104
   Adjustments to reconcile net income to net cash
      provided by operating activities:
   Depreciation......................................               9,586                9,224
   Gain on sale of equipment.........................                   -                  (37)
   (Increase) decrease in:
      Accounts receivable............................              (6,914)              (4,562)
      Inventory......................................              (2,309)              (5,318)
      Other assets...................................                 187                 (675)
   Increase (decrease) in:
      Accounts payable...............................               7,549                4,417
      Other current liabilities......................                (631)                (631)
                                                       ---------------------------------------
         Net cash provided by operating activities...              10,011               10,522
                                                       ---------------------------------------
Cash flows from investing activities:
   Capital acquisitions and equipment deposits.......              (7,718)              (4,199)
   Proceeds from sale of equipment...................                   7                   35
   Receipts from long term investments...............                 (15)                  46
                                                       ---------------------------------------
      Net cash used in investing activities..........              (7,726)              (4,118)
                                                       ---------------------------------------
Cash flows from financing activities:
   Net borrowings from related parties...............                (427)                (736)
   Equity compensation...............................               1,006                    -
   Principal payments on long-term debt..............              (1,650)              (3,050)
   Stockholder distributions.........................              (4,340)              (4,042)
                                                       ---------------------------------------
       Net cash used in financing activities.........              (5,411)              (7,828)
                                                       ---------------------------------------
Net decrease in cash.................................              (3,126)              (1,424)
Cash and cash equivalents at beginning of year.......              10,029                8,321
                                                       ---------------------------------------
Cash and cash equivalents at end of period...........  $            6,903   $            6,897
----------------------------------------------------------------------------------------------

See accompanying notes to financial statements

                             LANDIS PLASTICS, INC.

                       NOTES TO THE FINANCIAL STATEMENTS
               (DOLLARS IN THOUSANDS, EXCEPT AS OTHERWISE NOTED)
                                  (UNAUDITED)

1. BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements of Landis Plastics, Inc. have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP") for interim financial information. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the periods presented are not necessarily indicative of the results that may be expected for the full fiscal year.

2. LONG-TERM DEBT

Notes payable as of September 28, 2003 and December 31, 2002, are as follows:

--------------------------------------------------------------------------------
                                                              9/28/03   12/31/02
--------------------------------------------------------------------------------
Bank One, interest at the lesser of prime or LIBOR + 1.5%,
monthly principal payments of $83 plus interest, due in
2005, secured by equipment..................................  $ 2,087   $ 2,837
Bank One, interest at the lesser of prime or LIBOR + 1.5%,
monthly principal payments of $100 plus interest, due March
1, 2004, secured by equipment...............................      500     1,400
C.M. Life Insurance Company, semi-annual interest payments
at 8.88% on senior note until maturity, annual principal
payments of $371 beginning in March of 2004 until maturity
in March of 2010, unsecured.................................    2,600     2,600
Massachusetts Mutual Life Insurance Company, semi-annual
interest payments at 8.88% on three separate senior notes
until maturity, annual principal payments of $2,486
beginning in March of 2004 until maturity in March of 2010,
unsecured...................................................   17,400    17,400
Northern Life Insurance Company, semi-annual interest
payments at 8.88% on senior note until maturity, annual
principal payments of $571 beginning in March of 2004 until
maturity in March of 2010, unsecured........................    4,000     4,000
Reliastar Life Insurance Company, semi-annual interest
payments at 8.88% on senior note until maturity, annual
principal payments of $429 beginning in March of 2004 until
maturity in March of 2010, unsecured........................    3,000     3,000
Sigler and Company, semi-annual interest payments at 8.88%
on senior note until maturity, annual principal payments of
$429 beginning in March of 2004 until maturity in March
2010, unsecured.............................................    3,000     3,000
                                                              ------------------
Total notes payable.........................................   32,587    34,237
Less: current portion.......................................   (5,786)   (2,200)
                                                              ------------------
Long-term debt..............................................  $26,801   $32,037
--------------------------------------------------------------------------------

Maturities of long-term debt for the next five years are as follows:

----------------------------------------
2003    2004     2005     2006     2007
----------------------------------------
$550   $5,486   $5,122   $4,286   $4,286
----------------------------------------

The provisions of the Company's loan and credit agreements with Bank One require the maintenance of at least $5.5 million of working capital, and at each calendar quarter end a ratio of current assets to current liabilities of not less than 1.22 to 1.0, a ratio of indebtedness to tangible net worth of not greater than 1.0 to 1.0, and a debt service ratio equal or greater than 1.2 to
1.0. The Company is also required to maintain minimum tangible net worth of at least $61.5 million in 2003. The Company was in compliance with the aforementioned covenants as of September 28, 2003.

The provisions of the senior notes under the private placement agreement requires the Company to maintain specified levels of consolidated net worth and certain financial performance ratios. The covenants also stipulate certain limitations on additional indebtedness, mergers or consolidations, asset sales, investments, and transactions with affiliates. At September 28, 2003, the Company was in compliance with all of these provisions.

3. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In April 2002, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections ("SFAS No. 145"). Upon the adoption of SFAS No. 145, all gains and losses on the extinguishment of debt for periods presented in the financial statements will be classified as extraordinary items only if they meet the criteria in APB Opinion No. 30, Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions ("APB No. 30"). The provisions of SFAS No. 145 related to the rescission of FASB Statement No. 4 and FASB Statement No. 64 shall be applied for fiscal years beginning after May 15, 2002. Any gain or loss on extinguishment of debt that was classified as an extraordinary item in prior periods presented that does not meet the criteria in Opinion 30 for classification as an extraordinary item must be reclassified. The provisions of SFAS No. 145 related to the rescission of FASB Statement No. 44, the amendment of FASB Statement No. 13 and Technical Corrections became effective as of May 15, 2002 and did not have a material impact on the Company.

In June 2002, the FASB issued Statement of Financial Accounting Standards No. 146, Accounting for Costs Associated with Exit or Disposal Activities ("SFAS No. 146"). SFAS No. 146 nullifies Emerging Issues Task Force Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). SFAS No. 146 generally requires companies to recognize costs associated with exit activities when they are incurred rather than at the date of a commitment to an exit or disposal plan and is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The initial adoption of this statement did not have a material impact on the Company.

In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities ("FIN No. 46"). FIN No. 46 clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, in determining whether a reporting entity should consolidate certain legal entities, including partnerships, limited liability companies, or trusts, among others, collectively defined as variable interest entities ("VIEs"). This interpretation applies to VIEs created or obtained after January 31, 2003, and as of July 1, 2003, to VIEs in which an enterprise holds a variable interest that it acquired before February 1, 2003. The initial adoption of this statement did not have a material impact on the Company.

In April 2003, the FASB issued Statement of Financial Accounting Standards No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities ("SFAS No. 149"). SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under Statement 133 and is to be applied prospectively to contracts entered into or modified after June 30, 2003. Initial adoption of this statement did not have a material impact on the Company.

In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity ("SFAS No. 150"). This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003. The adoption of this statement does not result in any material change to the Company's existing reporting.

4. SUBSEQUENT EVENT

On October 15, 2003, Berry Plastics Corporation ("Berry") announced that it has entered into a definitive agreement to acquire Landis Plastics, Inc. ("Landis") for $228.0 million, including repayment of existing indebtedness. The purchase price will be funded with a combination of debt, an equity investment from Berry's existing investors and Landis management, and cash on Berry's balance sheet. The transaction is scheduled to close in the fourth quarter of 2003 and is subject to customary closing conditions. Berry has also agreed to acquire four facilities currently leased by Landis from affiliates of Landis. Berry currently intends to assign its right to purchase these facilities to a third party and lease them from that third party.

                                  [Berry Logo]

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

            [ALTERNATE FRONT COVER PAGE FOR MARKET-MAKER PROSPECTUS]

                 SUBJECT TO COMPLETION. DATED           , 2004

Preliminary Prospectus

[BERRY PLASTICS CORPORATION LOGO]

Berry Plastics Corporation

$85,000,000
10 3/4% Senior Subordinated Notes due 2012
Interest payable January 15 and July 15

The 10 3/4% Senior Subordinated Notes due 2012 offered hereby were issued on
         , 2004 in exchange for the 10 3/4% Senior Subordinated Notes due 2012 originally issued on November 20, 2003. We refer to the notes issued in the exchange and the original notes collectively as notes.

The notes mature on July 15, 2012. Interest on the notes offered hereby will accrue from July 15, 2003.

We may redeem the notes, in whole or in part, at any time beginning on July 15, 2007. In addition, before July 15, 2005, we may redeem up to 35% of the notes with the net cash proceeds of certain equity offerings. The redemption prices are described on page 91. If we sell certain of our assets or experience specific kinds of changes of control, we must offer to purchase the notes.

The notes will be guaranteed by BPC Holding Corporation, and all of our existing and future domestic subsidiaries, except as provided herein. The notes will not be guaranteed by our foreign subsidiaries: Berry Plastics Acquisition Corporation II, NIM Holdings Limited, Berry Plastics U.K. Limited, Norwich Acquisition Limited, Capsol Berry Plastics S.p.a. or Ociesse S.r.l. The notes will not be guaranteed by any foreign subsidiaries in the future unless any such foreign subsidiary guarantees any senior indebtedness of ours or any of our subsidiaries (other than that of another foreign subsidiary). The notes will be subordinated in right of payment to all obligations of our non-guarantors subsidiaries. The notes will also be subordinated in right of payment to all existing and future senior indebtedness, will rank equally in right of payment with any existing and future senior subordinated indebtedness and will be senior in right of payment to all future subordinated obligations. The notes will also be effectively subordinated to all of our secured indebtedness and our subsidiaries' to the extent of the value of the assets securing such indebtedness.

We do not intend to apply for listing of the notes on any securities exchange or automated quotation system.

Certain private equity funds managed by affiliates of Goldman, Sachs & Co. and J.P. Morgan Securities Inc. own a substantial majority of the equity of BPC Holding, our parent company.

SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF CERTAIN RISKS THAT YOU SHOULD CONSIDER IN CONNECTION WITH AN INVESTMENT IN THE NOTES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

This prospectus has been prepared for and will be used by J.P. Morgan Securities Inc. and Goldman, Sachs & Co. in connection with offers and sales of the notes in market-making transactions. These transactions may occur in the open market or may be privately negotiated at prices related to prevailing market prices at the time of sales or at negotiated prices. J.P. Morgan Securities Inc. and Goldman, Sachs & Co. may act as principal or agent in these transactions. We will not receive any proceeds of such sales.

JPMORGAN                                                    GOLDMAN, SACHS & CO.

           , 2004

           [ALTERNATE TABLE OF CONTENTS FOR MARKET-MAKER PROSPECTUS]

                               TABLE OF CONTENTS

                                        PAGE
Prospectus summary....................    1
Risk factors..........................    8
Use of proceeds.......................   20
Capitalization........................   21
Unaudited pro forma financial
  information.........................   22
Selected consolidated financial
  data................................   30
Management's discussion and analysis
  of financial condition and results
  of operations.......................   33
Business..............................   48
Management............................   61
Principal stockholders................   69

                                        PAGE
Related party transactions............   71
Description of other indebtedness.....   75
Description of notes..................   79
Certain material U.S. federal tax
  considerations......................  142
ERISA considerations..................  150
Plan of distribution..................  152
Legal matters.........................  153
Independent auditors..................  153
Where you can find more information...  153
Index to financial statements.........  F-1

                             ---------------------

Berry Plastics Corporation is a Delaware corporation. Our principal executive offices are located at 101 Oakley Street, Evansville, Indiana 47710, and our telephone number at that address is 812-424-2904.

In this prospectus, unless the context otherwise requires, "BPC Holding" or "Holding" refers to BPC Holding Corporation, "we," "our" or "us" refers to BPC Holding Corporation together with its consolidated subsidiaries (not including Landis, unless the context otherwise requires), "Berry Plastics" or "the Company" refers to Berry Plastics Corporation, a wholly owned subsidiary of BPC Holding and the issuer of the notes, "Landis" refers to Landis Plastics, Inc., and "initial purchasers" refers to the firms listed on the cover of this prospectus. Unless otherwise indicated, all references in this prospectus to our fiscal years are to the 52/53 week period ending on the Saturday closest to December 31. Unless the context requires otherwise, all references in this prospectus to "2002," "2001," "2000," "1999," and "1998," or to such periods as our fiscal years, relate to our fiscal years ended December 28, 2002, December 29, 2001, December 30, 2000, January 1, 2000 and January 2, 1999, respectively. For 2002, the results under Holding's prior ownership have been combined with results subsequent to the merger of GS Berry Acquisition Corp. with and into BPC Holding on July 22, 2002, which is referred to in this prospectus as "the Buyout."
                             ---------------------

"Outstanding notes" refers to all the 10 3/4% Senior Subordinated Notes due 2012 that were issued on November 20, 2003 and "exchange notes" refers to the 10 3/4% Senior Subordinated Notes due 2012 offered pursuant to this prospectus. We sometimes refer to the outstanding notes and the exchange notes collectively as the "notes". In addition, we may issue additional notes, under the Indenture subject to the terms of the Indenture, and these additional notes would also be included in the term "notes".
                             ---------------------

NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. THIS PROSPECTUS DOES NOT CONSTITUTE AN

OFFER TO SELL, OR SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH AN OFFER TO SELL OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                  [ALTERNATE PAGE FOR MARKET-MAKER PROSPECTUS]

                                USE OF PROCEEDS

This prospectus is delivered in connection with the sale of notes by Goldman, Sachs & Co. or J.P. Morgan Securities Inc. in market-making transactions. We will not receive any of the proceeds from such transaction.

                  [ALTERNATE PAGE FOR MARKET-MAKER PROSPECTUS]

                              PLAN OF DISTRIBUTION

This prospectus is to be used by Goldman, Sachs & Co. and J.P. Morgan Securities Inc. in connection with offers and sales of the notes in market-making transactions effected from time to time. Goldman, Sachs & Co. and J.P. Morgan Securities Inc. may act as principal or agent in such transactions. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices. We will not receive any of the proceeds from such sales.

Private equity funds managed by Goldman, Sachs & Co. own more than a majority of our common stock and private equity funds managed by affiliates of J.P. Morgan Securities Inc. own approximately 29% of our common stock. See "Principal stockholders." Christopher Behrens and Mathew Lori, two of our directors, are partner and principal, respectively, of J.P Morgan Partners, LLC, an affiliate of J.P. Morgan Securities Inc. Joseph Gleberman and Douglas Londal are managing directors, and Patrick Dalton is a vice president, of Goldman, Sachs & Co. and all three are directors. Goldman, Sachs & Co. and J.P. Morgan Securities Inc. and their affiliates have provided us with commercial banking, investment banking or other financial advisory services in the past and may provide such services to us in the future. J.P. Morgan Securities Inc., acted as our financial advisor in connection with the Buyout. Goldman, Sachs & Co. and J.P. Morgan Securities Inc. acted as initial purchasers in connection with the sale of the existing notes and the outstanding notes and received customary fees, incurred in connection therewith. In addition, Goldman Sachs Credit Partners L.P., an affiliate of Goldman, Sachs & Co., acted as joint lead arranger, joint book runner and administrative agent under our senior secured credit facility and act in the same capacity under our amended and restated senior secured credit facility. J.P. Morgan Securities Inc. acted as joint lead arranger and joint book runner and JPMorgan Chase Bank, an affiliate of J.P. Morgan Securities Inc., acted as syndication agent and a lender under our senior secured credit facility and they act in the same capacities under our amended and restated senior secured credit facility. See also "Related party transactions."

We have been advised by Goldman, Sachs & Co. and J.P. Morgan Securities that, subject to applicable laws and regulations, they currently intend to make a market in the notes following the completion of the exchange offer. However, Goldman, Sachs & Co. and J.P. Morgan Securities Inc. are not obligated to do so, and any such market-making may be interrupted or discontinued at any time without notice.

We, Goldman, Sachs & Co. and J.P. Morgan Securities Inc. have entered into a registration rights agreement with respect to the use by Goldman, Sachs & Co. and J.P. Morgan Securities Inc. of this prospectus. Pursuant to such agreement, we agreed to indemnify Goldman, Sachs & Co. and J.P. Morgan Securities Inc. against certain liabilities, including liabilities under the Securities Act and to contribute to payments which Goldman, Sachs & Co. and J.P. Morgan Securities Inc. might be required to make in respect thereof.

Pursuant to a stockholders' agreement entered into in connection with the Landis Acquisition, GSCP 2000 and other private equity funds affiliated with Goldman, Sachs & Co. have the right to designate seven members of our board of directors, one of which shall be a member of our management, and J.P. Morgan Partners Global Investors, L.P. and other private equity funds affiliated with J.P. Morgan Securities Inc. have the right to designate two members of our board, one of which will be designated by J.P. Morgan Partners Global Investors, L.P. See "Related party transactions--Stockholders' agreements."

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law ("DGCL") provides that a Delaware corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of the Corporation--a "derivative action"), if they acted in good faith an in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement, or otherwise.

The DGCL further authorizes a Delaware corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

The Company's Certificate of Incorporation and Bylaws provide for the indemnification of the Company's directors to the fullest extent permitted under Delaware law. The Company's Certificate of Incorporation limits the personal liability of a director to the corporation or its stockholders to damages for breach of the director's fiduciary duty. The Company has purchased insurance on behalf of its directors and officers.

ITEM 21. EXHIBITS AND FINANCIAL DATA SCHEDULES

(A) EXHIBITS

The following is a list of all the documents filed as part of the Registration Statement

NUMBER                           DESCRIPTION
------                           -----------
 2.1*    The Agreement and Plan of Merger dated as of October 15,
         2003, by and among the Company, Berry Plastics Acquisition
         Corporation IV, Landis, all the shareholders of Landis, the
         Real Estate Sellers (as defined therein) and Gregory J.
         Landis, as the Shareholder Representative (as defined
         therein) (filed as Exhibit 2.1 to the Current Report on Form
         8-K filed on December 5, 2003 (the "Form 8-K") and
         incorporated herein by reference)
 3.1     Certificate of Incorporation of the Company (filed as
         Exhibit 3.3 to the Registration Statement on Form S-1 filed on February 24, 1994 (the "Form S-1") and incorporated
         herein by reference)
 3.2     Bylaws of the Company (filed as Exhibit 3.4 to the Form S-1 and incorporated herein by reference)
 3.3     Amended and Restated Certificate of Incorporation of BPC
         Holding Corporation ("Holding") (filed as Exhibit 4.1 to the
         Form S-8 filed on August 6, 2002 (the "Form S-8") and
         incorporated herein by reference)
 3.4     Amended and Restated Bylaws of Holding (filed as Exhibit 4.2 to the Form S-8 and incorporated herein by reference)
 4.1     The Indenture, dated as of July 22, 2002, among BPC Holding
         Corporation, the Company, the other guarantors listed on the signature page thereof, and U.S. Bank Trust National
         Association, as trustee relating to the 10 3/4% Senior
         Subordinated Notes due 2012 (filed as Exhibit 4.1 to the
         Registration Statement on Form S-4 filed on August 8, 2002
         (the "2002 Form S-4") and incorporated herein by reference)
 4.2*    The Registration Rights Agreement, dated November 20, 2003, among the Company, BPC Holding, the other guarantors listed on the signature page thereof, and J.P. Morgan Securities
         Inc., Goldman Sachs & Co., as Initial Purchasers relating to the 10 3/4% Senior Subordinated Notes due 2012
 4.3     Supplemental Indenture, dated as of August 6, 2002, among
         the Company, BPC Holding Corporation, Berry Iowa
         Corporation, Packerware Corporation, Knight Plastics, Inc.,
         Berry Sterling Corporation, Berry Plastic Design
         Corporation, Poly-Seal Corporation, Berry Plastics
         Acquisitions Corporation III, Venture Packaging, Inc.,
         Venture Packaging Midwest, Inc., Berry Plastics Technical
         Services, Inc., CPI Holding Corporation, Aerocon, Inc.,
         Pescor, Inc., Berry Tri-Plas Corporation and Cardinal
         Packaging, Inc., Berry Plastics Acquisition Corporation IV,
         Berry Plastics Acquisition Corporation V, Berry Plastics
         Acquisition Corporation VI, Berry Plastics Acquisition
         Corporation VII, Berry Plastics Acquisition Corporation
         VIII, Berry Plastics Acquisition Corporation IX, Berry
         Plastics Acquisition Corporation X, Berry Plastics
         Acquisition Corporation XI, Berry Plastics Acquisition
         Corporation XII, Berry Plastics Acquisition Corporation
         XIII, Berry Plastics Acquisition Corporation XIV, LLC, Berry
         Plastics Acquisition Corporation XV, LLC, and U.S. Bank
         Trust National Association, as trustee (filed as Exhibit 4.3 to the 2002 Form S-4 and incorporated herein by reference)

NUMBER                           DESCRIPTION
------                           -----------
 4.4*    Second Supplemental Indenture, dated as of November 20,
         2003, among Landis Plastics, Inc., the Company, BPC Holding
         Corporation, Berry Iowa Corporation, Packerware Corporation,
         Knight Plastics, Inc., Berry Sterling Corporation, Berry
         Plastic Design Corporation, Poly-Seal Corporation, Berry
         Plastics Acquisitions Corporation III, Venture Packaging,
         Inc., Venture Packaging Midwest, Inc., Berry Plastics
         Technical Services, Inc., CPI Holding Corporation, Aerocon,
         Inc., Pescor, Inc., Berry Tri-Plas Corporation, Cardinal
         Packaging, Inc., Berry Plastics Acquisition Corporation IV,
         Berry Plastics Acquisition Corporation V, Berry Plastics
         Acquisition Corporation VI, Berry Plastics Acquisition
         Corporation VII, Berry Plastics Acquisition Corporation
         VIII, Berry Plastics Acquisition Corporation IX, Berry
         Plastics Acquisition Corporation X, Berry Plastics
         Acquisition Corporation XI, Berry Plastics Acquisition
         Corporation XII, Berry Plastics Acquisition Corporation
         XIII, Berry Plastics Acquisition Corporation XIV, LLC, Berry
         Plastics Acquisition Corporation XV, LLC, and U.S. Bank
         Trust National Association, as trustee
 4.5     Form of Initial Note and Form of Exchange Note (included
         within the Indenture filed as Exhibit 4.1 to the 2002 Form
         S-4 and incorporated herein by reference)
 5.1*    Opinion of Fried, Frank, Harris, Shriver & Jacobson LLP as
         to the legality of the securities
10.1     Stockholders Agreement dated as of July 22, 2002, among BPC
         Holding Corporation, GS Capital Partners 2000, L.P., GS
         Capital Partners Offshore, L.P., GS Capital Partners 2000
         GmbH & Co. Beteiligungs KG, GS Capital Partners 2000
         Employee Fund, L.P., Stone Street Fund 2000, L.P., Bridge
         Street Special Opportunities Fund 2000, L.P., Goldman Sachs
         Direct Investment Fund 2000, L.P., J.P. Morgan Partners
         (BHCA), L.P., J.P. Morgan Partners Global Investors, L.P.,
         J.P. Morgan Partners Global Investors (Cayman), L.P., J.P.
         Morgan Partners Global Investors (Cayman) II, L.P. and J.P.
         Morgan Partners Global Investors A, L.P. trustee (filed as
         Exhibit 4.3 to the 2002 Form S-4 and incorporated herein by reference)
10.2     Stockholders Agreement dated as of July 22, 2002, among BPC
         Holding Corporation, and those stockholders listed on
         Schedule A attached thereto (filed as Exhibit 4.6 to the
         Form S-8 and incorporated herein by reference)
10.3*    Amended and Restated Credit and Guaranty Agreement, dated as of November 10, 2003, by and among the Company, Holding,
         certain subsidiaries of the Company, the lenders named
         therein (the "Lenders"), Goldman Sachs Credit Partners L.P., as Administrative Agent (the "Administrative Agent"),
         JPMorgan Chase Bank, as Syndication Agent (the "Syndication
         Agent"), Fleet National Bank, as Collateral Agent, Issuing
         Bank and Swing Line Lender (the "Collateral Agent") and the
         Royal Bank of Scotland and General Electric Capital
         Corporation, as Co-Documentation Agents (the
         "Co-Documentation Agents")
10.4*    Counterpart Agreement dated as of November 20, 2003, by and among the Company, Holding, certain subsidiaries of the
         Company (including Landis), the Lenders, the Administrative
         Agent, the Syndication Agent, the Collateral Agent and the
         Co-Documentation Agents
10.5*    Pledge Supplement, dated as of November 20, 2003, among the
         Company, the other Grantors named therein, and Fleet
         National Bank, as the Collateral Agent
10.6     Employment Agreement dated December 24, 1990, as amended,
         between the Company and R. Brent Beeler ("Beeler") (filed as
         Exhibit 10.10 to the Form S-1 and incorporated herein by
         reference)

NUMBER                           DESCRIPTION
------                           -----------
10.7     Amendment to Beeler Employment Agreement dated November 30,
         1995 (filed as Exhibit 10.8 to the Annual report on Form
         10-K filed on March 28, 1996 (the "1995 Form 10-K") and
         incorporated herein by reference)
10.8     Amendment to Beeler Employment Agreement dated June 30, 1996
         (filed as Exhibit 10.7 to the Registration Statement on Form
         S-4 filed on July 17, 1996 (the "1996 Form S-4") and
         incorporated herein by reference)
10.9     Amendment to Beeler Employment Agreement dated as of June
         30, 2001 (filed as Exhibit 10.19 to the 2002 Form S-4 and
         incorporated herein by reference)
10.10    Employment Agreement dated December 24, 1990 as amended,
         between the Company and James M. Kratochvil ("Kratochvil")
         (filed as Exhibit 10.12 to the Form S-1 and incorporated
         herein by reference)
10.11    Amendment to Kratochvil Employment Agreement dated November
         30, 1995 (filed as Exhibit 10.12 to the 1995 Form 10-K and incorporated herein by reference)
10.12    Amendment to Kratochvil Employment Agreement dated June 30,
         1996 (filed as Exhibit 10.13 to the 1996 Form S-4 and
         incorporated herein by reference)
10.13    Amendment to Kratochvil Employment Agreement dated June 30,
         2001 (filed as Exhibit 10.21 to the 2002 Form S-4 and
         incorporated herein by reference)
10.14    Employment Agreement dated as of January 1, 1993, between
         the Company and Ira G. Boots ("Boots") (filed as Exhibit
         10.13 to the Form S-1 and incorporated herein by reference)
10.15    Amendment to Boots Employment Agreement dated November 30,
         1995 (filed as Exhibit 10.14 to the 1995 Form 10-K and
         incorporated herein by reference)
10.16    Amendment to Boots Employment Agreement dated June 30, 1996
         (filed as Exhibit 10.16 to the 1996 Form S-4 and
         incorporated herein by reference)
10.17    Amendment to Boots Employment Agreement dated June 30, 2001
         (filed as Exhibit 10.20 to the 2002 Form S-4 and
         incorporated herein by reference)
10.18    Financing Agreement dated as of April 1, 1991, between the
         City of Henderson, Nevada Public Improvement Trust and the
         Company (including exhibits) (filed as Exhibit 10.17 to the
         Form S-1 and incorporated herein by reference)
10.19    Employment Agreement dated as of August 14, 2000, between
         the Company and William J. Herdrich (filed as Exhibit 10.15 to the 2002 Form S-4 and incorporated herein by reference)
10.20    BPC Holding Corporation 2002 Stock Option Plan dated August
         5, 2002 (filed as Exhibit 4.7 to the Form S-8 and
         incorporated herein by reference)
10.21    BPC Holding Corporation Key Employee Equity Investment
         Program dated August 6, 2002 (filed as Exhibit 4.6 to the
         Form S-8 and incorporated herein by reference)
12.1*    Ratio of earnings to fixed charges
21.1*    List of Subsidiaries
23.1*    Consent of Fried, Frank, Harris, Shriver & Jacobson LLP
         (included in Exhibit 5.1)
23.2*    Consent of Ernst & Young LLP
23.3*    Consent of Roche, Scholz, Roche & Walsh, Ltd.
24.1*    Powers of Attorney (included in the signature pages to this
         Registration Statement)
25.1*    Statement of Eligibility and Qualification of Trustee on
         Form T-1 of U.S. Bank Trust National Association under the
         Trust Indenture Act of 1939
99.1*    Form of Letter of Transmittal, with respect to outstanding notes and exchange notes

NUMBER                           DESCRIPTION
------                           -----------
99.2*    Form of Notice of Guaranteed Delivery, with respect to
         outstanding notes and exchange notes
99.3*    Form of Instructions to Registered Holder and/or Book-Entry
         Transfer Facility Participant From Beneficial Owners
99.4*    Letter to Our Clients

---------------
* Filed herewith.

(B) FINANCIAL STATEMENT SCHEDULE:

Schedule II Valuation and Qualifying Accounts.

ITEM 22. UNDERTAKINGS

The Registrant hereby undertakes:

    (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.

       (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

       (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424Ib) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in effective registration statement; and

       (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

    (3) to remove from registration means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

    (4) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request;

    (5) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective; and

    (6) to file an application for purposes of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(20) of the Trust Indenture Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer of controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Berry Plastics Corporation has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Evansville, State of Indiana on January 9, 2004.

                                          Berry Plastics Corporation

                                          By:     /s/ JAMES M. KRATOCHVIL
                                            ------------------------------------
                                              James M. Kratochvil
                                              Executive Vice President, Chief
                                              Financial
                                              Officer, Treasurer and Secretary

The undersigned directors and officers of Berry Plastics Corporation hereby constitute and appoint James M. Kratochvil and Ira G. Boots and each of them with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below this Registration Statement on Form S-4 and any and all amendments thereto, including post-effective amendments to this Registration Statement and to sign any and all additional registration statements relating to the same offering of securities as this Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm that all such attorneys-in-fact, or any of them, or their substitutes shall lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on January 9, 2004.

SIGNATURE                                                TITLE
---------                                                -----

                  /s/ IRA G. BOOTS                       President, Chief Executive Officer, and
-----------------------------------------------------    Director (Principal Executive Officer)
                    IRA G. BOOTS

               /s/ JAMES M. KRATOCHVIL                   Executive Vice President, Chief Financial
-----------------------------------------------------    Officer, Treasurer and Secretary (Principal
                 JAMES M. KRATOCHVIL                     Financial Officer)

                /s/ JOSEPH GLEBERMAN                     Chairman of the Board
-----------------------------------------------------
                  JOSEPH GLEBERMAN

             /s/ CHRISTOPHER C. BEHRENS                  Director
-----------------------------------------------------
               CHRISTOPHER C. BEHRENS

SIGNATURE                                                TITLE
---------                                                -----
                /s/ PATRICK J. DALTON                    Director
-----------------------------------------------------
                  PATRICK J. DALTON

                /s/ DOUGLAS F. LONDAL                    Director
-----------------------------------------------------
                  DOUGLAS F. LONDAL

                 /s/ MATHEW J. LORI                      Director
-----------------------------------------------------
                   MATHEW J. LORI

                /s/ GREGORY J. LANDIS                    Director
-----------------------------------------------------
                  GREGORY J. LANDIS

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, BPC Holding Corporation has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Evansville, State of Indiana on January 9, 2004.

                                          BPC Holding Corporation

                                          By:     /s/ JAMES M. KRATOCHVIL
                                            ------------------------------------
                                          James M. Kratochvil
                                          Executive Vice President, Chief
                                          Financial
                                          Officer, Treasurer and Secretary

The undersigned directors and officers of BPC Holding Corporation hereby constitute and appoint James M. Kratochvil and Ira G. Boots and each of them with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below this Registration Statement on Form S-4 and any and all amendments thereto, including post-effective amendments to this Registration Statement and to sign any and all additional registration statements relating to the same offering of securities as this Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm that all such attorneys-in-fact, or any of them, or their substitutes shall lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on January 9, 2004.

SIGNATURE                                                TITLE
---------                                                -----

                  /s/ IRA G. BOOTS                       President, Chief Executive Officer and
-----------------------------------------------------    Director (Principal Executive Officer)
                    IRA G. BOOTS

               /s/ JAMES M. KRATOCHVIL                   Executive Vice President, Chief Financial
-----------------------------------------------------    Officer, Treasurer and Secretary (Principal
                 JAMES M. KRATOCHVIL                     Financial Officer)

                /s/ JOSEPH GLEBERMAN                     Chairman of the Board
-----------------------------------------------------
                  JOSEPH GLEBERMAN

             /s/ CHRISTOPHER C. BEHRENS                  Director
-----------------------------------------------------
               CHRISTOPHER C. BEHRENS

SIGNATURE                                                TITLE
---------                                                -----
                /s/ PATRICK J. DALTON                    Director
-----------------------------------------------------
                  PATRICK J. DALTON

                /s/ DOUGLAS F. LONDAL                    Director
-----------------------------------------------------
                  DOUGLAS F. LONDAL

                 /s/ MATHEW J. LORI                      Director
-----------------------------------------------------
                   MATHEW J. LORI

                /s/ GREGORY J. LANDIS                    Director
-----------------------------------------------------
                  GREGORY J. LANDIS

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Berry Iowa Corporation, Packerware Corporation, Knight Plastics, Inc., Berry Sterling Corporation, Berry Plastics Design Corporation, Poly-Seal Corporation, Venture Packaging, Inc., Venture Packaging Midwest, Inc., Berry Plastics Technical Services, Inc., CPI Holding Corporation, Cardinal Packaging, Inc., Aero Con, Inc., Berry Tri-Plas Corporation, Berry Plastics Acquisition Corporation III, Pescor, Inc., Berry Plastics Acquisition Corporation V, Berry Plastics Acquisition Corporation VI, Berry Plastics Acquisition Corporation VII, Berry Plastics Acquisition Corporation VIII, Berry Plastics Acquisition Corporation IX, Berry Plastics Acquisition Corporation X, Berry Plastics Acquisition Corporation XI, Berry Plastics Acquisition Corporation XII, Berry Plastics Acquisition Corporation XIII and Landis Plastics, Inc. each has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Evansville, State of Indiana on January 9, 2004.

                                     BERRY IOWA CORPORATION
                                     PACKERWARE CORPORATION
                                     KNIGHT PLASTICS, INC.
                                     BERRY STERLING CORPORATION
                                     BERRY PLASTICS DESIGN CORPORATION
                                     POLY-SEAL CORPORATION
                                     VENTURE PACKAGING, INC.
                                     VENTURE PACKAGING MIDWEST, INC.
                                     BERRY PLASTICS TECHNICAL SERVICES, INC.
                                     CPI HOLDING CORPORATION
                                     CARDINAL PACKAGING, INC.
                                     AERO CON, INC.
                                     BERRY TRI-PLAS CORPORATION
                                     BERRY PLASTICS ACQUISITION CORPORATION III
                                     PESCOR, INC.
                                     BERRY PLASTICS ACQUISITION CORPORATION V
                                     BERRY PLASTICS ACQUISITION CORPORATION VI
                                     BERRY PLASTICS ACQUISITION CORPORATION VII
                                     BERRY PLASTICS ACQUISITION CORPORATION VIII
                                     BERRY PLASTICS ACQUISITION CORPORATION IX
                                     BERRY PLASTICS ACQUISITION CORPORATION X
                                     BERRY PLASTICS ACQUISITION CORPORATION XI
                                     BERRY PLASTICS ACQUISITION CORPORATION XII
                                     BERRY PLASTICS ACQUISITION CORPORATION XIII
                                     LANDIS PLASTICS, INC.

                                     By:        /s/ JAMES M. KRATOCHVIL
                                       -----------------------------------------
                                         James M. Kratochvil
                                         Executive Vice President,
                                         Chief Financial Officer,
                                         Treasurer and Secretary

The undersigned directors and officers of Berry Iowa Corporation, Packerware Corporation, Knight Plastics, Inc., Berry Sterling Corporation, Berry Plastics Design Corporation, Poly-Seal Corporation, Venture Packaging, Inc., Venture Packaging Midwest, Inc., Berry Plastics Technical Services, Inc., CPI Holding Corporation, Cardinal Packaging, Inc., Aero Con, Inc., Berry Tri-Plas Corporation, Berry Plastics Acquisition Corporation III, Pescor, Inc., Berry Plastics Acquisition Corporation IV, Berry Plastics Acquisition Corporation V, Berry Plastics Acquisition Corporation VI, Berry Plastics Acquisition Corporation VII, Berry Plastics Acquisition Corporation VIII, Berry Plastics Acquisition Corporation IX, Berry Plastics Acquisition Corporation X, Berry Plastics Acquisition Corporation XI, Berry Plastics Acquisition Corporation XII, and Berry Plastics Acquisition Corporation XIII constitute and appoint James M. Kratochvil and Ira G. Boots and each of them with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below this Registration Statement on Form S-4 and any and all amendments thereto, including post-effective amendments to this Registration Statement and to sign any and all additional registration statements relating to the same offering of securities as this Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm that all such attorneys-in-fact, or any of them, or their or their substitutes shall lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on January 9, 2004.

SIGNATURE                                                                    TITLE
---------                                                                    -----

                  /s/ IRA G. BOOTS                       President, Chief Executive Officer, Director
-----------------------------------------------------    (Principal Executive Officer)
                    IRA G. BOOTS

               /s/ JAMES M. KRATOCHVIL                   Executive Vice President, Chief Financial
-----------------------------------------------------    Officer, Treasurer, Secretary and Director
                 JAMES M. KRATOCHVIL                     (Principal Financial Officer)

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Berry Plastics Acquisition Corporation XIV, LLC., and Berry Plastics Acquisition Corporation XV, LLC., each has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Evansville, State of Indiana on January 9, 2004.

                                          BERRY PLASTICS ACQUISITION
                                          CORPORATION XIV, LLC
                                          BERRY PLASTICS ACQUISITION
                                          CORPORATION XV, LLC

                                          By:     /s/ JAMES M. KRATOCHVIL
                                            ------------------------------------
                                              James M. Kratochvil
                                              Executive Vice President, Chief
                                              Financial Officer, Treasurer
                                              and Secretary

The undersigned managers and officers of Berry Plastics Acquisition Corporation XIII, LLC., and Berry Plastics Acquisition Corporation, L.L.C. constitute and appoint James M. Kratochvil and Ira G. Boots and each of them with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below this Registration Statement on Form S-4 and any and all amendments thereto, including post-effective amendments to this Registration Statement and to sign any and all additional registration statements relating to the same offering of securities as this Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm that all such attorneys-in-fact, or any of them, or their or their substitutes shall lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on January 9, 2004.

SIGNATURE                                                                    TITLE
---------                                                                    -----

                  /s/ IRA G. BOOTS                       President Chief Executive Officer, and Manager
-----------------------------------------------------    (Principal Executive Officer)
                    IRA G. BOOTS

               /s/ JAMES M. KRATOCHVIL                   Executive Vice President, Chief Financial
-----------------------------------------------------    Officer, Treasurer, Secretary and Manager
                 JAMES M. KRATOCHVIL                     (Principal Financial Officer)

                                                                     SCHEDULE II

                            BPC HOLDING CORPORATION

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

------------------------------------------------------------------------------------------------
                                                          CHARGED TO
                                BALANCE AT   CHARGED TO        OTHER                  BALANCE AT
                                 BEGINNING    COSTS AND   ACCOUNTS--   DEDUCTIONS--       END OF
DESCRIPTION                      OF PERIOD     EXPENSES     DESCRIBE       DESCRIBE       PERIOD
------------------------------------------------------------------------------------------------
Period from July 22, 2002 to
   December 28, 2002
Allowance for doubtful
   accounts...................  $    2,063   $     (291)  $        -   $       (218)(1) $    1,990
                                ----------------------------------------------------------------
Period from December 30, 2001
   to July 21, 2002
Allowance for doubtful
   accounts...................  $    2,070   $      164   $        -   $        171(1) $    2,063
                                ----------------------------------------------------------------
Year ended December 29, 2001
Allowance for doubtful
   accounts...................  $    1,724   $      337   $      295(2) $        286(1) $    2,070
                                ----------------------------------------------------------------
Year ended December 30, 2000
Allowance for doubtful
   accounts...................  $    1,386   $       79   $      510(2) $        251(1) $    1,724
------------------------------------------------------------------------------------------------

(1) Uncollectible accounts written off, net of recoveries.

(2) Primarily relates to purchase of accounts receivable and related allowance through acquisitions.

                                 EXHIBIT INDEX

NUMBER                           DESCRIPTION
------                           -----------
 2.1*    The Agreement and Plan of Merger dated as of October 15,
         2003, by and among the Company, Berry Plastics Acquisition
         Corporation IV, Landis, all the shareholders of Landis, the
         Real Estate Sellers (as defined therein) and Gregory J.
         Landis, as the Shareholder Representative (as defined
         therein) (filed as Exhibit 2.1 to the Current Report on Form
         8-K filed on December 5, 2003 (the "Form 8-K") and
         incorporated herein by reference)
 3.1     Certificate of Incorporation of the Company (filed as
         Exhibit 3.3 to the Registration Statement on Form S-1 filed on February 24, 1994 (the "Form S-1") and incorporated
         herein by reference)
 3.2     Bylaws of the Company (filed as Exhibit 3.4 to the Form S-1 and incorporated herein by reference)
 3.3     Amended and Restated Certificate of Incorporation of BPC
         Holding Corporation ("Holding") (filed as Exhibit 4.1 to the
         Form S-8 filed on August 6, 2002 (the "Form S-8") and
         incorporated herein by reference)
 3.4     Amended and Restated Bylaws of Holding (filed as Exhibit 4.2 to the Form S-8 and incorporated herein by reference)
 4.1     The Indenture, dated as of July 22, 2002, among BPC Holding
         Corporation, the Company, the other guarantors listed on the signature page thereof, and U.S. Bank Trust National
         Association, as trustee relating to the 10 3/4% Senior
         Subordinated Notes due 2012 (filed as Exhibit 4.1 to the
         Registration Statement on Form S-4 filed on August 8, 2002
         (the "2002 Form S-4") and incorporated herein by reference)
 4.2*    The Registration Rights Agreement, dated November 20, 2003, among the Company, BPC Holding, the other guarantors listed on the signature page thereof, and J.P. Morgan Securities
         Inc., Goldman Sachs & Co., as Initial Purchasers relating to the 10 3/4% Senior Subordinated Notes due 2012
 4.3     Supplemental Indenture, dated as of August 6, 2002, among
         the Company, BPC Holding Corporation, Berry Iowa
         Corporation, Packerware Corporation, Knight Plastics, Inc.,
         Berry Sterling Corporation, Berry Plastic Design
         Corporation, Poly-Seal Corporation, Berry Plastics
         Acquisitions Corporation III, Venture Packaging, Inc.,
         Venture Packaging Midwest, Inc., Berry Plastics Technical
         Services, Inc., CPI Holding Corporation, Aerocon, Inc.,
         Pescor, Inc., Berry Tri-Plas Corporation and Cardinal
         Packaging, Inc., Berry Plastics Acquisition Corporation IV,
         Berry Plastics Acquisition Corporation V, Berry Plastics
         Acquisition Corporation VI, Berry Plastics Acquisition
         Corporation VII, Berry Plastics Acquisition Corporation
         VIII, Berry Plastics Acquisition Corporation IX, Berry
         Plastics Acquisition Corporation X, Berry Plastics
         Acquisition Corporation XI, Berry Plastics Acquisition
         Corporation XII, Berry Plastics Acquisition Corporation
         XIII, Berry Plastics Acquisition Corporation XIV, LLC, Berry
         Plastics Acquisition Corporation XV, LLC, and U.S. Bank
         Trust National Association, as trustee (filed as Exhibit 4.3 to the 2002 Form S-4 and incorporated herein by reference)

NUMBER                           DESCRIPTION
------                           -----------
 4.4*    Second Supplemental Indenture, dated as of November 20,
         2003, among Landis Plastics, Inc., the Company, BPC Holding
         Corporation, Berry Iowa Corporation, Packerware Corporation,
         Knight Plastics, Inc., Berry Sterling Corporation, Berry
         Plastic Design Corporation, Poly-Seal Corporation, Berry
         Plastics Acquisitions Corporation III, Venture Packaging,
         Inc., Venture Packaging Midwest, Inc., Berry Plastics
         Technical Services, Inc., CPI Holding Corporation, Aerocon,
         Inc., Pescor, Inc., Berry Tri-Plas Corporation, Cardinal
         Packaging, Inc., Berry Plastics Acquisition Corporation IV,
         Berry Plastics Acquisition Corporation V, Berry Plastics
         Acquisition Corporation VI, Berry Plastics Acquisition
         Corporation VII, Berry Plastics Acquisition Corporation
         VIII, Berry Plastics Acquisition Corporation IX, Berry
         Plastics Acquisition Corporation X, Berry Plastics
         Acquisition Corporation XI, Berry Plastics Acquisition
         Corporation XII, Berry Plastics Acquisition Corporation
         XIII, Berry Plastics Acquisition Corporation XIV, LLC, Berry
         Plastics Acquisition Corporation XV, LLC, and U.S. Bank
         Trust National Association, as trustee
 4.5     Form of Initial Note and Form of Exchange Note (included
         within the Indenture filed as Exhibit 4.1 to the 2002 Form
         S-4 and incorporated herein by reference)
 5.1*    Opinion of Fried, Frank, Harris, Shriver & Jacobson LLP as
         to the legality of the securities
10.1     Stockholders Agreement dated as of July 22, 2002, among BPC
         Holding Corporation, GS Capital Partners 2000, L.P., GS
         Capital Partners Offshore, L.P., GS Capital Partners 2000
         GmbH & Co. Beteiligungs KG, GS Capital Partners 2000
         Employee Fund, L.P., Stone Street Fund 2000, L.P., Bridge
         Street Special Opportunities Fund 2000, L.P., Goldman Sachs
         Direct Investment Fund 2000, L.P., J.P. Morgan Partners
         (BHCA), L.P., J.P. Morgan Partners Global Investors, L.P.,
         J.P. Morgan Partners Global Investors (Cayman), L.P., J.P.
         Morgan Partners Global Investors (Cayman) II, L.P. and J.P.
         Morgan Partners Global Investors A, L.P. trustee (filed as
         Exhibit 4.3 to the 2002 Form S-4 and incorporated herein by reference)
10.2     Stockholders Agreement dated as of July 22, 2002, among BPC
         Holding Corporation, and those stockholders listed on
         Schedule A attached thereto (filed as Exhibit 4.6 to the
         Form S-8 and incorporated herein by reference)
10.3*    Amended and Restated Credit and Guaranty Agreement, dated as of November 10, 2003, by and among the Company, Holding,
         certain subsidiaries of the Company, the lenders named
         therein (the "Lenders"), Goldman Sachs Credit Partners L.P., as Administrative Agent (the "Administrative Agent"),
         JPMorgan Chase Bank, as Syndication Agent (the "Syndication
         Agent"), Fleet National Bank, as Collateral Agent, Issuing
         Bank and Swing Line Lender (the "Collateral Agent") and the
         Royal Bank of Scotland and General Electric Capital
         Corporation, as Co-Documentation Agents (the
         "Co-Documentation Agents")
10.4*    Counterpart Agreement dated as of November 20, 2003, by and among the Company, Holding, certain subsidiaries of the
         Company (including Landis), the Lenders, the Administrative
         Agent, the Syndication Agent, the Collateral Agent and the
         Co-Documentation Agents
10.5*    Pledge Supplement, dated as of November 20, 2003, among the
         Company, the other Grantors named therein, and Fleet
         National Bank, as the Collateral Agent
10.6     Employment Agreement dated December 24, 1990, as amended,
         between the Company and R. Brent Beeler ("Beeler") (filed as
         Exhibit 10.10 to the Form S-1 and incorporated herein by
         reference)
10.7     Amendment to Beeler Employment Agreement dated November 30,
         1995 (filed as Exhibit 10.8 to the Annual report on Form
         10-K filed on March 28, 1996 (the "1995 Form 10-K") and
         incorporated herein by reference)

NUMBER                           DESCRIPTION
------                           -----------
10.8     Amendment to Beeler Employment Agreement dated June 30, 1996
         (filed as Exhibit 10.7 to the Registration Statement on Form
         S-4 filed on July 17, 1996 (the "1996 Form S-4") and
         incorporated herein by reference)
10.9     Amendment to Beeler Employment Agreement dated as of June
         30, 2001 (filed as Exhibit 10.19 to the 2002 Form S-4 and
         incorporated herein by reference)
10.10    Employment Agreement dated December 24, 1990 as amended,
         between the Company and James M. Kratochvil ("Kratochvil")
         (filed as Exhibit 10.12 to the Form S-1 and incorporated
         herein by reference)
10.11    Amendment to Kratochvil Employment Agreement dated November
         30, 1995 (filed as Exhibit 10.12 to the 1995 Form 10-K and incorporated herein by reference)
10.12    Amendment to Kratochvil Employment Agreement dated June 30,
         1996 (filed as Exhibit 10.13 to the 1996 Form S-4 and
         incorporated herein by reference)
10.13    Amendment to Kratochvil Employment Agreement dated June 30,
         2001 (filed as Exhibit 10.21 to the 2002 Form S-4 and
         incorporated herein by reference)
10.14    Employment Agreement dated as of January 1, 1993, between
         the Company and Ira G. Boots ("Boots") (filed as Exhibit
         10.13 to the Form S-1 and incorporated herein by reference)
10.15    Amendment to Boots Employment Agreement dated November 30,
         1995 (filed as Exhibit 10.14 to the 1995 Form 10-K and
         incorporated herein by reference)
10.16    Amendment to Boots Employment Agreement dated June 30, 1996
         (filed as Exhibit 10.16 to the 1996 Form S-4 and
         incorporated herein by reference)
10.17    Amendment to Boots Employment Agreement dated June 30, 2001
         (filed as Exhibit 10.20 to the 2002 Form S-4 and
         incorporated herein by reference)
10.18    Financing Agreement dated as of April 1, 1991, between the
         City of Henderson, Nevada Public Improvement Trust and the
         Company (including exhibits) (filed as Exhibit 10.17 to the
         Form S-1 and incorporated herein by reference)
10.19    Employment Agreement dated as of August 14, 2000, between
         the Company and William J. Herdrich (filed as Exhibit 10.15 to the 2002 Form S-4 and incorporated herein by reference)
10.20    BPC Holding Corporation 2002 Stock Option Plan dated August
         5, 2002 (filed as Exhibit 4.7 to the Form S-8 and
         incorporated herein by reference)
10.21    BPC Holding Corporation Key Employee Equity Investment
         Program dated August 6, 2002 (filed as Exhibit 4.6 to the
         Form S-8 and incorporated herein by reference)
12.1*    Ratio of earnings to fixed charges
21.1*    List of Subsidiaries
23.1*    Consent of Fried, Frank, Harris, Shriver & Jacobson LLP
         (included in Exhibit 5.1)
23.2*    Consent of Ernst & Young LLP
23.3*    Consent of Roche, Scholz, Roche & Walsh, Ltd.
24.1*    Powers of Attorney (included in the signature pages to this
         Registration Statement)
25.1*    Statement of Eligibility and Qualification of Trustee on
         Form T-1 of U.S. Bank Trust National Association under the
         Trust Indenture Act of 1939
99.1*    Form of Letter of Transmittal, with respect to outstanding notes and exchange notes
99.2*    Form of Notice of Guaranteed Delivery, with respect to
         outstanding notes and exchange notes
99.3*    Form of Instructions to Registered Holder and/or Book-Entry
         Transfer Facility Participant From Beneficial Owners
99.4*    Letter to Our Clients

---------------
* Filed herewith.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------

                                    EXHIBITS
                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             ---------------------

                           BERRY PLASTICS CORPORATION
             (Exact name of registrant as specified in its charter)

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                                    VOLUME I

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